As filed with the Securities and Exchange Commission on July 27, 2010
Registration No. 333-167650

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GXS WORLDWIDE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	7372	35-2181508
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	9711 Washingtonian Boulevard Gaithersburg, MD 20878 (301) 340-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John Duvall, Senior Vice President and Chief Financial Officer
Richard B. Nash, Senior Vice President and General Counsel
GXS Worldwide, Inc.
9711 Washingtonian Boulevard
Gaithersburg, MD 20878
(301) 340-4000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Deanna L. Kirkpatrick Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                                                                                                Accelerated filer  ☐

Non-accelerated filer  ☒   (Do not check if a smaller reporting company)              Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee
9.75% New Senior Secured Notes due 2015	$785,000,000	100%	$785,000,000	$55,971
Guarantees of the New Senior Secured Notes by each of the Additional Registrants	$ —	— %	$ —	$ — (2)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)	Pursuant to Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Industrial Classification Code Number
GXS, Inc.	Delaware	52-1865641	7372
GXS International, Inc.	Delaware	52-1875179	7372
GXS Investments, Inc.	Delaware	52-2253731	7372
HAHT Commerce, Inc.	Delaware	56-1929876	7372
___________________
(1)	The address and telephone number of each co-registrant’s principal executive offices is 9711 Washingtonian Boulevard, Gaithersburg, MD 20878, (301) 340-4000.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION, DATED  JULY 27, 2010)

GXS Worldwide, Inc.

Offer to Exchange
9.75% Senior Secured Notes due 2015
for
9.75% New Senior Secured Notes due 2015

We are offering to exchange up to $785,000,000.00 of our 9.75% New Senior Secured Notes due 2015 (the “New Notes”) for up to $785,000,000.00 of our existing 9.75% Senior Secured Notes due 2015 (the “Old Notes”).  The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes will be issued in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the Old Notes will not apply to the New Notes.  The New Notes will represent the same debt as the Old Notes and we will issue the New Notes under the same indenture.

To exchange your Old Notes for New Notes:

•	you are required to make the representations described on page 160 to us

•	you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent, U.S. Bank National Association, by 12:00 midnight, New York time, on _______, 2010

•	you should read the section called “The Exchange Offer” for further information on how to exchange your Old Notes for New Notes

See “Risk Factors” beginning on page 17 for a discussion of risk factors that should be considered by you prior to tendering your Old Notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

_____________, 2010

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the notes offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the notes. No other person is making any representation or warranty, express or implied, as to the accuracy or completeness of the information contained in this prospectus. Nothing contained in this prospectus is, or shall be relied upon as, a promise or representation, whether as to the past or the future.

THE NOTES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The contents of this prospectus are not to be considered as legal, business or tax advice. You must inform yourself about and observe all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this prospectus and the exchange of the notes, and you must obtain any consent, approval or permission required to be obtained by you for the exchange of the notes. We shall not have any responsibility therefor.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE UNIFORM SECURITIES ACT

(“RSA 421-B”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE OF THE STATE OF NEW HAMPSHIRE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

The common stock of GXS, Inc., GXS Worldwide, Inc.’s only subsidiary, is collateral for the notes.  Securities and Exchange Commission Rule 3-16 of Regulation S-X (“Rule 3-16”) requires financial statements for each of the registrant’s affiliates whose securities constitute a substantial portion of the collateral.  The common stock of GXS, Inc. is considered to constitute a substantial portion of the collateral for the notes being registered hereby.  Accordingly, the financials statements of GXS, Inc. would be required by Rule 3-16.  Management does not believe the GXS, Inc. financial statements would add meaningful disclosure and has not included those financial statements herein, because they are substantially identical to the GXS Worldwide, Inc. financial statements and the total assets, revenues, operating income, net income (loss) and cash flows of GXS, Inc. are expected to continue to constitute substantially all of the corresponding amounts for GXS Worldwide, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” You should not place undue reliance on these statements. These forward-looking statements include, among other things, information concerning possible or assumed future results of operations, capital expenditures, goals and objectives for future operations. These statements are typically identified by words such as “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “may,” “will” and similar expressions. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate, as well as management’s beliefs and assumptions. These statements are affected by risks, uncertainties and assumptions. Accordingly, actual results or outcomes may differ materially from those expressed in the forward-looking statements. We believe that the risks, uncertainties and assumptions include, but are not limited to, the factors discussed below under the heading “Risk Factors” and the following:

•	our ability to maintain our prices at an acceptable level;

•	increasing price and product and services competition by U.S. and foreign competitors, including new entrants and in-house information technology departments;

•	rapid technological developments and changes and our ability to introduce competitive new products and services on a timely, cost-effective basis;

•	our mix of products and services;

•	customer demand for our products and services;

•
general domestic and international economic conditions and growth rates, including sluggish and recessionary economic conditions and exposure to customers in high economic risk sectors, such as the financial services and automotive industries;

•	declines in the creditworthiness of our customers;

•	currency exchange rate fluctuations;

•	our ability to market our products and services effectively;

•	the length of life cycles for the products and services we offer;

•	our ability to protect our intellectual property rights;

•	our ability to protect against data security breaches and to protect our data centers from damage;

•	our ability to attract and retain talent in key technological areas;

•	changes in U.S. and foreign governmental regulations;

•	the continued availability of financing in the amounts, at the times and on the terms required to support our future operations and our levels of indebtedness;

•	our ability to comply with existing and future loan agreements;

•	our ability to implement effectively our growth strategy;

•	future investments;

•	the outcome of existing or future litigation;

•	our ability to negotiate acquisitions and dispositions and to integrate acquired companies and realize synergies successfully, including the Merger; and

•	higher than expected costs or expenses arising from our acquisitions, including the Merger.

In addition, new risks and uncertainties could arise from time to time that could cause actual results or outcomes to differ from those expressed in the forward-looking statements, and it is impossible to predict these events or how they may affect us. All forward-looking statements speak only as of the date made, and, except as otherwise required by applicable securities laws, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this prospectus.

MARKET AND INDUSTRY DATA

Market and industry data and forecasts used in this prospectus have been obtained from independent industry sources. Some data is also based on our good faith estimates. Although we believe these third party sources to be reliable, we have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forecasts and other forward-looking information obtained from these sources and our estimates are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

The Gartner Reports described herein (the “Gartner Reports”) represent data, research opinion or viewpoints published as part of a syndicated subscription service by Gartner, Inc. (“Gartner”), and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Reports are subject to change without notice.

The Magic Quadrant is copyrighted November 20, 2009 by Gartner, Inc. and is reused with permission. The Magic Quadrant is a graphical representation of a marketplace at and for a specific time period. It depicts Gartner’s analysis of how certain vendors measure against criteria for that marketplace, as defined by Gartner. Gartner does not endorse any vendor, product or service depicted in the Magic Quadrant, and does not advise technology users to select only those vendors placed in the “Leaders” quadrant.  The Magic Quadrant is intended solely as a research tool, and is not meant to be a specific guide to action. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We own or have rights to use various trademarks, trade names and service marks in conjunction with the operation of our business, including, but not limited to, TRADING GRID®, Inovis, Inovis Catalogue, BetweenMarkets, BizLink, BizManager, BizConnect, TrustedLink and, in certain foreign jurisdictions, GXS and TRADANET.

v

SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. This summary is not intended to be complete and it may not contain all of the information that may be important to you. We urge you to read the following summary together with the more detailed information and financial statements and the related notes that are included elsewhere in this prospectus. We encourage you to read the entire prospectus, including the section captioned “Risk Factors.” All references to “our,” “us,” “we,” “the company” and “GXS” refer to GXS Worldwide, Inc. and its subsidiaries as a consolidated entity, which after June 2, 2010, includes Inovis International, Inc., which we acquired on June 2, 2010.  Unless the context otherwise requires or indicates, all reference to the “notes” refer to both the Old Notes and the New Notes (as defined herein).

Summary Description of the Exchange Offer

Notes Offered	We are offering up to $785,000,000.00 aggregate principal amount of 9.75% New Senior Secured Notes due 2015 (the “New Notes”), which will be registered under the Securities Act.

The Exchange Offer
We are offering to issue the New Notes in exchange for a like principal amount of your 9.75% Senior Secured Notes due 2015 (the “Old Notes”). We are offering to issue the New Notes to satisfy our obligations contained in the registration rights agreement entered into when the Old Notes were sold in transactions permitted by Rule 144A under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date,
Withdrawal
The exchange offer will expire at 12:00 midnight New York City time on _________, 2010 unless it is extended. If you decide to exchange your Old Notes for New Notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Notes. If you decide to tender your Old Notes in the exchange offer, you may withdraw them at any time prior to __________, 2010. If we decide for any reason not to accept any Old Notes for exchange, your Old Notes will be returned to you without expense to you promptly after the exchange offer expires.  You may only exchange Old Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Certain U.S. Federal Income Tax
Consequences
Your exchange of Old Notes for New Notes in the exchange offer will not result in any income, gain or loss to you for United States federal income tax purposes. See “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.

Exchange Agent	U.S. Bank National Association, which is also the trustee under the indenture, is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes
If you fail to tender your Old Notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your Old Notes or to pay you additional interest.  All untendered Old Notes will continue to be subject  to the restrictions on transfer set forth in the Old Notes and in the indenture. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register such untendered Old Notes under the Securities Act and, following this exchange offer, will be under no obligation to do so.

You will be able to resell the New Notes without registering them with the SEC if you meet the requirements described below.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that New Notes issued in exchange for Old Notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the New Notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates”, which is defined in Rule 405 of the Securities Act;

•	you acquire the New Notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the New Notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the New Notes.

If you are an affiliate of GXS, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of New Notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive New Notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the New Notes;

•
you must acknowledge that you will deliver a prospectus in connection with any resale of the New Notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•
you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of New Notes received in exchange for Old Notes acquired by you as a result of market-making or other trading activities.

For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

Summary Description of the New Notes

The terms of the New Notes and the Old Notes are identical in all material respects, except that the New Notes have been registered under the Securities Act, the transfer restrictions and registrations rights relating to Old Notes do not apply to the New Notes and certain additional interest provisions relating to the Old Notes do not apply to the New Notes. The New Notes will represent the same debt as the Old Notes and will be governed by the same indenture under which the Old Notes were issued.

Issuer	GXS Worldwide, Inc.

Notes Offered	$785.0 million in aggregate principal amount of 9.75% New Senior Secured Notes due 2015.

Maturity Date	June 15, 2015.

Interest Rate	9.75% per annum.

Interest Payment Dates
June 15 and December 15 of each year, commencing on the interest payment date next occurring after issuance of the New Notes. Interest will accrue from the most recent date to which interest has been paid or provided.

Guarantees
The notes will be jointly and severally and fully and unconditionally guaranteed on a senior secured basis by all of our existing and future wholly-owned domestic subsidiaries and all other domestic subsidiaries that guarantee our other indebtedness.

Collateral
The notes and the guarantees will be secured on a senior basis by a security interest granted to the collateral trustee on substantially all of our properties and assets and substantially all of the properties and assets of the guarantors (including stock and intercompany notes of our subsidiaries); provided that the collateral will only include 65% of the stock of our first tier foreign subsidiaries and will not include any properties or assets of any of our foreign subsidiaries. The pledge of equity interests (other than the pledge of equity interests of GXS, Inc.) may be released as described below under the caption “Description of the Notes—Limitations on Collateral in the Form of Securities.”

Ranking
The notes will be our senior secured obligations and each subsidiary guarantee will be the senior secured obligations of each guarantor. The notes and subsidiary guarantees will in each case be secured on a senior basis equally and ratably with all of our and the guarantors’ other existing and future first priority senior secured indebtedness by security interests granted to the collateral trustee on the collateral; provided, however, that the notes and subsidiary guarantees will in each case be effectively junior to our indebtedness incurred under our revolving credit facility (and related hedging and cash management obligations), which have “first out” status pursuant to the distribution provisions of the security documents, to the extent of the value of the collateral. The notes and subsidiary guarantees will be pari passu in right of payment to all of our and the guarantors’ existing and future indebtedness that is not subordinated and senior in right of payment to all of our and the guarantors’ future senior subordinated and subordinated indebtedness. The notes and subsidiary guarantees will be effectively subordinated to all of our and the guarantors’ existing and future indebtedness secured by assets other than the collateral to the extent of the value of the assets securing such indebtedness and effectively senior to any of our and the guarantors’ future senior unsecured or junior lien obligations to the extent of the value of the collateral securing the notes. The notes and the subsidiary guarantees will be structurally subordinated to all existing and future liabilities, including trade payables, of each of our subsidiaries that do not guarantee the notes. See “Description of the Notes—Brief Description of the Notes and the Subsidiary Guarantees.”

At the consummation of the Merger, we had no outstanding borrowings under the revolving credit facility but we did have letters of credit totaling $11.7 million supported by the facility. We borrowed $23.0 million under the revolving credit facility on June 14, 2010 to make a portion of our semi-annual interest payment on the notes. These borrowings and any future borrowings under the revolving credit facility (and related hedging and cash management obligations) will constitute “first out” revolver debt obligations that would be effectively senior to the notes.

Non-guarantor subsidiaries generated approximately 51.6% of our revenues for the year December 31, 2009, did not carry indebtedness and held approximately 20.8% of our total assets as of December 31, 2009.

Collateral Trust Agreement
On the date of the indenture, we entered into a collateral trust agreement by and among the grantors, the collateral trustee, Wells Fargo Foothill, Inc. as administrative agent under our revolving credit facility, and the trustee under the indenture governing the notes, that sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all of its liens upon the collateral. See “Description of the Notes—Collateral Trust Agreement.”

Optional Redemption
We may at our option redeem:

•  up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings at the redemption price set forth in this prospectus, at any time prior to June 15, 2012;

•  some or all of the notes at a price equal to 100% of their principal amount plus a “make-whole” premium as set forth in this prospectus, at any time prior to June 15, 2012;

•  some or all of the notes at the redemption prices set forth in this prospectus, at any time on or after June 15, 2012; and

•  at any time, prior to June 15, 2012, up to 10% of the original aggregate principal amount of the notes during any twelve-month period at a redemption price of 103%.

In each case, we must also pay accrued and unpaid interest, if any, to the redemption date. See “Description of the Notes—Optional Redemption.”

Change of Control Offer
In the event of a change of control, we must offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. The term “Change of Control” is defined under “Description of the Notes—Certain Definitions.”

Asset Sale Offer
If we sell assets under certain circumstances and do not use the proceeds for specified purposes, we must offer to repurchase the notes at 100% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the applicable repurchase date. See “Description of the Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain Covenants
The indenture governing the notes contains covenants that among other things, restrict our ability and the ability of our restricted subsidiaries to:

•  pay dividends, redeem stock or make other distributions or restricted payments;

•  make certain investments;

•  incur indebtedness;

•  create liens on the collateral;

•  agree to dividend and payment restrictions affecting restricted subsidiaries;

•  merge, consolidate or sell assets;

•  designate subsidiaries as unrestricted;

•  change our or our subsidiaries’ line of business; and

•  enter into transactions with our affiliates.

These covenants are subject to a number of important exceptions and qualifications. For more details, see “Description of the Notes—Certain Covenants.”

Absence of Public Market for
the Notes
To the extent that Old Notes are tendered and accepted in the exchange offer, your ability to sell untendered, and tendered but unaccepted, Old Notes could be adversely affected.  There may be no trading market for the Old Notes.

We cannot assure you that an active public market for the New Notes will develop or as to the liquidity of any market that may develop for the New Notes, the ability of holders to sell the New Notes, or the price at which holders would be able to sell the New Notes. We do not intend to apply for a listing of the New Notes or the Old Notes on any securities exchange or any automated dealer quotation system.

Risk Factors
You should carefully consider the information and risks under the heading “Risk Factors” for a description of some of the risks you should consider. You should also carefully consider all other information in this prospectus before exchanging your Old Notes for New Notes.

Our Company

We are a leading global provider of B2B e-commerce and integration services and solutions that simplify and enhance business process integration, synchronization and collaboration among businesses. Our services and solutions enable our customers to manage mission critical supply chain functions and financial transactions related to the exchange of goods and services. By utilizing these services our customers realize a number of key benefits such as lower total cost of ownership, accelerated time to market and enhanced reliability and security. Approximately 30,000 global customers and their trading partners do business together via Trading Grid, a globally-accessible, cloud-computing platform specifically designed for B2B e-commerce. Our business model is characterized by substantial operating leverage, strong cash flow generation and a recurring revenue model attributable to our transaction processing and software maintenance fees.

Our services and solutions help our customers manage the information flow throughout their supply chain. We manage a wide variety of transactions, such as purchase orders, delivery confirmations, invoices, product data and payment information, for many of the world’s largest supply chains. In recent years, the global adoption of the Internet has vastly increased the variety of communication protocols and has also spawned new, complex industry standard data formats. Trading Grid alleviates the complexities of data standards and protocol proliferation and therefore reduces the associated implementation and ongoing maintenance costs inherent in operating and managing global supply chains.

The majority of our customers utilize our services and solutions through two primary services-based models. Messaging Services is our largest service offering and enables our customers to automate their supply chain transactions through our centralized platform which can connect them to nearly any business globally. Managed Services, our B2B outsourcing suite of services, enables our customers to fully outsource the management of their B2B e-commerce networks to us. Managed Services is our fastest growing segment as customers adopt our solutions in order to manage their B2B supply chains more efficiently and effectively. Managed Services also includes multiple value-added services such as mapping and translation, linking trading partners, managing trading partner communications, supply chain visibility and trading partner performance reporting. In addition, our Managed Services customers also have access to industry specific and process specific applications that enable them to improve their supply chain efficiency and effectiveness. We also offer Data Synchronization, B2B Software and Services and Custom Outsourcing Services.

The majority of our revenue is generated through transaction processing fees and subscriptions for access to our platform. We process more than 8 billion electronic transactions per year and support an estimated 6 million trading partner relationships. We have substantial vertical expertise in a variety of key industries such as retail, consumer products, financial services, automotive and high technology. Following the Merger, our platforms link over 40,000 customers across 50 countries with support in 11 different languages.  As a result, customers view our services and solutions as essential to their day-to-day supply chain operations and typically enter into long-term contracts with us. Revenue attributable to transaction processing and software maintenance fees, which tend to be recurring in nature, represented approximately 88% of our total revenue for the year ended December 31, 2009. Additionally, of our top 50 customers in fiscal 2009, 92% have been customers for five or more years.

On June 2, 2010, GXS Holdings, Inc. (“GXS Holdings”), a Delaware corporation and our direct parent company, which directly owns 100% of our issued and outstanding common stock, acquired Inovis International, Inc. (“Inovis”), a leading provider of fully integrated B2B solutions and services that manage the flow of critical e-commerce information for global trading communities, which we refer to as the “Merger”. Inovis’s core business has historically been the provision of messaging services to approximately 16,000 customers worldwide with approximately one billion transactions per year, primarily on a fee-per-transaction basis.  Following the Merger, Inovis was merged with and into GXS, Inc. (“GXSI”), one of our indirect wholly-owned subsidiaries and a guarantor of the notes, and we became an indirect wholly-owned subsidiary of GXS Group, Inc. (previously known as Griris Holding Company, Inc.). Certain foreign subsidiaries of Inovis became wholly owned subsidiaries of GXSI.

B2B E-Commerce and Integration Industry

The multi-enterprise B2B e-commerce and integration industry covers the electronic exchange of data between organizations. There are a variety of global, industry-specific and regionally defined standards which govern the ability to deliver this information electronically. The most popular is Electronic Data Interchange (“EDI”) but there are many alternatives and variants. By enabling the efficient flow of information between businesses, the industry can help businesses address supply chain inefficiencies and improve their agility and business results. Based on market sizing data from a variety of sources including industry analysts, we believe the total market for the B2B infrastructure segment was approximately $3.9 billion in 2009 and will grow to approximately $5.4 billion in 2012. The overall market also includes the PMDM segment.

The process of integrating information between businesses is central to a company’s ability to build and manufacture products with speed and quality, coordinate timely logistics and shipping activity, and better serve customers. With the advent of Internet-based communications, the increasing number of communication protocols and standards beyond EDI, and the challenges working with businesses in remote regions of the world, multi-enterprise integration is increasingly complex and costly. However, the benefits from integration are substantial, including gaining end-to-end supply chain visibility, eliminating excess inventory, tracking global shipments, optimizing the launch of a new product, understanding customer purchasing trends and managing payments and cash flow.

Examples of multi-enterprise business processes include order-to-cash, electronic invoicing, global shipping and global payments. In the order-to-cash process, one business will place orders to one or more other businesses. In response, the partner businesses acknowledge an order, provide shipment details and ultimately invoice the customer. Businesses gain speed advantages and reduce costs when this information is exchanged electronically versus delivered via postal mail, e-mail or by facsimile. To deliver these benefits, the industry offers four primary solution segments: global messaging services, B2B managed services, B2B gateway software, and PMDM.

Global Messaging. The exchange of a business document from one business to another forms the basis of the global messaging segment. Similar to the role of a post office for physical mail, companies using global messaging services receive a virtual mailbox to store electronic documents. Every company participating in global messaging has one or more mailboxes. Service providers host these mailboxes and provide the capability to deliver the message to other mailboxes over a network, often referred to as a value-add network. Managed file transfer is a component of global messaging which focuses on the exchange of bulk or large files, such as three-dimensional computer-aided design files for engineering or bank check image files. This differs from standard global messaging and is typically delivered to customers as a software license sale or, increasingly, a hosted or software-as-a-service sale (“SAAS”). Industry analyst firm Gartner estimates that the integration-as-a-service segment was approximately $945 million in 2009 (Gartner “Market Trends: Multienterprise/B2B Infrastructure Market, Worldwide, 2009-2014” by Fabrizio Biscotti, Paolo Malinverno, Benoit J. Lheureux and Thomas Skybakmoen, July 14, 2010).

Managed Services. Within the multi-enterprise integration market, the fastest growing segment is B2B managed services, also known as B2B Integration Outsourcing. B2B managed services is the outsourcing of all or a portion of the management of a company’s B2B program. A B2B program includes all of the hardware, software and staff required to support a company’s business partners electronically, including customers, suppliers, shipment carriers and banks. Managed services offer an alternative delivery model designed for companies either struggling to achieve returns from B2B integration software investments or unable to handle the considerable tasks associated with worldwide B2B programs. In the managed services model, there is no software to purchase or manage. Instead, corporations leverage an on-demand B2B integration platform by outsourcing the management of the underlying server hardware, storage platforms and B2B translation technology. Through this model, companies are able to achieve their B2B integration goals faster and cheaper than through in-house and software-based approaches. Gartner estimates that companies spent nearly $850 million on B2B Integration Outsourcing in 2009, and that this segment will register a compound annual growth rate of 20% through 2014—reaching over $2 billion in spend (Gartner “Market Trends: Multienterprise/B2B Infrastructure Market, Worldwide, 2009-2014” by Fabrizio Biscotti, Paolo Malinverno, Benoit J. Lheureux and Thomas Skybakmoen, July 14, 2010).

B2B Gateways. B2B gateway software is deployed within a business and can be used to complement global messaging VAN services or as a stand-alone messaging platform to connect directly to business partners. B2B gateway software provides communication and integration technology to enable a business to connect its internal systems and processes with its partners. B2B gateway is typically sophisticated software, including data translation, visibility and monitoring, communication and community management components, which often require significant trained resources to implement and maintain. A company must keep current every integration point both within and outside its enterprise, creating significant ongoing staffing and resource requirements. Gartner estimates that companies spent $715 million on B2B gateway software in 2009 and is projected to reach in excess of $923 million in 2014, representing a compound annual growth rate of over 5% (Gartner “Market Trends: Multienterprise/B2B Infrastructure Market, Worldwide, 2009-2014” by Fabrizio Biscotti, Paolo Malinverno, Benoit J. Lheureux and Thomas Skybakmoen, July 14, 2010).

Product Master Data Management. Given the applicability of the multi-enterprise B2B industry to impact global supply chain operations, we also participate in the PMDM, or data synchronization, segment. Businesses often struggle to gain a consistent, complete and accurate single view of products or services across their global enterprises. This issue is further compounded by the fact that a retailer can have hundreds or thousands of suppliers and exchanging accurate product data from so many sources is highly complex and often prone to error. With consistent, accurate product data, a business can reduce its costs, improve decision making, ensure regulatory compliance and grow revenue faster. Gartner estimates the PMDM segment was approximately $500 million in 2009, and will grow to over $860 million in 2012 (Gartner “Market Trends: Master Data Management Exhibits Sustained Growth, 2008-2013” by Chad Eschinger, September 21, 2009).

Competitive Strengths

A Leader in the Industry. We are a leading global provider of B2B e-commerce and integration services and solutions. In business for more than 40 years, we have extensive industry experience, comprehensive solutions, a secure and reliable global network, and a large, global customer base. We believe we have consistently led innovation in the industry by introducing and delivering services and solutions that enable our customers to automate many of their mission-critical supply chain processes, driving higher business responsiveness, lowering operating costs and broadening the reach of supply chain networks. Gartner placed us in the Leaders Quadrant of its November 2009 Magic Quadrant of Integration Services Providers and Forrester Research, Inc., a leading independent industry analyst firm, positioned us as a leader in their Forrester Wave for B2B Service Providers in October 2009 (Gartner “Magic Quadrant for Integration Service Providers” by Benoit Lheureux and Paolo Malinverno, November 20, 2009; “The Forrester Wave™: B2B Service Providers, Q4, 2009,” Forrester Research, Inc., October, 2009).

Robust Technology Platform. In 2004, we developed a vision for the next generation B2B e-commerce and integration platform, which became known as our Trading Grid. Since 2003, we have invested more than $100 million in building a cloud computing platform in our data centers, a service oriented architecture which supports our ability to quickly build and maintain products that can be shared with multiple customers and a suite of software-as-a-service (“SaaS”) applications for supply chain professionals and business users. Customers benefit from our cloud computing platform resulting in reduced hardware and software costs, flexible, subscription-based pricing and dynamic provisioning for peak loads. We believe that the Merger will also broaden and add depth to this platform, particularly providing managed file transfer, or MFT, an improved rules engine and improved catalogue functionality.

Scalable Global Business Infrastructure. Businesses are continuously seeking cost advantages through the globalization of their supply chains while, at the same time, entering new markets and attracting new customers. We have a leading capability to directly serve every industrialized country and most emerging markets. Our expertise in various communication protocols, domain expertise in B2B business standards and localized country-insight into best practice, culture and language enable us to provide a leading global solution for our B2B customers. We have direct presence in 20 countries, with 24x7 operations support and local language support in 11 languages. In addition, we leverage a network of partners and distributors which enables us to support customers in over 50 countries around the world.

Diversified Business Mix. Our business and revenues are highly diversified, ensuring that we are not reliant on any individual customer, industry or geography. No customer accounted for more than 4% of our revenues during the year ended December 31, 2009.  We have extensive industry leadership, particularly in retail, consumer products, financial services, automotive and high technology. However, no single vertical accounted for more than

20% of our total revenues in fiscal 2009. In addition, we believe we have an unmatched international presence in our industry. We generated approximately 51.6% of our revenues for the year ended December 31, 2009 from customers outside the United States. Following the Merger, we have a large customer base of more than 40,000 companies, including over 70% of the companies in the Fortune 500.

Substantial Recurring Revenue Base and Significant Free Cash Flow Generation. Our revenue has a high degree of visibility and stability due to the recurring nature of transaction processing and software maintenance. In addition, we typically enter into multi-year contracts with our customers. As a result of our contract-based revenue and high renewal rates, we have a predictable business model. Revenue attributable to transaction processing and software maintenance fees, which tend to be recurring in nature, represented approximately 88% of our total revenue for the year ended December 31, 2009. The combination of our recurring revenue base, along with our scale, technology, minimal working capital needs and moderate capital expenditures, has allowed us to generate significant free cash flow.

Highly Experienced Management Team. We have an experienced and proven executive and management team. On average, our senior management team has more than 20 years of experience in the software and service industries. Our executive management team has led various businesses through periods of rapid growth, organizational restructuring and strategic change, and has a proven record of increasing productivity and reducing costs, making strategic acquisitions and developing and maintaining strong customer relationships.

Business Strategy

Our mission is to extend our segment leading position by providing innovative, industry-focused B2B e-commerce and integration services and solutions that enable our customers to achieve their business priorities and goals. Our customers trust us with their mission-critical supply chain processes and hence we must operate a service that is highly reliable, scalable, and flexible. Specifically, our strategy focuses on four main themes:

Expand the Trading Grid. The economics of our hosted service model enable us to scale incremental volumes and customers at low marginal costs. In addition, we believe the value that we deliver to customers is enhanced as the number of trading partners, supported standards, and communications protocols are increased. We intend to focus on expanding the use of the Trading Grid by further penetrating our existing customer base, expanding into new industries and geographies, and adding new features and capabilities to our network.  We will go to market primarily through our direct sales force, supplemented by key strategic channel partners, including Verizon, Accenture and Microsoft.

•
On average, we believe our customers have less than 50% of their trading partners today electronically connected. We believe there is a significant opportunity to expand by connecting to partners not presently on our network.

•
We believe that there is significant opportunity to expand our business in Europe, Asia and Brazil as demand for B2B e-commerce and integration services and solutions increase. We also believe our direct sales force in these historically underserved regions presents a significant opportunity to distribute Inovis software products.

•	While we have a diverse industry portfolio, we believe there are incremental new growth opportunities in the healthcare, government, transportation and energy sectors.

•
We believe our services and solutions portfolio can be broadened to enhance the value that we provide to our customers. For example, we have access to a large repository of data related to business transactions and process flows that we believe can be leveraged to provide business analytics tools and dashboards for our customers.

Capitalize on Growth in Demand for Managed Services. B2B outsourcing is the fastest growing segment in our industry, driven in large part by the need for customers to effectively manage the increasing complexity and cost of their global supply chains. Our Managed Services solution enables customers to effectively off-load the management of their B2B e-commerce operations, allowing them to focus on their core business processes. Our strategy leverages our leading global footprint and process domain knowledge to provide an integrated, outsourced solution at lower cost, with high quality and increased scalability. We believe this value proposition is most attractive to large, global enterprises and regional players with extensive trading partner and customer communities.

We intend to further enhance our Managed Services platform by adding industry-specific applications that can be delivered via a SaaS business model. These services are designed to further integrate our solutions into the core business processes of our customers, enhancing the value of our offerings and our ability to lock-in longer term contracts with improved margins.

Optimize and Modernize our Global Infrastructure. We have already made significant investments to modernize our commercial infrastructure, investing more than $150 million since 2003. The Merger will also help modernize our commercial infrastructure by leveraging Inovis’s systems and platforms, which we expect to integrate with our existing infrastructure. Our next generation, cloud computing infrastructure supports continuous real-time information flows, while delivering lower unit costs, enhanced scalability and high platform availability. We will continue to invest in the enhancement of our platforms and in ongoing systems migrations designed to reduce platform complexity, lower operating costs and further improve system throughput and performance.

Selectively Pursue Strategic Acquisitions. We intend to grow the scope and scale of our business by selectively pursuing acquisitions of companies with complementary products and technologies. Our strategy focuses on acquiring businesses that will provide entry into new geographic and industry segments. We will also look to acquire businesses that will increase our operational scale in existing markets as well as extend our core Managed Services offering capabilities, such as the recently completed acquisition of Inovis.

We believe we have developed an internal competency regarding post-acquisition integration that allows us to achieve significant operating leverage when combining with the businesses that we acquire. This leverage is primarily achieved through a reduction in back-office expenses as well as the migration of the acquired company’s platform to our processing network. We believe our recent experience in integrating Interchange, a provider of EDI and related services to customers in Brazil that we acquired in 2008, demonstrates our capability to acquire and successfully integrate an acquisition.

Corporate Structure

Our corporate structure can be summarized as follows:

________________
1
Direct foreign subsidiaries of GXS, Inc. include foreign entities that were subsidiaries of Inovis International, Inc. prior to the Merger, which became wholly owned subsidiaries of GXS, Inc. following the Merger. GXS, Inc. is a 100% shareholder of the majority of its direct and indirect foreign subsidiaries with the primary exceptions of GXS, Inc. (Korea) (85%) and EC1 Pte Ltd. (Singapore) (81%).

Percentages are based on outstanding common stock. Francisco Partners and its co-investors indirectly own approximately 68.1% of our outstanding common stock and Golden Gate Capital (and its affiliates) and Cerberus Partners (and its affiliates), private equity firms and the principal investors in Inovis prior to the Merger, indirectly own approximately 12.0% and 12.0% of our outstanding common stock, respectively.  One member of our board of directors is appointed by and is a partner of Golden Gate Capital and one member is appointed by and is a partner of Cerberus Partners.  The remaining seven members are appointed by Francisco Partners.

Our principal executive offices are located at 9711 Washingtonian Boulevard, Gaithersburg, Maryland 20878, and our telephone number is (301) 340-4000.  We maintain a website at www.gxs.com. Information contained on our website does not constitute part of this prospectus and you should rely only on the information contained in this prospectus when making a decision to exchange your Old Notes for New Notes.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION AND OTHER DATA

The following summary unaudited pro forma condensed combined financial information and other data gives effect to the (i) the debt refinancing accomplished via the Old Notes (the “Refinancing”) and (ii) the Merger (collectively, the “Transactions”).

The summary unaudited pro forma condensed combined financial information and other data for the year ended December 31, 2009 and for the three months ended March 31, 2010, have been prepared to give effect to the Transactions in the manner described under “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto as if they occurred on January 1, 2009, in the case of the pro forma statement of operations data for the year ended December 31, 2009 and the three months ended March 31, 2010. The summary unaudited pro forma condensed combined financial information and other data as of March 31, 2010 has been prepared to give affect to the Merger in the manner described under “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto as if it occurred on March 31, 2010, in the case of the pro forma balance sheet data as of March 31, 2010. The summary unaudited pro forma condensed combined financial information and other data does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, and it does not purport to project our results of operations or financial condition for any future period or as of any future date.

The summary unaudited pro forma condensed combined financial information and other data should be read in conjunction with “Capitalization,” “Selected Historical Consolidated Financial Information and Other Data,” “Unaudited Pro Forma Condensed Combined Financial Information” and the notes thereto, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and notes thereto of the company and Inovis and the unaudited interim condensed consolidated financial statements and notes thereto of the company and Inovis included elsewhere in this prospectus.

	Unaudited Pro Forma
	Year Ended December 31, 2009	Three Months Ended March 31, 2010
	(in thousands of dollars)
Operating Data:
Revenues	$487,248	$116,612
Costs and operating expenses:
Costs of revenue	260,071	60,003
Sales and marketing	59,302	15,322
General and administrative	72,717	19,393
Restructuring and related charges	8,247	286
Operating income	86,911	21,608
Other income (expense):
Interest expense	(93,591)	(23,452)
Other expense, net	908	(1,337)
Income (loss) before income taxes	(5,772)	(3,181)
Income tax expense (benefit)	(1,259)	676
Net income (loss)	(4,513)	(3,857)
Less net income (loss) attributable to noncontrolling interest	(29)	(29)
Net income (loss) attributable to GXS Worldwide, Inc.	$(4,484)	$(3,828)

Balance Sheet Data (at end of period):
Total assets		$690,803
Total debt, net of original issue discount of $17,874		767,126
Equity (deficit)		(260,958)

Other Data:
EBITDA(1)	$157,158	$32,630
Depreciation and amortization	69,339	12,364
Capital expenditures(2)	34,146	9,653
Ratio of earnings to fixed charges(3)	—	—

________________
(1)
EBITDA represents net income (loss) before interest expense, income tax expense (benefit) and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. The table below reconciles net income (loss) to EBITDA for the periods presented.

	Year Ended December 31, 2009	Three Months Ended March 31, 2010
	(in thousands of dollars)

Net income (loss)	$(4,513)	$(3,857)
Interest expense, net	93,591	23,452
Income tax expense (benefit)	(1,259)	676
Depreciation and amortization	69,339	12,364
EBITDA	$157,158	$32,635

(2)
Pro forma capital expenditures for the year ended December 31, 2009 consist of GXS’s capital expenditures of $31.8 million and Inovis’s capital expenditures of $2.3 million, respectively.  Pro forma capital expenditures for the three months ended March 31, 2010 consist of GXS’s capital expenditures of $9.1 million and Inovis’s capital expenditures of $0.6 million, respectively.

(3)
The ratio of earnings to fixed charges was calculated by dividing earnings by fixed charges. Earnings used in computing the ratio of earnings to fixed charges consists of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt issuance costs and debt discount and that portion of lease expense representative of interest expense. For the year ended December 31, 2009, our pro forma earnings were insufficient to cover fixed charges by $5.8 million. Pro forma results for the year ended December 31, 2009 include depreciation and amortization of $69.3 million.  For the three months ended March 31, 2010, our pro forma earnings were insufficient to cover fixed charges by $3.2 million. Pro forma results for the three months ended March 31, 2010 include depreciation and amortization of $12.4 million.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

Set forth below is our summary historical consolidated financial information and other data at the dates and for the periods indicated. Our summary historical consolidated financial information and other data, except for the ratio of earnings to fixed charges, for the fiscal years ended December 31, 2007, 2008 and 2009 and as of December 31, 2008 and 2009 were derived from our audited consolidated financial statements included herein. Our summary historical consolidated financial information and other data, except for the ratio of earnings to fixed charges, as of December 31, 2007, was derived from our audited consolidated financial statements not included herein. The summary historical financial information and other data, except for the ratio of earnings to fixed charges, for the three months ended March 31, 2009 and 2010 and as of March 31, 2010 have been derived from our unaudited condensed consolidated financial statements included herein, which have been prepared on a basis consistent with our audited consolidated financial statements.  In the opinion of management, such unaudited consolidated financial data reflect all adjustments, consisting of normal recurring adjustments, necessary to present fairly our financial position for those periods. The summary historical financial information and other data below does not give effect to the Merger, which occurred subsequent to the periods presented. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period. The summary historical consolidated financial information and other data set forth below should be read in conjunction with, and is qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements and accompanying notes thereto, included herein.

	Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
	(in thousands of dollars)
Operating Data:
Revenues	$382,743	$371,634	$350,176	$83,846	$84,686
Costs and operating expenses:
Cost of revenues	210,904	203,380	194,234	49,507	44,056
Sales and marketing	44,883	47,038	43,295	10,708	11,481
General and administrative	53,981	51,331	46,216	13,554	13,337
Restructuring and related charges	11,268	5,959	7,549	420	286
Asset impairment charges(1)	960	2,974	—	—	—
Operating income	60,747	60,952	58,882	9,657	15,526
Other income (expense):
Loss on extinguishment of debt(2)	(17,493)	—	(9,588)	—	—
Interest expense, net	(71,029)	(50,353)	(74,357)	(11,776)	(22,182)
Other expense, net	(1,241)	(2,108)	(1,728)	(1,723)	(3,337)
Income (loss) before income taxes	(29,016)	8,491	(26,791)	(3,842)	(9,993)
Income tax expense (benefit)	3,121	2,945	(1,259)	497	676
Net income (loss)	(32,137)	5,546	(25,532)	(4,339)	(10,669)
Less net income (loss) attributable to noncontrolling interest	(36)	(130)	(29)	8	(29)
Net income (loss) attributable to GXS Worldwide, Inc.	$(32,101)	$5,676	$(25,503)	$(4,347)	$(10,640)
Balance Sheet Data (at end of period):
Total assets	$352,642	$367,218	$574,022		$577,899
Total debt	535,712	536,336	766,450		767,129
Restricted cash(2)	—	—	227,580		227,580
Equity (deficit)	(314,742)	(327,426)	(338,762)		(349,555)
Other Data:
EBITDA(3)	$115,894	$116,162	$110,666	$22,817	$20,744
Depreciation and amortization	56,388	57,318	53,512	14,883	8,555
Capital expenditures	37,389	35,208	31,829	6,571	9,091
Net cash provided by operating activities	43,142	71,945	42,596	13,192	20,109
Net cash used in investing activities	(37,389)	(42,946)	(259,409)	(6,571)	(9,094)
Net cash (used in) provided by financing activities	(19,002)	(8,411)	193,486	(838)	(50)
Ratio of earnings to fixed charges(4)	—	1.1	—	—	—

________________
(1)
During the years ended December 31, 2007, 2008 and 2009, we recorded asset impairment charges related to intangible assets acquired in a previous acquisition and certain internal-use software. The asset impairment charges for the year ended December 31, 2007 of $1.0 million related to certain internal-use software projects that were not completed. The asset impairment charges for the year ended December 31, 2008 consisted of $2.9 million related to intangible assets acquired in a previous acquisition and $0.1 million related to certain internal-use software projects that were not completed. There were no impairment charges for the year ended December 31, 2009.

(2)
In October 2007, we refinanced all of our debt with a new lending group. In connection with the refinancing, we wrote off $12.4 million of deferred financing costs and expensed payments of $5.1 million made to the former lenders upon retirement of the debt.  On December 23, 2009, we issued the Old Notes and used the proceeds to retire all of the outstanding debt under the 2007 credit facility, $35 million of GXS Holdings outstanding subordinated notes and pay debt issuance costs.  Under the terms of the indenture, the Company placed $227.6 million in an escrow account to fund the pending Merger, which was subsequently released from escrow to fund the Merger on June 2, 2010.  In connection with the refinancing, we wrote off $9.6 million of deferred financing costs.

(3)
EBITDA represents net income (loss) before interest expense, net, income tax expense (benefit), depreciation and amortization and loss on extinguishment of debt. We use EBITDA as one criterion for evaluating our performance relative to our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measurement of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. The table below reconciles net income (loss) to our EBITDA for each of the periods presented.

	Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
	(in thousands of dollars)

Net income (loss)	$(32,137)	$5,546	$(25,532)	$(4,339)	$(10,669)
Interest expense, net	71,029	50,353	74,357	11,776	22,182
Income tax expense (benefit)	3,121	2,945	(1,259)	497	676
Depreciation and amortization	56,388	57,318	53,512	14,883	8,555
Loss on extinguishment of debt	17,493	—	9,588	—	—
EBITDA	$115,894	$116,162	$110,666	$22,817	$20,744

(4)
The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. Earnings used in computing the ratio of earnings to fixed charges consists of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt issuance costs and debt discount and that portion of lease expense representative of interest expense. For the years ended December 31, 2007 and 2009, our earnings were insufficient to cover fixed charges by $29.2 million and $26.8 million, respectively. For the three months ended March 31, 2009 and 2010, our earnings were insufficient to cover fixed charges by $3.8 million and $10.0 million, respectively.

RISK FACTORS

If any of the followings risks occur, our business, results of operations or financial condition could be materially adversely affected. You should read the section captioned “Forward-looking Statements” for a discussion of what types of statements are forward-looking as well as the significance of such statements in the context of this prospectus. The risks described below are not the only ones we face. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business, results of operations or financial condition.

Risk factors related to the exchange offer

If you choose not to exchange your Old Notes in the exchange offer, the transfer restrictions currently applicable to your Old Notes will remain in force and the market price of your Old Notes could decline.

If you do not exchange your Old Notes for New Notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the Old Notes as set forth in the confidential offering memorandum distributed in connection with the private offering of the Old Notes. In general, the Old Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. You should refer to “Prospectus Summary—Summary of the Exchange Offer” and “The Exchange Offer” for information about how to tender your Old Notes.

The tender of Old Notes under the exchange offer will reduce the principal amount of the Old Notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the Old Notes due to reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the New Notes.

If you do not follow the procedures described herein, you will not receive any New Notes. The New Notes will be issued to you in exchange for Old Notes only after timely receipt by the exchange agent of:

•	your Old Notes and either:

•	a properly completed and executed letter of transmittal and all other required documents; or

•	a book-entry delivery by electronic transmittal of an agent’s message through the Automated Tender Offer Program of DTC.

If you want to tender your Old Notes in exchange for New Notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of Old Notes for exchange. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

There are state securities law restrictions on the resale of the New Notes.

In order to comply with the securities laws of certain jurisdictions, the New Notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the New Notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Risk factors related to our business

We have experienced, and expect to continue to experience, erosion in the prices for our core business messaging services. As a result of this and other factors, we have incurred substantial losses since inception and we cannot guarantee that we will become profitable in the future.

Competitive pricing pressures as a result of the commoditization of the Messaging Services business, as well as our strategy of obtaining multi-year contract commitments in exchange for lower prices, has adversely affected our revenues and margins and we expect such adverse effects to continue and that revenues associated with our Messaging Services business will continue to decline over time. In addition, as a result of the recent economic downturn, messaging volume has decreased domestically and abroad, which has had a further adverse effect on revenues. During the past several years, we have undertaken a series of expense reduction initiatives in response to this decrease in revenues. During each of 2007, 2008 and 2009, we reduced workforce and consolidated certain facilities as part of our restructuring plans. As a result of these actions, we incurred restructuring costs of $11.3 million in 2007, $6.0 million in 2008 and $7.5 million in 2009. Furthermore, we have incurred substantial losses since our acquisition by Francisco Partners and its co-investors in September 2002 primarily as a result of interest expenses related to our indebtedness, restructuring and asset impairment charges, debt restructuring charges and valuation allowances with respect to our deferred tax assets. As a result, we had a total deficit of $339 million as of December 31, 2009. In order to remain competitive, we need to continue decreasing costs, investing in sales and marketing and research and development and further expanding our business through our Managed Services business and selective acquisitions. We may continue to incur losses and we cannot guarantee that we will report net income in the future.

The reluctance of companies to make significant expenditures on information technology has reduced demand for our products and services and caused our revenue to decline.

There can be no assurance that the level of spending on information technology in general will increase or remain at current levels in future periods. Lower spending on information technology or companies ceasing to outsource these services could result in reduced sales, reduced overall revenue and diminished margin levels and could impair our operating results in future periods. Over time, we have seen a trend among many of our customers to delay their investments in new technology solutions and reduce overall their ongoing investments in software systems. A continued delay in capital expenditures by our customers may cause a decrease in sales and may result in additional pricing pressure, which could have a material adverse effect on our business, results of operations and financial condition.

The markets in which we compete are highly competitive.

The markets for our products and services are increasingly global and competitive. As a result, we encounter intense competition in all parts of our business. We expect competition to increase in the future both from existing competitors and new companies that may enter our markets. In addition, we experience competition from in-house information technology departments when companies are determining whether to continue to outsource these services or perform them in-house. To remain competitive, we will need to invest continuously in product development, marketing, customer service and support and our service delivery infrastructure. However, we cannot be certain that new or established competitors or in-house information technology departments will not offer products and services that are superior to or lower in price than ours. We may not have sufficient resources to continue to invest in all areas of product development and marketing needed to maintain our competitive position. Although we have traditionally had a high customer retention and renewal rate, there can be no guarantee that we will continue to maintain this rate of retention and renewal in the future. In addition, in order to retain certain customers we have had to make certain pricing concessions and we expect this trend to continue.

We may need to change our pricing models to compete successfully.

The intense competition we face in the sales of our products and services and general economic and business conditions can put pressure on us to lower our prices. For example, as our Messaging Services business has become more commoditized, we have experienced pressure to reduce prices. In addition, although many of our customers in our Managed Services business are subject to long-term contracts, they expect to share in the benefits of the decreasing cost of providing some of the services on the Managed Services platform. This often results in additional price pressure when these contracts come up for renewal.

If our competitors offer deep discounts on certain products or services or develop products and services that the marketplace considers more valuable, we may need to lower prices further or offer other favorable terms in order to compete successfully. Furthermore, a shift by our customers towards products and services that are more simplistic and standardized and less expensive may also adversely affect pricing for our products. Any such changes could have a material adverse effect on our business, results of operations and financial condition.

Our inability to adapt to rapid technological change could impair our ability to remain competitive.

The industry in which we compete is characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Our future success will depend in significant part on our ability to anticipate industry standards and to continue to enhance existing products and services and introduce and acquire new products and services on a timely basis to keep pace with technological developments. We expect that we will continue to incur significant expenses in the design, development and marketing of new products and services. Our competitors may implement new technologies before we are able to implement them, allowing our competitors to provide more effective products and services at lower prices.

We cannot provide assurance that we will be successful in developing, acquiring or marketing new or enhanced products or services that respond to technological change or evolving industry standards, that we will not experience difficulties that could delay or prevent the successful development, acquisition or marketing of such products or services or that our new or enhanced products and services will adequately meet the requirements of the marketplace and achieve market acceptance. Any delay or failure in the introduction of new or enhanced products or services, or the failure of such products or services to achieve market acceptance, could have a material adverse effect on our business, results of operations and financial condition.

Risks associated with the Internet, changing standards, alternate technologies and competition may adversely impact our business.

The use of the Internet as a vehicle for electronic data interchange, or EDI, and related services currently raises numerous issues, including reliability, data security, data integrity and rapidly evolving standards. New competitors, which may include media, software vendors and telecommunications companies, offer products and services that utilize the Internet in competition with our products and services and may be less expensive or process transactions and data faster and more efficiently. Although we believe that the Internet will continue to provide opportunities to expand the use of our products and services, we cannot ensure that our efforts to exploit these opportunities will be successful or that increased usage of the Internet for business integration products and services or increased competition will not adversely affect our business, results of operations and financial condition.

The recent global economic downturn and general uncertainty in global economic conditions has caused, and may in the future cause, a reduction in messaging volume and deferral in technology spending by our customers which could adversely affect our business, results of operations and financial condition. Global economic conditions could worsen in the future, exacerbating this adverse effect.

Starting in the fourth quarter of 2008, economic conditions deteriorated significantly in the regions in which we do business and in the industries in which our customers operate. Specifically, there was a significant reduction in the availability of credit, increased rates of default and bankruptcy, decreased consumer spending and a substantial tightening in most major equity markets. In addition, there has been volatility in global capital and banking markets as well as in currency markets in many countries. As a result of the downturn in global economic conditions and financial markets, we have experienced and may continue to experience for the foreseeable future a broad range of adverse effects, including but not limited to:

•	reduced messaging and transaction volumes and consequently decreased revenues;

•	increased price competition and a reduction in unit revenue for transaction processing;

•	decreased or delayed information technology investments;

•	increased exposure to the financial distress of customers as a result of our focus on higher-risk industries such as the financial services and automotive industries;

•	decreased customer demand for our products and services, including order delays and cancellations;

•	insolvency of customers, partners and key suppliers; and

•	increased risk in collectability of accounts receivable.

We have experienced increased pressure from customers to reduce contract duration in the context of renewal negotiations and have experienced a slight decrease in contract renewal percentages. The verticals that comprise the largest part of our customer base such as financial services, retail and automotive have been particularly adversely affected by the recent economic downturn. Any continued deterioration of global economic conditions, including in the United States and other countries and further disruptions in the credit and financial markets worldwide, will likely have a negative impact on our business, results of operations and financial condition. In particular, our profitability and cash flows could be materially adversely affected by any continuing deterioration of economic conditions in the United States, Europe and Asia because we derive a substantial portion of our revenue in these geographic regions. For example, our revenues were adversely affected in the fourth quarter of 2008 as a result of the slowdown in the U.K. which continued through 2009 primarily as a result of weakness in the U.K. retail industry. Consumer hesitancy or limited availability of financing may constrict the business operations of our customers. If current economic conditions persist or worsen, we expect that our revenue growth, results of operations and financial condition will continue to be negatively impacted.

We operate internationally, which exposes us to risks that are difficult to quantify.

Sales of our products and services outside the United States are significant. For the year ended December 31, 2009, we derived approximately 51.6% of our total revenues from customers outside of the United States. Our ability to operate our business internationally in the future will depend upon, among other things, our ability to attract and retain talented and qualified managerial, technical and sales personnel, our ability to sell to customers outside of the United States and our ability to continue to manage our international operations. International operations are subject to the risks of doing business abroad, including:

•	currency exchange rate fluctuations;

•	unexpected changes in regulatory requirements and tariffs;

•	longer payment cycles;

•	increased difficulties in collecting accounts receivable;

•	potentially adverse tax consequences from operating in multiple jurisdictions;

•	difficulties in repatriating earnings;

•	political and economic instability;

•	global and regional economic slowdowns;

•	power supply stoppages and shutdowns;

•	difficulties in staffing and managing foreign operations and other labor problems;

•	seasonal reductions in business activity in the summer months in Europe and other regions;

•	the credit risk of local customers and distributors; and

•	potential difficulties in protecting intellectual property.

Furthermore, the sale and shipping of products and the sale and provision of services across international borders subjects us to extensive U.S. and foreign governmental trade regulations. Compliance with such regulations is costly and exposes us to penalties for non-compliance. Other laws and regulations that can significantly impact us include various anti-bribery laws, such as the U.S. Foreign Corrupt Practices Act, laws restricting business with suspected terrorists and anti-boycott laws. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments and restrictions on certain business activities. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our shipping and sales activities.

Because we operate internationally, our results of operations may be affected by currency fluctuations.

Although the U.S. dollar is our reporting currency, a significant portion of our business is conducted in currencies other than the U.S. dollar. Approximately 51.6% of our consolidated revenue in 2009 was attributable to operations in non-U.S. dollar member states and translated into the U.S. dollar for reporting purposes. As a consequence, period-to-period changes in the average exchange rate in a particular currency versus the U.S. dollar can significantly affect reported revenue and operating results. In general, appreciation of the U.S. dollar relative to another currency has a negative effect on reported results of operations, while depreciation of the U.S. dollar has a positive effect, although such effects may be short term in nature. In particular, as a result of the appreciation of the U.S. dollar in recent periods, our revenues and operating income for the year ended December 31, 2009 were adversely affected versus the comparable period in the prior year by approximately $12.1 million and $4.3 million, respectively. We continually monitor our exposure to currency risk; however we have no foreign currency hedging instruments in place. See section captioned  “Quantitative and Qualitative Disclosures about Market Risk.”

Because much of our operations are conducted, and most of our assets are held, by our subsidiaries, we depend on our subsidiaries for cash and to service our debt.

Substantially all of our operations are conducted through our domestic and foreign subsidiaries. Consequently, our cash flow and ability to service our debt obligations, including the notes, are dependent upon the earnings of our operating subsidiaries and the distribution of those earnings to us, or upon loans, advances or other payments made by our subsidiaries to us. The ability of our subsidiaries to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their debt. Although our revolving credit facility and the indenture that governs the notes limit the ability of these subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments to us, these limitations are subject to a number of significant qualifications. We cannot provide assurance that the earnings of our operating subsidiaries will be made available to us in an amount sufficient for us to service our debt obligations or meet our other obligations as they become due.

Our products and services may not achieve market acceptance, which could cause our revenue to decline.

Deployment of our products and services requires interoperability with a variety of software applications and systems and, in some cases, the ability to process a high number of transactions. If our products and services fail to satisfy these demanding technological objectives, our customers may be dissatisfied and we may be unable to generate future sales. Failure to establish a significant base of customer references will significantly reduce our ability to sell our products and services to additional customers.

We are frequently required to enhance and update our products and services as a result of changing standards and technological developments, which makes it difficult to recover the cost of development and forces us to continually qualify new products with our customers.

For our products to be competitive, we must be among the first to market with next-generation products. Over the last several years, the rate at which new technological developments have been introduced into the market has grown at a much more rapid pace than it had previously. Continually updated standards for the electronic exchange of information, such as those issued by the American National Standards Institute, have required us to produce frequent enhancements to our products and services and provide some of our value-added solutions and related software with additional functionality. We typically release new versions of our products every six to twelve months. The frequency with which we must enhance our products makes it more difficult for us to recover the costs associated with product development because those costs must be recovered over increasingly shorter periods of time. We expect this trend to continue, and it may even accelerate. As a result, we may not be able to recover all of our product development costs, which could affect our profitability. Any failure or delay in our product development or quality assurance process could result in our losing sales until we are able to introduce the new product.

We may experience product failures or other problems with new products, all of which could adversely impact our business.

Software products and application-based services as complex as those we offer may contain undetected errors or failures when first introduced or when new versions are released. If software errors are discovered after introduction, we could experience delays or lost revenues during the period required to correct the errors or loss of, or delay in, market acceptance, which could have a material adverse effect on our business, results of operations and financial condition.

We rely on intellectual property and proprietary rights to maintain our competitive position and, therefore, our failure to protect adequately our intellectual property and proprietary rights could adversely affect our business.

We believe that proprietary products, services and technology are essential to establishing and maintaining our leadership position. We seek to protect our intellectual property through patents, trademarks, service marks, domain names, trade secrets, copyrights, confidentiality, non-compete and non-disclosure agreements and other measures, some of which afford only limited protection. In the United States, we currently own 15 issued patents, one pending patent application, 14 registered trademarks and approximately 100 registered copyrights. We also own a number of registered foreign trademarks and service marks. Our practice is to apply for patents with respect to our technology and seek trademark registration for our marks from time to time when management determines that it is competitively advantageous and cost effective for us to do so. In that regard, we have not registered all the marks that we use, and it is possible that a third party may have registered marks that we use.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary through reverse engineering or otherwise. We cannot provide assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar or superior technology or design around our intellectual property. In addition, confidentiality and non-disclosure agreements that we require our employees, consultants, advisors and collaborators to enter into may not provide adequate or meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. Furthermore, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Our failure to protect adequately our intellectual property and proprietary rights could have a material adverse effect on our business, results of operations and financial condition.

We may be required to defend our intellectual property rights against infringement, duplication, discovery and misappropriation by third parties or to defend against third party claims of infringement, both directly or against our customers under indemnity provisions included in agreements under which our services and products are sold. In some circumstances, these indemnity obligations may not be subject to monetary limitation. Likewise, disputes may arise in the future with respect to ownership of software or technology developed by employees, consultants, advisors or collaborators who were previously employed by other companies or acquired from other companies as part of a business acquisition or merger. Any such litigation or disputes could be costly and divert our attention from our business. An adverse determination could subject us to significant liabilities to third parties, prevent us from providing our products or services, require us to seek licenses from, or pay royalties to, third parties, or require us to develop appropriate alternative software or technology. Some or all of these licenses may not be available to us on acceptable terms, or at all. In addition, we may be unable to develop or license alternate software or technology at an acceptable price, or at all. Furthermore, to the extent that we indemnify our customers for infringement claims brought as a result of their use of our products, we could incur significant expenses in defending such claims and for any resulting judgments. Any of these events could have a material adverse effect on our business, results of operations and financial condition.

We depend on software and technology licensed to us by third parties, and the loss of this technology could delay implementation of our products or services or force us to pay higher license fees.

We depend on numerous third party software and technology that we incorporate into our existing products and services. There can be no assurance that the licenses for such third party software or technology will not be terminated, that the licenses will be available in the future on terms acceptable to us or that we will be able to license such third party software or technology for future products and services. In addition, we may be unable to renegotiate acceptable third party license terms to reflect changes in our pricing models. If a third party license expires or is terminated, or cannot be renewed, we cannot guarantee that we will be able to replace such third party software or technology with a license to similar software or technology on the same terms, if at all. While we do not believe that one individual license is material to our business, changes in or the loss of third party licenses could lead to a material increase in the costs of licensing or to our products becoming inoperable or their performance being materially reduced, resulting in a need to incur additional development or licensing costs to ensure continued performance of our products and services.

The use of “open source” software in our products and services may expose us to additional risks and harm our intellectual property.

Our products and services sometimes utilize and incorporate software that is subject to open source licenses. Open source software is freely accessible, usable and modifiable. Certain open source software licenses require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software. In addition, certain open source software licenses require the user of such software to make any derivative works of the open-source code available to others on unfavorable terms or at no cost. This can effectively render what was previously proprietary software open source software.

While we monitor the use of all open source software in our products and services and try to ensure that no open source software is used in such a way as to require us to disclose the source code to the related product or service, such use could inadvertently occur. Additionally, if a third party software provider has incorporated certain types of open source software into software we license from such third party for our products or services, we could, under certain circumstances, be required to disclose the source code to our products or services. This could harm our intellectual property position and have a material adverse effect on our business, results of operations and financial condition.

We rely on third parties to provide certain services, and any failure of such third parties could adversely affect our business, results of operations and financial condition.

Failure of our third party providers to provide adequate Internet, telecommunications and power services could result in significant loss of revenue. Our operations depend upon third parties for Internet access and telecommunications services. Frequent or prolonged interruptions of these services could result in significant loss of revenues. We have experienced outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our internal activities in the future. These types of occurrences could also cause users to perceive our services as not functioning properly and therefore cause them to use other methods to deliver and receive information. We have limited control over these third parties and cannot provide assurance that we will be able to maintain satisfactory relationships with any of them on acceptable commercial terms or that the quality of services that they provide will remain at the levels needed to enable us to conduct our business effectively, which could have a material adverse effect on our business, results of operations and financial condition.

Security breaches could harm our business.

A significant component of electronic data interchange is the secure processing and transmission of confidential information over telecommunications networks. In facilitating data exchange between our customers and their trading partners, we rely on encryption and authentication technology licensed from third parties and intrusion detection technologies to protect the confidentiality of our customers’ information. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology used by us to protect customer transaction data. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Our security measures may not prevent security breaches. Our failure to prevent security breaches could harm our business, damage our reputation and expose us to a risk of loss or litigation and possible liability. Furthermore, such security breaches could lead our existing customers and potential customers to have significant concerns about secure transmissions of confidential information which may create a significant obstacle in the general acceptance of our products and services.

Our operations are dependent on our ability to protect our data centers against damage.

Our operations are dependent upon our ability to protect our computer equipment and the information stored in our data centers against damage that may be caused by fire, power loss, telecommunications failures, unauthorized intrusion, computer viruses and disabling devices, natural disasters, terrorist attacks and other events. We cannot provide assurance that terrorism, fire or other natural disaster, including national, regional or local telecommunications disruptions, would not result in a prolonged disruption of our network services or permanently impair some of our operations. A prolonged service disruption or other impairment of operations could damage our reputation with customers, expose us to liability, cause us to lose existing customers or increase the difficulty of attracting new ones. We may also incur significant costs for using alternative off-site equipment or taking other actions in preparation for, or in reaction to, events that damage our data centers.

We maintain business interruption insurance. However, even if we recovered under such an insurance policy, the lost revenues or increased costs that we experience during the disruption of our network services business, and longer term revenue losses due to loss of customers, may not be recoverable under the policy. If this were to occur, our business, results of operations and financial condition could be materially adversely affected.

We may not receive significant revenues from our current research and development efforts for several years, if at all.

Developing our products, services and software is expensive and the investment in product development often does not result in a significant return. We have made and expect to continue to make significant investments in software research and development and related product opportunities. Accelerated product introductions and short product life cycles require high levels of expenditures for research and development that could adversely affect our operating results if not offset by revenue increases. We believe that we must continue to dedicate a significant amount of resources to our research and development efforts to maintain our competitive position. However, we may not receive significant revenues from these investments.

A failure to attract or retain qualified personnel or highly skilled employees could adversely affect our business.

Given the complex nature of the technology on which our business is based and the speed with which such technology advances, our future success is dependent, in large part, upon our ability to attract and retain highly qualified managerial, technical and sales personnel. Competition for talented personnel is intense, and we cannot be certain that we can retain our managerial, technical and sales personnel or that we can attract, assimilate or retain such personnel in the future. Our inability to attract and retain such personnel could have a material adverse effect on our business, results of operations and financial condition.

Delays and inaccuracies in our billing and information systems may have an adverse effect on our operations.

Sophisticated information and billing systems are vital to our growth and ability to monitor costs, bill customers, provide services to customers and achieve operating efficiencies. As we begin to offer new products and services, we may be required to install new billing systems or upgrade existing ones. Delays or inaccuracies in billing, our inability to implement solutions in a timely manner or our failure to implement and maintain sophisticated information and billing systems may have an adverse effect on our business, results of operations and financial condition.

We may experience fluctuations in our quarterly operating results because of factors over which we have little or no control.

Our future quarterly operating results may vary, and we may experience increased losses in one or more quarters. Fluctuations in our quarterly operating results could be the product of a variety of factors, including:

•	changes in the level of revenues derived from our products and services;

•	the timing of new product and service announcements by us or our competitors;

•	changes in pricing policies by us or our competitors;

•	market acceptance of new and enhanced versions of our products and services or the products and services of our competitors;

•	the size and timing of significant orders;

•	changes in operating expenses;

•	currency exchange rate fluctuations;

•	changes in our strategy;

•	the introduction of alternative technologies;

•	the effect of acquisitions we might make;

•	the timing of the incurrence of restructuring, integration and other charges related to the Merger; and

•	industry specific and general economic factors.

Our expense levels are based, in part, on our expectations as to future revenues. A large portion of our cost structure, however, is relatively fixed in nature and cannot be adjusted immediately in response to market conditions. If revenue levels are below expectations, our operating results are likely to be adversely affected unless we are willing and able to reduce our expenses proportionately. As a result of the foregoing factors, comparisons of results of operations between particular periods are not necessarily meaningful and historical results of operations are not necessarily indicative of future performance. See section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Increased United States or foreign government regulation of our industry could restrict our business operations, and compliance with this regulation may be costly.

The United States does not generally regulate providers of electronic transaction processing products and services at this time. However, the governments of some foreign countries do regulate electronic commerce in their countries. The instability and restructuring of the telecommunications industry in some foreign countries may result in a complicated international regulatory framework that may require additional licensing or action on our part to remain in compliance with local laws and could materially affect our ability to do business in those countries. Other than these foreign government regulations and certain regulations requiring the protection of certain information about our customers, there are currently no regulations pertaining to the price determinations, geographic distribution, quality control or service capabilities of our products or services. Regulations in the Internet and telecommunications fields continue to be shaped in the United States and abroad, however, and new laws or regulations could impose significant restrictions on our business operations, and compliance with these laws and regulations may be costly.

Our growth strategy of identifying and consummating acquisitions entails significant business risks.

We have and will continue to expand our operations through future acquisitions of companies with complementary products, services and technologies. In 2008, for example, we acquired Interchange, a provider of EDI and related services to customers in Brazil, and in 2010 we acquired Inovis. Our ability to consummate and to integrate effectively any acquisitions on terms that are favorable to us may be limited by the number of attractive acquisition targets, internal demands on our resources and our ability to obtain financing on satisfactory terms, if at all. In addition, acquisitions may expose us to certain risks including:

•	we may pay more than the acquired company is worth;

•	we may be entering markets in which we have little or no direct prior experience; and

•	our ongoing business may be disrupted and resources and management time diverted.

In addition, acquisitions could result in the incurrence of additional debt, costs, contingent liabilities and amortization expenses related to intangible assets, all of which could have a material adverse effect on our business, results of operations and financial condition. We may also incur costs and divert management attention for acquisitions which are never consummated. Integration of acquired operations may also take longer, or be more costly or disruptive to our management and business, than originally anticipated. It is also possible that expected synergies and anticipated benefits from acquisitions may not materialize. Our ability to implement and realize the benefits of our strategy may also be affected by a number of factors beyond our control, such as operating difficulties, increased operating costs, regulatory developments, general economic conditions, increased competition or the inability to obtain adequate financing for our operations on suitable terms. Successful integration of Interchange, which is still ongoing, and of Inovis, which is just commencing, entail numerous challenges. Our failure to effectively address any of these issues and challenges could adversely affect our business, results of operations, financial condition and ability to service debt.

Although we anticipate that we would perform a due diligence investigation of each business that we acquire, there may be liabilities of the acquired companies that we fail or are unable to discover during our due diligence investigation and for which we, as a successor owner, may be responsible. In connection with acquisitions, we anticipate that we would seek to minimize the impact of these types of potential liabilities by obtaining indemnities and warranties from the seller, which may in some instances be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities because of their limited scope, amount or duration, the financial resources of the indemnitor or warrantor or other reasons.

We may not realize the anticipated benefits from the merger with Inovis.

Although we expect to realize strategic, operational and financial benefits as a result of the Merger, we cannot predict whether and to what extent such benefits will be achieved. In particular, the success of the Merger will depend, in part, on our ability to realize anticipated efficiencies and cost savings from assuming control of Inovis’s businesses. Within the first twelve months after consummation of the Merger, we expect to take actions that we believe will result in annualized net cost savings of approximately $27 million (approximately $35 million in cost savings net of approximately $8 million in lost gross profit anticipated due to revenue declines associated with customer overlap between GXS and Inovis) related primarily to headcount reductions and elimination of various redundant systems and services. We also incurred restructuring costs in connection with the Merger of approximately $2.7 million upon closing of the Merger and expect to incur approximately $9.8 million in the first twelve months after having closed the Merger. No assurances can be given as to timing or that we will ultimately be able to achieve these efficiencies and cost savings or, that the restructuring and other one-time charges related to the Merger will not be greater than expected or that the gross profit declines will not be greater than expected.

We will face certain challenges as we integrate Inovis’s operations into our business. In particular, the Merger will significantly expand the types of business in which we are engaged, the number of our employees and the number of facilities we operate, thereby presenting us with significant challenges as we work to manage the substantial increases in scale resulting from the Merger. The Merger is the most complex that the company has tried to integrate and as a result we must integrate a large number of technological, operational and administrative systems, which could prove to be more difficult than we anticipate. We can give no assurance that the Merger will perform in accordance with our expectations. In addition, we can give no assurance that our expectations with respect to integration and synergies of the Merger will materialize. Events outside of our control, including changes in state and federal regulation and laws as well as economic trends, could adversely affect our ability to realize the anticipated benefits from the Merger. Delays in the integration of Inovis or any of the items discussed above could have a material adverse effect on our business, results of operations and financial condition. See also “Risk Factors—Our growth strategy of identifying and consummating acquisitions entails significant business risks.” for additional risks associated with acquisitions generally, including the merger with Inovis.

The merger with Inovis could result in the loss of employees or customers or otherwise cause business disruption.

It is possible that the Merger could result in the loss of key employees, result in the disruption of each company’s ongoing businesses or identify inconsistencies in technologies, standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers, suppliers or creditors. For example, we may lose revenues as a result of customer overlap between GXS and Inovis. For the Merger to be successful, we must continue to retain, motivate and recruit executives and other key employees. Such employee retention may be challenging as employees may experience uncertainty about their future roles until, or even after, strategies with regard to the combined company are executed. If, despite retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with us, our ongoing business could be harmed. Additionally, the potential distraction of integrating Inovis may adversely affect our ability to attract, motivate and retain executives and other key employees and keep them focused on corporate strategies and goals. In addition, while we do not currently anticipate major changes among our executive officers and other key employees, there can be no assurance of what, if any, changes may be made by our board of directors following the Merger in connection with our integration of Inovis. If we were to make any changes, we could be required to make certain severance payments and, in certain circumstances, payments under consulting arrangements. In addition, while many agreements contain non-compete clauses, there can be no assurance that any such non-compete clauses will be enforceable.

The combination of the GXS and Inovis legal entities in the United Kingdom remains under regulatory review and will proceed in accordance with local laws.  During the pendency of the UK regulatory process these entities will remain operationally separate from each other.  It is possible that the UK regulatory review could result in a prolonged process and/or require the divestiture of certain assets.

We may require additional capital in the future, and additional funds may not be available on terms acceptable to us.

It is possible that we may need to raise additional capital to fund our future activities, to maintain spending on new product development in order to stay competitive in our markets or to acquire other businesses, products or technologies. Subject to the restrictions contained in the indenture governing the notes and the revolving credit facility, we may be able to raise these funds by selling securities to the public or selected investors or by borrowing money. However, we may not be able to obtain these additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations significantly, reduce planned capital expenditures and research and development, make selective dispositions of our assets or obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to technologies or potential markets, or otherwise impair our ability to remain competitive.

If we lose our net operating loss carryforward, our financial results will suffer.

As of December 31, 2009, our net operating loss carryforward amount for U.S. federal income tax purposes was approximately $438 million. Section 382 of the Internal Revenue Code of 1986, as amended, contains rules that are designed to discourage persons from buying and selling the net operating losses (“NOLs”) of companies. In general, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. In general, an ownership change occurs if the aggregate stock ownership of certain stockholders (generally 5% shareholders, applying certain look-through and aggregation rules) increases by more than 50 percentage points over such stockholders’ lowest percentage ownership during the testing period (generally three years). Purchases of our common stock in amounts greater than specified levels could create a limitation on our ability to utilize our NOLs for tax purposes in the future. Limitations imposed on our ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs. Furthermore, we may not be able to generate sufficient taxable income to utilize our NOLs before they expire.

The obligations associated with being a registered company will require significant resources and management attention.

As a result of filing the registration statement with the SEC in connection with this exchange offer and becoming a registrant, we will incur significant legal, accounting and other expenses that we did not previously incur. We will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a registrant may divert management’s attention from implementing our growth strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a registrant. However, the measures we take may not be sufficient to satisfy our obligations. In addition, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we file with the SEC, and will likely require in the same report a report by our independent registered public accounting firm on the effectiveness of our internal control over financial reporting. In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. If we fail to comply with Section 404, we could be subject to regulatory scrutiny and sanctions, our ability to obtain financing could be impaired and investors may lose confidence in the accuracy and completeness of our financial reports.

Risk factors related to the notes

Our substantial indebtedness may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs.

As of December 31, 2009, we and our guarantors had approximately $785 million of total indebtedness. Our substantial indebtedness and any new indebtedness we incur could:

•	require us to dedicate a substantial portion of cash flow from operations to the payment of principal, and interest on, indebtedness, thereby reducing the funds available for other purposes;

•	make it more difficult for us to satisfy and comply with our obligations with respect to the notes;

•	subject us to increased sensitivity to interest rate increases;

•	make us more vulnerable to economic downturns, adverse industry conditions or catastrophic external events;

•	limit our ability to withstand competitive pressures;

•	reduce our flexibility in planning for or responding to changing business, industry and economic conditions; and/or

•	place us at a competitive disadvantage to competitors that have relatively less debt than we have.

In addition, our substantial level of indebtedness could limit our ability to obtain additional financing on acceptable terms or at all for working capital, capital expenditures and general corporate purposes. Our liquidity needs could vary significantly and may be affected by general economic conditions, industry trends, performance and many other factors not within our control.

We may incur more debt, which could exacerbate the risks described above.

We and our subsidiaries are able to incur additional indebtedness in the future subject to the limitations contained in the agreements governing our debt. Although these agreements restrict us and our restricted subsidiaries from incurring additional indebtedness, these restrictions are subject to important exceptions and qualifications. If we or our subsidiaries incur additional debt, the risks that we and they now face as a result of our high leverage could intensify.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including interest payments and the payment of principal at maturity, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot provide assurance that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales, that additional financing could be obtained on acceptable terms, if at all, or that additional financing would be permitted under the terms of our various debt instruments then in effect. Furthermore, our ability to refinance would depend upon the condition of the finance and credit markets. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms or on a timely basis, would have an adverse effect on our business, results of operations and financial condition.

The indenture governing the notes, as well as other agreements governing our debt, include financial and other covenants that impose restrictions on our financial and business operations.

The indenture and our revolving credit facility contain negative covenants customary for such financings, such as limiting our ability to sell or dispose of assets, incur additional indebtedness or liens, make certain restricted payments, make certain investments or consummate mergers, consolidations or other business combinations. These covenants may have a material adverse impact on our operations. The revolving credit facility contains various financial and other covenants that require us to maintain minimum coverage ratios. Our ability to comply with these covenants may be subject to events outside our control. Moreover, if we fail to comply with these covenants and are unable to obtain a waiver or amendment, an event of default would result. These covenants are subject to important exceptions and qualifications and, with respect to the notes, are described under the heading “Description of the Notes” in this prospectus.

The indenture governing the notes and the revolving credit facility also contain other events of default customary for such financings. If an event of default were to occur, the trustee or the lenders could, among other things, declare outstanding amounts due and payable, and our cash may become restricted. We cannot provide assurance that we would have sufficient liquidity to repay or refinance the notes or borrowings under the revolving credit facility if such amounts were accelerated upon an event of default. In addition, an event of default or declaration of acceleration under the indenture or the revolving credit facility could also result in an event of default under other financing agreements. See “—Risk factors related to the notes”.

The notes and related guarantees will be effectively junior to all indebtedness under our revolving credit facility, which will have “first out” status pursuant to the distribution provisions of the security documents.

The collateral trust agreement provides that if any collateral is sold or otherwise realized upon by the collateral trustee in connection with any foreclosure, collection, sale or other enforcement of liens granted to the collateral trustee in the security documents, whether or not any insolvency or liquidation proceeding has been commenced by or against us or any other grantor, the proceeds received by the collateral trustee from such foreclosure, collection, sale or other enforcement will be distributed by the collateral trustee first for application to the payment of all outstanding indebtedness under our revolving credit facility (and related hedging and cash management obligations) in an amount sufficient to pay in full in cash all outstanding indebtedness thereunder. The remaining proceeds from the sale of the collateral may not be sufficient to satisfy the obligations under the notes and the subsidiary guarantees. To the extent that the collateral securing the notes and subsidiary guarantees is insufficient to satisfy the obligations under the notes and subsidiary guarantees and other pari passu secured obligations, then holders of the notes would have a general unsecured claim against our remaining assets, which claim would be effectively subordinated to indebtedness secured by other assets of ours to the extent of the value of the collateral securing such other secured indebtedness. See “Description of the Notes—Order of Application.”

The notes and related subsidiary guarantees will effectively be subordinated to indebtedness of our nonguarantor subsidiaries.

Not all of our subsidiaries will guarantee the notes. The notes will be effectively subordinated to all indebtedness and other liabilities and commitments, including trade payables, of our subsidiaries that do not guarantee the notes. We rely substantially upon distributions from our subsidiaries to meet our debt obligations, including our obligations with respect to the notes. Any right of the holders of the notes to participate in the assets of a nonguarantor subsidiary upon any liquidation or reorganization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors.

Non-guarantor subsidiaries generated approximately 51.6% of our revenues for the year ended December 31, 2009, and held approximately 20.8% of our total assets as of December 31, 2009.

The value of the collateral securing the notes and certain guarantees may not be sufficient to satisfy our obligations and the obligations of the guarantors.

In the event of foreclosure, the proceeds from the sale of the collateral may not be sufficient to satisfy the notes and the secured obligations, including the revolving credit facility, secured on an equal basis with the notes and subsidiary guarantees. To the extent that the collateral securing the notes and subsidiary guarantees is insufficient to satisfy the obligations under the notes and subsidiary guarantees and other obligations secured on an equal basis, then holders of the notes would have a general unsecured claim against our remaining assets, which claim would be effectively subordinated to indebtedness secured by other assets of ours to the extent of the value of the collateral securing such other secured indebtedness.

Your rights to the collateral may be further diluted by any increase in the obligations secured by the collateral. In addition, certain permitted liens on the collateral securing the notes may allow the holder of such lien to exercise rights and remedies with respect to the collateral subject to such lien that could adversely affect the value of such collateral and the ability of the collateral trustee or the holders of the notes to realize or foreclose upon such collateral. See “Description of the Notes—Certain Covenants—Liens.”

For the foregoing reasons, among others, we cannot assure you that the proceeds realized on any exercise of foreclosure remedies (after payment of expenses of the foreclosure remedies and repayment of other liens on the collateral which might under applicable law or by contract rank prior to or equally and ratably with the lien on the collateral in favor of the collateral trustee for the benefit of the noteholders) would be sufficient to satisfy in full payments due on the notes.

Existing liens on the collateral may not have been released prior to or after closing of the offering of the Old Notes.

We cannot guarantee that any completed lien searches revealed all existing liens on the collateral securing the notes. Any such existing lien, including undiscovered liens, could be significant, could be prior in ranking to the liens securing the notes and could have an adverse effect on the ability of the collateral trustee to realize or foreclose upon the collateral securing the notes.

After-acquired property may not be subject to the security interest securing the notes.

Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. The trustee and collateral trustee may not monitor, or we may not inform the trustee and collateral trustee of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The collateral trustee for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the notes against third parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties. In addition, certain agreements to which we are a party may impose limitations on their ability to grant a security interest to the collateral trustee for the benefit of the noteholders in certain such after-acquired property.

The value of the collateral securing the notes may not be sufficient to entitle holders to payment of post-petition interest.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, holders of the notes will only be entitled to post-petition interest under the bankruptcy code to the extent that the value of their security interest in the collateral is greater than their pre-bankruptcy claim. Holders of the notes that have a security interest in collateral with a value equal or less than their pre-bankruptcy claim will not be entitled to post-petition interest under the bankruptcy code. The bankruptcy trustee, the debtor-in-possession or competing creditors could possibly assert that the fair market value of the collateral with respect to the notes on the date of the bankruptcy filing was less than the then-current principal amount of the notes and other obligations secured by that collateral. Upon a finding by a bankruptcy court that the notes and other obligations are under-collateralized, the claims in the bankruptcy proceeding with respect to the notes and other obligations would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of noteholders to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the notes to receive other “adequate protection” under U.S. federal bankruptcy laws. In addition, if any payments of post-petition interest were made at the time of such a finding of under-collateralization, such payments could be re-characterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the notes. We cannot assure you that the value of the noteholders’ interest in their collateral equals or exceeds the principal amount of the notes.

Any future pledge of collateral might be avoidable by a trustee in bankruptcy.

The indenture governing the notes provides that certain future subsidiaries of ours will guarantee the notes and secure their guarantees with liens on any assets they own that would constitute collateral, and that we will grant liens on certain property that we and the existing guarantors acquire after the notes are issued. Any future pledge of collateral in favor of the collateral trustee, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy or by other third parties if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, or if the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge (or within one year following the pledge if the creditor that benefited from the pledge is an “insider” under bankruptcy law).

We may be unable to repay or repurchase the notes at maturity.

At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have the funds to fulfill these obligations or the ability to refinance these obligations. If the maturity date occurs at a time when other arrangements prohibit us from repaying the notes, we could try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we cannot obtain such waivers or refinance these borrowings, we would be unable to repay the notes.

In the event of a bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

Bankruptcy laws could prevent the collateral trustee from repossessing and disposing of, or otherwise exercising remedies in respect of, the collateral upon the occurrence of an event of default if a bankruptcy proceeding were to be commenced by or against us or a guarantor prior to the trustee having repossessed and disposed of, or otherwise having exercised remedies in respect of, the collateral. Under the U.S. Bankruptcy Code, a secured creditor such as a holder of the notes is generally prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval.

Moreover, the U.S. Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” While it is intended in general to protect the value of the secured creditor’s interest in the collateral, the meaning of the term “adequate protection” may vary according to circumstances. The court may find “adequate protection” if the debtor pays current cash interest or grants substitute or additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

In the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, noteholders would have “undersecured claims.” U.S. federal bankruptcy laws do not require the debtor to pay or accrue interest, costs and attorneys’ fees for holders “undersecured claims” during the bankruptcy proceeding. Finally, the trustee’s ability to foreclose on the collateral on behalf of the holders of the notes may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the collateral trustee’s lien on the collateral.

Your right to be repaid would be adversely affected if a court determined that any of our subsidiaries made any guarantee for inadequate consideration or with the intent to defraud creditors.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, any guarantee made by any of our subsidiaries could be voided, or claims under the guarantee made by any of our subsidiaries could be subordinated to all other obligations of any such subsidiary, if the subsidiary, at the time it incurred the obligations under any guarantee:

•	incurred the obligations with the intent to hinder, delay or defraud creditors; or

•	received less than reasonably equivalent value in exchange for incurring those obligations; and

(1)	was insolvent or rendered insolvent by reason of that incurrence;

(2)	was engaged in a business or transaction for which the subsidiary’s remaining assets constituted unreasonably small capital; or

(3)	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A legal challenge to the obligations under any guarantee on fraudulent conveyance grounds could focus on any benefits received in exchange for the incurrence of those obligations. A guarantee could be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. We believe that each of our subsidiaries making a guarantee received reasonably equivalent value for incurring the guarantee, but a court may disagree with our conclusion or elect to apply a different standard in making its determination.

The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied in the proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than the fair saleable value of all of its assets;

•
the present fair saleable value of its assets is less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

The credit ratings assigned to the notes may not reflect all risks of an investment in the notes.

The credit ratings assigned to notes reflect the rating agencies’ assessments of our ability to make payments on the notes when due. Consequently, real or anticipated changes in these credit ratings will generally affect the market value of the notes. These credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.

Unrestricted subsidiaries generally will not be subject to any of the covenants in the indenture and will not guarantee the notes, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Subject to compliance with the restrictive covenants contained in the indenture governing the notes, we are permitted to designate our subsidiaries as unrestricted subsidiaries. If we designate a subsidiary guarantor as an unrestricted subsidiary for purposes of the indenture governing the notes, all of the liens on any collateral owned by such subsidiary or any of its subsidiaries and any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. Designation of an unrestricted subsidiary will reduce the aggregate value of the collateral securing the notes to the extent that liens on the assets of the unrestricted subsidiary and its subsidiaries are released. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a senior claim on the assets of such unrestricted subsidiary and its subsidiaries. We had no unrestricted subsidiaries at the time of issuance of the Old Notes and do not have any as of the date of this prospectus.

Unrestricted subsidiaries will generally not be subject to the covenants under the indenture governing the notes, and will not guarantee or pledge assets to secure the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes.

Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes will be released automatically, without your consent or the consent of the trustee.

Under various circumstances, collateral securing the notes will be released automatically, including:

•	a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture; and

•	with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee.

In addition, the guarantee of a subsidiary guarantor will be automatically released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the indenture. Additionally, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral.

The pledge of the capital stock and other securities of our subsidiaries that secure the notes will automatically be released from the lien on such securities for as long as the pledge of such capital stock or other securities would require the filing of separate financial statements with the SEC for that subsidiary.

The notes and the related guarantees are secured by a pledge of the capital stock of some of our subsidiaries. Under the SEC regulations in effect as of the issue date of the notes, if the principal amount, par value, book value as carried by us or market value (whichever is greatest) of the capital stock or other securities of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture governing the notes and the collateral documents provide that any capital stock and other securities of any of our subsidiaries (other than GXS, Inc.) will be excluded from the collateral for so long as the pledge of such capital stock or other securities to secure the notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time, “Rule 3-16”) or other law, rule or regulation. As a result, holders of the notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries during such period. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. If we redeem any portion of the notes, the threshold at which the pledged securities of any of our subsidiaries becomes excluded from the collateral will be reduced and additional pledged securities could become excluded from the collateral. See “Description of the Notes.”

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

Upon the occurrence of a “change of control,” as defined in the indenture governing the notes, we must offer to buy back the notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest, if any, to the date of the repurchase. Our failure to purchase, or give notice of purchase of, the notes would be a default under the indenture governing the notes. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

If a change of control occurs, it is possible that we may not have sufficient assets at the time of the change of control to make the required repurchase of notes or to satisfy all obligations under our other debt instruments. In order to satisfy our obligations, we could seek to refinance our indebtedness or obtain a waiver from the other lenders or you as a holder of the notes. We cannot assure you that we would be able to obtain a waiver or refinance our indebtedness on terms acceptable to us, if at all. Our failure to repurchase any notes submitted in a change of control offer could constitute an event of default under our other debt documents, even if the change of control offer itself would not cause a default under the indenture governing the notes.

Francisco Partners and its co-investors indirectly own approximately 68% of our capital stock.  There may be situations in which the interests of Francisco Partners and the co-investors and the interests of the holders of the notes will not be aligned.

Francisco Partners and its co-investors indirectly own approximately 68% of our capital stock. As a result, Francisco Partners and its co-investors are able to:

•	elect seven of our directors and, as a result, control matters requiring board approval;

•	control matters submitted to a stockholder vote, including mergers, acquisitions and consolidations with third parties and the sale of all or substantially all of our assets; and

•	otherwise control or influence our business direction and policies.

As a result, circumstances may occur in which the interests of Francisco Partners and its co-investors could be in conflict with the interests of the holders of the notes. In addition, Francisco Partners and its co-investors may have interests in pursuing acquisitions, divestitures or other transactions that, in their judgment could enhance their equity investment, even though the transactions might involve risks to the holders of the notes.

There is no established trading market for the notes. If an actual trading market does not develop for the notes, you may not be able to resell the notes quickly, for the price that you paid or at all.

There is no established trading market for the notes and an active trading market may not develop. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems. As a result, we cannot assure you as to the liquidity of any trading market for the notes.

We also cannot assure you that you will be able to sell your notes at a particular time or at all, or that the prices that you receive when you sell them will be favorable. You may not be able to resell your notes at their fair market value. The liquidity of, and trading market for, the notes may also be adversely affected by, among other things:

•	prevailing interest rates;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the notes. It is possible that the market for the notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

The notes were issued with original issue discount for U.S. federal income tax purposes.

The notes were issued with original issue discount (“OID”) for U.S. federal income tax purposes. Thus, in addition to the stated interest on the notes, U.S. Holders (as defined in “Certain U.S. Federal Income Tax Considerations”) were required to include amounts representing OID in gross income on a constant yield basis for U.S. federal income tax purposes in advance of the receipt of cash payments to which such income is attributable.

Because the notes were issued with original issue discount, in addition to the above, in the event of a bankruptcy proceeding involving us, your claim as our creditor may not equal the face amount of the notes purchased by you in this offering. The difference between the purchase price of the notes and the face amount of those notes may be considered “unmatured interest” for purposes of the U.S. Bankruptcy Code, which may not be an allowable claim in a bankruptcy proceeding involving us.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes.  The New Notes will be exchanged for Old Notes as described in this prospectus upon our receipt of Old Notes.  We will cancel all of the Old Notes surrendered in exchange for the New Notes.

CAPITALIZATION

The following table sets forth a summary of our consolidated cash and cash equivalents and capitalization as of March 31, 2010 on an actual basis and on a pro forma basis to give effect to the Merger.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the “Unaudited Pro Forma Condensed Combined Financial Information,” and the consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2010
	(Dollars in millions)
	Actual	Pro Forma
Cash and cash equivalents	$36.0	$24.7
Restricted cash	227.6	—
9.75% senior secured notes due 2015, offered hereby, net of original issue discount of $18.5 million	767.1	767.1
Revolving credit facility(1)	—	—
Total long-term debt	767.1	767.1
Total equity (deficit)	(349.6)	(261.0)
Total capitalization	$417.5	$506.1

(1)
The revolving credit facility has an aggregate credit limit of $50 million.  As of June 7, 2010, on an actual and pro forma basis we have no outstanding borrowings under the revolving credit facility but we do have letters of credit totaling $11.7 million supported by the facility. We borrowed $23.0 million under the revolving credit facility on June 14, 2010 to make a portion of our semi-annual interest payment on the Old Notes.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to (i) the debt refinancing accomplished via the Old Notes (the “Refinancing”) and (ii) the Merger (collectively, the “Transactions”).

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2009 combines the audited consolidated statement of operations of the company for the year ended December 31, 2009 with the audited consolidated statement of operations of Inovis for the year ended December 31, 2009, and gives effect to the Transactions as if they occurred on January 1, 2009.  The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2010 combines the unaudited condensed consolidated statement of operations of the company for the three months ended March 31, 2010 with the unaudited condensed consolidated statement of operations of Inovis for the three months ended March 31, 2010, and gives effect to the Transactions as if they occurred on January 1, 2009.  The unaudited pro forma condensed combined balance sheet as of March 31, 2010 combines the unaudited condensed consolidated balance sheet of the company as of March 31, 2010 with the unaudited condensed consolidated balance sheet of Inovis as of March 31, 2010, and gives effect to the Transactions as if they occurred on March 31, 2010.  The unaudited pro forma condensed combined financial information does not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the dates indicated, and it does not purport to project our results of operations or financial condition for any future period or as of any future date.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions thereto, “Capitalization,” “Selected Historical Consolidated Financial Information and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and unaudited condensed consolidated financial statements and notes thereto of the company and Inovis included elsewhere in this registration statement.  The Merger will be accounted for, and is presented in the unaudited pro forma condensed combined consolidated financial information using the purchase method of accounting prescribed in Financial Accounting Standard Codification 805-Business Combinations.  The pro forma information presented, including allocations of purchase price, is based on preliminary estimates of the fair value of the consideration to effect the Merger, and of the fair value of assets acquired and liabilities assumed.  Available information and assumptions will be revised as additional information becomes available.  Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material.

The pro forma adjustments, as described in the notes further below, are based upon currently available information and certain assumptions that the company’s management believes are reasonable.

GXS Worldwide, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
March 31, 2010
(In thousands)

	Historical		Pro Forma Adjustments
	GXS	Inovis	The Merger		Pro Forma Combined
Assets
Current assets:
			$227,583	(c)
			(11,889	)(d)
Cash and cash equivalents	$35,975	$17,980	(244,902	)(e)	$24,747
Receivables	83,553	15,101	—		98,654
Prepaid expenses and other assets	13,631	3,677	(1,902	)(q)	15,406
Total current assets	133,159	36,758	(31,110)		138,807
Restricted cash	227,583	—	(227,583	)(c)	—
Property and equipment, net	92,547	4,791	—		97,338
			(43,809	)(g)
Intangible assets, net	9,235	43,809	153,100	(h)	162,335
			(36,983	)(g)
Goodwill	74,151	36,983	176,426	(i)	250,577
Deferred financing costs	21,692	2,397	(2,397	) (j)	21,692
Other assets	19,532	10,543	(10,021	)(q)	20,054
Total assets	$577,899	$135,281	$(22,377)		$690,803

Liabilities and Equity (Deficit)
Current liabilities:
Current maturities of long-term debt	$—	$135,269	$(135,269	)(j)	$—
Trade payables	10,488	1,472	—		11,960
Deferred income	28,526	22,964	(8,258	)(f)	43,232
Accrued expenses and other liabilities	75,471	7,449	(1,259	)(e)	81,661
Total current liabilities	114,485	167,154	(144,786)		136,853
Old Notes	767,126	—	—		767,126
Other liabilities	45,843	1,939	—		47,782
Total liabilities	927,454	169,093	(144,786)		951,761
			(11,889	)(d)
Inovis stockholders’ equity (deficit):	—	(33,812)	45,701	(k)	—
Total Inovis stockholders’ equity (deficit)	—	(33,812)	33,812		—

GXS Worldwide, Inc. stockholder’s equity (deficit):
Common stock $1.00 par value, 100 shares authorized, issued and outstanding	—	—	—		—
Additional paid-in capital	358,393	—	63,000	(l)	421,393
			35,097	(q)
Accumulated deficit	(700,787)	—	(9,500	)(e)	(675,190)
Accumulated other comprehensive loss	(7,372)	—	—		(7,372)
Total GXS Worldwide, Inc. stockholder’s equity (deficit)	(349,766)	—	88,597		(261,169)
Non-controlling interest	211	—	—		211
Total equity (deficit)	(349,555)	—	122,409		(260,958)
Total liabilities and equity (deficit)	$577,899	$135,281	$(22,377)		$690,803

See accompanying notes to unaudited pro forma condensed combined financial information.

GXS Worldwide, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2009
(In thousands)

	Historical		Pro Forma Adjustments
	GXS	Inovis	The Refinancing		The Merger		Pro Forma Combined
Revenues	$350,176	$137,072	$—		$—		$487,248

Costs and operating expenses:
					10,037	(m)
					16,708	(o)
Cost of revenues	194,234	34,417	—		4,675	(p)	260,071
Sales and marketing	43,295	15,561	—		446	(m)	59,302
Research and development	—	16,708	—		(16,708	) (o)	—
					848	(n)
General and administrative	46,216	24,984	—		669	(m)	72,717
Depreciation and amortization	—	11,152	—		(11,152	) (m)	—
Restructuring and related charges	7,549	698	—		—		8,247
Other	—	1,129	—		(1,129	) (r)	—
Operating income	58,882	32,423	—		(4,394)		86,911
Other income (expense):
Loss on extinguishment of debt	(9,588)	—	9,588	(a)	—		—
Interest expense, net	(74,357)	(19,124)	(110	)(b)	—		(93,591)
Other income (expense), net	(1,728)	—	—		2,636	(s)	908
Income (loss) before income taxes	(26,791)	13,299	9,478		(1,758)		(5,772)
Income tax expense (benefit)	(1,259)	4,853	—		(4,853	)(q)	(1,259)
Net income (loss)	(25,532)	8,446	9,478		3,095		(4,513)
Less net loss attributable to non-controlling interest	(29)	—	—		—		(29)
Net income (loss) attributable to GXS Worldwide, Inc.	$(25,503)	$8,446	$9,478		$3,095		$(4,484)

See accompanying notes to unaudited pro forma condensed combined financial information.

GXS Worldwide, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended March 31, 2010
(In thousands)

	Historical		Pro Forma Adjustments
	GXS	Inovis	The Refinancing		The Merger		Pro Forma Combined
Revenues	$84,686	$31,926	$—		$—		$116,612

Costs and operating expenses:
					2,356	(m)
					4,072	(o)
Cost of revenues	44,056	8,328	—		1,191	(p)	60,003
Sales and marketing	11,481	3,736	—		105	(m)	15,322
Research and development	—	4,072	—		(4,072	)(o)	—
					250	(n)
General and administrative	13,337	5,649	—		157	(m)	19,393
Depreciation and amortization	—	2,618	—		(2,618	)(l)	—
Restructuring and related charges	286	—	—		—		286
Other	—	187	—		(187	)(r)	—
Operating income	15,526	7,336			(1,254)		21,608
Other income (expense):
Interest expense, net	(22,182)	(5,438)	4,168	(b)	—		(23,452)
Other expense, net	(3,337)	—	—		2,000	(s)	(1,337)
Income (loss) before income taxes	(9,993)	1,898	4,168		746		(3,181)
Provision for income taxes	676	876	—		(876	)(q)	676
Net income (loss)	(10,669)	1,022	4,168		1,622		(3,857)
Less net income (loss) attributable to non-controlling interest	(29)	—	—		—		(29)
Net income (loss) attributable to GXS Worldwide, Inc.	$(10,640)	$1,022	4,168		$1,622		$(3,828)

See accompanying notes to unaudited pro forma condensed combined financial information.

GXS Worldwide, Inc. and Subsidiaries
Notes to Unaudited Pro Forma Condensed Combined Financial Information
(In thousands)

(1)   Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of GXS and Inovis, after giving effect to the Transactions and adjustments described in these footnotes, and are intended to reflect the impact of the Transactions on GXS.

The accompanying unaudited pro forma condensed combined financial statements do not give effect to any cost savings, revenue synergies or restructuring costs which may result from the integration of GXS’s and Inovis’s operations.

The Merger will be accounted for, and is presented in the unaudited pro forma condensed combined financial information using the purchase method of accounting prescribed in Financial Accounting Standard Codification 805-Business Combinations.  Under this standard, the excess of the purchase price over net assets acquired and liabilities assumed is recorded as goodwill.  However, the pro forma adjustments reflect our preliminary estimates of the purchase price allocation related to the Merger, which amounts will be determined upon finalization of appraisals and other valuation studies that we will obtain.  The pro forma balance sheet includes adjustments for the estimated fair value of Inovis’s property and equipment, trade names, customer contracts and relationships, deferred revenue and other identifiable intangible assets based upon our experience with other acquisitions we have completed and our preliminary understanding of the value of Inovis’s assets and liabilities.  As of the date of this registration statement, we have not completed the valuation studies necessary to estimate the fair values of the assets we will acquire and the liabilities we will assume and the related allocation of purchase price.  A final determination of these fair values will reflect our consideration of a final valuation prepared by third-party appraisers.  This final valuation will be based on the actual net tangible and intangible assets that existed as of the closing date of the Merger and the value of the Merger consideration.  Any final adjustment will change the allocations of purchase price and will likely affect the fair values assigned to the assets and liabilities, including a change to goodwill.  The final allocation will differ from the allocation in the pro forma balance sheet and such difference could be material.

Purchase price allocated to the fair value of deferred revenue will reduce revenue from comparative historical amounts for at least the first year following the consummation of the Merger.  Purchase price allocated to property and equipment, trade names, customer contracts and relationships, or other identifiable intangible assets will result in additional depreciation and amortization expense as compared to historical amounts after the consummation of the Merger.  The amount of depreciation and amortization will be based upon the amount allocated and the estimated useful lives of the respective assets.

The estimated total consideration and the related allocation to assets acquired and liabilities assumed are as follows:

Estimated Consideration:
Estimated fair value of securities issued to stockholders of Inovis	$63,000
Cash paid to stockholders of Inovis	98,874
Debt of Inovis retired at closing	135,269
Total consideration	$297,143
Allocation of total consideration:
Historical book value of the assets acquired and liabilities assumed net of Inovis debt and transaction costs	$89,568
Elimination of intangible assets and goodwill of Inovis	(80,792)
Elimination of deferred financing costs of Inovis	(2,397)
Adjustment to the fair value of intangible assets related to customer contracts and relationships, software and technology and tradename	153,100
Adjustment to reflect deferred revenue at estimated fair value	8,258
Adjustment to deferred taxes with respect to purchase accounting adjustments	(47,020)
Residual goodwill created from the Merger	176,426
Total consideration	$297,143

The estimated fair value of the securities issued was based upon a preliminary estimate.  The actual value will be based on a valuation of the combined company on the date of the Merger.  Any increase or decrease in the value will increase or decrease the amount ascribed to goodwill in the purchase price allocation.

The historical book value of the assets acquired and liabilities assumed reflects the total assets less the total liabilities of Inovis as of March 31, 2010, adjusted for the debt of Inovis to be retired at closing of $135,269 and the transaction costs of Inovis of $11,889 paid concurrent with the consummation of the Merger.

(i)       Pro forma Adjustments Related to the Refinancing

The following describes the adjustments with respect to the Refinancing that have been made to the historical financial information of GXS to compute the pro forma amounts.

(a)       Represents the elimination of  the non-recurring loss on extinguishment of debt.

(b)	Represents adjustment to interest expense to reflect the Refinancing as if it had occurred on January 1, 2009, calculated as follows:

	Amount	Year ended December 31, 2009	Three months ended March 31, 2010
9.75% senior secured notes due 2015, offered hereby, net of original issue discount of $17,874	$767,126	$76,538	$19,134
Revolving Credit Facility(1)	—	—	—
Interest rate swap payments(2)		9,078	2,270
Other cash interest and fees		1,200	300
Amortization of original issue discount	18,608	2,664	718
Amortization of deferred financing costs(3)	22,807	4,111	1,030
Pro forma interest expense		93,591	23,452
Less historical interest expense, net of:
GXS		(74,357)	(22,182)
Inovis		(19,124)	(5,438)
Pro forma adjustment		$110	$(4,168)
_____________
(1)
Although we borrowed $23.0 million on June 14, 2010 under the Revolving Credit Facility to make a portion of our semi-annual interest payment on the Old Notes these borrowings are not reflected in the pro forma adjustments above. Borrowings under the facility are subject to a rate per annum equal to the greatest of (i) the Prime Rate in effect, (ii) the Federal Funds Rate plus a margin of 0.5%, and (iii) 3.0% plus a margin of 4.5% for Base Rate Loans or a rate per annum equal to the greater of (i) 2.00% or (ii) the London British Bankers Association Interest Settlement Rate for equivalent terms, plus a margin of 5.50% for LIBOR loans, at our option.

(2)
GXS has an interest rate swap that expires in May 2011, which requires GXS to pay the counterparty 3.86% interest on a notional amount of $255,000 and receive three-month LIBOR.  The pro forma assumes that three-month LIBOR is 0.30% for the balance of the swap period.  A 50 basis point change in three-month LIBOR will change the payment between the counterparties by $1,275 on an annual basis.

(3)	Amortization of original issue discount and deferred financing costs is based upon a 66 month life using the interest method.

(ii)       Pro Forma Adjustments Related to the Merger

The following describes the adjustments with respect to the Merger that have been made to the historical financial information of GXS to compute the pro forma amounts.

(c)       Represents the release of the funds held in escrow to consummate the Merger.

(d)
Represents transaction costs of Inovis to complete the Merger in the amount of $11,889.  Such costs were paid from the cash resources of the combined company concurrent with consummation of the Merger. The amounts were incurred, and will be included, in the results of Inovis in the period prior to the Merger.

 (e)      Represents the estimated amounts of cash to consummate the Merger as follows:

Cash paid to the stockholders of Inovis	$98,874
Redemption of Inovis debt	135,269
Payment of accrued interest on Inovis debt	1,259
Transaction costs incurred by GXS	9,500
$244,902

The transaction costs incurred by GXS of $9,500, of which $6,000 will be included in the results of operations for the combined company in the three months ending June 30, 2010.  Such amount includes $3,000 paid to Francisco Partners for advisory fees.

(f)
Represents the write-down of deferred revenue to reflect estimated fair value.  The fair value of deferred revenue is based on the estimated cost to deliver the service plus a normal profit margin.  In the twelve months following the Merger, the company expects that revenue and operating income will be impacted by this adjustment.  Such amount is not reflected in the unaudited pro forma condensed combined statements of operations as it will not have a continuing impact on the consolidated results of operations.

(g)	Represents elimination of the intangible assets and goodwill of Inovis.

(h)	Represents the preliminary allocation of the purchase price to the intangible assets of Inovis. We estimate that the purchase price will be allocated to the following intangibles:

Customer contracts and relationships	$128,100
Software and information technology	20,400
Tradenames	4,600
$153,100

We have not yet undertaken a formal valuation of the tangible and intangible assets to be acquired in the Merger although we plan to do so.  Management believes that long-lived tangible assets will not be valued at an amount that is materially different than carrying value.  The intangible asset amounts above are based on our discussions with the management of Inovis and our experience in completing other acquisitions.

(i)	Represents the residual goodwill created from the Merger.

(j)	Represents the retirement of the debt of Inovis, and elimination of related deferred financing costs.

(k)	Represents elimination of stockholders’ equity (deficit) of Inovis.

(l)	Represents the estimated fair value of securities issued to shareholders of Inovis.

(m)	Reclassification of Inovis’s depreciation and amortization expense to cost of revenues, sales and marketing, and general administrative expenses to conform to our statement of operations presentation.

(n)
Represents fees payable to the equity sponsors following the Merger in excess of the amounts paid to Francisco Partners of $2,000 on an annual basis and Inovis equity sponsors during the year ended December 31, 2009 and three months ended March 31, 2010 of $1,152 and $250, respectively, prior to the Merger.  Following the Merger, the company has agreed to pay an annual fee of $4,000 in the aggregate to Francisco Partners, Golden Gate Capital and Cerberus Partners in exchange for monitoring, management, business strategy, consulting and financial services.

(o)
Reclassification of Inovis’s research and development expenses to cost of revenues and other expense included in operating expenses to other income (expense), net to conform to our statement of operations presentation.

(p)	Represents adjustments to reflect additional amortization expense due to recognition of intangible assets recognized in connection with the Merger:

	Amount	Life	Year ended December 31, 2009	Three months ended March 31, 2010
Customer contracts and relationships	$128,100	15 years	$8,540	$2,135
Software and information technology	20,400	7 years	2,914	728
Trade names	4,600	5 years	920	230
Less historical amortization of Inovis			(7,699)	(1,902)
Pro forma adjustment			$4,675	$1,191

(q)	Represents adjustments to income taxes as a result of the Merger and related purchase accounting adjustments.

The pro forma condensed combined statements of operations assume that our net operating losses will be available following the Merger to offset taxable income.  As of March 31, 2010, we have a net operating loss carryforward for U.S. federal income tax purposes of approximately $399,300. Section 382 of the Internal Revenue Code of 1986, as amended, contains rules that are designed to discourage persons from buying and selling the net operating losses (“NOLs”) of companies.  In general, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income.  For purposes of the pro forma combined financial statements we have assumed that no change of control has occurred at the date of the Merger.

The Merger is a non-taxable transaction and as a result the amounts allocated to intangible assets, goodwill and deferred income will not be deductible for income tax purposes.  The unaudited pro forma condensed combined balance sheet reflects an adjustment to goodwill of $47,020 to reflect the deferred tax liability for the non-deductibility of the amounts allocated to intangible assets and deferred income in excess of historical costs using a 40% effective rate.  In addition, adjustments to the pro forma condensed combined balance sheet reflect a $35,097 credit to equity (deficit) from the reduction in our valuation allowance related to the combined net deferred tax assets following the Merger.  The amount is equal to the deferred tax liability of $47,020, net of the deferred tax assets of Inovis of $11,923 at March 31, 2010.  Such credit to equity (deficit) will be recorded through net income (loss) in the period that includes the Merger. The amount of such benefit is subject to the final valuation of the consideration, the purchase price allocation, the amount of Inovis’ deferred tax assets and liabilities at the date of the Merger and the availability of our net operating losses at such date.

The income tax provision in each of the pro forma condensed combined statements of operations primarily reflects taxes in foreign jurisdictions since all U.S. Federal and most state income taxes, if any, are expected to be eliminated by the utilization of net operating loss carryforwards.

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in this assessment. We believe we will achieve profitable operations in future years that will enable us to recover the benefit of our net deferred tax assets. However, we presently do not have sufficient objective evidence to support our belief and, accordingly, we have established a valuation allowance for virtually all of our net deferred tax assets.  Should we obtain such objective evidence we will reduce our valuation allowance through a credit to earnings.

The unaudited pro forma condensed combined statements of operations exclude certain items that we believe will reduce operating income, net income (loss) and EBITDA in the twelve months following the Merger, including (i) reductions in revenues from customers that both we and Inovis serve, (ii) impact of the reduction in deferred revenue to reflect such amount at fair value and (iii) impact of restructuring charges incurred to integrate Inovis’s and our operations.  Revenue will also be impacted by (i) reductions in revenues from customers due to customer overlap between GXS and Inovis and (ii) the impact of the reduction in deferred revenue to reflect such amount at fair value.  Furthermore, net income (loss) will also be further reduced by costs we incur to consummate the Merger.

(r)	Represents elimination of non-recurring transaction fees incurred by Inovis related to the Merger.

(s)	Represents elimination of non-recurring transaction fees incurred by GXS related to the Merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following table presents our selected historical consolidated financial information and other data for the periods presented. Our historical consolidated statement of operations data for the fiscal years ended December 31, 2007, 2008 and 2009 and the selected historical consolidated balance sheet data as of December 31, 2008 and 2009 were derived from, and should be read together with, our audited consolidated financial statements included elsewhere in this prospectus. The historical consolidated statement of operations data for the fiscal years ended December 31, 2005 and 2006 and the historical balance sheet data as of December 31, 2005, 2006 and 2007 were derived from our audited financial statements not included herein. The historical consolidated financial information as of March 31, 2010 and for the three months ended March 31, 2009 and 2010 has been derived from, and should be read together with, our unaudited condensed consolidated financial statements and accompanying notes included elsewhere in this prospectus.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included in our interim financial statements. The financial information and other data below does not give effect to the Merger, which occurred subsequent to the periods presented. Interim results are not necessarily indicative of the results that can be expected for any future period or for the full fiscal year.

The financial data set forth below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,					Three Months Ended March 31,
	2005	2006	2007	2008	2009	2009	2010
	(in thousands of dollars)
Operating Data:
Revenues	$434,251	$386,658	$382,743	$371,634	$350,176	$83,846	$84,686
Costs and operating expenses:
Cost of revenues	252,113	225,684	210,904	203,380	194,234	49,507	44,056
Sales and marketing	58,906	49,377	44,883	47,038	43,295	10,708	11,481
General and administrative	68,148	55,112	53,981	51,331	46,216	13,554	13,337
Restructuring and related charges	11,443	7,794	11,268	5,959	7,549	420	286
Asset impairment charges(1)	—	—	960	2,974	—	—	—
Operating income	43,641	48,691	60,747	60,952	58,882	9,657	15,526
Other income (expense):
Loss on extinguishment of debt(2)	(9,309)	—	(17,493)	—	(9,588)	—	—
Interest expense, net	(64,393)	(69,473)	(71,029)	(50,353)	(74,357)	(11,776)	(22,182)
Other expense, net	(905)	(838)	(1,241)	(2,108)	(1,728)	(1,723)	(3,337)
Income (loss) before income taxes	(30,966)	(21,620)	(29,016)	8,491	(26,791)	(3,842)	(9,993)
Income tax expense (benefit)	12,466	5,713	3,121	2,945	(1,259)	497	676
Net income (loss)	(43,432)	(27,333)	(32,137)	5,546	(25,532)	(4,339)	(10,669)
Less net income (loss) attributable to noncontrolling interest	(307)	395	(36)	(130)	(29)	8	(29)
Net income (loss) attributable to GXS Worldwide, Inc.	$(43,125)	$(27,728)	$(32,101)	$5,676	$(25,503)	$(4,347)	$(10,640)
Balance Sheet Data (at end of period):
Total assets	$392,616	$388,396	$352,642	$367,218	$574,022		$577,899
Total debt	556,636	564,564	533,712	536,336	766,450		767,129
Equity (deficit)	(301,356)	(314,364)	(314,742)	(327,426)	(338,762)		(349,555)
Other Data:
Depreciation and amortization	65,646	59,760	56,388	57,318	53,512	14,883	8,555
Capital expenditures	29,363	32,927	37,389	35,208	31,829	6,571	9,091
Net cash provided by operating activities	6,433	45,625	43,142	71,945	42,596	13,192	20,109
Net cash used in investing activities	(30,908)	(38,246)	(37,389)	(42,946)	(259,409)	(6,571)	(9,094)
Net cash provided by (used in) financing activities	30,549	—	(19,002)	(8,411)	193,486	(838)	(50)
Ratio of earnings to fixed charges(3)	—	—	—	1.1	—	—	—
________________
(1)
The asset impairment charge for the year ended December 31, 2007 of $1.0 million related to certain internal-use software projects that were not completed.  The asset impairment charge for the year ended December 31, 2008 consists of $2.4 million related to intangible assets acquired in a previous acquisition and $0.6 million related to certain internal-use software projects that were not completed.

(2)
In July 2005, we refinanced our previous credit facility, senior secured floating rate notes and a term loan facilities.  In connection with the refinancing, we wrote off $9.3 million of deferred financing costs.  In October 2007, we refinanced all of our debt with a new lending group.  In connection with the 2007 refinancing, we wrote off $12.4 million of deferred financing costs and expensed payments of $5.1 million made to the former lenders upon retirement of the debt.  On December 23, 2009, we issued senior secured notes and used the proceeds to retire all of the outstanding debt under the

2007 credit facility, $35 million of GXS Holdings outstanding subordinated notes and pay debt issuance costs.  In connection with the refinancing, we wrote-off $9.6 million of deferred financing costs.

(3)
The ratios of earnings to fixed charges were calculated by dividing the earnings by fixed charges.  Earnings used in computing the ratio of earnings to fixed charges consists of earnings before income taxes plus fixed charges.  Fixed charges consists of interest on indebtedness, amortization of debt issuance costs and debt discount and that portion of lease expense representative of interest expense.  For the years ended December 31, 2005, 2006, 2007 and 2009, our earnings were insufficient to cover fixed charges by $30.8 million, $21.6 million, $29.2 million and $26.8 million, respectively. For the three months ended March 31, 2009 and 2010, our earnings were insufficient to cover fixed charges by $3.8 million and $10.0 million, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a leading global provider of B2B e-commerce and integration services and solutions that simplify and enhance business process integration, synchronization and collaboration among businesses. Our services and solutions enable our customers to manage mission critical supply chain functions and financial transactions related to the exchange of goods and services. By utilizing these services, our customers realize a number of key benefits such as lower total cost of ownership, accelerated time to market and enhanced reliability and security. Approximately 30,000 global customers and their trading partners do business together via Trading Grid, a globally-accessible, cloud-computing platform specifically designed for B2B e-commerce. Our business model is characterized by substantial operating leverage, strong cash flow generation and a recurring revenue model attributable to our transaction processing and software maintenance fees.

As a division of General Electric Company (“GE”), from the 1960’s to 2001, our historical focus was primarily on providing customized information technology solutions to our customers. As a result, in 2000, 50% of our revenues were generated by Custom Outsourcing Services. Following Francisco Partners and its co-investors’ acquisition of us from GE in 2002, we launched our Managed Services offering and implemented an account management strategy designed to increase customer loyalty and create long-term revenue stability by driving multi-year contract commitments from our customers containing minimum expenditure commitments, evergreen provisions and cancellation penalties. In 2005, we repositioned our business through the acquisition of IBM’s Electronic Data Interchange and Business Exchange Services business thereby further increasing our customer base, expanding our geographic presence and extending our reach into a number of verticals (such as financial services and the automotive sector). In 2008, we purchased Interchange, located in Brazil, which served to broaden our product offering and continued to expand our global presence.

As a result of this repositioning and customer migration away from customized solutions, the majority of our revenue is generated through transaction processing fees and subscriptions for access to our platform. We process more than 8 billion electronic transactions per year and support an estimated 6 million trading partner relationships. We have substantial vertical expertise in a variety of key industries such as retail, consumer products, financial services, automotive and high technology. Following the Merger, our platforms link over 40,000 customers across 50 countries with support in 11 different languages. As a result, customers view our services and solutions as essential to their day-to-day supply chain operations and typically enter into long-term contracts with us. Revenue attributable to transaction processing and software maintenance fees, which tend to be recurring in nature, represented approximately 88% of our total revenue for the year ended December 31, 2009. Additionally, of our top 50 customers in fiscal 2009, 92% have been customers for five or more years.

Factors Affecting our Business

We have five product lines, with each product line deriving revenue from three separate types of services. Our five product lines are:

•
Messaging Services, which comprised approximately 60.9% of revenues in 2009, automates the exchange of electronic documents between businesses and eliminates the complexities of disparate standards and communication protocols;

•	Managed Services, which comprised approximately 23.4% of revenues in 2009, allows our customers to outsource all or part of their day-to-day supply chain management activities;

•
Custom Outsourcing Services, which comprised approximately 7.6% of revenues in 2009, relates to our legacy custom outsourcing contracts. Custom outsourcing allows our customers to outsource activities not directly related to supply chain activities but to which our technical solutions and related services can provide value;

•
B2B Software and Services, which comprised approximately 4.0% of revenues in 2009, provides software and services that allow our customers to more effectively manage their day-to-day supply chain activities internally; and

•
Data Synchronization, which comprised approximately 4.1% of revenues in 2009, provides tools and services that enhance our customers’ abilities to exchange data with their trading partners and manage data more efficiently within their enterprise.

Across these five product lines, we derive our revenues from:

•	transaction processing and software maintenance fees;

•	professional service fees earned in connection with implementing or supporting our products and services; and

•	software licensing fees for software we develop or procure from others.

Over the past five years, our transaction processing revenues in our Messaging Services business have been adversely impacted by a number of factors. First, competitive pricing dynamics across the industry have adversely affected pricing in our Messaging Services business as transaction processing has become more commoditized. Second, we began an initiative in 2004 to pursue the migration of our customers to multi-year contracts. Pursuant to this strategy, we introduced lower price points to encourage increased platform usage, promote volume growth, attract new customers and increase existing customer retention. Finally, the recent economic downturn resulted in lower transaction volumes during the first half of 2009, which further contributed to the adverse impact on transaction processing revenues. We have seen an increase in transaction processing volumes starting in the third quarter of 2009 as the global economy begins to recover. We believe that our Messaging Services business will continue to face pricing pressure as a result of commoditization and contribute a lower percentage of our revenues over time.

In order to drive revenue growth, we have focused on investing in Managed Services, where we see significant opportunities for growth which we believe will offset declining revenues from Messaging Services. As part of our strategy of growing Managed Services, we have focused on broadening our product offering and enhancing the functionality of our Managed Services offering. As the cost of providing technologies such as transaction processing as part of our Managed Services offering is reduced, our customers expect to share in the benefits of that cost reduction. As a result, we must continue to offer value-added services and solutions to offset pricing pressure as it relates to this trend. In addition, as business processes that utilize a transaction management infrastructure have become increasingly complex and expensive for our customers to maintain in-house, we have seen an increased demand for our Managed Services offering. We will continue to target large and mid-sized enterprises, for which our outsourcing services could eliminate significant costs and staff as well as increase B2B functionality and efficiency. We believe this approach will increase our revenues and enhance profitability over the long-term.

In addition, as a result of our significant international operations, the translation of our foreign revenues generated in foreign currencies into U.S. dollars impacts the comparison of our revenues from period to period. As a result, our revenues in recent periods have been affected by a strengthening and weakening U.S. dollar. The weakening of the U.S. dollar during the year ended December 31, 2008 as compared to the year ended December 31, 2007 resulted in a $6.8 million increase in our revenues for the year ended December 31, 2008 from translating revenues generated in foreign currencies into U.S. dollars. The strengthening of the U.S. dollar during the year  ended December 31, 2009 as compared to the year ended December 31, 2008 resulted in a $12.1 million decrease in our revenues for the year ended December 31, 2009 from translating revenues generated in foreign currencies into U.S. dollars.

As a result of revenue declines, we have focused on a number of profitability and productivity enhancing measures, including:

•
reducing our cost structure through the removal of excess capacity in our sales force, our professional services organization, back office personnel and our computing and network infrastructure. In particular, in the four years ended December 31, 2009, we have eliminated approximately 232 positions;

•
consolidating facility space and realigning our workforce to lower cost regions such as India and the Philippines. Over the last three years, we have subleased property in the United Kingdom and the United States, including our former corporate headquarters. We relocated our entire corporate headquarters in March 2010 into newly leased space and have subleased our previous corporate headquarters for the balance of the lease term. Relocation of our headquarters is expected to reduce occupancy expense by $2.8 million in 2010 and $2.6 million in 2011. As a result of leasing our new corporate headquarters and subleasing our former corporate headquarters, our lease and related payments will be $5.0 million less in 2010 and $5.4 million less in 2011 than they would have been if we had remained in our former space;

•
investing in new technologies to support Messaging Services and Managed Services to lower our per unit costs. For example, in 2006, we entered into a network management services agreement with MCI Communication Services, Inc. d/b/a Verizon Business Services, or Verizon, pursuant to which we outsourced our telecommunications network infrastructure. We have minimum purchase commitments each year of the initial contract term, which is seven years. Assuming we meet these annual commitments, the net amount to be paid to Verizon over the initial term will be approximately $49.0 million, of which approximately $34.8 million has been expended through December 31, 2009;

•	de-emphasizing our Custom Outsourcing Services, which tended to be a lower margin business and reducing the number of customers to whom such services are provided;

•
canceling and consolidating various marketing and development programs related to products and services that were not generating sufficient revenues to support the continued investment such as a legacy data synchronization platform managed in the United Kingdom; and

•
consolidating messaging platforms to achieve significant cost savings and operational efficiencies including: lower operating and maintenance costs, reduced complexity of operations and engineering, accelerated adoption of new, higher-value services and fewer client maintenance requirements.

As a result, we have incurred approximately $7.5 million of restructuring charges during the year ended December 31, 2009 in connection with the reduction in our workforce and consolidation of our facility space. The facility charges are net of estimated sublease payments and include expenses associated with the sublease of our former corporate headquarters. Additionally, during 2009 we have taken a number of actions to reduce cost of revenues, sales and marketing expenses and general and administrative expenses, which we believe have saved $21.1 million compared to the amounts expended in 2008. If the economy improves in 2010, we may readjust our spending and incur some of these costs. Furthermore, we expect to incur reduced restructuring charges in the future as we currently have no major workforce realignments planned, except those we may undertake in connection with the Merger.

While Managed Services tends to have lower margins than Messaging Services, particularly as we build out our Managed Services platform and capabilities, we expect productivity enhancements, such as increased use of automation tools to implement new customers and monitor ongoing processing activities, to improve our Managed Services margins over time. In addition, we expect revenues from Managed Services to be somewhat less affected by currency changes as our Managed Services revenues are generated primarily in the U.S.

We believe that our general and administrative expenses will increase when we begin filing various reports with the SEC.  This increase will be due to the cost of filing annual and quarterly reports with the SEC, the costs of compliance with Section 404 of the Sarbanes-Oxley Act, increased audit fees, investor relations, legal fees and other costs that we would not have incurred as a private company.

Acquisitions

G International

In November 2004, Francisco Partners and one of its co-investors purchased the assets and assumed certain liabilities of IBM’s Electronic Data Interchange and Business Exchange Services businesses through a newly formed corporation, G International. G International was subsequently merged with one of our subsidiaries. In connection with the acquisition, IBM was paid $39.0 million in cash and we assumed liabilities of $97.1 million and paid transaction costs of $3.5 million, resulting in total consideration of $139.6 million. The acquisition of G International provided essential scale to our business and entry into new verticals.

UDEX

On November 17, 2006, we, through one of our wholly owned U.K. subsidiaries, completed the acquisition of UDEX, a company incorporated in England and Wales, which provided a key element of our Data Synchronization product line for $10.5 million in consideration, including transaction costs of $0.4 million. We paid the stockholders of UDEX $5.4 million in cash plus common and preferred shares of GXS Holdings with an estimated value of approximately $4.7 million. We are currently in the process of migrating customers from the legacy UDEX platform to our main data pool platform and expect to incur nominal restructuring charges in connection with that effort in 2010.

Interchange

On December 30, 2008, we, through our wholly owned Brazilian subsidiary, acquired all of the capital stock of Interchange for $19.8 million, including transaction costs of $0.5 million. We paid $9.9 million on December 30, 2008 and $6.7 million ($4.9 million in U.S. dollars at December 31, 2008 exchange rates) on December 30, 2009. An additional payment of 11.5 million Brazilian Reals ($6.6 million in U.S. dollars at December 31, 2009 exchange rates) is due on December 30, 2010, and a post closing adjustment of approximately $1.0 million was paid in May 2009. Interchange is a provider of electronic data interchange and related services to customers located in Brazil. The acquisition of Interchange expanded our presence in Brazil and enables us to offer opportunities to global businesses seeking to integrate their supply chain operations in Latin America.

Inovis

On June 2, 2010, we acquired Inovis International, Inc. (“Inovis”), a leading provider of fully integrated B2B services and solutions that manage the flow of critical e-commerce information for global trading communities.  The acquisition will allow GXS Worldwide to continue to grow its customer base in the U.S., broaden its product offering and increase the functionality of its managed service offering.  Inovis had total assets of approximately $135.2 million and total working capital, excluding current maturities of long-term debt, of $7.3 million at March 31, 2010. Inovis had revenues and operating income of $137.1 million and $32.4 million, respectively, for the year ended December 31, 2009 and $31.9 million and $7.3 million, respectively, for the three months ended March 31, 2010. The Merger was consummated through the payment of $104.8 million in cash to the shareholders of Inovis together with common and preferred shares of a newly formed holding company, with a preliminary estimated value of $63.0 million resulting in Inovis shareholders having approximate 28.1% ownership interests in the combined company following consummation. Additionally, the Company retired Inovis’s bank indebtedness of $130.9 million at closing.

Within the first twelve months after the Merger, we expect to take certain actions that we believe will result in annualized net cost savings (approximately $35 million in cost savings net of approximately $8 million in anticipated lost gross profit due to revenue declines associated with customer overlap between GXS and Inovis) related primarily to headcount reductions and elimination of various redundant systems and services. Additionally, we expect to incur restructuring and other one-time costs in connection with the Merger of approximately $2.7 million immediately and approximately $9.8 million in the first twelve months after closing the Merger. No assurances can be given as to timing or that we will ultimately be able to achieve these cost savings that the restructuring charges related to the Merger will not be greater than expected or that the gross profit declines will not be greater than expected.  As a result of the Merger, we expect revenue resulting from B2B Software and Services and Data Synchronization to contribute to an increased percentage of our combined overall revenue and as a result, software licensing revenue, which has not historically been material to our business, could also increase. The Merger will significantly affect the comparability of results for future periods.

The Merger will be accounted for using the purchase method of accounting prescribed in Financial Accounting Standard Codification 805 – Business Combinations. Under this standard, the excess of the purchase price over net assets acquired and liabilities assumed is recorded as goodwill. Purchase price allocated to property and equipment, trade names, customer contracts and relationships or other identifiable intangible assets would result in additional depreciation and amortization expense after the consummation of the Merger. The amount of depreciation and amortization will be based upon the amount allocated and the estimated useful lives of the respective assets. We expect that revenue and operating income will be affected by a write-down of deferred revenue to reflect estimated fair value. Although the adjustment to deferred revenue will affect revenue and operating income in the twelve months following the Merger, this adjustment is not expected to have a continuing effect on the consolidated results of operations.

We intend to continue to selectively pursue acquisitions of companies with complementary products and technologies to enhance our ability to provide comprehensive solutions to our customers and to expand our business. Any such acquisitions could affect our results of operations for the period in which the acquisition is completed and future periods and, depending on the size of the acquisition, could affect the comparability of period to period results. There can be no assurance that we will be successful in consummating future acquisitions or that we will be able to locate adequate financing or successfully integrate future acquisitions. See “Risk Factors,” including “—Our growth strategy of identifying and consummating acquisitions entails significant business risks.”

Our Revenue and Expenses

Revenues

For transaction processing, we usually charge a transaction processing fee to both the sending and the receiving party. Such revenues are generally recognized on a per transaction basis in the period in which the related transactions are processed. Revenues on contracts with monthly, quarterly or annual minimum transaction levels are recognized based on the greater of the actual transactions or the specified contract minimum amounts during the relevant period. Because the transactions we process, such as the exchange of invoices and purchase orders, are routine and essential to the day-to-day operations of our customers, the revenues generated from these fees tend to be recurring in nature. Customers who are not committed to multi-year contracts generally are under contracts for transaction processing solutions that automatically renew every month.

Professional services generally are conducted under time and material contracts and revenue is recognized as the related services are provided. Professional services are separately priced and are based on standard hourly rates determined by the nature of the service and the experience of the professional performing the services.

We earn revenue from the licensing of software applications that facilitate and automate the exchange of information among disparate business systems and applications. Such revenues are recognized when the license agreement is signed, the license fee is fixed and determinable, delivery has occurred and collection is considered probable. Revenue from licensing software that requires significant customization and modification or where services are otherwise considered essential to the functionality of the software are recognized using the percentage of completion method based on the costs incurred in relation to the total estimated costs of the contract. Revenue from hosted software applications is recognized ratably over the hosting period unless the customer has the contractual right to take possession of the software without significant penalty and it is feasible for the customer to use the software with its own hardware or contract with another party unrelated to us to host the software. Software maintenance revenues are deferred and recognized on a straight-line basis over the life of the related contract, which is typically one year.

For the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010, the breakdown of revenue by product line appears below (in thousands of dollars):

	Year Ended December 31,			Three Months Ended March 31,
Product Line	2007	2008	2009	2009	2010
Messaging Services	$251,376	$236,036	$213,088	$52,606	$50,252
Managed Services	59,139	72,129	81,976	18,365	21,415
Custom Outsourcing	31,056	26,242	26,722	6,162	6,293
Data Synchronization	18,050	17,679	14,150	3,620	3,254
B2B Software and Services	23,122	19,548	14,240	3,093	3,472
Total revenue	$382,743	$371,634	$350,176	$83,846	$84,686

Each of our product lines include revenue from transaction processing, professional services, software licensing and software maintenance.

Cost of Revenues

Cost of revenues primarily consists of:

•	compensation and related benefit expenses associated with our employees engaged in service delivery, technical operations and research and development;

•	computer, network and facility operating expenses, including our agreement with Verizon;

•	royalty payments associated with resale of third party software licenses; and

•	depreciation and amortization expense, including the amortization of our capitalized software costs, deferred implementation costs and acquired intangibles.

We defer direct costs associated with implementation of multi-year customer contracts to the extent such costs can be recovered through guaranteed minimum revenues. The unamortized balances of these costs as of December 31, 2008, December 31, 2009 and March 31, 2010 were $15.3 million, $14.4 million and $14.8 million, respectively, and are included in other non-current assets in the consolidated balance sheets.

Operating Expenses

Operating expenses consist of sales and marketing expenses, general and administrative expenses, restructuring and related charges and asset impairment charges.

Sales and marketing expenses primarily consist of compensation and related benefit expenses associated with our employees engaged in sales and marketing, including sales commissions, advertising costs, meetings, travel and entertainment expenses and facility costs. General and administrative expenses consists of compensation and related benefit expenses associated with our employees engaged in management, finance, legal, and human resources together with the related information technology management and costs, as well as, other general business expenses such as accounting, legal and business insurance. Restructuring and related costs includes severance costs associated with workforce reduction efforts and net lease costs related to darkened facilities. Asset impairment charges include write-offs of capitalized software projects and intangible assets.

In addition, as a result of our significant international operations, the translation of our foreign costs of revenues and operating expenses into U.S. dollars impacts the comparison of our costs of revenues and operating expenses from period to period. As a result, our costs of revenues and operating expenses in recent periods have been affected by a strengthening and weakening U.S. dollar. The weakening of the U.S. dollar during the year ended December 31, 2008 as compared to the year ended December 31, 2007 resulted in an increase of $2.6 million in our costs of revenues and operating expenses for the year ended December 31, 2008 from translation of our expenses incurred in foreign currencies into U.S. dollars. The strengthening of the U.S. dollar during the year ended December 31, 2009 as compared to the year ended December 31, 2008 resulted in a decrease of $7.8 million in our costs of revenues and operating expenses for the year ended December 31, 2009 from translation of our expenses incurred in foreign currencies into U.S. dollars. The weakening of the U.S. dollar during the three months ended March 31, 2010 as compared to the three months ended March 31, 2009 resulted in an increase of $2.6 million in our costs of revenues and operating expenses for the three months ended March 31, 2010 from translation of our expenses incurred in foreign currencies into U.S. dollars.

The following is a summary of our costs and operating expenses for the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010 (in thousands of dollars):

	Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
Costs and operating expenses:
Cost of revenues	$210,904	$203,380	$194,234	$49,507	$44,056
Sales and marketing	44,883	47,038	43,295	10,708	11,481
General and administrative	53,981	51,331	46,216	13,554	13,337
Restructuring and related charges	11,268	5,959	7,549	420	286
Asset impairment charges	960	2,974	—	—	—
Total costs and operating expenses	321,996	310,682	291,294	74,189	69,160

Results of Operations

Three months ended March 31, 2010 compared to three months ended March 31, 2009

Revenues. Revenues increased by $0.8 million, or 1.0%, to $84.7 million for the three months ended March 31, 2010 from $83.9 million for the three months ended March 31, 2009. The increase was principally caused by the favorable impact of translating revenues generated in foreign currencies to U.S. dollars, partially offset by competitive pricing pressure.  The weakening U.S. dollar during the three months ended March 31, 2010 as compared to the three months ended March 31, 2009 resulted in a $4.6 million increase in our revenues from translating revenues generated in foreign currencies into U.S. dollars.  Our product line revenues from:

•
Messaging Services declined by $2.3 million, or 4.5%, to $50.3 million for the three months ended March 31, 2010 from $52.6 million for the three months ended March 31, 2009, principally due to continued price competition that we believe contributed to a reduction in realized price levels, partially offset by the favorable impact of translating revenues generated in foreign currencies into U.S. dollars.

•
Managed Services increased by $3.1 million, or 16.6%, to $21.4 million for the three months ended March 31, 2010 from $18.3 million for the three months ended March 31, 2009, principally due to the  ramp of services to customers added in previous years, additional professional services provided to existing customers, and favorable impact of translating revenues generated in foreign currencies into U.S. dollars.

•
Data Synchronization Services, B2B Software and Services and Custom Outsourcing Services increased in the aggregate by $0.1 million, or 1.1%, to $13.0 million for the three months ended March 31, 2010 from $12.9 million for the three months ended March 31, 2009, principally due to favorable impact of translating revenues generated in foreign currencies into U.S. dollars.

Cost of revenues. Cost of revenues decreased by $5.4 million, or 11.0%, to $44.1 million for the three months ended March 31, 2010 from $49.5 million for the three months ended March 31, 2009. The decrease in cost of revenues was primarily from lower depreciation and amortization expense as intangible assets acquired in the G International acquisition in November 2004 were fully amortized in the fourth quarter of 2009, partially offset by the unfavorable impact of translating foreign currencies into U.S. dollars.

Sales and marketing. Sales and marketing expense increased by $0.8 million, or 7.2%, to $11.5 million for the three months ended March 31, 2010 from $10.7 million for the three months ended March 31, 2009. This increase was primarily the result of higher variable compensation expense and the unfavorable impact of translating foreign currencies into U.S. dollars.

General and administrative. General and administrative expenses decreased by $0.2 million, or 1.6%, to $13.3 million for the three months ended March 31, 2010 from $13.5 million for the three months ended March 31, 2009. General and administrative expenses decreased due to lower benefits, property taxes and depreciation expenses.

The impact of translating foreign currencies into U.S. dollars caused cost of revenues, sales and marketing, and general and administrative expenses to be approximately $2.6 million higher for the three months ended March 31, 2010 as compared to the three months ended March 31, 2009.

Restructuring and related charges. Restructuring and related charges were $0.3 million for the three months ended March 31, 2010 as a result of management restructuring actions.

Interest expense, net. Interest expense, net increased by $10.4 million to $22.2 million for the three months ended March 31, 2010 compared to $11.8 million for the three months ended March 31, 2009. The increase in interest expense is primarily attributable to a higher debt balance and higher interest rates as a result of the December 2009 refinancing.

Other expense, net. Other expense, net was $3.3 million and $1.7 million for the three months ended March 31, 2010 and 2009, respectively. Other expense, net for 2010 included $2.3 million of professional fees relating to the Merger and $1.0 million from losses on foreign currency transactions. Other expense, net for the three months ended March 31, 2009 is primarily from losses on foreign currency transactions.

Income tax expense. Income tax expense was $0.7 million for the three months ended March 31, 2010 compared to $0.5 million for the three months ended March 31, 2009. Our tax rate for both periods differed from the federal statutory rate of 35% principally as a result of state income taxes and the effect of losses in the U.S. and foreign jurisdictions for which no income tax benefits have been recognized. Our income tax expense for the three months ended March 31, 2010 and 2009 related primarily to taxes for foreign jurisdictions in which we have income.

Net loss. Net loss was $10.7 million for the three months ended March 31, 2010 compared to  $4.3 million for the three months ended March 31, 2009. The higher net loss was primarily attributable to higher interest expense, offset partially by higher operating income.

Fiscal year ended December 31, 2009 compared to fiscal year ended December 31, 2008

Revenues. Revenues decreased by $21.4 million, or 5.8%, to $350.2 million for the year ended December 31, 2009 from $371.6 million for the year ended December 31, 2008. The decrease was principally caused by competitive pricing pressure, lower demand resulting from the global economic slowdown and the impact of translating revenues generated in foreign currencies to U.S. dollars, partially offset by increased revenue in Brazil of $23.6 million due to our acquisition of Interchange.  The strengthening U.S. dollar during the year ended December 31, 2009 as compared to the year ended December 31, 2008 resulted in $12.1 million decrease in our revenues from translating revenues generated in foreign currencies into U.S. dollars.  Our product line revenues from:

•
Messaging Services declined by $22.9 million, or 9.7%, to $213.1 million for the year ended December 31, 2009 from $236.0 million for the year ended December 31, 2008, principally due to continued price competition that we believe contributed to a reduction in realized price levels, volume declines in the first half of 2009 resulting from the global economic slowdown and the impact of translating revenues generated in foreign currencies into U.S. dollars.  These declines were partially offset by increased revenue in Brazil due to our acquisition of Interchange.

•
Managed Services increased by $9.9 million, or 13.7%, to $82.0 million for the year ended December 31, 2009 from $72.1 million for the year ended December 31, 2008, principally due to the addition of 51 new customers, the ramp of services to customers added in previous years, and additional professional services provided to existing customers offset to some extent by the impact of translating revenues generated in foreign currencies into U.S. dollars.

•
Data Synchronization Services, B2B Software and Services and Custom Outsourcing Services declined in the aggregate by $8.4 million, or 13.2%, to $55.1 million for the year ended December 31, 2009 from $63.5 million for the year ended December 31, 2008, principally due to volume declines resulting from the global economic slowdown and the impact of translating revenues generated in foreign currencies into U.S. dollars.

Cost of revenues. Cost of revenues decreased by $9.2 million, or 4.5%, to $194.2 million for the year ended December 31, 2009 from $203.4 million for the year ended December 31, 2008. The decrease in cost of revenues was primarily from the favorable impact of translating foreign currencies into U.S. dollars, partially offset by increases in costs of revenues in Brazil due to our acquisition of Interchange.  Cost of revenues represented 55.5% of revenues for the year ended December 31, 2009 compared to 54.7% for the year ended December 31, 2008.  The increase in cost of revenues as a percentage of revenue was caused principally by additional spending to improve service levels and new product development offset somewhat by lower network services costs resulting from competitive benchmarking of the prices charged to us by Verizon under our network services agreement.

Sales and marketing. Sales and marketing expense decreased by $3.7 million, or 7.9%, to $43.3 million for the year ended December 31, 2009 from $47.0 million for the year ended December 31, 2008. This decrease was primarily the result of lower advertising and sales promotion expenses, cancellation of the annual global sales kickoff meeting and the favorable impact of translating foreign currencies into U.S. dollars, partially offset by increased sales and marketing expenses in Brazil due to our acquisition of Interchange.

General and administrative. General and administrative expenses decreased by $5.1 million, or 9.9%, to $46.2 million for the year ended December 31, 2009 from $51.3 million for the year ended December 31, 2008. General and administrative expenses were lower due to reductions in employee related compensation and benefits as a result of headcount reductions, partially offset by increased general and administrative expenses in Brazil due to our acquisition and integration of Interchange.

The impact of translating foreign currencies into U.S. dollars caused cost of revenues, sales and marketing, and general and administrative expenses to be approximately $7.8 million lower for the year ended December 31, 2009 as compared to the year ended December 31, 2008.

Restructuring and related charges. Restructuring and related charges were $7.5 million for the year ended December 31, 2009. This charge includes $4.6 million of restructuring costs as a result of headcount reduction actions.  The remaining charges related primarily to a sublease of our former corporate headquarters facility, pursuant to which the subtenant has the option to purchase the facility.  The costs recorded represent adjustments to the estimated present value of amounts needed to cover rent shortfalls for the remainder of the lease term and costs related to the sublease and related agreements.  In connection with the sublease negotiations, our landlord provided the governmental entity an option to acquire the property at any time through the end of our lease, which expires in April 2014.

Asset impairment charges. For the year ended December 31, 2008, we recorded asset impairment charges of $3.0 million.  We recorded an impairment charge of $2.9 million for Udex intangible assets and internal use software , as a result of a decrease in customer revenue expectations and $0.1 million for certain internal-use software projects that were not completed.

Loss on extinguishment of debt. Loss on extinguishment of debt included a $9.6 million write-off of deferred financing costs in connection with our December 2009 refinancing.

Interest expense, net. Interest expense, net increased by $24.0 million to $74.4 million for the year ended December 31, 2009 compared to $50.4 million for the year ended December 31, 2008. The increase in interest expense in 2009 is primarily attributable to higher interest rates as a result of the amendments to our credit facility in April 2009 and mark-to-market losses on our interest rate swap.  In April 2009, we determined our interest rate swap was ineffective as a result of the amendments to our credit facility.  Accordingly, future changes in the fair value of the interest rate swap were charged directly to earnings. In addition, as a result of the repayment of all of our variable rate debt in December 2009, we reclassified the remaining unrealized loss included in other comprehensive loss to interest expense.  Non-cash amounts included in interest expense were $18.6 million and $6.7 million for 2009 and 2008, respectively. Such amounts related to amortization of deferred financing costs and reclassification of unrealized losses on our interest rate swap.

Other expense, net. Other expense, net was $1.7 million and $2.1 million for the years ended December 31, 2009 and 2008, respectively. Other expense, net for 2009 included $2.6 million of professional fees relating to our pending merger with Inovis International, Inc. and $ 0.8 million of restructuring fees related to our interest rate swap. Other expense, net for 2008 included $0.8 million of professional fees relating to a potential acquisition that was not completed and $0.7 million of advisory fees related to our capital structure, offset by investment gains of $0.8 million. The remaining amount was primarily related to gains and losses on foreign currency transactions.

Income tax expense (benefit). Income tax benefit was $1.3 million for the year ended December 31, 2009 compared to an expense of $2.9 million for the year ended December 31, 2008. Our tax rate for both periods differed from the federal statutory rate of 35% principally as a result of state income taxes and the effect of losses in the U.S. and foreign jurisdictions for which no income tax benefits have been recognized. Our income tax expense for the year ended December 31, 2008 related primarily to taxes for foreign jurisdictions in which we have income.

Net income (loss). Net loss was $25.5 million for the year ended December 31, 2009 compared to net income of $5.5 million for the year ended December 31, 2008. The decline in net income was primarily due to higher interest expense, mark-to-market losses on our interest rate swap and lower revenues, offset partially by lower operating expenses.

Fiscal year ended December 31, 2008 compared to fiscal year ended December 31, 2007

Revenues. Revenues decreased by $11.1 million, or 2.9%, to $371.6 million for the year ended December 31, 2008 from $382.7 million for the year ended December 31, 2007. The decrease was primarily the result of reduced pricing on our transaction processing services in Messaging Services and Managed Services, the continued de-emphasis of our Custom Outsourcing Services contracts and the impact of the volatile economic conditions during 2008. The decrease was partially offset by increases in revenues from transaction processing volume and professional services in our Managed Services and the impact of translation of our revenues generated in foreign currencies into U.S. dollars. The weakening of the U.S. dollar during the year ended December 31, 2008 as compared to the year ended December 31, 2007 resulted in a $6.8 million increase in our revenues for the year ended December 31, 2008 as a result of translating revenues generated in foreign currencies into U.S. dollars. Our product line revenues from:

•
Messaging Services declined by $15.4 million, or 6.1%, to $236.0 million for the year ended December 31, 2008 from $251.4 million for the year ended December 31, 2007, due to our continued strategy of offering customers more attractive pricing in exchange for multi-year commitments and continued price competition, predominantly in the U.S., offset to some extent by the impact of translating revenues generated in foreign currencies into U.S. dollars.

•
Managed Services increased by $13.0 million, or 22.0%, to $72.1 million for the year ended December 31, 2008 from $59.1 million for the year ended December 31, 2007, principally due to the addition of 31 new customers, the ramp of services to customers added in previous years, additional professional services provided to existing customers and to some extent by the impact of translating revenues generated in foreign currencies into U.S. dollars.

•
Data Synchronization Services, B2B Software and Services and Custom Outsourcing Services declined in the aggregate by $8.7 million, or 12.0%, to $63.5 million for the year ended December 31, 2008 from $72.2 million for the year ended December 31, 2007, principally due to volume declines resulting from the global economic slowdown, a significant sale of an Enterprise Gateway software solutions to one of our financial services industry customers in 2007, declines in Custom Outsourcing Services due to the continued de-emphasis on renewal of these customer contracts and offset to some extent by the impact of translating revenues generated in foreign currencies into U.S. dollars.

Cost of revenues. Cost of revenues decreased by $7.5 million, or 3.6%, to $203.4 million for the year ended December 31, 2008 from $210.9 million for the year ended December 31, 2007. The decrease was primarily driven by a reduction in costs related to the expiration of a G International related IT outsourcing agreement with IBM at the end of 2007. The decrease was offset partially by increases in compensation and related employee expenses associated with the hiring of additional employees, contractor costs, professional services and depreciation and amortization expenses incurred to replace the services previously provided by IBM. Cost of revenues represented 54.7% of revenues for the year ended December 31, 2008 as compared to 55.1% for the year ended December 31, 2007, as declines in transaction pricing in 2008 were more than offset by cost reduction initiatives.

Sales and marketing. Sales and marketing expense increased by $2.1 million, or 4.7%, to $47.0 million for the year ended December 31, 2008 from $44.9 million for the year ended December 31, 2007. The increase is primarily due to increases in recruiting expense and employee related expenses due to the hiring of additional employees in our sales force and increases in advertising and sales promotion activities and travel expenses. We incurred these expenses in order to expand our direct sales coverage to focus upon Managed Services opportunities.

General and administrative. General and administrative expenses decreased by $2.7 million, or 5.0%, to $51.3 million for the year ended December 31, 2008 from $54.0 million for the year ended December 31, 2007. The year ended December 31, 2008 included decreases in compensation and related employee expenses, contractor costs and professional services and decreases in facility and facility related expenses related to restructuring activities.

The impact of foreign currencies resulted in an aggregate increase of $2.6 million in cost of revenues, sales and marketing and general and administrative expenses for the year ended December 31, 2008 compared to the year ended December 31, 2007.

Restructuring and related charges. Restructuring and related charges were $6.0 million for the year ended December 31, 2008, of which $3.3 million related to the reduction of approximately 15 positions. Restructuring and related charges were $11.3 million for the year ended December 31, 2007, of which $6.8 million related to the reduction of approximately 100 positions. The remaining restructuring charges in 2008 and 2007 related to facility exit costs at facilities that we are no longer using.

Asset impairment charges. For the years ended December 31, 2007 and 2008, we recorded asset impairment charges of $1.0 million and $3.0 million, respectively. Impairment charges of $1.0 million and $0.1 million for the years ended December 31, 2007 and 2008, respectively, related to certain internal-use software projects that were not completed. We also recorded an impairment charge of $2.9 million in 2008 relating to the UDEX intangible assets and internal use software, as a result of a decrease in customer revenue expectations.

Interest expense, net. Interest expense, net decreased by $20.6 million to $50.4 million for the year ended December 31, 2008 compared to $71.0 million for the year ended December 31, 2007. The decrease was due to the decrease in interest rates on our long-term debt as a result of the October 2007 refinancing of our outstanding indebtedness discussed below and the reduction in average LIBOR rates on which the interest rate of a portion of our indebtedness was based.

Other expense, net. Other expense, net was $2.1 million and $1.2 million for the years ended December 31, 2008 and 2007, respectively. Other expense, net for 2008 included $0.8 million of professional fees relating to a potential acquisition that was not completed and $0.7 million of advisory fees related to our capital structure, offset by investment gains of $0.8 million. The remaining amount was primarily driven by losses on foreign currency transactions. Other expense, net for 2007 was primarily driven by losses on foreign currency transactions.

Income tax expense (benefit). Income tax expense was $2.9 million for the year ended December 31, 2008 compared to $3.1 million for the year ended December 31, 2007. Our tax rate for both periods differed from the federal statutory rate of 35% principally as a result of state income taxes and the effect of losses in the United States and foreign jurisdictions for which no income tax benefits have been recognized. Our income tax expense for the years ended December 31, 2008 and 2007 related primarily to taxes for foreign jurisdictions in which we have income.

Net income (loss). Net income was $5.5 million for the year ended December 31, 2008 compared to a net loss of $32.1 million for the year ended December 31, 2007. The improvement in net income was due primarily to decreases in interest expense and, in part, by improved operating income.

Sources and Uses of Cash

The following table is a summary of our sources and uses of cash during the years ended December 31, 2007, 2008 and 2009 and the three months ended March 31, 2009 and 2010:

	Year Ended December 31,			Three Months Ended March 31,
	2007	2008	2009	2009	2010
Cash flows from operating activities	$43,142	$71,945	$42,596	$13,192	$20,109
Cash flows from investing activities	(37,389)	(42,946)	(259,409)	(6,571)	(9,094)
Cash flows from financing activities	(19,002)	(8,411)	193,486	(838)	(50)
Effect of exchange rate changes on cash	1,905	(2,145)	1,013	(641)	(539)
Net increase (decrease) in cash and cash equivalents	$(11,344)	$18,443	$(22,314)	$5,142	$10,426
Cash and cash equivalents, end of period	$29,420	$47,863	$25,549	$53,005	$35,975

Three months ended March 31, 2010 compared to three months ended March 31, 2009

Net cash provided by operating activities was $20.1 million for the three months ended March 31, 2010 compared to $13.2 million for the three months ended March 31, 2009.  The increase in net cash provided by operating activities was mainly attributable to changes in working capital resulting principally from the debt refinancing that occurred in December 2009 that changed our interest payments from quarterly to semi-annual.  This increase was partially offset by a higher net loss.

Net cash used in investing activities was $9.1 million for the three months ended March 31, 2010 compared to $6.6 million for the three months ended March 31, 2009, all of which related to capital expenditures for property, software and equipment primarily related to continued enhancements to our service platform.  Capital expenditures for the three months ended March 31, 2010 and 2009 included $4.5 million and $3.6 million, respectively, of costs capitalized for the development of software for internal use.

Net cash used in financing activities was $0.1 million compared to $0.8 million for the three months ended March 31, 2010 and 2009, respectively.  Cash used in financing activities for the three months ended March 31, 2010 was from deferred financing costs related to our December 2009 refinancing. Net cash used in financing activities for the three months ended March 31, 2009 was from scheduled principal payments under our previous credit facilities.

Year ended December 31, 2009 compared to year ended December 31, 2008

Net cash provided by operating activities was $42.6 million in 2009 compared to $71.9 million in 2008.  The decrease in net cash provided by operating activity was mainly attributable to a loss of $25.5 million in 2009 compared to net income of $5.7 million in 2008.

Net cash used in investing activities was $259.4 million in 2009 compared to $42.9 million in 2008.  Net cash used in investing activities in 2009 includes restricted cash of $227.6 million pending our merger with Inovis International, Inc. and capital expenditures for property, software and equipment of $31.8 million primarily related to continued enhancements to our service platform. Net cash used in investing activities in 2008 included capital expenditures of $35.2 million for property, software and equipment primarily related to continued enhancements to our service platform and $1.0 million of proceeds relating to the sale and liquidation of two of our investments.  Capital expenditures for 2009 and 2008 included $17.0 million and $21.6 million, respectively, of costs capitalized for the development of software for internal use.

Net cash generated by financing activities was $193.5 million compared to usage of $8.4 million in 2008.  Cash generated by financing activities was from our December 2009 refinancing proceeds of $766.4 million, partially offset by $505.8 million used to retire borrowings under our previous credit facilities, $35.0 million to pay debt obligations of GXS Holdings and the payment of $6.7 million made with respect to the acquisition of Interchange. Net cash used in financing activities in 2008 included scheduled principal payments of $3.4 million, $5.0 million for the repurchase of GXS Holdings equity and $0.8 million in fees to obtain amendments to the loan agreements permitting the repurchase of GXS Holdings equity, partially offset by $0.7 million refund of professional fees relating to the refinancing.

Year ended December 31, 2008 compared to fiscal year ended December 31, 2007

Net cash provided by operating activities was $71.9 million in 2008 compared to $43.1 million in 2007. The increase in net cash provided by operating activities of $28.8 million was mainly attributable to the increase in net income year over year.

Net cash used in investing activities was $42.9 million in 2008 compared to $37.4 million in 2007. Net cash used in investing activities in 2008 included $8.7 million for the acquisition of Interchange, net of cash acquired of $1.6 million. Net cash used in investing activities for 2008 also included capital expenditures of $35.2 million for property, software and equipment primarily related to continued enhancements to our service platform and $1.0 million of proceeds relating to the sale and liquidation of two of our investments. Net cash used in investing activities in 2007 included capital expenditures of $37.4 million for property, software and equipment primarily related to continued enhancements to our service platform. Capital expenditures for 2007 and 2008 included $24.8 million and $21.6 million, respectively, of costs capitalized for the development of software for internal use.

Net cash used in financing activities was $8.4 million in 2008 compared to $19.0 million in 2007. Cash used in financing activities in 2008 included $3.4 million in scheduled principal payments, $5.0 million for the repurchase of GXS Holdings equity from a third party and $0.8 million in fees to obtain amendments to the loan agreements permitting the repurchase of GXS Holdings equity, partially offset by a $0.7 million refund of professional and banking fees relating to the October 2007 debt refinancing. Cash used in financing activities in 2007 included cash of $569.5 million used to retire borrowings under our 2005 Credit Facilities and retirement of the subordinated notes, $3.0 million in fees to obtain amendments to the refinanced loan agreement covenants and waivers for noncompliance and $11.5 million of professional and banking fees related to our October 2007 debt refinancing. These amounts were partially offset by proceeds of $510.0 million from our October 2007 debt refinancing and a capital contribution of $55.0 million from GXS Holdings.

Liquidity and Capital Resources

On December 23, 2009, we completed the refinancing of our outstanding indebtedness by issuing $785.0 million in aggregate principal amount of senior secured notes (the “Notes”) with an Original Issue Discount, or OID, of $18.6 million.  From the proceeds, we repaid all of the debt outstanding under the previously existing First Lien and Second Lien credit facilities, placed $227.6 million in an escrow account for our merger with Inovis International, Inc. and paid $35.0 million in debt of GXS Holdings.  The Notes carry an interest rate of 9.75% with the interest payable on June 15 and December 15 each year, commencing on June 15, 2010.  The Notes will mature on June 15, 2015.  Following the December 23, 2009 debt refinancing, our principal sources of liquidity are expected to be cash, cash flow from operations and borrowings under the revolving credit facility of our Credit and Guaranty Agreement.

Prior to June 15, 2012, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 109.75% of the aggregate principal amount of the Old Notes redeemed, using the net cash proceeds from certain equity offerings, provided that at least 65% of the original aggregate principal amount of the Notes remain outstanding after the redemption.  We may on any one or more occasions redeem some or all of the Notes at any time prior to June 15, 2012 at a price equal to 100% of the principal amount of the Notes redeemed, plus a make-whole premium.  Any time after June 15, 2012, we may at anytime and from time to time redeem the Notes, in whole or in part, at the redemption prices defined in the indenture governing the Notes. Prior to June 15, 2012, we may on any one or more occasions redeem a portion of the Notes at a redemption price of 103% of the principal amount of the Notes redeemed, provided that in no event may we redeem more than 10% of the original aggregate principal amount of the Notes issued during any twelve-month period. In each case, we must also pay accrued and unpaid interest, if any, to the redemption date.  In the event of a change in control, we must offer to repurchase any outstanding Notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any.

The Credit and Guaranty Agreement entered into on December 23, 2009 with various lenders provides the Company with a revolving credit facility in an aggregate principal amount of $50.0 million, the proceeds of which shall be used for working capital, supporting letters of credit and general corporate purposes.  Borrowings under the revolving credit facility are subject to a rate per annum equal to the greatest of (i) the Prime Rate in effect, (ii) the Federal Funds Rate plus a margin of 0.5%, and (iii) 3.0% plus a margin of 4.5% for Base Rate Loans or a rate per annum equal to the greater of (i) 2.00% or (ii) the London British Bankers Association Interest Settlement Rate for equivalent terms, plus a margin of 5.50% for LIBOR loans, at our option.

The agreements governing the new debt impose limitations of our ability, to among other things, incur additional indebtedness, incur liens, consummate certain asset sales, make certain restricted payments, enter into certain transactions with affiliates, issue capital stock, merge or consolidate with any other person or sell, transfer or otherwise dispose of any assets.  The Credit and Guaranty Agreement also requires that we meet and maintain certain financial ratios and tests, including a minimum interest coverage ratio of 1.50 and a maximum net leverage ratio of 5.75, each as defined in the agreement and beginning at March 31, 2010.  The maximum net leverage ratio is reduced to 5.25 beginning at June 30, 2010. Our ability to comply with these covenants and to meet and maintain the financial ratios is material to the success of our business and may be affected by events beyond our control.  Our failure to comply with these covenants could result in a default under the Credit and Guaranty Agreement and the Indenture governing our Old Notes. We are currently in compliance with such covenants.

On May 2, 2008, we entered into an interest rate swap agreement with a bank, with a notional amount of $255.0 million to partially hedge exposure to fluctuations in interest rates related to borrowings under our Credit Facility.  The agreement has a three-year term.  With our debt refinancing in December, 2009, the interest rate swap agreement was assigned to Rabo Capital Services, Inc. and requires us to pay a fixed rate of 3.86%.  Rabo Capital Services will pay us a variable rate equal to three-month LIBOR.  The interest rate swap had been designated as a cash flow hedge.  For the year ended December 31, 2009, we reclassified an unrealized loss of $12.5 million from accumulated other comprehensive loss to interest expense.

On May 27, 2008, we repurchased shares of GXS Holdings common and preferred stock for $5.0 million from an external holder.

Our principal uses of cash have been, and are expected to continue to be, working capital, capital expenditures and debt service.  Our debt service requirements will consist primarily of interest expense on our Notes and any future borrowings under the Credit and Guaranty Agreement.  Our short-term cash requirements are expected to consist mainly of cash to fund our operations, interest payments on our debt and payments for various operating leases and capital expenditures.

We intend to continue to pursue selective acquisition opportunities.  We expect to finance any future acquisitions using cash, capital stock or additional indebtedness.  However, the restrictions imposed on us by the agreements governing our debt outstanding at the time may affect this strategy.  In addition, to fully implement our growth strategy and meet the resulting capital requirements, we may be required to request increases in amounts available under our Credit and Guaranty Agreement, enter into new credit facilities, issue new debt securities or raise additional capital through equity financing.  If we are unable to raise any additional capital, our ability to make future acquisitions is uncertain.

The credit markets have experienced adverse conditions over the past two years.  We expect that market conditions may continue to be weak in the near future.  In addition, the current economic environment has impacted, to a certain extent, the demand for our products and services.  However, based upon our current operations and historical results, we believe that our cash flow from operations, together with available cash and borrowings under the Credit and Guaranty Agreement, will be adequate to meet our anticipated requirements for working capital, capital expenditures, lease payments and scheduled interest payments for at least the next twelve months, including requirements following the merger with Inovis.

The notes will be secured on a senior basis by a security interest granted to the collateral trustee on substantially all of our properties and assets and substantially all of the properties and assets of the guarantors (including stock and intercompany notes of our subsidiaries); provided that the collateral will only include 65% of the stock of our first tier foreign subsidiaries and will not include any properties or assets of any of our foreign subsidiaries. The pledge of equity interests (other than the pledge of equity interests of GXS, Inc.) will be released in the event that Rule 3-16 of Regulation S-X under the Securities Act requires the presentation of said company’s stand-alone, audited financial statements.  For more details see “Description of the Notes—Limitations on Collateral in the Form of Securities”.

GXS Worldwide, Inc. is a holding company that conducts its operations through its wholly owned subsidiary GXS, Inc. and its domestic and foreign subsidiaries.  The financial statements of GXS, Inc. are substantially identical to the GXS Worldwide, Inc. financial statements and the total assets, revenues, operating income, net income (loss) and cash flows of GXS, Inc. are expected to continue to constitute substantially all of the corresponding amounts for GXS Worldwide, Inc. and its subsidiaries.  All equity interests pledged as collateral for the notes, other than those of GXS, Inc., are wholly owned consolidated subsidiaries of GXS, Inc.

Contractual Obligations

Our contractual obligations consist primarily of maturities of our long-term debt, operating lease arrangements for office space and equipment, estimated pension payments due to beneficiaries under our unfunded German defined benefit pension plan, our network managed services agreement with Verizon, and deferred payments with respect to our Interchange acquisition and operations. The following table summarizes our long-term contractual obligations (in thousands of dollars):

		Payments Due by Period
As of December 31, 2009	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-term debt	$766,450	$—	$—	$—	$766,450
Operating leases(1)(2)	62,145	10,906	16,778	12,785	21,676
Pension obligations	17,419	841	1,742	1,870	12,966
Network Managed Service Agreement(3)	31,503	8,328	20,057	3,118	—
Interchange deferred payments(4)	8,446	6,666	—	1,780	—
Total contractual obligations	$885,963	$26,741	$38,577	$19,553	$801,092
________________
(1)	Amounts are net of sublease rents of approximately $2.1 million in 2010, $3.9 million annually in 2011 through 2013 and $1.3 million in 2014.

(2)
In 2009, we entered into a sublease agreement for our former corporate headquarters. In addition, we entered into an agreement for a new corporate headquarters facility that requires aggregate lease payments of $1.7 million in 2010 through 2011, $5.6 million in 2012 through 2013 and $24.8 million for the balance of the initial lease term expected to end in March, 2021. We incurred approximately $8.9 million in relocation costs for new furnishings and leasehold improvements. Our landlord is providing us an allowance of $4.6 million for certain of these costs.

(3)
Amounts are based upon the minimum revenue guarantee in the agreement. Actual costs have exceeded the minimum revenue guarantee in each period of the contract to date. Amounts we expend in excess of the minimum revenue guarantee would be considered in the mitigation of penalties due in the event of early termination of agreement by us.

(4)
Shareholders of Interchange are due a deferred purchase price payment of 11.5 million Brazilian Reals in December 2010 ($6.7 million at December 31, 2009 exchange rates) and a volume discount of 3.1 million Brazilian Reals in 2014 ($1.8 million at December 31, 2009 exchange rates).

Off-Balance Sheet Arrangements

At December 31, 2008 and 2009, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in the United States. Some accounting policies require us to make estimates and assumptions about future events that affect the amounts reported in our consolidated financial statements and the accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any differences may be material to our consolidated financial statements. A description of all of our significant accounting policies used is described in Note 2 to our audited consolidated financial statements, included herein. Some of these policies involve a higher degree of judgment and complexity in their application and represent the critical accounting policies used in the preparation of our consolidated financial statements. These critical accounting policies, in management’s judgment, are those described below. If different assumptions or conditions were to prevail, or if our estimates and assumptions prove to be incorrect, actual results could be materially different from those reported.

Valuation of Accounts Receivable. We must make estimates of potential allowances and bad debts in valuing our accounts receivable. We analyze historical returns, current economic trends and changes in customer demand and acceptance of our products and services when evaluating the adequacy of the provision for sales returns and allowances. We analyze historical bad debts, customer concentrations, customer credit-worthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts. However, if the financial condition of our customers were to deteriorate, their ability to make required payments may become impaired, and increases in these allowances may be required. As of December 31, 2007, 2008 and 2009, we had allowances for doubtful accounts and sales allowances of $10.4 million, $13.3 million and $14.2 million, respectively.

Capitalization of Software. We capitalize software development costs in accordance with FASB ASC 350-40, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. We begin to capitalize costs for software to be used internally when we enter the application development stage. This occurs when we have completed the preliminary project stage, our management authorizes and commits to funding the project and we believe it is feasible that the project will be completed and the software will perform the intended function. We stop capitalizing costs related to a software project when we believe we have entered the post implementation and operation stage. We capitalized approximately $24.8 million in software development costs during 2007, $21.6 million during 2008 and $17.0 million during 2009. If we were to make different determinations with respect to the state of development that a software project had achieved, then the amount we capitalize and the amount we charge to expense for that project could differ materially.

The costs we capitalize during the application development stage consist of payroll and related costs for our employees who are directly associated with and who devote time directly to a project to develop software for internal use. We also capitalize the direct costs of materials and services, which generally includes outside contractors. We do not capitalize any general and administrative or overhead costs or costs incurred during the application development stage related to training or data conversion costs. We capitalize costs related to upgrades and enhancements to internal-use software if those upgrades and enhancements result in additional functionality. If upgrades and enhancements do not result in additional functionality we expense those costs as incurred. If we were to make different determinations with respect to whether upgrades or enhancements to software projects would result in additional functionality, then the amount we capitalize and the amount we charge to expense for that project could differ materially.

We begin to amortize capitalized costs with respect to development projects for software for internal use when the software is ready for use. We generally amortize the capitalized software development costs using the straight-line method over a five-year period. In determining and reassessing the estimated useful life over which the cost incurred for the software should be amortized, we consider the effects of obsolescence, technology, competition and other economic factors. Amortization expense related to software for internal use was $22.2 million during 2007, $23.0 million during 2008 and $22.8 million during 2009. If we were to make different determinations with respect to the estimated useful lives of the software, the amount of amortization we charge in a particular period could differ materially.

In accordance with FASB ASC 985-20, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed, we expense costs associated with software developed for license to customers as incurred because we apply the working model method and, as such, the costs incurred from the date of working model to commercial release to customers have not been material.

Valuation of Long-lived Assets. Long-lived assets, which consist primarily of property and equipment, including capitalized costs for software developed for internal use, and acquired amortizable intangible assets totaled $135.3 million as of December 31, 2007, $121.5 million as of December 31, 2008 and $101.2 million as of December 31, 2009. We periodically evaluate the estimated useful life of property and equipment and, when appropriate, adjust the useful life thereby increasing or decreasing the depreciation expense recorded in the current and in future reporting periods. We also assess the impairment of long-lived assets on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

•	significant underperformance relative to historical or projected future operating results;

•	significant changes in technology or in the manner of our use of the assets or the strategy for our overall business; and

•	significant negative industry or economic trends.

When we determine that the carrying value of long-lived assets may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our business. This process is subjective, as it requires management to make estimates and assumptions about future cash flows.

Restructuring. We calculate the facility charge included in the restructuring costs by discounting the net future cash obligation of the existing lease less anticipated rental receipts to be received from existing and potential subleases. This requires significant judgment about the length of time the space will remain vacant, anticipated cost escalators and operating costs associated with the leases, the market rate at which the space will be subleased, and broker fees or other costs necessary to market the space. These judgments were based upon independent market analysis and assessment from experienced real estate brokers. If we were to make different determinations with respect to these factors the amounts of our restructuring charges could differ materially, although most of our vacant space has now been sublet with the sublease of our former corporate headquarters.

Deferred Tax Assets. As of December 31, 2008 and 2009, we had net deferred tax liabilities of $2.9 million and net deferred tax assets of $1.9 million, respectively. Such amounts are net of valuation allowances of $349.3 million and $362.0 million, respectively. We consider the scheduled reversal of deferred tax liabilities, projected future income and tax planning strategies in assessing the realization of deferred tax assets. Management believes we will achieve profitable operations in future years that will enable us to recover the benefit of our deferred tax asset. However, we presently do not have sufficient objective evidence that it is more likely than not that we will realize the benefits from the deferred tax assets and, accordingly, have established a full valuation allowance for our U.S. and selected foreign net deferred tax assets as required by U.S. generally accepted accounting principles.

Contingencies. We periodically record the estimated impacts of various conditions, situations or circumstances involving uncertain outcomes. These events are called contingencies, and our accounting for these events is prescribed by FASB ASC 450, Accounting for Contingencies. This standard defines a contingency as “an existing condition, situation, or set of circumstances involving uncertainty as to possible gain or loss to an enterprise that will ultimately be resolved when one or more future events occur or fail to occur.” Contingent losses must be accrued if:

•	information is available that indicates it is probable that the loss has been incurred, given the likelihood of the uncertain future events; and

•	the amount of the loss can be reasonably estimated.

The accrual of a contingency involves considerable judgment on the part of management. Legal proceedings have elements of uncertainty, and in order to determine the amount of reserves required, if any, we assess the likelihood of any adverse judgments or outcomes to pending and threatened legal matters, as well as potential ranges of probable losses. We use internal expertise and outside experts, as necessary, to help estimate the probability that a loss has been incurred and the amount or range of the loss. A determination of the amount of reserves required for these contingencies is made after analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy.

In September 2009, the FASB issued Accounting Standards Codification (ASC) Accounting Standards Update (ASU) 2009-13 (previously Emerging Issues Task Force (EITF) Issue No. 08-1, Revenue Arrangements with Multiple Deliverable). ASU 2009-13 superseded EITF No. 00-21 and addresses criteria for separating the consideration in multiple-element arrangements. ASU 2009-13 will require companies to allocate the overall consideration to each deliverable by using a best estimate of the selling price of individual deliverables in the arrangement in the absence of vendor-specific objective evidence or other third-party evidence of the selling price. ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption will be permitted. We are currently evaluating the potential impact, if any, of the adoption of ASU 2009-13 on our consolidated results of operations and financial condition.

Quantitative and Qualitative Disclosures About Market Risk

On May 2, 2008, we entered into an interest rate swap agreement with Société Générale, New York Branch, with a notional amount of $255 million to partially hedge exposure to fluctuations in interest rates related to our Credit Facility. The interest rate swap agreement has a three-year term. The provisions of the agreement provide that we pay Société Générale a fixed rate of 3.5% and Société Générale pays us a variable rate equal to three-month LIBOR.

On December 23, 2009, the interest rate swap agreement was novated from Société Générale to Rabo Capital Services, Inc.  The provisions of the novation agreement provide that the Company will pay Rabo Capital Services, Inc. a fixed rate of 3.86%. Rabo Capital Services, Inc. will pay the Company a variable rate equal to three-month LIBOR. The fair value of the interest rate swap was $10.9 million, $11.8 million and $10.8 million as of December 31, 2008 and 2009 and March 31, 2010, respectively, and was recorded in other liabilities in the consolidated balance sheets.

The interest rate swap had previously been designated as a cash flow hedge, and was utilized to manage the Company’s exposure related to changes in the three month LIBOR rate associated with our variable-rate First Lien and Second Lien credit facilities.  As the hedged future forecasted transactions (variable interest payments) were no longer probable of occurring upon the  repayment of the First Lien and Second Lien credit facilities in December 2009, the effective portion of the hedge was reclassified out of accumulated other comprehensive loss into interest expense.  During the course of 2009, $12.5 million was reclassified out of accumulated other comprehensive loss into interest expense.  In addition, changes in the fair value of the interest rate swap are now recorded through interest expense, and the decrease in fair value of the interest rate swap of $1.0 million was recorded through interest expense during the three months ended March 31, 2010.

We are exposed to foreign currency risk in certain of our revenues and operating costs. Although much of our revenues are generated in U.S. dollars, $180.6 million, or 51.6% of our revenues for the year ended December 31, 2009 were generated in non-U.S. dollar denominated currencies, primarily British Pounds, Euros, Japanese Yen and Brazilian Reals. Our expenses are also generally denominated in U.S. dollars, but some of our expenses are incurred in non-U.S. dollar denominated currencies. Approximately $108.1 million, or 37.1%, of our expenses for the year ended December 31, 2009 were denominated in foreign currencies, the significant majority of which were denominated in British Pounds, Euros, Japanese Yen and Brazilian Reals. Due to the strength of the U.S. dollar, as of December 31, 2009, our results of operations were adversely affected by $4.3 million when compared to the year ended December 31, 2008. Based on our results for the year ended December 31, 2009, a 1% change in the value of our revenues generated in British Pounds and Euros against the U.S. dollar would have changed our revenues by $0.3 million and $0.4 million, respectively. Revenues from and expenses paid in foreign currencies may increase as we expand our business outside the U.S.

During the three months ended March 31, 2010, $45.0 million, or 53.1% of our revenues were generated in non-U.S. dollar denominated currencies, primarily British Pounds, Euros, Japanese Yen and Brazilian Reals. Additionally, $26.1 million, or 37.7%, of our expenses for the three months ended March 31, 2010 were denominated in foreign currencies, the significant majority of which were denominated in British Pounds, Euros, Japanese Yen and Brazilian Reals. Due to the relative weakness of the U.S. dollar, as of March 31, 2010, our results of operations were favorably affected by $2.0 million when compared to the three months ended March 31, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis provides information regarding certain aspects of our overall compensation philosophy and objectives and the elements of compensation paid to our named executive officers in 2009.  Our named executive officers for fiscal year 2009 were Robert Segert, President and Chief Executive Officer; John Duvall, Senior Vice President, Chief Financial Officer and Treasurer; Robert Patrick, Senior Vice President and Chief Marketing Officer; Steven Scala, Senior Vice President, Corporate Development; and George Schulze, Senior Vice President, Global Sales.

Historical Compensation Program

As a private company, our compensation decisions relating to our executive officers have historically been based on the goal of achieving performance at levels necessary to provide meaningful returns to our equity sponsors. To this end, our compensation decisions in 2009 were primarily aimed at recruiting, retaining, and motivating individuals who could help us meet and exceed our financial and operational objectives.

Philosophy and Objectives of Our Compensation Program

The Compensation Committee exercises authority over the compensation of our named executive officers and certain other executive officers of our company. In developing a compensation program for our named executive officers, the Compensation Committee’s goal was to link compensation decisions to both corporate and individual performance, with a focus on achievement of corporate financial results, as well as rewarding the individual performance and accomplishments of our executive officers in light of their respective duties and responsibilities, the impact of their actions on our strategic initiatives, and their overall contribution to the culture, strategic direction, and performance of our company.

The guiding philosophy approved by the Compensation Committee is to provide a compensation program that will attract, motivate, reward and retain top quality executive leadership for our short-term and long-term success. To that end, the executive compensation program seeks to:

•	Emphasize performance-based pay with significant upside potential for strong performance, as well as downside exposure for underperformance;

•	Align the interests of senior management with the interests of our owners through the use of equity compensation;

•	Motivate behaviors that increase the short and long-term financial performance of GXS; and

•	Compete appropriately with other companies for talent by evaluating base salary and short and long-term incentive pay against the external marketplace.

Elements of 2009 Compensation

This section describes the various elements of our compensation program for our named executive officers in 2009, summarized in the table below, and why the Compensation Committee chose to include the items in the compensation program. As detailed below, our executive compensation program consists of three principal elements:

•
Base salary.  The purpose of base salary is to provide a set amount of cash compensation for each named executive officer that is not variable in nature and is generally competitive with market practices.  As discussed below, in setting base salaries the Compensation Committee is mindful of total compensation.  The Compensation Committee reviews annually, and as appropriate adjusts, the base salaries of our named executive officers and other executive officers.

•
Performance-Based Annual Incentive Compensation.  The performance-based annual incentive compensation consists of an annual cash bonus award based on the Management Bonus Plan for named executive officers and other executive officers.  The performance-based cash bonus awards consist of two components, company financial performance and individual performance.  For 2009 company performance includes revenue and adjusted EBITDA targets, as reflected in our

company’s annual plan approved by the board of directors.   After determining the level of funding of executive bonus pool based on our company’s performance, a named executive officer’s target bonus can be adjusted positively or negatively by up to 50 percent based on the named executive officer’s individual performance.  The Compensation Committee reviews and, as appropriate, adjusts the targets and structure of the Management Bonus Plan annually.  Delivering a significant portion of total compensation to our named executive officers if the annual performance goals are met reflects one of the core objectives of our compensation program, pay-for-performance, which the Compensation Committee believes benefits the shareholders. The program was designed to comply with the requirements of Section 162(m) of the Code and the tax deductibility of annual performance-based incentive compensation paid to our named executive officers. Under Section 162(m) of the Code, we cannot deduct compensation in excess of $1.0 million that is paid to a named executive officer in any year unless the compensation qualifies as “performance-based” compensation under Section 162(m) of the Code. Our company seeks to preserve the tax deductibility of the compensation it pays to executive officers, to the extent it can do so without impairing the operation and effectiveness of our compensation policies and programs.

•
Long-term Incentive Compensation.  Long-term equity awards, as well as Management Incentive Award Program payment levels, are typically made when a named executive officer is hired.  The Compensation Committee reviews long-term equity compensation at least annually, and may make equity awards and adjust Management Incentive Award Program payment levels from time to time for retention, market or other purposes.

In addition, we provide to our named executive officers benefit programs which are available to all of our employees (based on standard criteria such as location, minimum length of service and hours worked per week). We do not currently provide perquisites, defined benefit plans or other retirement benefits or deferred compensation, to executive officers.

In setting overall compensation for our named executive officers and other executive officers, the Compensation Committee reviews market information and considers other factors such as the executive’s experience, performance and responsibilities.  We seek to target “at market” compensation as within 15 percent of the 60th percentile for total cash compensation (base salary + bonus) and within 15 percent of the 60th percentile for long term incentives.  We consider individual factors such as experience, tenure and performance for acceptable compensation ranges.  We benchmark cash and equity compensation relative to market comparables.  Specifically, we

•	use published survey sources;

•	match against high tech and information technology industries where possible;

•	match job descriptions based on at least an 80 percent match of the GXS job profile;

•	apply a premium or discount for differences in scope or responsibilities from job descriptions;

•	scope revenue size between ½ and 2 times our company’s revenue; and

•	analyze base salary, target bonus and long term incentives to 25th, 50th, 60th and 75th percentiles.

In 2009, we paid base salaries and cash bonuses (which bonuses were based on 2008 performance) to each of our named executive officers and made long term incentive stock option grants to three of our named executive officers.  We also paid mid-year cash bonuses to each of our named executive officers, that reflected mid-year 2009 performance.  In addition, we approved cash retention bonuses in the amount of $50,000 to two of our named executive officers, Mr. Patrick and Mr. Schulze. These cash retention bonuses are payable on the earlier of (i) a sale of the company; (ii) the consummation of the proposed merger of GXS Holdings, Inc. with Inovis International, Inc.; or (iii) December 31, 2010, subject to the executive’s continued employment with our company on the date when the retention bonus becomes payable. With the closing of the merger with Inovis on June 2, 2010, we expect that these cash retention bonuses will be paid in 2010.

These elements of our executive compensation are summarized as follows:

Element	Description	Function

Base Salary	Fixed cash compensation	Provides basic compensation at a level consistent with competitive practices; reflects role, responsibilities, skills, experience and performance.
Performance-Based Annual Incentive Compensation	Payable annually in cash under the Management Bonus Plan. A relatively small, advance payment is made in August based on first half company revenue and adjusted EBITDA results.	Motivates and rewards for achievement of annual company performance goals, with adjustment for individual performance.
Long-Term Incentive Compensation
Provides equity awards (Stock Incentive Plan allows options,  restricted stock, restricted stock units, warrants, and other stock-based awards); equity awards may be granted at the Compensation Committee’s discretion under the Stock Incentive Plan.  The Compensation Committee has historically granted stock options under the Stock Incentive Plan.  Provides for participation in Management Incentive Award Program.

Motivates and rewards for financial performance over a sustained period; strengthens mutuality of interests between executives and shareholders; increases retention; rewards creation of shareholder value.

Benefits	401(k) plan, healthcare plan and other standard company benefit plans.	Provides market competitive savings and health and welfare benefit programs available to other employees based on standard eligibility criteria.
Executive Perquisites and Other Arrangements	We do not provide perquisites, defined benefit plans or other retirement benefits or deferred compensation.	Not applicable
Retention Incentive Payments	Authorized at the discretion of the Compensation Committee and payable upon specified conditions.	Creates additional incentives for retention of key officers in light of a competitive environment.

Long-Term Equity Incentives

Stock Incentive Plan

The Compensation Committee believes that a portion of named executive officer compensation should be in the form of equity awards, to align further the long-term interests of named executive officers with those of our other shareholders and as a retention tool. Equity awards are made pursuant to the Stock Incentive Plan of our parent company, GXS Holdings. The Stock Incentive Plan provides for awards in the form of stock options, restricted stock and restricted stock units, warrants, and other stock-based awards.  In 2009, we granted 2,323,636 stock options under the Stock Incentive Plan.

Under the Stock Incentive Plan, incentive stock options may be granted only to employees and only in accordance with applicable laws and  rules governing incentive stock options. The Stock Incentive Plan also provides for grants of non-qualified stock options and other stock-based awards. These grants may be made to employees, directors and consultants. The Stock Incentive Plan may be administered by the board of directors or by a committee of directors delegated by the board of directors. Presently, the Compensation Committee serves this function.  The Compensation Committee is authorized to designate participants in the plan and to determine the exercise price, the number of shares subject to individual awards and the terms and conditions, including the vesting schedule, of each award granted under the Stock Incentive Plan. The options generally expire ten years from the date of grant except in certain termination events, in which case the options expire early. The plan provides for payment of the exercise price of options in the form of cash or, subject to the discretion of the board of directors or compensation committee, by delivery of other securities of GXS Holdings, or in such other manner as may be permitted by the board of directors.

Upon exercise of an option, GXS Holdings has the right to repurchase the common stock acquired on exercise of the option for the lower of fair market value or the exercise price following termination of employment for cause or for fair market value following termination for other than cause. The repurchase right terminates upon the earlier of an initial public offering, which raises proceeds of at least $75.0 million, or eighteen months from the date of termination of employment. Fair market value is determined by the price of the stock on the last date before determination, if publicly traded, or by a committee of the board of directors of GXS Holdings.

The board of directors may amend the plan. However, an amendment requires shareholder consent if such consent is necessary to comply with regulatory requirements, unless the amendment serves to conform the plan to the local rules and regulations of a non-U.S. jurisdiction. In addition, an amendment to the plan or to any particular award is not effective with respect to any plan participant who is adversely affected by the amendment without the consent of that participant. The plan terminates in 2012, unless terminated earlier by the board of directors and, under specified circumstances, the shareholders.

As of December 31, 2009, 18,836,364  shares of common stock of GXS Holdings have been reserved for issuance under the plan. As of December 31, 2009, GXS Holdings has granted options to purchase 12,054,925 shares of GXS Holdings’ common stock at an exercise price of $0.50 per share to a number of our employees and outside directors, including all of our named executive officers. The options vest in various amounts over periods of up to seven years. Vested options not qualifying as incentive stock options under the Internal Revenue Code are generally not exercisable until an initial public offering or seven years from the date of grant.

Management Incentive Award Program

The Management Incentive Award Program is a cash incentive program initiated to reward and retain our named executive officers and other key executives.  The program’s award payments trigger only upon a liquidity event (an Initial Public Offering or a Change of Control as defined in the Management Incentive Award Program Overview).  The award payments are based upon the achievement of a company equity value for GXS Holdings.  (Equity value is defined in the Management Incentive Award Program as total capitalization less total debt).  The equity value must reach a threshold of $132.6 million to trigger a payment, and payments increase as equity value increases.  Award payments are capped at an equity value for GXS Holdings of $804.2 million.

As of December 31, 2009, the participants in the Management Incentive Award Program consisted of the named executive officers and five other senior executives.  Their individual payment amounts are based on  the total number of common stock options held by the participant.  Awards granted to executives after February 1, 2007 require a four year vesting cycle.  The award payments vest at a rate of 1/48 per month. In the event of a Change of Control, the amount that shall become vested within the 12-month period following the date of the Change of Control shall become fully vested on the date of such Change of Control.

The terms of the Management Incentive Award Program awards granted to Mr. Segert and to Mr. Duvall provide that the awards shall vest in full upon termination of employment not for cause within 12 months following a change of control as defined in the Stock Incentive Plan.

Offer letters for certain of our other named executive officers provide for employment at will.  The letters provide for termination payments of between nine and twelve months of base salary and pro-rated portion of the executive’s most recent annual bonus upon a termination of employment other than for cause or resignation.  If the executive is terminated without cause within 12 months following a change of control (as defined in the Stock Incentive Plan) there is accelerated vesting on the date of termination of that portion of the executive’s options that would have become vested and exercisable within 12 months of the termination date.  The employment letters may provide that, in the event of a change of control (as defined in the Stock Incentive Plan) in the event that the executive is not offered a comparable position, that such event will be deemed as a termination without cause.

401(k) Plan

Our U.S. domestic employees, including our named executive officers, are eligible to participate in a defined contribution retirement plan that complies with Section 401(k) of the Internal Revenue Code.   Prior to  February 2009, we matched certain contributions under the 401(k) Plan of up to 100% of the employee’s contribution of the first 3% of the employee’s salary, and 50% of the next 2% of salary, up to total matching contributions of 4% of the employee’s compensation.  On  February 26, 2009, we discontinued matching  contributions to the 401(k) Plan.  We reinstated these matches on April 1, 2010 but at 50% of employee contributions up to 4% salary.

Employment Agreements and Letters with Our Named Executive Officers

We have entered into employment agreements or signed employment offer letters with certain of our named executive officers.  Each such agreement or offer letter provides for an annual salary, target bonus, and customary employee benefits. It also provides for options to purchase shares of common stock of GXS Holdings and participation in the Management Incentive Award Program. As a condition to receiving the options to purchase GXS Holdings common stock, our named executive officers are subject to non-competition and non-solicitation provisions during their period of employment and for a period of twelve months after termination, and are required to enter into a proprietary information and inventions agreement.

We have entered into employment agreements with Mr. Segert and with Mr. Scala.  Mr. Segert’s employment agreement has no definite term, and may be terminated by Mr. Segert on 30 days notice and by our Company at any time.   It provides that Mr. Segert shall also be a member of the GXS Holdings board of directors during the term of his employment.  Mr. Scala’s employment agreement provides for a term of two years, after which the agreement automatically renews for a period of one year, unless terminated by our Company on 30 days written notice prior to the renewal date.  Mr. Scala may terminate the agreement at any time on 30 days prior written notice.

The employment agreements provide that if we terminate an officer without cause, other than by reason of the officer’s death or disability, the terminated officer will receive:

•	a lump sum equal to:

•  earned but unpaid salary and accrued benefits; plus

•	an amount equal to:

•  a pro-rata portion of the executive’s most recent annual bonus based on the month of theexecutive’s termination; plus

•	a severance payment equal to the officer’s then-current annual salary and most recent bonus; and

•	accelerated vesting of the portion of the officer’s options that would have become vested within the twelve-month period following the date of termination.

Mr. Segert’s agreement provides that following termination (other than for cause), in the event that he elects COBRA continuation coverage, we will pay for a period of twelve months the same amount paid by our Company toward health insurance premiums during his employment.  In addition, Mr. Segert’s agreement provides that in the event that he resigns for “Good Reason” (as defined in his employment agreement), he will be entitled to receive the same severance benefits to which he would be entitled under a termination not for cause.

If we fail to renew Mr. Scala’s agreement, he will receive:

•	a lump sum equal to earned but unpaid salary and accrued benefits; and

•	a severance payment equal to fifty percent, of the officer’s then-current annual salary and most recent bonus.

In addition, Mr. Scala’s agreement provides that upon the termination of employment without cause within twelve months of a change in control of our Company or GXS Holdings, or upon his death, Mr. Scala’s options vest in full.  GXS Holdings has the right under GXS Holdings’ stock incentive plan and the applicable stock option agreement, to repurchase the shares of common stock acquired upon exercise of options in accordance with the terms of the plan and the applicable award agreement.

Post Termination Compensation

As discussed above, we have employment agreements and offer letters with certain of our named executive officers which provide for payments at, following, or in connection with the severance or other termination (including constructive termination) of a named executive officer. The Board of Directors also retains discretion to provide severance in a particular case and under general corporate policies applicable to employees. Unvested stock options held by grantees, including those held by named executive officers, may vest upon a change in control or following a change in control, or upon termination of employment due to death or disability, as provided under the terms of the Stock Incentive Plan and the applicable award agreement.

Deductibility of Executive Compensation

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to our chief executive officer or any one of our three highest paid executive officers, other than our chief executive officer, unless certain conditions are met.  Although the Compensation Committee seeks to have an executive compensation structure that complies with Section 162(m), the Compensation Committee in its discretion may approve compensation that did not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

2009 Compensation for Executive Officers

During 2009, on recommendation of the executive staff and in view of general economic conditions, the Compensation Committee did not raise the base compensation of any of the named executive officers, temporarily reduced for 2009 the Executive Bonus Plan to 90% of the payment for 100% achievement of company revenue and adjusted EBITDA, before adjustments for individual performance.  As discussed above, in October 2009 the Compensation Committee approved cash retention bonuses for Mr. Patrick, our Chief Marketing Officer, and Mr. Schulze, our Senior Vice President, Global Sales, payable on the earlier of the sale of GXS Holdings, the merger of GXS Holdings with Inovis International or December 31, 2010, subject to the executive’s continued employment on the payable date.

In October, 2009 the Compensation Committee approved grants of options to purchase common stock of GXS Holdings to certain of our named executive officers.  The grants included 300,000 options to Mr. Patrick, 300,000 options to Steven Scala, our Senior Vice President, Corporate Development, and 200,000 options to John Duvall, our Chief Financial Officer. The value of these awards was $9,600, $9,600 and $6,400, respectively, computed in accordance with FASB ASC Topic 718, with the fair value of the options granted determined using the Black-Scholes model. The options have an exercise price of $0.50 per share and will vest over a four-year period from the date of grant as provided in the Stock Incentive Plan.  Consistent with the option grants the Compensation Committee revised the payment levels in the Management Incentive Award Plan for these named executive officers to provide potential payments per each $100 million of equity value created of approximately  $243,300 to Messrs. Patrick and Scala and $162,100 to Mr. Duvall, respectively. The Compensation Committee also reduced the initial equity threshold level under the Management Incentive Plan to $132.6 million for Mr. Segert, Mr. Schulze and certain other senior executives who are not named executive officers.

	SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert Segert, CEO (1)	2009	$507,987	$218,103	–	$–	–	–	$4,207	$730,297
John Duvall, CFO (2)	2009	253,993	95,288	–	6,400	–	–	2,693	358,374
A George Schulze, SVP Sales (3)	2009	330,192	177,870	–	–	–	–	6,185	514,247
B Robert Patrick, SVP Marketing (4)	2009	294,632	130,438	–	9,600	–	–	1,978	436,648
C Steven Scala, SVP Corporate Development (5)	2009	284,473	154,154	–	9,600	–	–	2,573	450,800

________________
(1)	Robert Segert had other compensation of $3,067 in 401k match and $1,140 imputed life insurance income.

(2)
John Duvall had $6,400 for stock options computed in accordance with FASB ASC Topic 718 using the Black-Scholes model; other compensation is $1,533 in 401k match and $1,160 imputed life insurance income.

(3)	George Schulze had other compensation of $3,977 in 401k match and $2,207 imputed life insurance income.

(4)
Robert Patrick had $9,600 for stock options computed in accordance with FASB ASC Topic 718 using the Black-Scholes model; other compensation is $1,445 in 401k match and $533 imputed life insurance income.

(5)
Steven Scala had $9,600 for stock options computed in accordance with FASB ASC Topic 718 using the Black-Scholes model; other compensation is $1,718 in 401k match and $855 imputed life insurance income.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards							Stock Awards
Outstanding Equity Awards at December 31, 2009
Name (a)		Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Vesting Period (Years)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
CEO	Robert Segert(1)	1,550,450	1,550,450	(1)	–	$0.50	4	12/31/2017	–	–	–	–

CFO	John Duvall(2)	193,375	79,625	(2)		0.50	4	2/13/2017	–	–	–	–
CFO	John Duvall(2)	–	200,000	(3)	–	0.50	4	10/12/2019	–	–	–	–
CFO	John Duvall(2)	113,636	–		–	0.50	7	9/27/2012	–	–	–	–

A	George Schulze(3)	225,000	–		–	0.50	4	2/28/2015	–	–	–	–
A	George Schulze(3)	60,938	164,063	(4)		0.50	4	12/1/2018	–	–	–	–

B	Bobby Patrick(4)	–	300,000	(5)	–	0.50	4	10/12/2019	–	–	–	–
B	Bobby Patrick(4)	555,161	13,021	(6)	–	0.50	7	11/23/2013	–	–	–	–

C	Steven Scala(5)	–	300,000	(7)	–	0.50	4	10/12/2019	–	–	–	–
C	Steven Scala(5)	568,182	–		–	0.50	7	9/27/2012	–	–	–	–

(1)	Vesting begins 01/01/08 and is 25% vested upon the first anniversary of grant and 1/36 each month thereafter.

(2)	Vesting begins 02/14/07 and is 25% vested upon the first anniversary of grant and 1/36 each month thereafter.

(3)	Vesting begins 10/12/09 and is 25% vested upon the first anniversary of grant and 1/36 each month thereafter.

(4)	Vesting begins 12/01/08 and is 25% vested upon the first anniversary of grant and 1/36 each month thereafter.

(5)	Vesting begins 10/12/09 and is 25% vested upon the first anniversary of grant and 1/36 each month thereafter.

(6)
Vesting period begins 11/24/03, with the 60% tranche vesting beginning on the first anniversary of grant with 25% of that vested immediately, and the balance of such tranche vesting 1/36 each month thereafter.  On each subsequent anniversary a tranche of 10% vests 1/36 each month thereafter.

(7)	Vesting begins 10/12/09 and is 25% vested upon the first anniversary and 1/36 each month thereafter.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Threshold ($)(1) (c)	Target ($)(2) (d)	Maximum ($)(3) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)	All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Under-lying Options (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (4) (l)
CEO Robert Segert	10/23/2009		7,500,000	17,630,000
CFO John Duvall	10/23/2009		1,427,200	3,378,500
CFO John Duvall	10/12/2009								200,000	$0.50	$6,400
A George Schulze	10/23/2009		1,088,400	2,436,600
B Robert Patrick	10/23/2009		2,112,500	5,001,000
B Robert Patrick	10/12/2009								300,000	$0.50	$9,600
C Steven Scala	10/23/2009		2,112,500	5,001,000
C Steven Scala	10/12/2009								300,000	$0.50	$9,600
________________
(1)	Threshold is set at an Equity Value (“EV”) of $132.6 Million following a liquidity event. Funding begins prorated from this point for Messrs. Segert, Duvall, Patrick, Scala and Schulze).
(2)	Funding level at EV = $418.3 Million for Messrs. Segert, Duvall, Patrick and Scala and EV= $432.6 Million for Mr. Schulze.
(3)	Funding level at Maximum (EV= $804.2 Million for Messrs. Segert, Duvall, Patrick, Schulze and Scala).
(4)	Determined in accordance with FAS 123R.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash($)	Stock Awards($)	Option Awards($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation($)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
A John McKenna (1)	$25,000	$–	$1,395	$–	$–	$2,683	$29,078
B Carl Wilson (2)	28,000	–	140	–	–	–	28,140
________________
(1)	John McKenna Option Awards equals $1,395 computed in accordance with FASB ASC 718 using the Black-Scholes Model. All other compensation equals $2,683 in travel expenses for board meetings.
(2)	Carl Wilson Option Awards equals $140 computed in accordance with FASB ASC 718 using the Black-Scholes Model.

BUSINESS

Our Company

We are a leading global provider of B2B e-commerce and integration services and solutions that simplify and enhance business process integration, synchronization and collaboration among businesses. Our services and solutions enable our customers to manage mission critical supply chain functions and financial transactions related to the exchange of goods and services. By utilizing these services our customers realize a number of key benefits such as lower total cost of ownership, accelerated time to market and enhanced reliability and security. Approximately 30,000 global customers and their trading partners do business together via Trading Grid, a globally-accessible, cloud-computing platform specifically designed for B2B e-commerce. Our business model is characterized by substantial operating leverage, strong cash flow generation and a recurring revenue model attributable to our transaction processing and software maintenance fees.

Our services and solutions help our customers manage the information flow throughout their supply chain. We manage a wide variety of transactions, such as purchase orders, delivery confirmations, invoices, product data and payment information, for many of the world’s largest supply chains. In recent years, the global adoption of the Internet has vastly increased the variety of communication protocols and has also spawned new, complex industry standard data formats. Trading Grid alleviates the complexities of data standards and protocol proliferation and therefore reduces the associated implementation and ongoing maintenance costs inherent in operating and managing global supply chains.

The majority of our customers utilize our services and solutions through two primary services-based models. Messaging Services is our largest service offering and enables our customers to automate their supply chain transactions through our centralized platform which can connect them to nearly any business globally. Managed Services, our B2B outsourcing suite of services, enables our customers to fully outsource the management of their B2B e-commerce networks to us. Managed Services is our fastest growing segment as customers adopt our solutions in order to manage their B2B supply chains more efficiently and effectively. Managed Services also includes multiple value-added services such as mapping and translation, linking trading partners, managing trading partner communications, supply chain visibility and trading partner performance reporting. In addition, our Managed Services customers also have access to industry specific and process specific applications that enable them to improve their supply chain efficiency and effectiveness. We also offer Data Synchronization, B2B Software and Services and Custom Outsourcing Services.

The majority of our revenue is generated through transaction processing fees and subscriptions for access to our platform. We process more than 8 billion electronic transactions per year and support an estimated 6 million trading partner relationships.  We have substantial vertical expertise in a variety of key industries such as retail, consumer products, financial services, automotive and high technology. Our platforms links over 40,000 customers across 50 countries with support in 11 different languages. As a result, customers view our services and solutions as essential to their day-to-day supply chain operations and typically enter into long-term contracts with us. Revenue attributable to transaction processing and software maintenance fees, which tend to be recurring in nature, represented approximately 88% of our total revenue for the year ended December 31, 2009. Additionally, of our top 50 customers in fiscal 2009, 92% have been customers for five or more years.

On June 2, 2010, GXS Holdings, Inc. (“GXS Holdings”), a Delaware corporation and our direct parent company, which directly owns 100% of our issued and outstanding common stock, acquired Inovis International, Inc. (“Inovis”), a leading provider of fully integrated B2B solutions and services that manage the flow of critical e-commerce information for global trading communities, which we refer to as the “Merger”. Inovis’s core business has historically been the provision of messaging services to approximately 16,000 customers worldwide with approximately one billion transactions per year, primarily on a fee-per-transaction basis.  The Inovis catalogue is a leading product data synchronization application in the North American retail industry, providing a fast and accurate way for marketers, manufacturers and suppliers to share their latest product information with retailers. Inovis also has a comprehensive suite of managed services designed to allow a customer to outsource the day-to-day operations of its messaging services.  Following the Merger, Inovis was merged with and into GXS, Inc. (“GXSI”), one of our indirect wholly-owned subsidiaries and a guarantor of the notes, and we became an indirect wholly-owned subsidiary of GXS Group, Inc. (previously known as Griris Holding Company, Inc.). Certain foreign subsidiaries of

Inovis became wholly owned subsidiaries of GXSI. The parties to the Merger agreed to certain customary indemnification obligations.

Services and Solutions

We are a leading global provider of B2B e-commerce and integration services and solutions that simplify and enhance business process integration and collaboration among business partners. Our services and solutions enable businesses to easily exchange business information electronically, using a wide variety of globally- accepted and industry-defined standards, to automate supply chains and improve business performance. These solutions are facilitated by Trading Grid, our unique technology service platform for B2B e-commerce services unveiled in 2004. Trading Grid simplifies and automates the exchange of electronic business documents such as purchase orders, invoices, ship notices and payment information between businesses. We also expect to integrate key Inovis products and services into the Trading Grid.

Messaging Services. We currently generate the majority of our revenue from our Messaging Services. These services, such as our flagship Trading Grid Messaging Service, facilitate the exchange of electronic documents and real-time data between business partners worldwide. Our customers utilize our services to eliminate the complexities of disparate standards and communication protocols amongst trading partners. In addition, we provide a number of valuable features such as security, authentication, audit tracking and overall supply chain visibility. For the year ended December 31, 2009, our Messaging Services contributed $213.1 million, or 60.9%, of our total revenues, and we estimate represented approximately 53% of fiscal 2009 revenue for the combined companies on a pro forma basis.

Managed Services. Our Managed Services include a full suite of B2B integration outsourcing services which enable customers to offload all or part of their day-to-day supply chain management activities to us. We build on our Trading Grid messaging services by providing customers with a portfolio of additional services to ensure a comprehensive solution, such as mapping and translation, linking trading partners, managing trading partner communications, supply chain visibility and trading partner performance reporting. In addition, we perform the management of the underlying server hardware, storage platforms and business integration technology and provide training and ongoing customer support. Managed Services customers also have access to hosted industry-specific and process-specific applications. These software-as-a-service (SaaS) applications range from cash management in the banking industry to order management in retail to logistics track-and-trace services for manufacturers.

Similar to most of our offerings, Managed Services is provided on a subscription-basis via long-term contracts. Customers are typically billed an implementation fee and then an ongoing monthly recurring fee, which can vary based on a variety of capacity and usage models. For the year ended December 31, 2009, we generated Managed Services revenue of $82.0 million, which represented 23.4% of our total revenue. Managed Services revenue has increased from $34.3 million in 2005 to $82.0 million in 2009, representing 139% growth in revenue over the period. We estimate that Managed Services revenue represented approximately 22% of fiscal 2009 revenue for the combined companies on a pro forma basis.

Data Synchronization. Our Data Synchronization services and solutions provide tools and services that enhance our customers’ abilities to exchange data with their trading partners and manage data more efficiently within their enterprise. We offer several complementary services focused on helping businesses coordinate data they share with multiple trading partners. Additionally, our Product Master Data Management software solution enables companies to align and cleanse product data among internal systems. For the year ended December 31, 2009, our Data Synchronization business generated revenue of $14.2 million, or 4.0% of our total revenues, and we estimate represented approximately 8% of fiscal 2009 revenue for the combined companies on a pro forma basis.

B2B Software and Services. Our B2B Software and Services enable our customers to more effectively manage their day-to-day supply chain activities. We license several software products that enable our customers to build in-house, software-based alternatives to the B2B hosted services deployment model described above. We generate revenue from the sale of software licenses and by providing ongoing software maintenance support and implementation services. For the year ended December 31, 2009, we generated B2B Software and Services revenue of $14.2 million, which represented 4.1% of our total revenue, and we estimate represented approximately 10% of fiscal 2009 revenue for the combined companies on a pro forma basis.

Custom Outsourcing Services. We also offer custom software and messaging solutions, which consist of applications and products developed to address specific customer needs. For the year ended December 31, 2009, our Custom Outsourcing Services generated revenue of $26.7 million, or 7.6% of our total revenue, and we estimate represented approximately 7% of fiscal 2009 revenue for the combined companies on a pro forma basis

B2B E-Commerce and Integration Industry

The multi-enterprise B2B e-commerce and integration industry covers the electronic exchange of data between organizations. There are a variety of global, industry-specific and regionally defined standards which govern the ability to deliver this information electronically. The most popular is Electronic Data Interchange (“EDI”) but there are many alternatives and variants. By enabling the efficient flow of information between businesses, the industry can help businesses address supply chain inefficiencies and improve their agility and business results. Based on market sizing data from a variety of sources including industry analysts, we believe the total market for the B2B infrastructure segment was approximately $3.9 billion in 2009 and will grow to approximately $5.4 billion in 2012. The overall market also includes the PMDM segment.

The process of integrating information between businesses is central to a company’s ability to build and manufacture products with speed and quality, coordinate timely logistics and shipping activity, and better serve customers. With the advent of Internet-based communications, the increasing number of communication protocols and standards beyond EDI, and the challenges working with businesses in remote regions of the world, multi-enterprise integration is increasingly complex and costly. However, the benefits from integration are substantial, including gaining end-to-end supply chain visibility, eliminating excess inventory, tracking global shipments, optimizing the launch of a new product, understanding customer purchasing trends and managing payments and cash flow.

Examples of multi-enterprise business processes include order-to-cash, electronic invoicing, global shipping and global payments. In the order-to-cash process, one business will place orders to one or more other businesses. In response, the partner businesses acknowledge an order, provide shipment details and ultimately invoice the customer. Businesses gain speed advantages and reduce costs when this information is exchanged electronically versus delivered via postal mail, e-mail or by facsimile. To deliver these benefits, the industry offers four primary solution segments: global messaging services, B2B managed services, B2B gateway software, and PMDM.

Global Messaging. The exchange of a business document from one business to another forms the basis of the global messaging segment. Similar to the role of a post office for physical mail, companies using global messaging services receive a virtual mailbox to store electronic documents. Every company participating in global messaging has one or more mailboxes. Service providers host these mailboxes and provide the capability to deliver the message to other mailboxes over a network, often referred to as a value-add network. Managed file transfer is a component of global messaging which focuses on the exchange of bulk or large files, such as three-dimensional computer-aided design files for engineering or bank check image files. This differs from standard global messaging and is typically delivered to customers as a software license sale or, increasingly, a hosted or software-as-a-service sale (SAAS). Industry analyst firm Gartner estimates that the integration-as-a-service segment was approximately $945 million in 2009 (Gartner “Market Trends: Multienterprise/B2B Infrastructure Market, Worldwide, 2009-2014” by Fabrizio Biscotti, Paolo Malinverno, Benoit J. Lheureux and Thomas Skybakmoen, July 14, 2010).

Managed Services. Within the multi-enterprise integration market, the fastest growing segment is B2B managed services, also known as B2B Integration Outsourcing. B2B managed services is the outsourcing of all or a portion of the management of a company’s B2B program. A B2B program includes all of the hardware, software and staff required to support a company’s business partners electronically, including customers, suppliers, shipment carriers and banks. Managed services offer an alternative delivery model designed for companies either struggling to achieve returns from B2B integration software investments or unable to handle the considerable tasks associated with worldwide B2B programs. In the managed services model, there is no software to purchase or manage. Instead, corporations leverage an on-demand B2B integration platform by outsourcing the management of the underlying server hardware, storage platforms and B2B translation technology. Through this model, companies are able to achieve their B2B integration goals faster and cheaper than through in-house and software-based approaches. Gartner estimates that companies spent nearly $850 million on B2B Integration Outsourcing in 2009, and that this segment will register a compound annual growth rate of 20% through 2014—reaching over $2 billion in spend (Gartner “Market Trends: Multienterprise/B2B Infrastructure Market, Worldwide, 2009-2014” by Fabrizio Biscotti, Paolo Malinverno, Benoit J. Lheureux and Thomas Skybakmoen, July 14, 2010).

B2B Gateways. B2B gateway software is deployed within a business and can be used to complement global messaging VAN services or as a stand-alone messaging platform to connect directly to business partners. B2B gateway software provides communication and integration technology to enable a business to connect its internal systems and processes with its partners. B2B gateway is typically sophisticated software, including data translation, visibility and monitoring, communication and community management components, which often require significant trained resources to implement and maintain. A company must keep current every integration point both within and outside its enterprise, creating significant ongoing staffing and resource requirements. Gartner estimates that companies spent $715 million on B2B gateway software in 2009 and is projected to reach in excess of $923 million in 2014, representing a compound annual growth rate of over 5% (Gartner “Market Trends: Multienterprise/B2B Infrastructure Market, Worldwide, 2009-2014” by Fabrizio Biscotti, Paolo Malinverno, Benoit J. Lheureux and Thomas Skybakmoen, July 14, 2010).

Product Master Data Management. Given the applicability of the multi-enterprise B2B industry to impact global supply chain operations, we also participate in the PMDM, or data synchronization, segment. Businesses often struggle to gain a consistent, complete and accurate single view of products or services across their global enterprises. This issue is further compounded by the fact that a retailer can have hundreds or thousands of suppliers and exchanging accurate product data from so many sources is highly complex and often prone to error. With consistent, accurate product data, a business can reduce its costs, improve decision making, ensure regulatory compliance and grow revenue faster. Gartner estimates the PMDM segment was approximately $500 million in 2009, and will grow to over $860 million in 2012 (Gartner “Market Trends: Master Data Management Exhibits Sustained Growth, 2008-2013” by Chad Eschinger, September 21, 2009).

Competitive Strengths

A Leader in the Industry. We are a leading global provider of B2B e-commerce and integration services and solutions. In business for more than 40 years, we have extensive industry experience, comprehensive solutions, a secure and reliable global network, and a large, global customer base. We believe we have consistently led innovation in the industry by introducing and delivering services and solutions that enable our customers to automate many of their mission-critical supply chain processes, driving higher business responsiveness, lowering operating costs and broadening the reach of supply chain networks. Gartner placed us in the Leaders Quadrant of its November 2009 Magic Quadrant of Integration Services Providers and Forrester Research, Inc., a leading independent industry analyst firm, positioned us as a leader in their Forrester Wave for B2B Service Providers in October 2009 (Gartner “Magic Quadrant for Integration Service Providers” by Benoit Lheureux and Paolo Malinverno, November 20, 2009; “The Forrester Wave™: B2B Service Providers, Q4, 2009,” Forrester Research, Inc., October, 2009).

Robust Technology Platform. In 2004, we developed a vision for the next generation B2B e-commerce and integration platform, which became known as our Trading Grid. Since 2003, we have invested more than $100 million in building a cloud computing platform in our data centers, a service oriented architecture which supports our ability to quickly build and maintain products that can be shared with multiple customers and a suite of software-as-a-service (SaaS) applications for supply chain professionals and business users. Customers benefit from our cloud computing platform resulting in reduced hardware and software costs, flexible, subscription-based pricing and dynamic provisioning for peak loads. We believe that the Merger will also broaden and add depth to this platform, particularly providing managed file transfer, or MFT, and improved catalogue functionality.

Scalable Global Business Infrastructure. Businesses are continuously seeking cost advantages through the globalization of their supply chains while, at the same time, entering new markets and attracting new customers. We have a leading capability to directly serve every industrialized country and most emerging markets. Our expertise in various communication protocols, domain expertise in B2B business standards and localized country-insight into best practice, culture and language enable us to provide a leading global solution for our B2B customers. We have direct presence in 20 countries, with 24x7 operations support and local language support in 11 languages. In addition, we leverage a network of partners and distributors which enables us to support customers in over 50 countries around the world.

Diversified Business Mix. Our business and revenues are highly diversified, ensuring that we are not reliant on any individual customer, industry or geography. We have developed a large customer base of more than 40,000 companies, including over 70% of the companies in the Fortune 500, and no customer accounted for more than 4% of our revenues during the year ended December 31, 2009. We have extensive industry leadership, particularly in retail, consumer products, financial services, automotive and high technology. However, no single vertical accounts for more than 20% of our total revenues in fiscal 2009. In addition, we believe we have an unmatched international presence in our industry. We generated approximately 51.6% of our revenues for the year ended December 31, 2009 from customers outside the United States.

Substantial Recurring Revenue Base and Significant Free Cash Flow Generation. Our revenue has a high degree of visibility and stability due to the recurring nature of transaction processing and software maintenance. In addition, we typically enter into multi-year contracts with our customers. As a result of our contract-based revenue and high renewal rates, we have a highly predictable business model that provides significant visibility into future performance. Revenue attributable to transaction processing and software maintenance fees, which tend to be recurring in nature, represented approximately 88% of our total revenue for the year ended December 31, 2009. The combination of our recurring revenue base, along with our scale, technology, minimal working capital needs and moderate capital expenditures, has allowed us to generate significant free cash flow.

Highly Experienced Management Team. We have an experienced and proven executive and management team. On average, our senior management team has more than 20 years of experience in the software and service industries. Our executive management team has led various businesses through periods of rapid growth, organizational restructuring and strategic change, and has a proven record of increasing productivity and reducing costs, making strategic acquisitions and developing and maintaining strong customer relationships.

Business Strategy

Our mission is to extend our segment leading position by providing innovative, industry-focused B2B e-commerce and integration services and solutions that enable our customers to achieve their business priorities and goals. Our customers trust us with their mission-critical supply chain processes and hence we must operate a service that is highly reliable, scalable, and flexible. Specifically, our strategy focuses on four main themes:

Expand the Trading Grid. The economics of our hosted service model enable us to scale incremental volumes and customers at low marginal costs. In addition, we believe the value that we deliver to customers is enhanced as the number of trading partners, supported standards, and communications protocols are increased. We intend to focus on expanding the use of the Trading Grid by further penetrating our existing customer base, expanding into new industries and geographies, and adding new features and capabilities to our network. We will go to market primarily through our direct sales force, supplemented by key strategic channel partners, including Verizon, Accenture and Microsoft.

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On average, we believe our customers have less than 50% of their trading partners today electronically connected. We believe there is a significant opportunity to expand by connecting to partners not presently on our network.

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We believe that there is significant opportunity to expand our business in Europe, Asia and Brazil as demand for B2B e-commerce and integration services and solutions increase. We believe our direct sales force in these historically underserved regions presents a significant opportunity to distribute Inovis software products.

•	While we have a diverse industry portfolio, we believe there are incremental new growth opportunities in the healthcare, government, transportation and energy sectors.

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We believe our services and solutions portfolio can be broadened to enhance the value that we provide to our customers. For example, we have access to a large repository of data related to business transactions and process flows that we believe can be leveraged to provide business analytics tools and dashboards for our customers.

Capitalize on Growth in Demand for Managed Services. B2B outsourcing is the fastest growing segment in our industry, driven in large part by the need for customers to effectively manage the increasing complexity and cost of their global supply chains. Our Managed Services solution enables customers to effectively off-load the management of their B2B e-commerce operations, allowing them to focus on their core business processes. Our strategy leverages our leading global footprint and process domain knowledge to provide an integrated, outsourced solution at lower cost, with high quality and increased scalability. We believe this value proposition is most attractive to large, global enterprises and regional players with extensive trading partner and customer communities.

We intend to further enhance our Managed Services platform by adding industry-specific applications that can be delivered via a SaaS business model. These services are designed to further integrate our solutions into the core business processes of our customers, enhancing the value of our offerings and our ability to lock-in longer term contracts with improved margins.

Optimize and Modernize our Global Infrastructure. We have already made significant investments to modernize our commercial infrastructure, investing more than $150 million since 2003. The Merger will also help modernize our commercial infrastructure by leveraging Inovis’s systems and platforms, which we expect to integrate with our existing infrastructure. As such, our next generation, cloud computing infrastructure supports continuous real-time information flows, while delivering lower unit costs, enhanced scalability and high platform availability. We will continue to invest in the enhancement of our platforms and in ongoing systems migrations designed to reduce platform complexity, lower operating costs and further improve system throughput and performance.

Selectively Pursue Strategic Acquisitions. We intend to grow the scope and scale of our business by selectively pursuing acquisitions of companies with complementary products and technologies. Our strategy focuses on acquiring businesses that will provide entry into new geographic and industry segments. We will also look to acquire businesses that will increase our operational scale in existing markets as well as extend our core Managed Services offering capabilities, such as the recently announced acquisition of Inovis.

We believe we have developed an internal competency regarding post-merger integration that allows us to achieve significant operating leverage when combining with the businesses that we acquire. This leverage is primarily achieved through a reduction in back-office expenses as well as the migration of the acquired company’s platform to our processing network. We believe our recent experience and success in integrating Interchange, a provider of EDI and related services to customers in Brazil that we acquired in 2008, demonstrates our capability to acquire and successfully integrate an acquisition.

Our Business Model

We employ a subscription-based service model for the vast majority of our services. This model entails offering B2B e-commerce and integration services and solutions to large, industry-leading companies and their community of business partners or trading partners, including customers, suppliers, carriers and banks. Examples of our customers and their community of trading partners include retailers, suppliers, banks and corporate cash management customers. These customers process high volumes of transactions with their trading partners and, over time, these customers will typically add additional business partners or automate additional processes, resulting in additional revenue opportunities.

Although our services appeal to companies in a wide variety of industries, our typical customer is a retailer or manufacturer of goods such as automobiles, industrial parts, consumer packaged goods, apparel and footwear, computer or telecommunications equipment. Other major customer segments include logistics providers responsible for the warehousing, transportation, exporting or importing of goods and financial institutions responsible for payment, financing or risk mitigation of the supply chain transactions. We enable these constituents, often called trading partners, to digitize their business information and process business transactions relating to their integrated supply chain activities. An example of business transactions related to a retail supply chain follows.

•	A supplier publishes an electronic product catalog containing critical information including branding, packaging, pricing, promotions and other attribute data important to the buyer.

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The buyer forecasts short-term demand, assesses which products to buy and issues an electronic purchase order to the supplier specifying the types of products, quantities, ship-to-locations and other terms and conditions.

•	The supplier acknowledges receipt of the electronic order as well as acceptance of the terms and conditions.

•	As the buyer’s forecast changes, it may issue one or many changes to the purchase order, which would in turn be acknowledged by the supplier.

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Upon fulfillment and shipment of the order, the supplier sends an electronic advance shipment notice, which informs the buyer of the products shipped, quantities, transportation carriers and expected arrival dates.

•	For long distance international supply chains, steamship operators and ground freight providers may issue multiple status messages to update both buyer and supplier on the location of the shipments.

•	Upon receipt of the packages by the buyer, the logistics provider will send an electronic proof of delivery to the supplier.

•	The supplier will send an invoice to the buyer requesting payment to be issued consistent with terms of the purchasing agreement.

•	Once the invoice has been approved, the buying organization will send instructions to its bank to send payment via an automated clearinghouse (ACH) or wire transfer to the supplier.

•	Additionally, the buyer will send a detailed remittance advice to the supplier providing the accounting details necessary to post the receivable to its general ledger.

Significant variations to the business process outlined above may occur resulting in a different sequence or combination of electronic transactions being exchanged between the buyer, supplier and service providers. Examples include:

•	vendor managed inventory models in which the supplier assumes responsibility for the replenishment decisions and may also hold title to the inventory at the buyer’s locations;

•	international trade scenarios in which a letter of credit is issued to mitigate the risk of non-payment by the buyer; and

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drop ship scenarios in which the supplier forwards an order fulfillment request onto one of its suppliers for shipment directly to the customer, thereby avoiding unnecessary logistics and inventory expenses.

We believe that our ability to automate the exchange of essential business information between trading partners with dissimilar processes and applications adds value at each step of the supply chain. In a typical implementation, a customer hires us to:

•	conduct the necessary processes to connect the company to our infrastructure;

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roll out our B2B e-commerce and integration services and solutions to the customer and its trading partners (as required) and connecting those trading partners to our infrastructure either directly or via an interconnect through a competing provider; and

•	act as a trusted intermediary, providing services such as security, authentication, translation and audit tracking, among others, to the customer and its trading community.

Our Customers

We provide our services and solutions to a large customer base across a number of different industries. We serve a customer base of over 40,000 customers, including over 70% of the Fortune 500 companies, in a broad range of industries including consumer products, financial services, manufacturing, retail, automotive, health care and technology. Our customers range in size from small businesses to multinational corporations. Our largest customer represented only 3.9% of our revenues in 2009 with the top 10 and top 50 customers accounting for 19.2% and 34.8% of total revenues, respectively. The customer base is also well diversified across geographies with approximately 48.4% of our revenues generated in the United States, 27.7% in Europe, 9.3% in Asia and 14.6% in the rest of the world for the year ended December 31, 2009.

Our Competition

We compete with numerous companies both nationally and internationally. Our competitors include large companies with substantially greater resources than us that compete in many market areas, software vendors and smaller technology firms that offer integration suites and small specialized companies that compete in a particular niche market. We compete with paper-based communications, direct leased-line communications, fax-based solutions, public exchanges and other EDI service providers, including Sterling Commerce and other, smaller companies. We also compete with providers of products and services based on alternative technologies to EDI such as IBM and Axway Software. Finally, we compete at times with large system integrators engaged in Business Process Outsourcing services, such as HP/EDS. Our services and solutions also compete with the products and services offered by Sterling Commerce, IBM and others, including the information technology departments of our larger customers. IBM recently announced an agreement with AT&T to acquire Sterling Commerce.

Our ability to compete successfully depends on multiple factors, both within and outside of our control. The principal factors are:

•	quality of service, including the reliability and quality of the services and solutions we offer;

•	technical functionality, including delivery of innovative solutions and our speed in developing and bringing to market the next generation of services and solutions;

•	global capabilities, including serving customers with operations in multiple countries;

•	price; and

•	customer service, including our responsiveness, availability and flexibility.

We believe that our solutions are generally competitive with regard to each of these factors.

Marketing and Sales

We market our services and solutions through our global sales force, which is organized along the three lines: industry, geography and major account coverage. Our direct sales teams concentrate on developing new customers within a particular industry and region, as well as increasing the utilization and penetration of existing trading communities. Our sales teams are supported by a team of technical sales and marketing support personnel who assist in the sales process as needed. We also have resellers of our products and services in selected geographies and serving selected industry segments.

Our marketing activities are designed to enhance our brand name and the market awareness of our services and solutions through advertising, press releases and other media. We have product managers dedicated to each of our product lines who, together with our marketing communications group, focus on increasing awareness of specific services and solutions that we offer. We also collaborate with several resellers for distribution of our services and solutions globally.

Our Facilities

We currently lease approximately 83,737 square feet of office space for our corporate headquarters, which are located in Gaithersburg, Maryland (the “Existing Property”).  We have subleased to a subtenant our former headquarters consisting of approximately 342,000 square feet of office space, also located in Gaithersburg, Maryland (the “Former Headquarters”). The subtenant also has the option to purchase the Former Headquarters any time prior to April 1, 2014, which, if exercised, would terminate the sublease and the primary lease of the Former Headquarters.

Our main data center is a 104,000 square foot facility located in Cleveland, Ohio, which we own. We also lease a 54,000 square foot data center in Amsterdam, Netherlands which expires in 2013 subject to certain renewal options, a 52,000 square foot data center facility in Lithia Springs, Georgia which expires in 2011 and  a 74,000 square foot data center facility in Allen, Texas which expires in 2011. In addition, we lease various other facilities including approximately 75,000 square feet in Alpharetta, Georgia, 17,500 square feet in Concord, California, 17,000 square feet in Emeryville, California, 16,500 square feet in Tampa, Florida, 12,000 square feet in Raleigh, North Carolina, 12,000 square feet in Irvine, California, 11,000 square feet in Dallas, Texas, 52,000 square feet in various locations in the United Kingdom, 40,000 square feet in Makati City, Philippines, , 22,500 square feet in Bangalore, India, 16,000 square feet in Sao Paulo City, Brazil, 12,000 square feet in Huerth, Germany and 6,500 square feet in Tokyo, Japan. These leases expire at various times between 2009 and 2015.

We have 10 sales offices in the United States and 22 sales offices in 12 foreign countries. We also maintain a customer service center at our headquarters in our Gaithersburg, Maryland to support primarily our North American customers.  We also provide customer support from other United States office locations and customer service centers and/or customer service representatives in various locations in Europe and Asia to support customers on a regional basis.

Our Data Infrastructure

We currently operate two data centers located in Ohio and the Netherlands, through which we have developed capacity planning, engineering, implementation and disaster recovery policies. These data centers service customers on a regional and global basis and house our data processing infrastructure. We also lease space and own and manage data processing equipment at several co-location data center facilities around the world. We believe our data processing infrastructure is sufficient to effectively meet demand for the foreseeable future and to increase capacity as needed. Our telecommunications infrastructure is a high-speed digital network that connects us to our customers and facilitates the transport of multiple protocols via private lines and the internet. In 2006, we signed a seven-year network outsourcing agreement with MCI Communication Services, Inc. (now Verizon Business).

Our Intellectual Property

Our success and ability to compete are dependent, in part, upon our ability to adequately protect our proprietary technology and other intellectual property. In this regard, we rely on a combination of intellectual property rights, including patents, trademarks, copyrights, trade secrets and other intellectual property directly related to and important to our business. We also protect our proprietary technology, intellectual property and confidential information through the use of internal and external controls, including nondisclosure and confidentiality agreements with employees, contractors, business partners and advisors. Our policy is to apply for patents with respect to our technology and seek trademark registration of our marks from time to time when management determines that it is competitively advantageous and cost effective to do so.

In the United States, we currently own 15 issued patents, one pending patent application, 14 registered trademarks and approximately 100 registered copyrights. We also own a number of registered foreign trademarks and service marks.

While we do not believe that any one single patent, trademark, copyright or license is material to the success of our business as a whole, in the aggregate, these patents, trademarks, copyrights and licenses are material to our business.

Our Employees

As of June 4, 2010, we had 2,262 full-time employees, including 1,563 technical personnel engaged in maintaining or developing our services and solutions or performing related services, 261 marketing, sales and sales support personnel and 438 administrative, finance and management personnel. We also had 284 full-time contractors, mostly in technical roles.  None of our U.S. employees are represented by a labor union. We have not experienced any work stoppages and consider our employee relations to be good.

Legal Proceedings

We are subject to various legal proceedings and claims which arise in the ordinary course of our business. Although we cannot accurately predict the amount of any liability that may ultimately arise with respect to any of these matters, we make provision for potential liabilities when we deem them probable and reasonably estimable. These provisions are based on current information and legal advice and may be adjusted from time to time according to developments.

In 2006, Inovis became aware of patent infringement allegations by a third party against certain customers of one of Inovis’ software technology products.   In July 2007, Inovis filed a complaint for declaratory judgment against the third party in the United States District Court of Delaware, seeking a judgment and declaration that neither Inovis nor any of its customers have infringed on the patent at issue.  Inovis filed a Request for Reexamination of such patent with the U.S. Patent and Trademark Office (the “USPTO”), which was accepted in May 2008, resulting in the amendment and/or cancellation of certain of the patent claims.  In September 2009, the USPTO granted a second Request for Reexamination of the patent filed by Inovis, finding a substantial new question of patentability with respect to all claims.  In March 2010 the USPTO issued an initial ruling rejecting all of the claims in the patent.  The litigation is currently stayed pending the outcome of the second reexamination proceeding.  Although the Company believes that the third party’s patent infringement allegations are without merit, there can be no assurance that the Company will prevail in the litigation.

We are also subject to income and other taxes in the United States and foreign jurisdictions and we are regularly under audit by tax authorities. Although we believe our tax estimates are reasonable, the final determination of tax audits and any related litigation or other proceedings could be materially different than that which is reflected in our tax provisions and accruals. Should additional taxes be assessed as a result of an audit or litigation, it could have a material effect on our income tax provision and net income in the period or periods for which that determination is made.

For example, our Brazilian subsidiary, GXS Tecnologia da Informação (Brasil) Ltda., is subject to potential tax claims by Brazilian tax authorities relating to value added tax (“VAT”) exposure that we identified in the course of conducting due diligence in connection with the acquisition of Interchange. We believe that VAT may have been underpaid by Interchange during the period from January 2004 to June 2006, and we have recorded a reserve of approximately $14.5 million as of March 31, 2010 in respect of these claims. Although the sellers of Interchange are contractually obligated to indemnify us pursuant to the stock purchase agreement executed in connection with the acquisition and we have recorded a corresponding receivable of $14.5 million as of March 31, 2010 for the indemnity to offset the potential liability, we can make no assurance that we will be able to recover any potential liability under such indemnity.

In addition, our Indian subsidiary, GXS India Technology Centre Private Limited (“GXS India”), is subject to potential assessments by Indian tax authorities in the district of Bangalore. U.S. and Indian transfer pricing regulations require that any international transaction involving associated enterprises be at arms-length prices. Accordingly, the company determines the pricing for such transactions on the basis of detailed functional and economic analysis involving benchmarking against similar transactions among entities that are not under common control. If the applicable tax authorities determine that the transfer price applied was not appropriate, the company may incur an increased tax liability, including accrued interest and penalties. GXS India has received assessment orders from the Indian tax authorities alleging that the transfer price applied to intercompany transactions was not appropriate. Based on advice from our tax advisors, we continue to believe that the facts the Indian tax authorities are using to support their assessment are flawed. The company has started appeal procedures and anticipates a settlement with the tax authorities. We have made provisions in our accounts to cover our anticipated financial exposure to this matter. We cannot assure you that our appeals will be successful or that these appeals will be finally resolved in the near future. There is a possibility that we may receive similar orders for other years until the above disputes are resolved.

MANAGEMENT

The following table sets forth information regarding the executive officers, directors and certain other employees who report directly to the Chief Executive Officer of GXS as of the date of this prospectus.
Name	Age	Position
Robert Segert	42	Director, President and Chief Executive Officer
John Duvall	54	Senior Vice President, Chief Financial Officer and Treasurer
Richard B. Nash	49	Senior Vice President, General Counsel and Secretary
Bobby Patrick	38	Senior Vice President and Chief Marketing Officer
Karl Salnoske	56	Executive Vice President, Service Delivery and Chief Information Officer
Steven Scala	49	Senior Vice President Corporate Development
George Schulze	54	Senior Vice President, Global Sales
David Swanlaw	50	Senior Vice Present, Operations
Jim Eberle	61	Senior Vice President, Inovis Integration
David Stanton	47	Chairman of the Board
David Golob	42	Director
Gary Greenfield	55	Director
John McKenna	55	Director
Venkat Mohan	57	Director
Carl Wilson	63	Director
Prescott Ashe	43	Director
Kevin P. Genda	45	Director

Robert Segert has been a Director since 2008 and President and Chief Executive Officer since 2008. Prior to joining GXS in 2008, Mr. Segert spent ten years at EDS in various capacities, including leader of the Global Financial Products Industry, Chief Marketing Officer, General Manager of U.S. Financial Services and Managing Director of Corporate Strategy and Planning. He has also held roles at A.T. Kearney and Frito-Lay, Inc. Mr. Segert received a Bachelor of Science degree in Mechanical Engineering from Purdue University and a Masters in Business Administration from Harvard Business School.

John Duvall has served as Senior Vice President, Chief Financial Officer and Treasurer for GXS since 2006. Prior to joining GXS, Mr. Duvall held various positions at General Electric, including being on General Electric’s Corporate Audit Staff, Director—European Finance Operation for Calma Company (a GE affiliate), and several positions on the Corporate staffs of both General Electric and GE Capital. Mr. Duvall joined GE Information Services as Controller in April 2000. Mr. Duvall received a Bachelor of Arts degree from Lafayette College.

Richard B. Nash has served as Senior Vice President, General Counsel and Secretary at GXS since 2008. Prior to joining GXS in 2008, Mr. Nash was Associate General Counsel and Corporate Secretary of Friedman, Billings, Ramsey Group, Inc., a financial services firm, and of FBR Capital Markets Corporation, its investment banking subsidiary. From 2001 to 2005, Mr. Nash was Vice President, Corporate Affairs of Intelsat, a global satellite communications and broadcast services provider. Mr. Nash received his A.B. from Princeton University (Woodrow Wilson School of Public and International Affairs) and his J.D. from Columbia Law School.

Bobby Patrick has served as Senior Vice President and Chief Marketing Officer at GXS since 2003. Bobby joined GXS in 2003 after serving as Chief Marketing Officer at Digex, Inc. While at Digex, Mr. Patrick held a variety of other roles including Director of Business Development, Vice President of Strategy and Marketing and Company Secretary. Prior to joining Digex in 1996, Mr. Patrick was a Senior Consultant for Accenture Ltd. and a Senior Computer Specialist for the Federal Bureau of Investigation. Mr. Patrick holds a Bachelor of Science degree in Management Information Systems from George Mason University.

Karl Salnoske has served as Executive Vice President of Service Delivery and Chief Information Officer for GXS since January 2010.  Prior to joining GXS, Mr. Salnoske was Vice President and Chief Information Officer of Schering-Plough Corporation from 2004 to 2009.    Mr. Salnoske was Chief Executive Officer of Adaptive Trade, a software company, from 2001 to 2004.   From 1999 to 2001 Mr. Salnoske served as vice president of IBM’s Global Services division where he was responsible for e-business services, including electronic data interchange (EDI). He holds a BSEE from Virginia Polytechnic Institute and an MSEE from Rochester Institute of Technology.

Steven Scala has served as Senior Vice President of Corporate Development at GXS since 2002. From 1999 to 2002, he served as GXS’s (then General Electric) Vice President of Marketing and as the Marketing Director of EDI software and services from 1997 to 1999. Prior to joining GXS, Mr. Scala worked in various capacities at IBM from 1982 to 1997 including as a Marketing Manager at IBM from 1996 to 1997. Mr. Scala received a Bachelor of Science degree in Management Information Systems from Southern New Hampshire University and a Masters in Management Science from the University of South Florida.

George Schulze has served as Senior Vice President of Global Sales for GXS since 2008. Mr. Schulze joined GXS in 2005 as Vice President of Sales for the Americas region. Prior to joining GXS, Mr. Schulze was Vice President and Managing Director of Sales at BearingPoint, Inc. from 2002 to 2005 and a Managing Director of KPMG LLP from 1999 to 2000. Mr. Schulze holds a Bachelor of Science degree in Civil Engineering from Lehigh University.

David Swanlaw has served as Senior Vice President, Operations at GXS since the Merger where he is responsible for overseeing the management of GXS’s technical network operations and security, service delivery from the data centers, and all GXS facilities.  Mr. Swanlan served as Vice President, Operations Support Services and Network Operations at Inovis. He has more than 28 years experience in the hosted B2B services business. Mr. Swanlaw’s early career included managing development and technical support at the Pacific Stock Exchange, where he was responsible for options trading systems. In addition, he managed operations at a small retail goods import company and served in the United States Navy. Mr. Swanlaw holds a degree in Computer Science from the College of Marin.

Jim Eberle has served as Senior Vice President, Inovis Integration for GXS since the Merger. In this role, he is responsible for integrating the GXS and Inovis businesses into one. Mr. Eberle served as Chief Operating Officer of Inovis.  Prior to Inovis, he was the CEO and founder of Mentora, a company focused on helping businesses deliver, host and maintain high quality, high availability, and high performance business applications. Mr. Eberle has held senior management positions at AppGenesys, Sales Technologies, Dunn and Bradstreet, and Control Data Corporation.  He holds a Bachelor of Science in Engineering from the United States Military Academy.

David Stanton has been the Chairman of the Board of Directors since 2002. Mr. Stanton is a founding Partner of Francisco Partners and has been a Partner since its formation in August 1999. Prior to founding Francisco Partners, Mr. Stanton led the technology investing activities of Texas Pacific Group, a private equity fund, from 1994 until August 1999. Mr. Stanton also serves as a director of C-MAC Industries, Inc.

David Golob has been a Director since 2002. Mr. Golob joined Francisco Partners as a Partner in September 2001. From 1998 to 2000, Mr. Golob was a Managing Director with Tiger Management Corp., Mr. Golob also serves on the board of directors of AttachmateWRQ, Barracuda Networks, Inc. and City Index.

Gary Greenfield has been a Director since 2003 and served as the CEO of GXS from 2003 to 2007. Mr. Greenfield is Chairman and Chief Executive Officer of Avid. Mr. Greenfield serves on the Board of Directors of Novell and Vocus.

John McKenna has been a Director since 2006. Mr. McKenna is Chairman and Chief Executive Officer of ConvergeOne, LLC. Prior to becoming CEO in August 2008, Mr. McKenna served for more than eight years as CEO of Siemens IT Solutions and Services, Inc. and as a member of the company’s North American Management Board.

Venkat Mohan has been a Director since 2002 and is a member of the Compensation and Audit Committees. Mr. Mohan is a General Partner at Norwest Venture Partners, which he joined in 2000. Before joining Norwest Venture Partners, Mr. Mohan served for one year as President and Chief Operating Officer of OnDisplay, Inc. Mr. Mohan also sits on the board of directors of Clairmail Inc., The 41st Parameter Inc, RiseSmart Inc., TrustID and TimeBridge Inc. Norwest Venture Partners is one of the co-investors in our company.

Carl Wilson has been a Director since 2003. He has been Executive Vice President and Chief Information Officer of Marriott International, Inc. since 1997. Before joining Marriott International, Mr. Wilson served as Chief Information Officer and Vice President of Information Resources for Georgia-Pacific Corporation and before that as Senior Vice President of Management Information Services for the Food and International Retailing Sectors of Grand Metropolitan Plc. Mr. Wilson also serves on the IBM Board of Advisors, the AT&T Executive Customer Advisory Council, the Oracle CIO Advisory Board and the Board of Directors of The Reader’s Digest Association, Inc.

Prescott Ashe has been a Director since the Merger.  Mr. Ashe has been a Managing Director of Golden Gate Capital since 2000, when he co-founded the firm.   Prior to joining Golden Gate Capital, Mr. Ashe was a Principal at Bain Capital, which he initially joined in 1991. Prior to Bain Capital, Mr. Ashe was a consultant at Bain & Company.  Mr. Ashe holds a J.D. from Stanford Law School and a B.S. in Business Administration from the University of California at Berkeley.

Kevin Genda has been a Director since the Merger.  He is a Senior Managing Director of Cerberus Capital Management, L.P. and the Vice Chairman of Ableco Finance LLC. Prior to joining Cerberus and Ableco in 1995, Mr. Genda was Vice President for new business origination and evaluation at Foothill Capital Corporation. Mr. Genda previously worked at Huntington Holdings, a leveraged buyout firm, and at The CIT Group/Business Credit, Inc. He is a graduate of Yale University.

Board of Directors

We are a privately owned company. Our Board of Directors currently consists of nine directors. Our By-Laws provide that our Board of Directors shall consist of two directors or such other number as agreed by the board. One member is appointed by and is a partner of Golden Gate Capital and one member is appointed by and is a partner of Cerberus Partners. The remaining seven directors are appointed by Francisco Partners.

Our Board of Directors has established the following committees:

Executive Committee. Except to the extent that its powers are limited by law, our articles of incorporation or bylaws or our Board of Directors, the Executive Committee has the same powers as our Board of Directors. During the intervals between meetings of the Board of Directors, the executive committee may exercise all of the powers of the Board of Directors in the management and control of our business. All action taken by the executive committee is required to be reported at the Board’s first meeting after the action is taken. Members of our executive committee are Messrs. Stanton and Golob, with Mr. Stanton serving as chairman.

Audit Committee. The audit committee reviews the services provided by our independent accountants and the independence of such accountants from management. The audit committee also reviews the scope of the audit coverage and our annual financial statements and such other matters with respect to our accounting and auditing practices and procedures as are required by the audit committee’s charter or that the audit committee may find appropriate or as are brought to its attention.  As we are a privately owned company, none of the current members of the audit committee has been designated an “audit committee financial expert” as that term is used in the applicable SEC regulations.  However, the Board of Directors believes that each of the current members of the audit committee is qualified to address any issues that are likely to come before the committee, including the evaluation of our financial statements and supervision of our independent auditors.

While the audit committee has the powers and responsibilities set forth in its charter, it is not the responsibility of the audit committee to plan or conduct audits or to determine that our financial statements are complete and accurate or are in compliance with generally accepted accounting principles. This responsibility falls to our management and our independent auditors. Likewise, it is not the responsibility of our audit committee to conduct investigations, resolve disputes, if any, between management and our independent auditors or to assure compliance with laws and regulations or our legal and ethical compliance policies. Because our common stock is not currently listed on a national securities exchange, we are not required to have an independent audit committee.  Members of our audit committee are Messrs. Mohan and Golob, with Mr. Golob serving as chairman. All members of the audit committee are financially literate.

Compensation Committee. The compensation committee is responsible for:

•
reviewing and recommending to our board of directors the adoption or amendment of the various compensation and benefit plans and programs maintained for our officers and other key employees, including any stock option or incentive compensation plans and approving the terms and conditions of awards under such plans;

•	reviewing and approving certain compensation and benefit arrangements for senior management;

•	reviewing and approving compensation for individuals holding the offices of Senior Vice President and above; and

•	reviewing and recommending to the Board of Directors for approval the compensation for our Chief Executive Officer.

The compensation committee also administers our compensation and benefit plans and programs, including our stock incentive plan and other long-term incentive plans.  Because our common stock is not currently listed on a national securities exchange, we are not required to have an independent compensation committee.  Members of our compensation committee are Messrs. Stanton, Golob, Mohan and Wilson, with Mr. Stanton serving as chairman.

Although, as noted above, the composition of our Board of Directors has been determined by the stockholders agreement, we believe that our directors have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure.  (See primarily the information discussed in each director’s biography set forth above under “Management.”)   Messrs. Stanton and Golob, as the representatives of our majority stockholder, Francisco Partners, L.P., a technology focused private equity firm, have been directors since Francisco Partners and its co-investors' acquisition of us from General Electric in 2002.  They have an extensive background in and knowledge of the business issues, challenges and opportunities facing growth companies in information technology, software and services and experience as directors of such companies.   Mr. Stanton is a founding partner of Francisco Partners and has been its managing partner since its formation in August 1999.  Mr. Stanton led the technology investing activities of Texas Pacific Group, a private equity fund, from 1994 until August 1999.   Previously, Mr. Stanton was a venture capitalist with Trinity Ventures and a strategy consultant with Bain & Company.   A partner with Francisco Partners since 2001, Mr. Golob formerly was managing director and co-head of the global technology group at Tiger Management, and previously was a private equity investor at General Atlantic Partners and Sutter Hill Ventures, where he focused on the software industry.  Mr. Golob was a management consultant with McKinsey & Company earlier in his career.

Mr. Ashe, as the representative of one of our principal shareholders, Golden Gate Capital, was previously a director of Inovis International. Mr. Ashe has been a managing director of Golden Gate Capital since 2000, when he co-founded the firm.  Formerly Mr. Ashe was a principal at Bain Capital and a strategy consultant with Bain & Company.  Mr. Genda, as the representative of Cerberus Capital Management L.P., one of our other principal shareholders, also was previously a director of Inovis International.  He is a senior managing director of Cerberus Capital Management, L.P. and vice chairman of Ableco Finance LLC. Prior to joing Cerberus and Ableco in 1995, Mr. Genda was vice president for new business origination and evaluation at Foothill Capital Corporation. Mr. Genda previously worked at Huntington Holdings, a leveraged buyout firm, and at the CIT Group/Business Credit, Inc.

Mr. Greenfield is chairman and chief executive officer of Avid, Technologies, Inc., with diverse senior executive experience in high technology companies, including service from 2003 to 2007 as our chief executive officer.  During the same period, he also served as an operating partner with Francisco Partners.   From 2002 to 2003, Mr. Greenfield served as chief executive officer of Peregrine Systems, Inc., an infrastructure management software company, and prior to that, as president and chief executive officer of Merant PLC, a provider of software solutions for enterprise change management.  Mr. McKenna, chairman and chief executive officer of ConvergeOne, has over 20 years of senior executive experience in the information technology services industry, including 8 years as chief executive officer of Siemens IT Solutions and Services, Inc. Mr. Mohan, general partner in Norwest Venture Partners, a co-investor with Francisco Partners, has more than 25 years experience in company operations.  Before joining Norwest Venture Partners, Mr. Mohan served for several years as president and chief operating officer of OnDisplay, a leading provider of business-to-business infrastructure software and services. From 1996 to 1999, Mr. Mohan also served as our vice president of Global Marketing and Business Development.  Mr. Segert, our president and chief executive officer since 2008, has broad and diverse experience in the information technology services industry . Prior to joining GXS, Mr. Segert spent more than 10 years with EDS in various roles including chief marketing officer, general manager of U.S. Financial Services, vice president Global Financial Products, managing director Corporate Strategy and Planning, and managing director of Corporate Development.  Prior to EDS, Mr. Segert was a consultant for A.T. Kearney and worked as an engineer for Frito-Lay. Mr. Wilson has extensive experience serving as chief information officer and in other senior information technology positions with Marriott International, Georgia Pacific Corporation and Grand Metropolitan plc.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

GXS Group, Inc. (formerly known as Griris Holding Company Inc.) owns 100% of GXS Holdings, Inc., which owns 100% of our issued and outstanding common stock. The following table sets forth information regarding the beneficial ownership of the voting capital stock of GXS Group as of June 4, 2010 by:

•	the stockholders we know to be beneficial owners of more than five percent of the outstanding shares of GXS Group voting stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

The table shows the beneficial ownership of the parties listed as of June 4, 2010 and reflects conversion of options pursuant to the Agreement and Plan of Merger in connection with the Merger. Unless otherwise indicated, we believe that each of the stockholders listed has sole voting and investment power with respect to their beneficially owned shares of common stock. The percentages reflect beneficial ownership as determined under Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and are based on 105,179,041 shares of common stock, and 2,000,000 shares of Series A Preferred Stock (which are convertible into 79,681,275 shares of common stock), outstanding as of June 4, 2010, and 292,330 options with respect to shares of common stock exercisable on or within 60 days of June 4, 2010. Unless otherwise set forth below, the address of the listed stockholders is c/o GXS Group, Inc., 9711 Washingtonian Boulevard, Gaithersburg, Maryland 20878.

Name	Number of Shares of Common Stock Beneficially Owned	Percent of Class (A)	Number of Shares of Series A Preferred Stock Beneficially Owned	Percent of Class
Five Percent Stockholders
Francisco Partners, L.P.(1)	126,168,537	79.0%	1,368,351	68.4%
One Letterman Drive Building C —Suite 410 San Francisco, CA 94129
Funds managed by Golden Gate Capital Management, LLC(2)	21,881,600	19.1%	235,393	11.8%
One Embarcadero Center, 39th Floor, San Francisco, CA 94111
Cerberus Institutional Partners (America) L.P., Cerberus Institutional Partners, L.P.(3)	21,881,600	19.1%	235,393	11.8%
299 Park Avenue, New York 10171
Directors and Executive Officers
David Stanton(1)	—	—	—	—
Robert Segert(4)	112,194	*	—	—
John Duvall(5)	19,430	*	—	—
Richard B. Nash(6)	9,396	*	—	—
Bobby Patrick(7)	31,566	*	—	—
Steven Scala(8)	31,831	*	—	—
George Schulze(9)	17,857	*	—	—
Karl Salnoske	—	—	—	—
David Golob	—	—	—	—
Gary Greenfield	—	—	—	—
John McKenna	—	—	—	—
Venkat Mohan(10)	—	—	—	—
James Eberle	—	—	—	—
David Swanlaw	—	—	—	—
Prescott Ashe(2)	—	—

Kevin Genda(3)	—	—
Carl Wilson	—	—
All directors and executive officers as a group (17 persons)	222,272	*
________________
*	Less than one percent (1%) beneficial ownership.
(A)	Calculated pursuant to Rule 13-d3(d)(1) under the Securities Exchange Act of 1934, as amended.

(1)
Francisco Partners, L.P. indirectly holds all of its voting stock through Global Acquisition LLC. As the managing member of Global Acquisition LLC, Francisco Partners, L.P. exercises voting and dispositive power over the shares of GXS Group voting stock held by Global Acquisition LLC. David Stanton and David Golob are partners of Francisco Partners, L.P. and, as a result, may be deemed to have or share beneficial ownership of the GXS Group voting stock held by these entities. Messrs. Stanton and Golob disclaim beneficial ownership of all such shares of GXS Group voting stock.

(2)
Golden Gate Capital holds all of its voting stock through CCG Investment Fund, L.P., CCG Associates-QP, LLC, CCG Investment Fund-AI, L.P., CCG AV, LLC – Series A, CCG AV, LLC – Series C, and CCG CI, LLC (collectively, the "Golden Gate Entities"), each of which is a fund controlled by Golden Gate Capital Management, LLC, a Delaware limited liability company ("GGC Management").  Mr. Ashe is a managing director of GGC Management and may be deemed to be the beneficial owner of shares owned by the Golden Gate Entities.  Each of GGC Management and Mr. Ashe disclaims beneficial ownership of any securities owned by the Golden Gate Entities except, in each case, to the extent of their pecuniary interest therein.

(3)
The general partner of Cerberus Institutional Partners (America), L.P. is Cerberus International Associates (America), LLC.  The general partner of Cerberus Institutional Partners, L.P. (together with Cerberus Institutional Partners (America), L.P., the “Cerberus Entities”)  is Cerberus Institutional Associates, LLC. (together with Cerberus International Associates (America), LLC, the “Cerberus General Partners”).  Stephen Feinberg is the managing member of each of the Cerberus General Partners and, as such, exercises sole voting and investment authority over the securities held by Cerberus Entities.   Mr. Feinberg disclaims beneficial ownership of the shares of our securities held by the Cerberus Entities except to the extent of his pecuniary interest therein.

(4)	Includes beneficial ownership of 112,194 shares of common stock for which Mr. Segert holds options exercisable on or within 60 days of June 4, 2010
(5)	Includes beneficial ownership of 19,430 shares of common stock for which Mr. Duvall holds options exercisable on or within 60 days of June 4, 2010
(6)	Includes beneficial ownership of 9,395 shares of common stock for which Mr. Nash holds options exercisable on or within 60 days of June 4, 2010
(7)	Includes beneficial ownership of 31,566 shares of common stock for which Mr. Patrick holds options exercisable on or within 60 days of June 4, 2010
(8)	Includes beneficial ownership of 31,831 shares of common stock for which Mr. Scala holds options exercisable on or within 60 days of June 4, 2010
(9)	Includes beneficial ownership of 17,857 shares of common stock for which Mr. Schulze holds options exercisable on or within 60 days of June 4, 2010
(10)	Mr. Mohan is a Partner at Norwest Venture Partners, which is a co-investor with Francisco Partners, L.P. in Global Acquisition LLC.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Monitoring Agreement

In 2002, we entered into a monitoring agreement (the “Monitoring Agreement”) with Francisco Partners pursuant to which we agreed to pay Francisco Partners an annual fee of $2.0 million for certain advisory and support services and to reimburse Francisco Partners for its reasonable out of pocket expenses incurred in connection with the provision of such services. We recognized an expense related to the fee of $2.0 million for each of the years ended December 31, 2007, 2008 and 2009.  In 2006, Francisco Partners waived the payment of $8.5 million of fees earned through December 31, 2006. In 2008, Francisco Partners waived an additional $4.0 million of fees earned through December 31, 2008.  In 2009, Francisco Partners waived an additional $2.0 million of fees earned through December 31, 2009. We reimbursed Francisco Partners for incurred expenses of $413,000, $82,000 and $27,000 for the years ended December 31, 2007, 2008 and 2009, respectively.

We paid Francisco Partners an advisory fee of $3.0 million prior to the closing of the Merger.  Upon consummation of the Merger, we terminated the Monitoring Agreement and GXS Group entered into a new management agreement pursuant to which GXS Group agreed to pay an annual fee of $4.0 million to Francisco Partners, Golden Gate Capital and Cerberus Partners in exchange for the monitoring, management, business strategy, consulting and financial services. Pursuant to this agreement, we will be required to pay $4.0 million in fees per year. Francisco Partners, Golden Gate Capital and Cerberus Partners will share the $4.0 million annual fee among themselves.

Stockholders Agreement

Upon consummation of the Merger, GXS Group entered into a stockholders agreement with certain of the Inovis and GXS Holdings stockholders and certain other parties named therein. The stockholders agreement provides for corporate governance, and includes customary preemptive rights, transfer restrictions and registration rights relating to the shares of GXS Group and related matters.

GXS Group’s board of directors consists of nine members. Our board of directors has a similar composition. Under the stockholders agreement, these nine members are designated as follows:

•	Francisco Partners has the right to designate seven members, who are currently David Stanton, David Golob, Venkat Mohan, Carl Wilson, John McKenna, Gary Greenfield and our Chief Executive Officer;

•
until such time as it transfers more than 50% of the GXS Group securities issued to it at consummation of the Merger, Golden Gate Capital has the right to designate one member, who is currently Prescott Ashe; and

•	until such time as it transfers more than 50% of the GXS Group securities issued to it at consummation of the Merger, Cerberus has the right to designate one member, who is currently Kevin P. Genda.

The consent of either of Golden Gate Capital or Cerberus will be required for GXS Group to (i) enter into any contract with an affiliate of GXS Group (excluding the management agreement referred to above, the contracts and arrangements provided for in the stockholders agreement and ordinary course commercial transactions on arm’s length terms), (ii) during the two year period following the date of the stockholders agreement, authorize or issue shares or share equivalents to directors, officers and employees of the GXS Group and it subsidiaries in excess of a specified amount (excluding certain securities); (iii) pay any compensation (excluding reimbursement of travel and lodging expenses incurred to attend board or committee meetings) to directors, in their capacity as such; (iv) make any material change in accounting methods, except as is required by law or GXS Group’s independent accountants or generally accepted accounting principles or (v) voluntarily change its accounting firm to a non-big four accounting firm.

Service Agreement

We have a service agreement that includes minimum contractual payments for technology services with Mentora Group, Inc. (“Mentora”), a software functional and performance testing and hosting services company.  Prior to the Merger, Inovis had entered into various agreements with Mentora for managed application hosting services and infrastructure services associated with its primary and back up data centers. Jim Eberle, a Senior Vice President and former Chief Operating Officer of Inovis, is an investor in Mentora.  He was formerly the Chairman of the Board and Chief Executive Officer of Mentora.  During the years ended December 31, 2007, 2008 and 2009, Inovis paid $986,000, $1.1 million and $2.0 million, respectively, to Mentora for services and equipment.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following description is a summary of various material terms of certain indebtedness. It does not purport to be a complete description of all the information that might be important to you. The following summary is qualified in its entirety by reference to the relevant agreement to which such summary relates.

Revolving credit facility

Contemporaneously with the issuance of the Old Notes, we entered into a first-lien revolving credit facility in the aggregate principal amount of $50 million (the “revolving credit facility”). The interest rate for the revolving credit facility is an amount to be determined above the London Interbank Offered Rate (subject to a LIBOR floor of 2.0%) or at an amount to be determined above the administrative agent’s “base rate” (subject to a floor of 3.0%), at our option. The revolving credit facility is guaranteed by the guarantors that guarantee the notes and secured by collateral that secure the notes. The revolving credit facility is pari passu in right of payment to the notes and note guarantees, and holders of notes and lenders under the revolving credit facility will share equally and ratably in the collateral, except that certain outstanding amounts under the revolving credit facility (subject to a cap), our hedging obligations and our bank product obligations, have “first out” status for purposes of distribution provisions of the collateral trust agreement relating to the collateral. As of March 31, there were no borrowings outstanding under the revolving credit facility.  We borrowed $23.0 million under the revolving credit facility on June 14, 2010 to make a portion of our semi-annual interest payment on the Old Notes.

We intend to use the net proceeds of the revolving credit facility, when borrowed, for permitted capital expenditures and permitted acquisitions, to provide for our ongoing working capital requirements and general corporate purposes. The revolving credit facility shall be repaid in full, and the commitments shall terminate, on the date that is three years after December 23, 2009.

The revolving credit facility contains financial covenants that require the company to maintain (1) a minimum interest coverage ratio of less than 1.50:1.00 initially, and 1.75:1.00 following the consummation of the Merger, and (2) a maximum net leverage ratio of 5.75:1.00 initially, and 5.25:1.00 following the consummation of the Merger.

The affirmative covenants set forth in the revolving credit facility require the company and each guarantor thereunder to, among other things, and in each case subject to certain exceptions and qualifications:

(1) periodically deliver financial statements and comply with other reporting requirements;

(2) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business;

(3) maintain property, liability and business interruption insurance;

(4) keep and maintain, and cause each of its subsidiaries to keep and maintain, all property material to the conduct of its business in good working order and condition;

(5) pay and discharge all taxes, assessments and governmental charges;

(6) comply with applicable laws; and

(7) cause any wholly-owned domestic subsidiary of the company formed or acquired after the closing date to be a guarantor under the revolving credit facility, and cause any collateral acquired after the closing date to be subject to the liens securing the obligations under the revolving credit facility.

The negative covenants set forth in the revolving credit facility restrict the ability of the company and each guarantor thereunder to, among other things, and in each case subject to certain exceptions and qualifications:

(1)	create, incur, assume or suffer to exist additional indebtedness or liens on their assets (including on the collateral);

(2)	engage in mergers, acquisitions, consolidations and asset sales;

(3)	enter into transactions with affiliates;

(4)	declare, pay or make distributions or dividends;

(5)	make investments or loans or acquire any person or entity;

(6)	enter into any agreements that contain negative pledges; and

(7)	enter into any business that is materially different from those currently conducted by the company and the guarantors.

The revolving credit facility contains events of default customary for senior secured financings, including cross-defaults to other material indebtedness and certain change of control events.  Upon the occurrence of an event of default, the outstanding obligations under the revolving credit facility may be accelerated and become due and payable immediately and our cash may become restricted.

GXS Holdings 14.20% Senior Subordinated Notes Due 2017

In October 2007, GXS Holdings issued and sold $55.0 million of 14.20% senior subordinated notes due 2017 (the “GXS Holdings Notes”). Interest is payable quarterly in arrears January 15, April 15, July 15 and October 15 of each year and is payable in cash or in kind. The GXS Holdings Notes are senior unsecured obligations of our parent but effectively rank junior to certain liabilities of its subsidiaries, including our obligations under the notes. At any time, GXS Holdings has the option to redeem the GXS Holdings Notes at redemption prices equal to par, plus accrued and unpaid interest to the applicable redemption date. We used a portion of the proceeds from the offering of the Old Notes to repay $35.0 million of the GXS Holdings Notes. As of March 31, 2010, there was $41.5 million of indebtedness outstanding under the GXS Holdings Notes, which includes interest paid in kind.

Subject to certain exceptions and qualifications, the purchase agreement governing the Holding Notes contains certain covenants that restrict the ability of GXS Holdings (and in certain cases, its subsidiaries, including our company and our subsidiaries) to incur additional indebtedness, provide guarantees for certain debt, make certain payments (including dividends or other distributions) with respect to capital stock, make certain investments, engage in certain transactions with affiliates and issue certain types of capital stock.

The GXS Holdings Notes include customary events of default, including, but not limited to, failure to pay principal and interest on the notes, failure to comply with covenants, defaults with respect to other indebtedness and bankruptcy and insolvency events.

DESCRIPTION OF THE NOTES

You can find the definitions of certain capitalized terms used in this description under the subheading “Certain Definitions.” In this description, the term “GXS” refers only to GXS Worldwide, Inc. and not to any of its subsidiaries.

GXS issued the Old Notes, and will issue the New Notes, under an indenture dated December 23, 2009 among itself, the Guarantors, U.S. Bank National Association, as trustee, and Wilmington Trust FSB, as collateral trustee.  The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Security Documents referred to below under the caption “—Security” set forth the terms of the security interests that will secure the notes and certain important intercreditor provisions relating to distribution priorities and enforcement of remedies.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the New Notes. The Old Notes and the New Notes will be considered collectively to be a single class for all purposes under the indenture, including, without limitation, waivers and amendments.

The following description is a summary of the material provisions of the indenture and the Security Documents. It does not restate all of the terms of those agreements in their entirety. We urge you to read the indenture and the Security Documents because they, and not this description, define your rights as a holder of the notes. Copies of the indenture and the Security Documents are available as set forth below under “—Additional Information.” See also “Where You Can Find More Information”. Certain capitalized terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture and the Security Documents.

The registered holder of a note will be treated as its owner for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The Notes

The notes will be:

•	senior obligations of GXS;

•
secured, equally and ratably with all other Priority Lien Obligations of GXS, by a senior Lien on those assets of GXS that constitute Collateral (including the funds held in the escrow account described below), subject to Permitted Liens;

•
effectively junior to all First Out Revolver Debt and all Hedging Obligations and Banking Product Obligations that are secured or intended to be secured pursuant to the Revolving Credit Agreement and the Priority Lien Documents, which will have “first out” status pursuant to the distribution provisions of the Security Documents, to the extent of the value of the Collateral;

•	effectively senior to any future Junior Lien Obligations, if any, of GXS;

•	senior in right of payment to any future subordinated Indebtedness of GXS, if any; and

•	fully and unconditionally guaranteed by the Guarantors.

As of March 31, 2010, GXS and the Guarantors had no borrowings outstanding under the Revolving Credit Agreement, approximately $11.7 million of outstanding letters of credit, all of which constitute First Out Revolver Debt Obligations that are effectively senior to the notes. Borrowings or reimbursement obligations under the Revolving Credit Agreement and the Old Notes are considered, and the New Notes offered hereby will be considered, to be Priority Lien Debt for the purposes of the indenture and the Security Documents. The indenture permits GXS and the Guarantors to incur additional Indebtedness, including additional Priority Lien Debt, in the future under certain circumstances.  We borrowed $23.0 million under the revolving credit facility on June 14, 2010.

We estimate the GXS will have weighted average outstanding borrowings of approximately $10.0 million on an annual basis under the Revolving Credit Facility to fund short-term working capital needs.

The Subsidiary Guarantees

The notes will be guaranteed by all of GXS’s Wholly-Owned Domestic Subsidiaries and all other Domestic Subsidiaries that guarantee other Indebtedness of GXS.

Each guarantee of the notes will be:

•	a senior obligation of the Guarantor;

•	secured, equally and ratably with all other Priority Lien Obligations of that Guarantor, by a senior Lien on those assets of that Guarantor that constitute Collateral, subject to Permitted Liens;

•
effectively junior to all First Out Revolver Debt and all Hedging Obligations and Banking Product Obligations that are secured or intended to be secured pursuant to the Revolving Credit Agreement and the related Priority Lien Documents and that have been guaranteed by that Guarantor, which will have “first out” status pursuant to the distribution provisions of the Security Documents;

•	effectively senior to any future Junior Lien Obligations, if any, of that Guarantor; and

•	senior in right of payment to all existing and future subordinated Indebtedness of that Guarantor, if any.

Neither our Unrestricted Subsidiaries nor our Foreign Subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will be required to pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated 51.6% of our consolidated revenues for the year ended December 31, 2009 and held 20.8% of our consolidated assets as of December 31, 2009.

As of the date of this prospectus, all of our Subsidiaries are, “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” GXS will be permitted to designate certain Subsidiaries as “Unrestricted Subsidiaries.” GXS’s Unrestricted Subsidiaries—will not be subject to the restrictive covenants in the indenture and will not guarantee the notes.

Principal Maturity and Interest

GXS will offer to exchange up to $785 million of the Old Notes for like principal amount of New Notes in this exchange offer. GXS may issue additional notes under the indenture from time to time after this exchange offer. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Certain Covenants—Restrictions on Indebtedness” and “—Certain Covenants—Liens.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. GXS will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on June 15, 2015.

Interest on the notes will accrue at the rate of 9.75% per annum from the most recent date to which interest has been paid or provided and will be payable semi-annually in arrears on each June 15 and December 15, commencing on the interest payment date next occurring after issuance of the New Notes. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. GXS will make each interest payment to the holders of record on the immediately preceding June 1 and December 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to GXS, GXS will pay all principal of, premium on, if any, and interest on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless GXS elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. GXS may change the paying agent or registrar without prior notice to the holders of the notes, and GXS or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. GXS will not be required to transfer or exchange any note selected for redemption. Also, GXS will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

The notes will be guaranteed (the “Subsidiary Guarantees”) on a senior secured basis by each of GXS’s current and future Wholly-Owned Domestic Subsidiaries and all other Domestic Subsidiaries that guarantee other Indebtedness of GXS. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than GXS or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)      either:

(a)
the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee, the Security Documents and the registration rights agreement, to the extent still applicable, pursuant to a supplemental indenture and appropriate Security Documents satisfactory to the trustee; or

(b)	such sale or other disposition is permitted pursuant to the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1)
in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) GXS or a Restricted Subsidiary of GXS, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)
in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) GXS or a Restricted Subsidiary of GXS, if the sale does not violate the “Asset Sale” provisions of the indenture;

(3)	if GXS designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; and

(4)
upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Security

The notes, the Subsidiary Guarantees, all obligations of GXS or any Guarantor under the Revolving Credit Agreement and all other Priority Lien Obligations will be secured by a senior Lien on all assets of GXS and each Guarantor that constitute Collateral, subject to Permitted Liens. The Collateral may also be encumbered by Junior Liens securing future Junior Lien Obligations. The Liens on the Collateral securing the Priority Lien Obligations will be senior to the Liens on the Collateral securing any future Junior Lien Obligations. All liens securing Priority Lien Obligations and Junior Lien Obligations will be held by the collateral trustee and administered pursuant to the collateral trust agreement described below.

The Collateral consists of substantially all of our properties and assets and substantially all of the properties and assets of the Guarantors (including stock and intercompany notes of our Subsidiaries); provided that the Collateral only includes 65% of the stock of our First Tier Foreign Subsidiaries and does not include any properties or assets of any of our Foreign Subsidiaries. Notwithstanding the foregoing, the pledge of Equity Interests (other than the pledge of Equity Interests of GXS, Inc.) may be released as described below under the caption “—Limitations on Collateral in the Form of Securities.”

GXS and the Guarantors are not required to take any steps to perfect security interests on the Collateral consisting of, among other things, motor vehicles, certain deposit accounts, certain immaterial letter of credit rights and certain immaterial real property. As a result of the foregoing, the liens on these assets will not be perfected in the event of a bankruptcy filing. In addition, no foreign filings will be made to perfect under foreign law security interests in Collateral consisting of foreign registered copyrights, patents, trademarks, trade names or trade secrets.

So long as no Default or Event of Default has occurred, the indenture and the collateral trust agreement generally permit GXS and its Restricted Subsidiaries to remain in possession of, collect, invest and use income from the Collateral, subject to various restrictions and limitations.

Limitations on Collateral in the Form of Securities

Rule 3-16 of Regulation S-X, promulgated pursuant to the Securities Act (as currently enacted and as it may be amended or modified, “Rule 3-16”), requires the presentation of a company’s stand-alone, audited financial statements if that company’s capital stock or other securities are pledged to secure the securities of another issuer, and the greatest of the principal amount, par value, book value and market value of the pledged stock or securities equals or exceeds 20% of the principal amount of the securities secured by such pledge. The indenture provides that the Equity Interests and other securities of a Subsidiary of GXS (other than GXS, Inc. and its successors) that are owned by any Grantor will constitute Collateral only if all such Equity Interests or other securities can secure the notes or any Subsidiary Guarantee without Rule 3-16 or any other law, rule or regulation requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. federal governmental agency).

In the event that Rule 3-16 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any governmental agency) of separate audited financial statements of any affiliate of GXS due to the fact that such affiliate’s capital stock or other securities secure the notes, then the capital stock or other securities of such affiliate will automatically be deemed released and to not be and to not have been part of the Collateral but only to the extent necessary to not be subject to such requirement (except that the Lien on the Equity Interests and other securities of GXS, Inc. and its successors will not be affected by this release provision under any circumstances). In such event, the Security Documents may be amended or modified, without the consent of any holder of the secured notes, to the extent necessary to evidence the release of the Liens on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Collateral.

In addition, the indenture and the Security Documents provide that if the Equity Interests or other securities of any Subsidiary of GXS are held by a Grantor, are not part of the Collateral and may be pledged without causing separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. federal governmental agency) pursuant to Rule 3-16 or any other law, rule or regulation as a result of such pledge, then the Equity Interests or other securities of such Subsidiary shall be required to become part of the Collateral and GXS shall promptly cause such Equity Interests to be pledged in accordance with the covenant described below under the caption “—Certain Covenants—Additional Grantors; Additional Collateral;” provided that any such Equity Interests of Foreign Subsidiaries to be pledged will only include 65% of the stock of GXS’s First Tier Foreign Subsidiaries.

Priority Lien Debt

The Old Notes, the notes offered hereby and all Indebtedness under the Revolving Credit Agreement (together with certain Hedging Obligations and Banking Product Obligations that are secured, or intended to be secured, under the Priority Lien Documents) will be considered to be Priority Lien Debt (or, in the case of such Hedging Obligations and Banking Product Obligations, Priority Lien Obligations) for purposes of the collateral trust agreement referred to below. The indenture and the Security Documents provide that GXS and the Guarantors may incur additional Priority Lien Debt in the future, subject to the Priority Lien Cap, as well as certain other Priority Lien Obligations (including certain additional Banking Product Obligations and Hedging Obligations) in the future. All additional Priority Lien Obligations will be secured, equally and ratably with the notes, by Priority Liens held by the collateral trustee for the benefit of all current and future holders of Priority Lien Obligations; provided that certain Priority Lien Debt under the Revolving Credit Agreement, certain Banking Product Obligations and certain Hedging Obligations will have “first out” status for purposes of the distribution provisions of the collateral trust agreement described below.

All Indebtedness under the Revolving Credit Agreement (up to the First Out Cap) will be treated as First Out Revolver Debt for purposes of the collateral trust agreement. First Out Revolver Debt will enjoy a priority in distributions by the collateral trustee under the collateral trust agreement and will, therefore, be effectively senior to other Priority Lien Debt in certain circumstances.

Future Junior Lien Debt

The indenture and the Security Documents provide that GXS may incur Junior Lien Debt in the future, in an aggregate principal amount not to exceed the Junior Lien Cap, by issuing notes under one or more new indentures, incurring additional Indebtedness under other Credit Facilities (other than the Revolving Credit Agreement), or otherwise issuing or increasing a new Series of Secured Debt secured by Junior Liens on the Collateral. Junior Lien Debt is permitted to be secured by the Collateral only if such Junior Lien Debt and the related Junior Liens are permitted to be incurred under the covenants described below under the captions “—Certain Covenants—Restrictions on Indebtedness” and “—Certain Covenants—Liens.” The collateral trustee under the collateral trust agreement will hold all Junior Liens in trust for the benefit of the holders of any future Junior Lien Debt and all other Junior Lien Obligations. The Liens on Collateral securing any future Junior Lien Obligations will be made junior to the Liens on Collateral held by the collateral trustee securing the Priority Lien Obligations on the terms set forth in the collateral trust agreement.

Collateral Trust Agreement

On the date of the indenture, the Grantors entered into a collateral trust agreement with each Priority Lien Representative and the collateral trustee. The collateral trust agreement sets forth the terms on which the collateral trustee will receive, hold, administer, maintain, enforce and distribute the proceeds of all Liens upon the Collateral at any time held by it, in trust for the benefit of the current and future holders of Priority Lien Obligations and Junior Lien Obligations.

Collateral Trustee

Wilmington Trust FSB has been appointed pursuant to the collateral trust agreement to serve as the collateral trustee for the benefit of the holders of:

•	the notes;

•	all Indebtedness under the Revolving Credit Agreement;

•	all other Priority Lien Obligations outstanding from time to time; and

•	all Junior Lien Obligations outstanding from time to time.

The collateral trustee will hold (directly or through co-trustees or agents), and will be entitled to enforce, all Liens on the Collateral created by the Security Documents. Neither the Grantors nor their Affiliates may serve as collateral trustee and no Secured Debt Representative may serve as collateral trustee.

Except as provided in the collateral trust agreement or as directed by an Act of Required Debtholders in accordance with the collateral trust agreement, the collateral trustee will not be obligated:

(1)	to act upon directions purported to be delivered to it by any Person;

(2)	to foreclose upon or otherwise enforce any Lien; or

(3)	to take any other action whatsoever with regard to any or all of the Security Documents, the Liens created thereby or the Collateral.

GXS will deliver to each Secured Debt Representative copies of all Security Documents delivered to the collateral trustee.

Sharing of Collateral by Holders of Priority Lien Obligations

The collateral trustee and each Priority Lien Representative (on behalf of each holder of Priority Lien Obligations) have agreed that, notwithstanding:

(1)	anything to the contrary contained in the Security Documents;

(2)	the time of incurrence of any Priority Lien Obligations;

(3)	the order or method of attachment or perfection of any Liens securing any Priority Lien Obligations;

(4)	the time or order of filing of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; and

(7)	the rules for determining priority under any law governing relative priorities of Liens,

(a)
all Priority Liens granted at any time by any Grantor will secure, equally and ratably, all current and future Priority Lien Obligations (subject to the distribution provisions of the collateral trust agreement); and

(b)
all proceeds of all Priority Liens granted at any time by any Grantor will be allocated and distributed on account of the Priority Lien Debt and all other Priority Lien Obligations in accordance with the collateral trust agreement.

This section is intended for the benefit of, and will be enforceable as a third party beneficiary by, each current and future holder of Priority Lien Obligations, each current and future Priority Lien Representative, and the collateral trustee as holder of Priority Liens. The Priority Lien Representative of each future Series of Priority Lien Debt were required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each other Priority Lien Representative. Existing and future Hedging Obligations and Banking Product Obligations that are permitted to constitute Priority Lien Obligations will be secured only to the extent permitted pursuant to the Security Documents.

Order of Application

The collateral trust agreement provides that if any Collateral is sold or otherwise realized upon by the collateral trustee in connection with any foreclosure, collection, sale or other enforcement of Liens granted to the collateral trustee in the Security Documents, whether or not any insolvency or liquidation proceeding has been commenced by or against GXS or any other Grantor, the proceeds (cash and non-cash) received by the collateral trustee from such foreclosure, collection, sale or other enforcement will be distributed by the collateral trustee in the following order of application:

FIRST, to the payment of all amounts payable under the collateral trust agreement on account of the collateral trustee’s fees and expenses and any reasonable legal fees, costs and expenses or other liabilities of any kind incurred by the collateral trustee or any co-trustee or agent of the collateral trustee in connection with any Security Document (including, but not limited, to indemnification payments and reimbursements);

SECOND, to the repayment of Indebtedness and other Obligations, other than Secured Debt Obligations, secured by a Permitted Lien on the Collateral sold or realized upon to the extent that such other Indebtedness or Obligation is required to be discharged in connection with such sale;

THIRD, to the Priority Lien Representative under the Revolving Credit Agreement for application to the payment of all outstanding First Out Revolver Debt and any other First Out Obligations that are then due and payable, in such order as may be provided in the Revolving Credit Agreement in an amount sufficient to pay in full in cash all outstanding First Out Revolver Debt and all other First Out Obligations that are then due and payable, including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Revolving Credit Agreement, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the Revolving Credit Agreement) of all outstanding letters of credit constituting First Out Revolver Debt;

FOURTH, ratably, to the respective Priority Lien Representatives for application to the payment of all other outstanding Priority Lien Debt and all other Priority Lien Obligations that are then due and payable, in such order as may be provided in the Priority Lien Documents in an amount sufficient to pay in full in cash all such Priority Lien Debt and all such other Priority Lien Obligations that are then due and payable, including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Priority Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting such other Priority Lien Debt;

FIFTH, to the respective Junior Lien Representatives for application to the payment of all outstanding Junior Lien Debt and any other Junior Lien Obligations that are then due and payable, in such order as may be provided in the Junior Lien Documents in an amount sufficient to pay in full in cash all outstanding Junior Lien Debt and all other Junior Lien Obligations that are then due and payable, including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Junior Lien Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Junior Lien Document) of all outstanding letters of credit, if any, constituting Junior Lien Debt; and

SIXTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the applicable Grantor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

If any Priority Lien Representative (other than the First Out Representative) or any holder of Priority Lien Obligations (other than the First Out Obligations) or any Junior Lien Representative or any holder of Junior Lien Obligations collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of the First Out Obligations or other Priority Lien Obligations, as applicable, in accordance with the distribution provisions described above, whether prior to or after the commencement of an insolvency or liquidation proceeding or otherwise, in each case, such Priority Lien Representative or such holder of Priority Lien Obligations or such Junior Lien Representative or such holder of Junior Lien Obligations, as the case may be, will forthwith deliver the same to the collateral trustee, for the account of the holders of the First Out Obligations or the Priority Lien Obligations, as applicable, to be applied in accordance with the provisions set forth above under this caption “—Order of Application.” Until so delivered, such proceeds will be held in trust by that Priority Lien Representative or that holder of Priority Lien Obligations or that Junior Lien Representative or that holder of Junior Lien Obligations, as the case may be, for the benefit of the holders of the First Out Obligations or other Priority Lien Obligations, as applicable.

The provisions set forth above under this caption “—Order of Application” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Secured Debt Obligations, each present and future Secured Debt Representative and the collateral trustee as holder of Secured Debt Liens.

The Secured Debt Representative of each future Series of Secured Debt will be required to deliver a Lien Sharing and Priority Confirmation pursuant to the terms of the collateral trust agreement to the collateral trustee and each other Secured Debt Representative at the time of incurrence of such Series of Secured Debt.

Release of Liens on Collateral

The collateral trust agreement provides that the collateral trustee’s Liens on the Collateral will be released:

(1)
in whole, upon (a) payment in full and discharge of all outstanding Secured Debt and all other Secured Debt Obligations that are due and payable at the time all of the Secured Debt is paid in full and discharged (other than Hedging Obligations and Banking Product Obligations) and (b) termination or expiration of all commitments to extend credit under all Secured Debt Documents and the cancellation or termination or cash collateralization (at the lower of (1) 105% of the aggregate undrawn amount and (2) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Secured Debt Documents) of all outstanding letters of credit issued pursuant to any Secured Debt Documents;

(2)
as to any Collateral that is sold, transferred or otherwise disposed of by any Grantor to a Person that is not (either before or after such sale, transfer or disposition) GXS or a Restricted Subsidiary of GXS in either (a) a foreclosure sale or other similar transaction approved by an Act of Required Debtholders or (b) a transaction or other circumstance that is permitted under the indenture and is permitted by all of the other Secured Debt Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the collateral trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to the covenant described below under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” or is subject to any covenant in the Revolving Credit Agreement prohibiting the release of such Liens in connection with such sale or disposition;

(3)
as to a release of less than all or substantially all of the Collateral, if (a) consent to the release of all Priority Liens (or, at any time after the Discharge of Priority Lien Obligations, the Junior Liens) on such Collateral has been given by an Act of Required Debtholders and is permitted by all Secured Debt Documents (including the Revolving Credit Agreement), and (b) the Grantors have delivered an Officers’ Certificate to the collateral trustee certifying that all such necessary consents have been obtained;

(4)
as to a release of all or substantially all of the Collateral, if (a) consent to the release of that Collateral has been given by the requisite percentage or number of holders of each Series of Secured Debt at the time outstanding as provided for in the applicable Secured Debt Documents, and (b) the Grantors have delivered an officers’ certificate to the collateral trustee certifying that all such necessary consents have been obtained; and

(5)
automatically as to any Equity Interests or other securities of any Subsidiary of GXS (other than GXS, Inc. and its successors), if at any time Rule 3-16 or any other law, rule or regulation requires or is interpreted by the SEC to require the filing with the SEC (or any other U.S. federal governmental agency) of separate financial statements of such Subsidiary due to the fact that such Subsidiary’s Equity Interests or other securities are pledged to secure the notes or any Subsidiary Guarantee.

In addition, in the case of a Guarantor that is released from its Guarantee with respect to the notes and the Indebtedness under the Revolving Credit Agreement, Liens on the assets and property of such Guarantor will be released.

The Security Documents provide that the Secured Debt Liens securing the Secured Debt will extend to the proceeds of any sale of Collateral. As a result, the collateral trustee’s Secured Debt Liens will apply to the proceeds of any such Collateral received in connection with any sale or other disposition of assets described in the preceding paragraph.

To the extent applicable, following qualification of the indenture under the Trust Indenture Act, GXS will comply with Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) relating to the release of property and to the substitution therefor of any property to be pledged as Collateral for the notes. Any certificate or opinion required by Section 314(d) of the Trust Indenture Act may be made by an officer of GXS except in cases where Section 314(d) requires that such certificate or opinion be made by an independent engineer, appraiser or other expert, who shall be reasonably satisfactory to the trustee. Notwithstanding anything to the contrary herein, GXS and the Guarantors will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel (which may be internal counsel), that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the SEC have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act. In addition, under interpretations provided by the SEC, to the extent that a release of a Lien is made without the need for consent by the holders of the notes or the trustee, the provisions of Section 314(d) may be inapplicable to the release.

Release of Liens in Respect of Notes

The indenture and the collateral trust agreement provide that the collateral trustee’s Liens upon the Collateral will no longer secure the notes outstanding under the indenture, any Guarantor’s obligations under the Guarantees or any other Obligations under the indenture, and the right of the holders of the notes, including the Guarantees, and such Obligations to the benefits and proceeds of the collateral trustee’s Liens on the Collateral will terminate and be discharged:

(1)	upon satisfaction and discharge of the indenture as set forth under the caption “—Satisfaction and Discharge;”

(2)	upon a Legal Defeasance or Covenant Defeasance of the notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance;”

(3)
upon payment in full and discharge of all notes outstanding under the indenture and all Obligations that are outstanding, due and payable under the indenture at the time the notes are paid in full and discharged; or

(4)	in whole or in part, with the consent of the holders of the requisite percentage of notes in accordance with the provisions described below under the caption “—Amendment, Supplement and Waiver.”

Amendment of Security Documents

The collateral trust agreement provides that no amendment or supplement to the provisions of any Security Document will be effective without the approval of the collateral trustee acting as directed by an Act of Required Debtholders, except that:

(1)	any amendment or supplement that has the effect solely of:

(a)
adding or maintaining Collateral, securing additional Secured Debt that was otherwise permitted by the terms of the Secured Debt Documents to be secured by the Collateral or preserving, perfecting or establishing the priority of the Secured Debt Liens therein;

(b)	curing any ambiguity, omission, mistake, defect or inconsistency;

(c)
providing for the assumption of any Grantor’s obligations under any Secured Debt Document in the case of a merger or consolidation or sale of all or substantially all of the assets of such Grantor to the extent permitted by the terms of the indenture, the Revolving Credit Agreement and the other Secured Debt Documents, as applicable;

(d)
making any change that would provide any additional rights or benefits to the Secured Parties or the collateral trustee or that does not adversely affect the rights under the indenture, the Revolving Credit Agreement or any other Secured Debt Document of any holder of notes, any other Secured Party or the collateral trustee; or

(e)
conforming the text of the collateral trust agreement to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the collateral trust agreement, will, in each case become effective when executed and delivered by the applicable Grantor party thereto and the collateral trustee;

(2)	no amendment or supplement that reduces, impairs or adversely affects the right of any holder of Secured Debt Obligations:

(a)
to vote its outstanding Secured Debt as to any matter described as subject to an Act of Required Debtholders (or amends the provisions of this clause (2) or the definition of “Act of Required Debtholders”),

(b)
to share in the order of application described above under “—Order of Application” in the proceeds of enforcement of or realization on any Collateral that has not been released in accordance with the provisions of the collateral trust agreement, or

(c)	to require that Liens securing Secured Debt Obligations be released only as set forth in the provisions described above under the caption “—Release of Liens on Collateral,”

will become effective without the consent of the requisite percentage or number of holders of each Series of Secured Debt so affected under the applicable Secured Debt Document;

(3)
no amendment or supplement that affects or involves the “first out” provisions under the collateral trust agreement will become effective without the consent of the Priority Lien Representative under the Revolving Credit Agreement; and

(4)
no amendment or supplement that imposes any obligation upon the collateral trustee or any Secured Debt Representative or adversely affects the rights of the collateral trustee or any Secured Debt Representative, respectively, in its capacity as such will become effective without the consent of the collateral trustee or such Secured Debt Representative, respectively.

The collateral trust agreement provides that, notwithstanding anything to the contrary under the caption “—Amendment of Security Documents,” but subject to clauses (1) through (4) above, any amendment or waiver of, or any consent under, any provision of the collateral trust agreement or any other Security Document that secures Priority Lien Obligations will apply automatically to any comparable provision of any comparable Junior Lien Document without the consent of or notice to any holder of Junior Lien Obligations and without any action by any Grantor or any holder of Junior Lien Obligations.

Any amendment or supplement to the provisions of the Security Documents that releases Collateral will be effective only in accordance with the requirements set forth in the applicable Secured Debt Document referenced above under the caption “—Release of Liens on Collateral.” Any amendment or supplement that results in all of the collateral trustee’s Secured Debt Liens upon the Collateral no longer securing the notes and the other Obligations under the indenture may only be effected in accordance with the provisions described above under the caption “—Release of Liens in Respect of Notes.”

Voting

In connection with any matter under the collateral trust agreement requiring a vote of holders of Secured Debt, each Series of Secured Debt will cast its votes in accordance with the Secured Debt Documents governing such Series of Secured Debt. Hedging Obligations and Banking Product Obligations will not be considered for purposes of voting by holders of Priority Lien Debt under the collateral trust agreement unless there are no Series of Priority Lien Debt outstanding (as determined pursuant to paragraph (1) of the definition of “Act of Required Debtholders”) and Hedging Obligations will not be considered for purposes of voting by holders of Junior Lien Debt under the collateral trust agreement unless there are no Series of Junior Lien Debt outstanding (as determined pursuant to paragraph (2) of the definition of “Act of Required Debtholders”). The amount of Secured Debt to be voted by a Series of Secured Debt will equal (1) the aggregate principal amount of Secured Debt held by such Series of Secured Debt (including the face amount of outstanding letters of credit whether or not then available or drawn), plus (2) the aggregate unfunded commitments to extend credit which, when funded, would constitute Indebtedness of such Series of Secured Debt. Following and in accordance with the outcome of the applicable vote under its Secured Debt Documents, the Secured Debt Representative of each Series of Secured Debt will cast all of its votes under that Series of Secured Debt as a block in respect of any vote under the collateral trust agreement.

Enforcement of Liens

If the collateral trustee at any time receives written notice that any event has occurred that constitutes a default under any Secured Debt Document entitling the collateral trustee to foreclose upon, collect or otherwise enforce any of its Liens under the Security Documents, it will promptly deliver written notice thereof to each Secured Debt Representative. Thereafter, the collateral trustee may await direction by an Act of Required Debtholders and will act, or decline to act, as directed by an Act of Required Debtholders, in the exercise and enforcement of the collateral trustee’s interests, rights, powers and remedies in respect of the Collateral or under the Security Documents or applicable law and, following the initiation of such exercise of remedies, the collateral trustee will act, or decline to act, with respect to the manner of such exercise of remedies as directed by an Act of Required Debtholders. Unless it has been directed to the contrary by an Act of Required Debtholders, the collateral trustee in any event may (but will not be obligated to) take or refrain from taking such action with respect to any default under any Secured Debt Document as it may deem advisable and in the best interest of the holders of Secured Debt Obligations.

Restrictions on Enforcement of Junior Liens

Until the Discharge of Priority Lien Obligations, whether or not any insolvency or liquidation proceeding has been commenced by or against GXS or any other Grantor, the holders of Priority Lien Obligations will have, subject to the exceptions set forth below in clauses (1) through (3), the exclusive right to authorize and direct the collateral trustee with respect to the Security Documents and the Collateral including, without limitation, the exclusive right to authorize or direct the collateral trustee to enforce, collect or realize on any Collateral or exercise any other right or remedy with respect to the Collateral (including, without limitation, the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement) and neither the Junior Lien Representatives nor any holder of Junior Lien Obligations may authorize or direct the collateral trustee with respect to such matters. Notwithstanding the foregoing, the Junior Lien Representatives and the holders of Junior Lien Obligations may direct the collateral trustee:

(1)	without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations;

(2)
as necessary to perfect or establish the priority (subject to Priority Liens and other Permitted Liens) of the Junior Liens upon any Collateral; provided that, unless otherwise agreed to by the collateral trustee in the Security Documents, the Junior Lien Representatives and the holders of Junior Lien Obligations may not require the collateral trustee to take any action to perfect any Collateral through possession or control except that the collateral trustee may act as agent and as bailee for the benefit of the Junior Lien holders as specified in the collateral trust agreement; or

(3)	as necessary to create, prove, preserve or protect (but not enforce) the Junior Liens upon any Collateral.

Until the Discharge of Priority Lien Obligations, whether or not any insolvency or liquidation proceeding has been commenced by or against GXS or any other Grantor, none of the Junior Lien Representatives nor the holders of Junior Lien Obligations will:

(1)
request judicial relief, in an insolvency or liquidation proceeding or in any other court, or take any other action that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the holders of Priority Lien Obligations in respect of the Priority Liens or that would limit, invalidate, avoid or set aside any Priority Lien or subordinate the Priority Liens to the Junior Liens or grant the Junior Liens equal ranking to the Priority Liens;

(2)
oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Priority Liens made by any holder of Priority Lien Obligations or any Priority Lien Representative in any insolvency or liquidation proceedings;

(3)
oppose or otherwise contest any lawful exercise by any holder of Priority Lien Obligations or any Priority Lien Representative of the right to credit bid Priority Lien Debt at any sale of Collateral in foreclosure of Priority Liens;

(4)
oppose or otherwise contest any other request for judicial relief made in any court by any holder of Priority Lien Obligations or any Priority Lien Representative relating to the lawful enforcement of any Priority Lien;

(5)
contest, protest or object to any foreclosure proceeding or action brought by the collateral trustee, any Priority Lien Representative or any holder of Priority Lien Obligations or any other exercise by the collateral trustee, any Priority Lien Representative or any holder of Priority Lien Obligations of any rights and remedies relating to the Collateral under the Priority Lien Documents or otherwise, or object to the time or manner in which the collateral trustee, any Priority Lien Representative or any holder of Priority Lien Obligations seeks to enforce the Priority Lien Obligations or the Priority Liens; or

(6)	challenge the validity, enforceability, perfection or priority of the Priority Liens.

Notwithstanding the foregoing, both prior to and after the commencement of an insolvency or liquidation proceeding, the Junior Lien Representatives and the holders of Junior Lien Obligations may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of an insolvency or liquidation proceeding against any Grantor in accordance with applicable law; provided that, each holder of Junior Lien Obligations and each Junior Lien Representative will agree not to take any of the actions prohibited under clauses (1) through (6) of the preceding paragraph or oppose or contest any order that it has agreed not to oppose or contest under the provisions described below under the caption “—Insolvency or Liquidation Proceedings.”

At any time prior to the Discharge of Priority Lien Obligations and after (a) the commencement of any insolvency or liquidation proceeding in respect of any Grantor or (b) the collateral trustee and each Junior Lien Representative have received written notice from any Priority Lien Representative stating that (i) any Series of Priority Lien Debt has become due and payable in full (whether at maturity, upon acceleration or otherwise) or (ii) the holders of Priority Liens securing one or more Series of Priority Lien Debt have become entitled under any Priority Lien Documents to and desire to enforce any or all of the Priority Liens by reason of a default under such Priority Lien Documents, no payment of money (or the equivalent of money) will be made from the proceeds of Collateral by any Grantor to any Junior Lien Representative or any other holder of Junior Lien Obligations (including, without limitation, payments and prepayments made for application to Junior Lien Obligations and all other payments and deposits made pursuant to any provision of any Junior Lien Document in respect of Junior Lien Debt).

All proceeds of Collateral received by any Junior Lien Representative or any holder of Junior Lien Obligations in violation of the immediately preceding paragraph will be held in trust by the applicable Junior Lien Representative or the applicable holder of Junior Lien Obligations for the account of the holders of Priority Liens and remitted to the collateral trustee for distribution pursuant to the terms of the collateral trust agreement. The Junior Liens will remain attached to and, subject to the provisions described under the caption “—Ranking of Junior Liens,” enforceable against all proceeds so held or remitted. All proceeds of Collateral received by any Junior Lien

Representative or any holder of Junior Lien Obligations not in violation of the immediately preceding paragraph will be received by such Junior Lien Representative or such holder of Junior Lien Obligations free from the Priority Liens and all other Liens except the Junior Liens and Permitted Liens.

Waiver of Right of Marshalling

The collateral trust agreement provides that, prior to the Discharge of Priority Lien Obligations, the holders of Junior Lien Obligations and each Junior Lien Representative may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the holders of Priority Lien Obligations (in their capacity as priority lienholders). Following the Discharge of Priority Lien Obligations, the holders of Junior Lien Obligations and any Junior Lien Representative may assert their right under the Uniform Commercial Code or otherwise to any proceeds remaining following a sale or other disposition of Collateral by, or on behalf of, the holders of Priority Lien Obligations.

Insolvency or Liquidation Proceedings

If in any insolvency or liquidation proceeding and prior to the Discharge of Priority Lien Obligations, the holders of Priority Lien Obligations by an Act of Required Debtholders consent to any order:

(1)	for use of cash collateral;

(2)	approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Priority Liens upon any property of the estate in such insolvency or liquidation proceeding;

(3)
granting any relief on account of Priority Lien Obligations as adequate protection (or its equivalent) for the benefit of the holders of Priority Lien Obligations in the collateral subject to Priority Liens; or

(4)
relating to a sale of assets of any Grantor that provides, to the extent the assets sold are to be free and clear of Liens, that all Priority Liens and Junior Liens will attach to the proceeds of the sale;

then, the holders of Junior Lien Obligations, in their capacity as holders of secured claims, and each Junior Lien Representative will not oppose or otherwise contest the entry of such order, so long as none of the holders of Priority Lien Obligations or any Priority Lien Representative in any respect opposes or otherwise contests any request made by the holders of Junior Lien Obligations or a Junior Lien Representative for the grant to the collateral trustee, for the benefit of the holders of Junior Lien Obligations, of a junior Lien upon any property on which a Lien is (or is to be) granted under such order to secure the Priority Lien Obligations, co-extensive in all respects with, but subordinated (as set forth herein under the caption “—Ranking of Junior Liens”) to, such Lien and all Priority Liens on such property.

Notwithstanding the foregoing, both before and during an insolvency or liquidation proceeding, the holders of Junior Lien Obligations and the Junior Lien Representatives may take any actions and exercise any and all rights that would be available to a holder of unsecured claims, including, without limitation, the commencement of insolvency or liquidation proceedings against any Grantor in accordance with applicable law; provided that, each Junior Lien Representative and each holder of Junior Lien Obligations will agree not to take any of the actions prohibited under clauses (1) through (6) of the second paragraph of the provisions described above under the caption “—Restrictions on Enforcement of Junior Liens” or oppose or contest any order that it has agreed not to oppose or contest under clauses (1) through (4) of the preceding paragraph.

The holders of Junior Lien Obligations and the Junior Lien Representatives will not file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Junior Liens, except that:

(1)
they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption “—Ranking of Junior Liens”) to, all Liens granted in such insolvency or liquidation proceeding to, or for the benefit of, any Priority Lien Representative and the holders of Priority Lien Obligations; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

(2)
they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Priority Lien Obligations.

Equal and Ratable Sharing of Collateral by Holders of Junior Lien Obligations

The collateral trustee and each Junior Lien Representative (on behalf of each holder of Junior Lien Obligations) will agree that, notwithstanding:

(1)	anything to the contrary contained in the Security Documents;

(2)	the time of incurrence of any Junior Lien Obligations;

(3)	the order or method of attachment or perfection of any Liens securing any Junior Lien Obligations;

(4)	the time or order of filing of financing statements or other documents filed or recorded to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Junior Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; and

(7)	the rules for determining priority under any law governing relative priorities of Liens,

(a)	all Junior Liens granted at any time by any Grantor will secure, equally and ratably, all current and future Junior Lien Obligations; and

(b)
all proceeds of all Junior Liens granted at any time by any Grantor will be allocated and distributed equally and ratably on account of the Junior Lien Debt and all other Junior Lien Obligations in accordance with the collateral trust agreement.

This section is intended for the benefit of, and will be enforceable as a third party beneficiary by, each current and future holder of Junior Lien Obligations, each current and future Junior Lien Representative and the collateral trustee as holder of Junior Liens. The Junior Lien Representative of each future Series of Junior Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee and each other Secured Debt Representative.

Ranking of Junior Liens

The parties to the collateral trust agreement agree that, notwithstanding:

(1)	anything to the contrary contained in the Security Documents;

(2)	the time of incurrence of any Secured Debt Obligations;

(3)	the order or method of attachment or perfection of any Liens securing any Secured Debt Obligations;

(4)	the time or order of filing of financing statements or other documents filed to perfect any Lien upon any Collateral;

(5)	the time of taking possession or control over any Collateral;

(6)	that any Priority Lien may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

(7)	the rules for determining priority under any law governing relative priorities of Liens,

all Junior Liens at any time granted by GXS or any Guarantor will be subject and subordinate to all Priority Liens securing Priority Lien Obligations.

The provisions under the caption “—Ranking of Junior Liens” are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Priority Lien Obligations, each present and future Priority Lien Representative and the collateral trustee as holder of Priority Liens. No other Person will be entitled to rely on, have the benefit of or enforce those provisions. The Junior Lien Representative of each future Series of Junior Lien Debt will be required to deliver a Lien Sharing and Priority Confirmation to the collateral trustee, and each Priority Lien Representative at the time of incurrence of such Series of Junior Lien Debt.

In addition, the provisions under the caption “—Ranking of Junior Liens” are intended solely to set forth the relative ranking, as Liens, of the Liens securing Junior Lien Debt as against the Priority Liens. Neither the Priority Lien Obligations nor any other Junior Lien Obligations nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Further Assurances

The collateral trust agreement provides that each of the Grantors will do or cause to be done all acts and things that may be required, or that the collateral trustee from time to time may reasonably request, to assure and confirm that the collateral trustee holds, for the benefit of the holders of Secured Debt Obligations, duly created and enforceable and perfected Liens upon the Collateral (including any property or assets that are acquired or otherwise become Collateral after the date of the collateral trust agreement), in each case, as contemplated by, and with the Lien priority required under, the Secured Debt Documents.

Upon the reasonable request of the collateral trustee or any Secured Debt Representative at any time and from time to time, each of the Grantors will promptly execute, acknowledge and deliver such security documents, instruments, certificates, notices and other documents, and take such other actions as shall be reasonably required, or that the collateral trustee may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Secured Debt Documents for the benefit of the holders of Secured Debt Obligations.

Without limiting the foregoing, the collateral trust agreement provides that, substantially concurrently with the acquisition by any Grantor of any asset that would constitute Collateral as to which perfection does not occur automatically and as to which perfection is required under the Secured Debt Documents, each such Grantor will execute and deliver to the collateral trustee for the benefit of the holders of Secured Debt Obligations such Uniform Commercial Code financing statements or take such other actions, in each case, as required under the Secured Debt Documents.

Optional Redemption

At any time prior to June 15, 2012, GXS may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 109.75% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by GXS or a contribution to GXS’s common equity capital made with the net cash proceeds of a concurrent Equity Offering by GXS’s direct or indirect parent; provided that:

(1)
at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by GXS and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to June 15, 2012, GXS may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

In addition, at any time and from time to time prior to June 15, 2012, GXS may redeem, a portion of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest to the applicable redemption date, subject to the rights of holders of the notes on the relevant record date to receive interest due on the relevant interest payment date; provided that in no event may GXS redeem more than 10% in original aggregate principal amount of the notes pursuant to the provisions of this paragraph during any twelve-month period.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at GXS’s option prior to June 15, 2012.

On or after June 15, 2012, GXS may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on June 15 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2012	104.875%
2013	102.438%
2014 and thereafter	100.00%

Unless GXS defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

GXS is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require GXS to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, GXS will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, GXS will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days after the date on which such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. GXS will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, GXS will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, GXS will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)
deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of notes being purchased by GXS.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a minimum aggregate principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

GXS’s ability to repurchase the notes pursuant to a Change of Control Offer may be limited by a number of factors, including obtaining funds necessary to finance the repurchase, which it may not be able to do. If GXS is required to make a Change of Control Offer, GXS cannot assure you that it will have the financial resources to repay its other Indebtedness or that it will be able to obtain the consent of the holders of its other Indebtedness to make the Change of Control Offer. In addition, the exercise by the holders of notes of their right to require GXS to repurchase the notes upon a Change of Control could cause a default under other agreements of GXS, even if the Change of Control itself does not, because of the financial effect of the repurchase on GXS, which could cause an acceleration of other Indebtedness and a foreclosure with respect to any collateral securing it in the event such other Indebtedness has not been paid.

The provisions described above that require GXS to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that GXS repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

GXS will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by GXS and purchases all notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of GXS and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require GXS to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of GXS and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

GXS will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
GXS (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)
at least 75% of the consideration received in the Asset Sale by GXS or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision and subparagraph (z) below, each of the following will be deemed to be cash:

(a)
any liabilities, as shown on GXS’s most recent consolidated balance sheet, of GXS or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases GXS or such Restricted Subsidiary from further liability;

(b)
any securities, notes or other obligations received by GXS or any such Restricted Subsidiary from such transferee that are converted by GXS or such Restricted Subsidiary within 180 days into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	any stock or assets of the kind referred to in clauses (3) or (5) of the next paragraph of this covenant;

(d)	any Designated Non-cash Consideration received by GXS or any Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash

Consideration received pursuant to this clause (d) that is at the time outstanding, not to exceed the greater of (x) $25.0 million or (y) 5.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(3)
in the case of an Asset Sale that constitutes a Sale of Collateral or a Sale of a Specified Subsidiary, GXS (or the applicable Restricted Subsidiary, as the case may be) deposits the Net Proceeds therefrom immediately upon receipt thereof as Collateral in a segregated account or accounts (each, a “Collateral Proceeds Account”) held in the name of GXS or the applicable Restricted Subsidiary that is subject to an agreement, in form and substance satisfactory to the collateral trustee, which agreement establishes the collateral trustee’s control (as such term is defined in the UCC) over such account (for purposes of the UCC) to secure all Secured Debt Obligations pursuant to arrangements reasonably satisfactory to the collateral trustee.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, GXS (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)
to redeem notes pursuant to the optional redemption provisions of the indenture or to purchase notes in the open market (other than notes held by GXS or any of its Affiliates) at a price of at least 100% of the principal amount thereof;

(2)	to repay or prepay First Out Obligations;

(3)
to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of GXS;

(4)	to make a capital expenditure; or

(5)	to acquire other assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, GXS may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant (together with any Net Proceeds that are earlier designated as “Excess Proceeds” by GXS) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million (or earlier if GXS so elects), GXS will make an offer and/or repay, prepay or redeem, as applicable, to all holders of notes and all holders of other Priority Lien Debt containing provisions similar to those set forth in the indenture with respect to offers to purchase (“Other Offer Notes”), and prepay any other Priority Lien Debt requiring repayment or prepayment (collectively, whether through an offer or a required prepayment, an “Asset Sale Offer”); provided that the percentage of such Excess Proceeds allocated and offered to the notes in such Asset Sale Offer is at least equal to the percentage of the aggregate principal amount of all Priority Lien Debt represented at such time by the notes. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, GXS may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and Other Offer Notes tendered in such Asset Sale Offer exceeds the amount of Excess Proceeds (including any Excess Proceeds held in the Collateral Proceeds Account) allocated to such notes and Other Offer Notes in such Asset Sale Offer, the trustee will select the notes and Other Offer Notes to be purchased pro rata based on the aggregate principal amounts so tendered (with such adjustments as may be deemed appropriate by GXS so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

GXS will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, GXS will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing GXS’s other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require GXS to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on GXS. In the event a Change of Control or Asset Sale occurs at a time when GXS is prohibited from purchasing notes, GXS could seek the consent of its lenders and holders of its other Indebtedness to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If GXS does not obtain a consent or repay those borrowings, GXS will remain prohibited from purchasing notes. In that case, GXS’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, GXS’s ability to pay cash to the holders of notes upon a repurchase may be limited by GXS’s then existing financial resources. See “Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “—Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

GXS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of GXS’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving GXS or any of its Restricted Subsidiaries) or to the direct or indirect holders of GXS’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of GXS and other than dividends or distributions payable to GXS or a Restricted Subsidiary of GXS);

(2)
purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving GXS) any Equity Interests of GXS or any direct or indirect parent of GXS;

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of GXS or any Guarantor that is contractually subordinated to the notes or to any Subsidiary Guarantee (excluding intercompany Indebtedness between or among GXS and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof or payments into a trust within one year of the Stated Maturity of any such subordinated Indebtedness which payments effect a defeasance or discharge of such Indebtedness; or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)
GXS would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Restrictions on Indebtedness;” and

(3)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by GXS and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (10), (11), (12), (14), (15), (16)(a), (17) and (18) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)
50% of the aggregate Consolidated Net Income of GXS (or, in the event such Consolidated Net Income will be a deficit, minus 100% of such deficit) accrued for the period beginning September 30, 2009 and ending on the last day of GXS’s most recent fiscal quarter for which financial information is available to GXS ending prior to the date of such proposed Restricted Payment, taken as one accounting period, plus

(b)
100% of the aggregate net cash proceeds and the Fair Market Value of non-cash proceeds received by GXS since the date of the indenture (x) from the issue or sale of Qualifying Equity Interests of GXS (other than Disqualified Stock) or Disqualified Stock or debt or other securities of GXS that have been converted into or exchanged for such Qualifying Equity Interests (other than (i) Equity Interests (or Disqualified Stock or convertible or exchangeable debt or other securities) issued or sold to (A) a Subsidiary of GXS or (B) an employee stock ownership plan or other trust established by GXS or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to GXS or any of its Subsidiaries or Indebtedness Guaranteed by GXS or any of its Subsidiaries or (ii) Disqualified Stock or convertible or exchangeable debt or other securities that have been converted into or exchanged for Disqualified Stock), and (y) as contributions to its common equity capital from its shareholders; provided that each of the following will be excluded for purposes of this clause (3)(b): (1) Excluded Contributions; (2) any issuance or sale of Equity Interests of GXS or contribution to GXS’s equity capital to finance the cash consideration for the Acquisition (and any issuance or sale of Equity Interests for, or contribution to equity capital constituting, assets acquired in the Acquisition); and (3) any purchase of Equity Interests of GXS or contribution to the equity capital of GXS that was directly or indirectly financed with the proceeds of any Indebtedness of an Affiliate of GXS that was guaranteed by GXS, plus

(c)
to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of such Subsidiary as of the date of such redesignation, plus

(d)
the aggregate amount (i) returned in cash to GXS or any of its Restricted Subsidiaries or (ii) representing cancellation of Indebtedness of GXS or any of its Restricted Subsidiaries, in each case with respect to Restricted Investments made after the date of the indenture whether through interest payments, principal payments, dividends, other distributions or the forgiveness or cancellation of Indebtedness, plus

(e)
the net cash proceeds received by GXS or any of its Restricted Subsidiaries from the disposition (other than to a Restricted Subsidiary), retirement or redemption of all or any portion of Restricted Investments made after the date of the indenture.

The preceding provisions will not prohibit:

(1)
the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)
the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale of, Equity Interests of GXS (other than (i) Disqualified Stock, (ii) Equity Interests issued or sold to a Subsidiary of GXS or an employee stock ownership plan or other trust established by GXS or any of its Subsidiaries for the benefit of its employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust owed to GXS or any of its Subsidiaries or Indebtedness Guaranteed by GXS or any of its Subsidiaries and (iii) Excluded Contributions); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (3)(b) of the preceding paragraph;

(3)
the defeasance, redemption, repurchase or other acquisition or retirement of subordinated Indebtedness of GXS or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the declaration and payment of any dividend by a Restricted Subsidiary of GXS to the holders of such Restricted Subsidiary’s Equity Interests on a pro rata basis;

(5)
the repurchase, redemption or other acquisition or retirement for value of Equity Interests of GXS Holdings, Inc. (“GXS Holdings”), GXS or any of its Subsidiaries from employees, former employees, directors or former directors of GXS or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, such Equity Interests; provided, however, that the aggregate amount of such repurchases made in any calendar year, when added to the aggregate principal amount of all Indebtedness incurred in such calendar year pursuant to clause (11) of the definition of Permitted Debt set forth below under “—Restrictions on Indebtedness,” will not exceed $5.0 million; provided further that GXS or any of its Restricted Subsidiaries may carry over and make in subsequent fiscal years, in addition to the amounts permitted for such fiscal year, unutilized capacity under this clause (5) attributable to the preceding periods;

(6)
the repurchase of Equity Interests of GXS Holdings, GXS or any of its Restricted Subsidiaries deemed to occur upon the exercise of stock options upon surrender of Equity Interests to pay the exercise price of such options;

(7)
the retirement of any shares of Disqualified Stock of GXS by conversion into, or by exchange for, shares of Disqualified Stock of GXS, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of GXS) of other shares of Disqualified Stock of GXS; provided that the Disqualified Stock of GXS that replaces the retired shares of Disqualified Stock of GXS will not require the direct or indirect payment of any liquidation preference earlier in time than the final stated maturity of the retired shares of Disqualified Stock of GXS;

(8)
payments to the Principals or any of their Affiliates permitted by clause (7) of the second paragraph of the covenant described below under the caption “—Transactions with Affiliates,” including payments to GXS Holdings to fund such payments;

(9)	payments to General Electric, Global Acquisition Company or their Affiliates made in accordance with the Tax Matters Agreement;

(10)
for any fiscal period during which GXS and its Subsidiaries are treated as members of a consolidated group with GXS Holdings for tax purposes, payments or distributions to GXS Holdings to fund, and in an amount not to exceed, all taxes of GXS Holdings that are then due and owing and that are attributable to its operations as the holding company of GXS;

(11)
the repurchase of any subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof (plus accrued interest) in the event of a change of control or Asset Sale pursuant to a provision no more favorable to the holders thereof than those described under “Repurchase at the Option of Holders”; provided that, in each case, prior to the repurchase GXS has made an offer to purchase and repurchased all notes that were validly tendered for payment in connection with the offer to purchase;

(12)	Investments that are made with Excluded Contributions;

(13)
the payment of dividends on GXS’s common stock (or the payment of dividends to any direct or indirect parent of GXS to fund the payment by such direct or indirect parent of GXS of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by GXS from any public offering of common stock of GXS or any direct or indirect parent of GXS;

(14)
the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of GXS or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Restrictions on Indebtedness”;

(15)
the payment of dividends, other distributions or other amounts or the making of loans or advances by GXS: (a) in amounts required for any direct or indirect parent of GXS, if applicable, to pay fees and expenses (including franchise and similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of GXS, if applicable, and general corporate overhead expenses of any direct or indirect parent of GXS, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of GXS and its Subsidiaries and in an aggregate amount not to exceed $0.5 million ($2.0 million following an initial public offering of any parent of GXS) in any calendar year; and (b) in amounts required for any direct or indirect parent of GXS to pay interest and/or principal on Indebtedness incurred after the date of the indenture the proceeds of which have been contributed to GXS as common equity capital and that has been guaranteed by, or is otherwise considered Indebtedness of, GXS incurred in accordance with the covenant described under “—Restrictions on Indebtedness”; provided that amounts so contributed shall be excluded from clause 3(b) in the first paragraph above and may not be Excluded Contributions;

(16)
the payment of dividends or distributions to GXS Holdings, Inc. (a) concurrently with the consummation of the offering of the Old Notes in an aggregate amount of $35.0 million with proceeds therefrom to repay the Existing Holdings Notes or (b) to repay Indebtedness of GXS Holdings, Inc., provided that, in the case of this clause (b), GXS’s Secured Leverage Ratio at the time of such payment (after giving pro forma effect to such payment as of such date and any related financing transaction, as if the same had occurred at the beginning of the most recently ended four fiscal quarter period of GXS for which internal financial statements are available) would have been no more than 2.5 to 1.0;

(17)	the transactions contemplated by the Acquisition Agreement to occur upon consummation of the Acquisition; and

(18)	other Restricted Payments in an aggregate amount not to exceed $25.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by GXS or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Restrictions on Indebtedness

GXS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and GXS will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that GXS or any Guarantor may incur Indebtedness (including Acquired Debt) and any Guarantor may issue preferred stock, if GXS’s Consolidated Coverage Ratio at the time of incurrence of such Indebtedness or issuance of such preferred stock, after giving pro forma effect to such incurrence or issuance as of such date and to the use of proceeds therefrom, as if the same had occurred at the beginning of the most recently ended four fiscal quarter period of GXS for which internal financial statements are available, would have been no less than 2.0 to 1.0.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)
the incurrence by GXS or any Guarantor of Indebtedness and letters of credit under one or more Credit Facilities in an aggregate principal amount under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of GXS and its Subsidiaries thereunder) not to exceed the First Out Cap as of any date of incurrence;

(2)	the incurrence by GXS and its Restricted Subsidiaries of the Existing Indebtedness;

(3)
the incurrence by GXS and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the exchange notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement;

(4)
the incurrence by GXS or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of lease, design, construction, installation or improvement of property, plant or equipment used in a Permitted Business (whether through the direct purchase of assets or through the acquisition of at least a majority of the Voting Stock of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (a) $15.0 million or (b) 2.0% of Total Assets as of any date of incurrence;

(5)
the incurrence by GXS or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or any of clauses (2), (3), (4), (5), (12), (13), (15) or (18) of this paragraph;

(6)
the incurrence by GXS or any of its Restricted Subsidiaries of intercompany Indebtedness between or among GXS and any of its Restricted Subsidiaries; provided, however, that (a) if GXS or any Guarantor is the obligor on such Indebtedness and the payee is not GXS or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes (in the case of GXS) or the related Subsidiary Guarantee (in the case of a Guarantor); and (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than GXS or a Restricted Subsidiary of GXS and any sale or other transfer of any such Indebtedness to a Person that is not either GXS or a Restricted Subsidiary of GXS will be deemed, in each case under this clause (b), to constitute an incurrence of such Indebtedness by GXS or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the incurrence by GXS or any of its Restricted Subsidiaries of (a) Banking Product Obligations in the ordinary course of business and (b) Hedging Obligations, other than for speculative purposes;

(8)
guarantees provided under the covenant “—Additional Subsidiary Guarantees” and the guarantee by GXS or any Guarantor of Indebtedness of GXS or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9)
Obligations in respect of letters of credit, performance and surety bonds and completion guarantees provided by GXS or any of its Restricted Subsidiaries in the ordinary course of business and consistent with industry practice;

(10)
the incurrence by GXS or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business and such Indebtedness is extinguished within five business days after incurrence thereof;

(11)
Indebtedness of GXS or any of its Restricted Subsidiaries evidenced by promissory notes issued to employees, former employees, directors or former directors of GXS or any of its Subsidiaries in lieu of any cash payment permitted to be made under clause (5) of the second paragraph of the limitations on Restricted Payments set forth above under “—Restricted Payments”; provided, however, that (a) all such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes and the Subsidiary Guarantees and all other Priority Lien Obligations and (b) the aggregate principal amount of all such Indebtedness incurred in any calendar year, when added to the aggregate amount of all repurchases made in such calendar year pursuant to such clause (5) referred to above, will not exceed $5.0 million;

(12)
Indebtedness arising from an agreement of GXS or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with any acquisition or disposition of any business, assets or a Subsidiary of GXS in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purposes of financing such acquisition;

(13)
the incurrence by GXS or any of the Guarantors of Indebtedness (including Acquired Debt) to finance the acquisition of any Permitted Business or any Person that owns a Permitted Business; provided that (a) such Indebtedness is unsecured and (b) GXS would, at the time of such incurrence and after giving pro forma effect thereto as if such Indebtedness had been incurred at the beginning of the applicable four-quarter period, have (i) been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph above or (ii) have had a Consolidated Coverage Ratio not less than the actual Consolidated Coverage Ratio for GXS for such four-quarter period;

(14)
the issuance by any of GXS’s Restricted Subsidiaries to GXS or any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that: (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than GXS or a Restricted Subsidiary of GXS; and (b) any sale or other transfer of any such preferred stock to a Person that is neither GXS or a Restricted Subsidiary of GXS, will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (14);

(15)
Indebtedness of Foreign Subsidiaries (including without duplication Guarantees by Foreign Subsidiaries of Indebtedness of other Foreign Subsidiaries) in an aggregate principal amount (or accreted value, as applicable), including all permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (15), not to exceed the greater of (a) $20.0 million or (b) 5.0% of Total Assets of Foreign Subsidiaries as of any date of incurrence;

(16)	Indebtedness with respect to deposits or advances by customers of GXS or any of its Subsidiaries in the ordinary course of business;

(17)	Indebtedness arising from deposits in respect of sublease agreements in an aggregate amount not to exceed $10.0 million at any one time outstanding; and

(18)
the incurrence by GXS or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (18), not to exceed $50.0 million.

GXS will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of GXS or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Subsidiary Guarantee on substantially identical terms.

For purposes of determining compliance with the preceding incurrence of Indebtedness covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (18) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, GXS will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness in any manner that complies with this covenant. The maximum amount of Indebtedness that GXS or any Restricted Subsidiary may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in currency exchange rates. Indebtedness under the Revolving Credit Agreement, including Guarantees of such Indebtedness, on the date on which notes are first issued and authenticated under the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt.

Accrual of interest or dividends, the accretion of accreted value or original issue discount and the payment of interest or dividends in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of these covenants.

For purposes of determining compliance with any U.S. dollar-denominated restriction on Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred.

Liens

GXS will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

GXS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)
pay dividends or make any other distributions on its Capital Stock to GXS or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to GXS or any of its Restricted Subsidiaries;

(2)	make loans or advances to GXS or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to GXS or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
agreements governing Existing Indebtedness and the Revolving Credit Agreement as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than the provisions contained in those agreements on the date of the indenture;

(2)
agreements governing other Indebtedness permitted to be incurred under the indenture; provided, that provisions relating to such encumbrances or restrictions are no more restrictive, taken as a whole, than those provisions contained in the indenture or the Revolving Credit Agreement as of the date of the indenture;

(3)	the indenture, the notes, the Subsidiary Guarantees and the Security Documents;

(4)	applicable law, rule, regulation or order;

(5)
any instrument governing Indebtedness or Capital Stock of a Person acquired by GXS or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(6)	customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business and consistent with industry practice;

(7)
purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business and consistent with industry practice that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(8)
Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)
Liens securing Indebtedness or other obligations otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

(11)
restrictions on cash or other deposits or net worth imposed by customers under contracts or net worth provisions contained in leases and other agreements entered into in the ordinary course of business;

(12)
any encumbrance or restriction of the type referred to in clauses (1), (2) and (3) of the first paragraph of this covenant imposed by any amendments, modifications, restatements, renewals, increases, supplements, refunding, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of a senior financial officer of GXS, not materially more restrictive with respect to such dividend and other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(13)
other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of GXS that is incurred by a Foreign Subsidiary of GXS subsequent to the date of the indenture; provided that (A) such provisions are customary for instruments of such type (as determined in good faith by the Board of Directors of GXS) and (B) the Board of Directors of GXS determines in good faith that such restrictions will not materially adversely impact the ability of GXS to make required principal and interest payments on the Notes; and

(14)
customary restrictions with respect to a Restricted Subsidiary pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition; provided, that such restrictions apply solely to the Capital Stock or assets of the Restricted Subsidiary that is being sold.

Merger, Consolidation or Sale of Assets

GXS may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not GXS is the surviving corporation); or (2) sell, assign, transfer, conveyor otherwise dispose of all or substantially all of the properties or assets of GXS and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)
either: (a) GXS is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than GXS) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such Person is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)
the Person formed by or surviving any such consolidation or merger (if other than GXS) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of GXS under the notes, the indenture, the Security Documents and the registration rights agreement pursuant to supplemental agreements reasonably satisfactory to the trustee and the collateral trustee;

(3)
immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of GXS or any successor entity or any Restricted Subsidiary as a result of such transaction as having been incurred by GXS, such successor entity or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default exists;

(4)
GXS or the Person formed by or surviving any such consolidation or merger (if other than GXS), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Restrictions on Indebtedness” or (b) have had a Consolidated Coverage Ratio not less than the actual Consolidated Coverage Ratio for GXS for such four-quarter period; and

(5)
GXS will have delivered to the trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental agreements (if applicable) comply with the indenture.

In addition, GXS may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not prohibit (i) any sale, assignment, transfer, conveyance or other disposition of assets between or among GXS and any of its Restricted Subsidiaries, (ii) any Restricted Subsidiary from consolidating with, merging into or transferring all or part of its assets to GXS or any other Restricted Subsidiary, or (iii) GXS from merging with an Affiliate incorporated solely for the purpose of reincorporating GXS in another jurisdiction to realize tax or other benefits.

The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of GXS in accordance with the foregoing, in which GXS is not the surviving corporation, the surviving Person formed by such consolidation or into which GXS is merged or to which such conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, GXS under the indenture and the notes with the same effect as if such surviving Person had been named as such, and in the case of any such transfer of all or substantially all of the assets of GXS, GXS will be released from all of its obligations under the notes and the indenture.

GXS will not permit any Guarantor to consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any Person unless:

(1)
the resulting, surviving or transferee Person will expressly assume all the obligations of such Guarantor under its Subsidiary Guarantee, the Security Documents and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee and the collateral trustee;

(2)
immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been incurred by such Person at the time of such transaction), no Default or Event of Default will have occurred and be continuing; and

(3)
GXS will have delivered to the trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental agreements (if applicable) comply with the indenture;

provided, however, that the foregoing will not apply to any such consolidation or merger with or into, or conveyance, transfer or lease to, any Person if the resulting, surviving or transferee Person will not be a Subsidiary of GXS and the other terms of the indenture, including the covenant described under “—Repurchase at the Option of Holders—Asset Sales,” are complied with.

Transactions with Affiliates

GXS will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)
the Affiliate Transaction is on terms that are no less favorable to GXS or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by GXS or such Restricted Subsidiary with an unrelated Person; and

(2)	GXS delivers to the trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of the Board of Directors, including a majority of those directors (if any) having no personal stake in such Affiliate Transaction, and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to GXS and its Restricted Subsidiaries of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following transactions will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any Restricted Payment permitted to be made pursuant to the covenant described under “—Restricted Payments”;

(2)
any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors;

(3)
the grant of stock options or similar rights to officers, employees, consultants and directors of GXS or any Subsidiary pursuant to plans approved by the Board of Directors and the payment of amounts or the issuance of securities pursuant thereto;

(4)
loans or advances to employees of GXS or its Subsidiaries in the ordinary course of business and consistent with industry practice, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

(5)
the payment of reasonable fees, compensation or employee benefit arrangements to, and any indemnity provided for the benefit of, directors, officers, consultants or employees of GXS or any Subsidiary in the ordinary course of business and consistent with industry practice;

(6)
(a) any transaction between GXS and a Restricted Subsidiary or between Restricted Subsidiaries or (b) any merger of GXS and any direct parent of GXS; provided that, with respect to clause (b), such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of GXS and such merger is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(7)
the payment of management, consulting, monitoring and advisory fees to Francisco Partners or any of its Affiliates or any other Principal made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, in an aggregate amount not to exceed $4.0 million in any calendar year plus any related out-of-pocket expenses;

(8)
transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business and consistent with industry practice (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture, and which are fair to GXS or its Restricted Subsidiaries, as applicable, in the reasonable determination of the Board of Directors and are on terms no less favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9)
transactions pursuant to any contract or agreement in effect on the date of the indenture, as amended, modified or replaced from time to time so long as the amended, modified or new agreements, taken as a whole, are not materially less favorable to GXS and its Restricted Subsidiaries than those in effect on the date of the indenture;

(10)	sales of Equity Interests, other than Disqualified Stock, of GXS to Affiliates of GXS and granting of customary registration rights;

(11)
transactions in which GXS or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an independent financial advisor stating that such transaction is fair to GXS or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (1) of the preceding paragraph; and

(12)	any transaction permitted by clause (11) of the definition of Permitted Debt set forth under “—Restrictions on Indebtedness.”

Additional Subsidiary Guarantees

If GXS or any of its Subsidiaries acquires or creates another Wholly-Owned Domestic Subsidiary or any other Domestic Subsidiary guarantees any Indebtedness of GXS after the date of the indenture, excluding all Subsidiaries that have been properly designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries, then that Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 20 business days of the date on which it was acquired or created.

Additional Grantors; Additional Collateral

If after the date of the indenture GXS or any Guarantor acquires any assets or property that would constitute Collateral, GXS or such Guarantor will, within 20 business days of the date on which such asset was acquired, promptly execute and deliver to the collateral trustee for the benefit of the holders of Secured Debt Obligations all applicable Security Documents (if such Guarantor is not already a party to such Security Documents), and all agreements, instruments, documents and opinions of counsel in the form required under each applicable Security Document to create and perfect in favor of the collateral trustee for the benefit of the holders of Priority Lien Obligations a Priority Lien in such acquired assets or property, senior to the Liens on such Collateral securing any Junior Lien Obligations.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary, if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by GXS and its Restricted Subsidiaries in the Subsidiary properly so designated will be deemed to be an Investment made as of the time of the designation and, to the extent such Investments were not previously classified as Restricted Payments, will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by GXS. Such a designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Business Activities

GXS will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to GXS and its Subsidiaries taken as a whole. GXS will not at any time have any direct Subsidiary, other than GXS, Inc. and its successors.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, GXS will furnish to the holders of notes or cause the trustee to furnish to the holders of notes (or file with the SEC for public availability), within the time periods specified in the SEC’s rules and regulations:

(1)
all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if GXS were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by GXS’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if GXS were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, following the consummation of this exchange offer, GXS will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If, at any time, GXS is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, GXS will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. GXS will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept GXS’s filings for any reason, GXS will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if GXS were required to file those reports with the SEC.

In addition, GXS and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, GXS will be deemed to have furnished such reports referred to above to the trustee and the holders of the notes if GXS has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that a direct or indirect parent of GXS that is an SEC reporting company and that has no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of GXS (or another similar direct or indirect parent), is or becomes a Guarantor of the notes, the indenture will permit GXS to satisfy its obligations in this covenant with respect to financial information relating to GXS by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating financial information pursuant to Rule 3-10 of Regulation S-X that sets forth the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than GXS and its Subsidiaries, on the one hand, and the information relating to GXS and its Subsidiaries on a standalone basis, on the other hand.

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, the notes;

(2)	default in payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the notes;

(3)
failure by GXS or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control” or “—Certain Covenants —Merger, Consolidation or Sale of Assets;”

(4)
failure by GXS or any of its Restricted Subsidiaries for 30 days after written notice from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments” or “—Certain Covenants—Restrictions on Indebtedness;”

(5)
failure by GXS or any of its Subsidiaries for 60 days after written notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding notes to comply with any of the other agreements in the indenture, the escrow and security agreement or the Security Documents;

(6)
default under any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of GXS or any of its Restricted Subsidiaries (or the payment of which is guaranteed by GXS or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)
is caused by a failure to pay principal of or premium or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

(7)
failure by GXS or any of its Restricted Subsidiaries to pay a final judgment in an amount in excess of $25.0 million (in excess of amounts which GXS’s insurance carriers have agreed to pay under applicable policies), which judgment or judgments are not paid, vacated, discharged, bonded or stayed for a period of 60 consecutive days following entry of the final judgment;

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to GXS or any of its Significant Subsidiaries; and

(9)
(a) any Security Document ceases to be in full force and effect (except as permitted by the terms of the indenture or the Security Documents) for a period of 30 days after the relevant Grantor receives notice thereof, (b) any of the Security Documents ceases to give the holders a valid, perfected security interest (except as permitted by the terms of the indenture or the Security Documents) for a period of 30 days after the relevant Grantor receives notice thereof or (c) the Grantors fail to grant and perfect any security interest required by the Security Documents to be so granted and perfected, in each case with respect to Collateral having a Fair Market Value in excess of $25.0 million in the aggregate with respect to clauses (a), (b) and (c) above.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to GXS, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, interest.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest on, the notes. The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with a judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

GXS is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, GXS is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or Affiliate of GXS or any Guarantor, as such, will have any liability for any obligations of GXS or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, the Security Documents, the registration rights agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

GXS may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, interest on, such notes when such payments are due from the trust referred to below;

(2)
GXS’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and GXS’s and the Guarantor’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, GXS may, at its option and at any time, elect to have the obligations of GXS and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
GXS must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Eligible Investments, or a combination of cash in U.S. dollars and non-callable Eligible Investments, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, interest on, the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and GXS must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)
in the case of Legal Defeasance, GXS has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) GXS has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, GXS has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which GXS or any of its Restricted Subsidiaries is a party or by which GXS or any of its Restricted Subsidiaries is bound;

(6)
GXS must deliver to the trustee an Officers’ Certificate stating that the deposit was not made by GXS with the intent of preferring the holders of notes over the other creditors of GXS with the intent of defeating, hindering, delaying or defrauding creditors of GXS or others; and

(7)
GXS must deliver to the trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Upon a Legal Defeasance or Covenant Defeasance, the collateral trustee will cease to be a party to the Security Documents on behalf of the holders of the notes and the Collateral will no longer secure the notes. The Collateral will be released from the Liens securing the notes as provided under the caption “—Release of Liens in Respect of Notes” upon a Legal Defeasance or Covenant Defeasance in accordance with the provisions described above.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)
reduce the principal of, or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (except those provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note, including default interest;

(4)
waive a Default or Event of Default in the payment of principal of, premium on, if any, interest, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)
make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, interest on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the notes will require the consent of holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of notes, GXS, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Security Documents:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of GXS’s obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of GXS’s assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)
to conform the text of any of the Note Documents to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of such Note Documents, as determined in good faith by an officer of GXS and set forth in an Officers’ Certificate to that effect;

(6)	to enter into additional or supplemental Security Documents or provide for additional Collateral;

(7)
to make, complete or confirm any grant of Collateral permitted or required by the indenture or any of the Security Documents or to release Collateral in accordance with the terms of the indenture and the Security Documents;

(8)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(9)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

(10)	to allow any Guarantor to execute a supplemental indenture and/or a Guarantee with respect to the notes.

The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After any amendment under the indenture becomes effective, GXS is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)
all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to GXS, have been delivered to the trustee for cancellation; or

(b)
all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and GXS or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Eligible Investments, or a combination of cash in U.S. dollars and non-callable Eligible Investments, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)
no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which GXS or any Guarantor is a party or by which GXS or any Guarantor is bound;

(3)	GXS has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be; and

(4)	GXS has delivered to the trustee an Officers’ Certificate and an opinion of counsel stating that all conditions precedent to such satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of GXS or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.  Notes will be issued at the closing of this exchange offer.

The notes initially will be represented by one or more notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. GXS takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised GXS that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised GXS that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants with portions of the principal amount of the Global Notes; and

(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium on, if any, interest on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, GXS and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither GXS, the trustee nor any agent of GXS or the trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised GXS that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or

GXS. Neither GXS nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and GXS and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised GXS that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

None of GXS, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)
DTC (a) notifies GXS that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, GXS fails to appoint a successor depositary;

(2)	GXS, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

GXS will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. GXS will make all payments of principal, premium, if any, and interest with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. GXS expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised GXS that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the acquisition of Inovis International, Inc. in a stock purchase pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of December 7, 2009, among GXS Holdings, Inc., a Delaware corporation, Inovis International, Inc., a Delaware corporation, Grirus Holding Company, Inc., a Delaware corporation, Greyhound Merger Sub, Inc., a Delaware corporation, Iris Merger Sub, Inc., a Delaware corporation, and CCG Investment Fund, L.P., a Delaware limited partnership, and Cerberus Institutional Partners, L.P., a Delaware limited partnership, as the Iris stockholder representatives.

“Act of Required Debtholders” means, as to any matter at any time:

(1)	prior to the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of more than 50% of the sum of:

(a)	the aggregate outstanding principal amount of Priority Lien Debt (including the face amount of outstanding letters of credit whether or not then available or drawn); and

(b)	the aggregate unfunded commitments to extend credit which, when funded, would constitute Priority Lien Debt;

provided, however, that after (1) the termination or expiration of all commitments to extend credit that would, when funded, constitute Priority Lien Debt, (2) the payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit), (3) the discharge or cash collateralization (at the lower of (a) 105% of the aggregate undrawn amount or (b) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt, and (4) the payment in full in cash of all other Priority Lien Obligations other than any Priority Lien Obligations consisting of Banking Product Obligations, Hedging Obligations and Contingent Liabilities, the term “Act of Required Debtholders” will mean the holders of more than 50% of the sum of the aggregate “settlement amount” (or similar term) (as defined in the applicable Hedge Agreement relating to Priority Lien Obligations consisting of a Hedging Obligation) or, with respect to any such Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (including any termination payments then due) under such Hedge Agreement, under all Hedge Agreements relating to Priority Lien Obligations consisting of Hedging Obligations; provided that the “settlement amount” (or similar term) as of the last business day of the month preceding any date of determination shall be calculated by the appropriate swap counterparties and reported to the collateral trustee upon request; provided further, that any Hedging Obligation with a “settlement amount” (or similar term) that is a negative number shall be disregarded for purposes of all calculations required by the term “Act of the Required Debtholders;” and

(2)	at any time after the Discharge of Priority Lien Obligations, a direction in writing delivered to the collateral trustee by or with the written consent of the holders of more than 50% of the sum of:

(a)	the aggregate outstanding principal amount of Junior Lien Debt (including the face amount of outstanding letters of credit whether or not then available or drawn); and

(b)	the aggregate unfunded commitments to extend credit which, when funded, would constitute Junior Lien Debt;

provided, however, that after (1) the termination or expiration of all commitments to extend credit that, when funded, would constitute Junior Lien Debt, (2) the payment in full in cash of the principal of and interest and premium (if any) on all Junior Lien Debt (other than any undrawn letters of credit), (3) the discharge or cash collateralization (at the lower of (a) 105% of the aggregate undrawn amount or (b) the percentage of the aggregate undrawn amount required for release of Liens under the terms of the applicable Junior Lien Document) of all outstanding letters of credit constituting Junior Lien Debt, and (4) the payment in full in cash of all other Junior Lien Obligations other than any Junior Lien Obligations consisting of Hedging Obligations and Contingent Liabilities, the term “Act of Required Debtholders” will mean the holders of more than 50% of the sum of the aggregate “settlement amount” (or similar term) (as defined in the applicable Hedge Agreement relating to Junior Lien Obligations consisting of a Hedging Obligation) or, with respect to any such Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (including any termination payments then due) under such Hedge Agreement, under all Hedge Agreements relating to Junior Lien Obligations consisting of Hedging Obligations; provided that the “settlement amount” (or similar term) as of the last business day of the month preceding any date of determination shall be calculated by the appropriate swap counterparties and reported to the collateral trustee upon request; provided further, that any Hedging Obligation with a “settlement amount” (or similar term) that is a negative number shall be disregarded for purposes of all calculations required by the term “Act of the Required Debtholders.”

For purposes of this definition, (a) Secured Debt registered in the name of, or beneficially owned by, GXS or any Affiliate of GXS will be deemed not to be outstanding, and (b) votes will be determined in accordance with the provisions described above under the caption “—Voting.”

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)
the present value at such redemption date of (i) the redemption price of the note at June 15, 2012, (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the note through June 15, 2012, (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

“Asset Sale” means:

(1)
the sale, lease, conveyance or other disposition of any assets or rights (whether voluntarily, or in an involuntary transaction that generates Net Proceeds) by GXS or any of GXS’s Restricted Subsidiaries (any of the foregoing a “disposition”); provided that the sale, conveyance or other disposition of all or substantially all of the assets owned by GXS and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any Restricted Subsidiary or the sale of Equity Interests in any Restricted Subsidiary (other than director’s qualifying shares).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets or rights having a Fair Market Value of less than $5.0 million;

(2)	a transfer of assets or rights between or among GXS and its Restricted Subsidiaries;

(3)	the issuance or sale of Equity Interests, by a Subsidiary of GXS to GXS or to a Restricted Subsidiary of GXS;

(4)	the sale, lease or license of equipment, inventory, accounts receivable (or the discounting thereof) or other assets or rights in the ordinary course of business;

(5)	the disposition of equipment no longer used or useful in the business of GXS or any of its Restricted Subsidiaries;

(6)	the sale or other disposition of cash or Cash Equivalents;

(7)
the sale or disposition of any assets or property received as a result of a foreclosure by GXS or any of its Restricted Subsidiaries of any secured Investment or any other transfer of title with respect to any secured Investment in default;

(8)	any Restricted Payment that is permitted to be made, and is made, under the covenant described under “—Certain Covenants—Restricted Payments” and any Permitted Investment;

(9)	the grant of any license of patents, trademarks, registrations therefor and other similar intellectual property in the ordinary course of business;

(10)	the sale of real property located in Brookpark, Ohio; and

(11)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary or joint venture, provided that such assets do not constitute Collateral.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Banking Product Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services and automated clearing house transfers of funds services provided by a lender under the Revolving Credit Agreement or any of its banking affiliates, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith, in each case designated by GXS as Banking Product Obligations from time to time by written notice to the administrative agent under the Revolving Credit Agreement.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Own” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means the Board of Directors of GXS or any committee thereof.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government having maturities of not more than one year from the date of acquisition;

(3)
certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Revolving Credit Agreement or an Affiliate thereof or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)
repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)
commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition;

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7)
in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or operates which are similar to the items specified in clauses (1) through (6) above, including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary.

“Change of Control” means the occurrence of any of the following:

(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of GXS and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of GXS;

(3)
the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of GXS, measured by voting power rather than number of shares; provided that this clause (3) will not apply to the acquisition of GXS by one or more direct or indirect holding companies with no other material assets or operations, the Voting Stock of which is Beneficially Owned, immediately after such acquisition, by the Persons who Beneficially Owned the Voting Stock of GXS immediately prior to such acquisition (and in substantially the same proportions);

(4)
GXS consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, GXS, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of GXS or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of GXS outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such surviving or transferee Person (immediately after giving effect to such transaction); or

(5)	the first day on which a majority of the members of the Board of Directors of GXS are not Continuing Directors.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Collateral” means all properties and assets at any time owned or acquired by GXS or any of the other Grantors, except:

(1)	Excluded Assets;

(2)	any properties and assets in which the collateral trustee is required to release its Liens pursuant to the provisions described above under the caption “—Release of Liens on Collateral;” and

(3)	any properties and assets that no longer secure the notes or any Obligations in respect thereof pursuant to the provisions described above under the caption “—Release of Liens in Respect of Notes,”

provided that, in the case of clauses (2) and (3), if such Liens are required to be released as a result of the sale, transfer or other disposition of any properties or assets of GXS or any other Grantor, such assets or properties will cease to be excluded from the Collateral if GXS or any other Grantor thereafter acquires or reacquires such assets or properties.

“Consolidated Coverage Ratio” means as of any date of determination, the ratio of:

(1)	the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to

(2)	Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

(a)
if GXS or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been incurred on the first day of such period (in each case other than Indebtedness incurred under any revolving credit facility, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

(b)
if GXS or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case, if such Indebtedness has been permanently repaid and has not been replaced, other than Indebtedness incurred under any revolving credit facility unless such Indebtedness is permanently reduced, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period will be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if GXS or such Restricted Subsidiary has not earned any interest income actually earned during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(c)
if since the beginning of such period, GXS or any Restricted Subsidiary shall have made any Asset Sale constituting a division or line of business, EBITDA for such period will be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for such period or increased by an amount equal to EBITDA (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of GXS or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to GXS and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent GXS and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(d)
if since the beginning of such period GXS or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or an acquisition of assets constituting a division or line of business, or consummated any merger or consolidation, including any such transaction occurring in connection with a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including any related or concurrent Incurrence of any Indebtedness) as if such transaction had occurred on the first day of such period; and

(e)
if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into GXS or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale or any Investment or acquisition of assets or consummated any merger or consolidation that would have required an adjustment pursuant to clause (c) or (d) above if made by GXS or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Asset Sale, Investment, acquisition of assets or merger or consolidation, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of GXS and will include Pro Forma Cost Savings.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as of the date of determination in excess of 12 months).

“Consolidated Interest Expense” means, for any period, the total interest expense of GXS and its Consolidated Subsidiaries, plus, to the extent incurred by GXS or its Restricted Subsidiaries in such period but not included in such interest expense, without duplication:

(1)	interest expense attributable to Capital Lease Obligations;

(2)	amortization of debt discount;

(3)	capitalized interest;

(4)	noncash interest expense;

(5)	commissions, discounts and other fees and charges attributable to letters of credit and bankers’ acceptance financing;

(6)	interest or dividends accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by GXS or any Restricted Subsidiary;

(7)	net costs associated with Hedging Obligations (including amortization of fees);

(8)
dividends in cash in respect of all Disqualified Stock of GXS and all Preferred Stock of any of the Restricted Subsidiaries of GXS, to the extent held by Persons other than GXS or another Restricted Subsidiary; and

(9)	interest incurred in connection with investments in discontinued operations;

but excluding amortization of debt issuance costs.

“Consolidated Net Income” means, for any period, the net income of GXS and its Consolidated Subsidiaries before minority interest for such period determined in accordance with GAAP; provided, however, that:

(1)	any net income of any Person (other than GXS) that is not a Restricted Subsidiary will be excluded from such Consolidated Net Income, except that:

(A)
subject to the limitations contained in clause (4) below, GXS’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to GXS or a Restricted Subsidiary as a dividend or other distribution; and

(B)	GXS’s equity in a net loss of any such Person for such period will be included in determining such Consolidated Net Income;

(2)
solely for purposes of the covenant described above under the caption “—Certain Covenants—Restricted Payments,” any net income (or loss) of any Restricted Subsidiary (other than a Foreign Subsidiary), to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or is, directly or indirectly, restricted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders or other holders of its equity, will be excluded from such Consolidated Net Income except that:

(A)
subject to the limitations contained in clause (4) below, GXS’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to GXS or another Restricted Subsidiary as a dividend or other distribution; and

(B)	GXS’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)
any gain (or loss) realized upon the sale or other disposition of any asset of GXS or its Consolidated Subsidiaries that is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded from such Consolidated Net Income (without regard to abandonments or reserves relating thereto);

(4)	any extraordinary gain or loss will be excluded from such Consolidated Net Income;

(5)	the cumulative effect of a change in accounting principles will be excluded from such Consolidated Net Income;

(6)	gains or losses due solely to fluctuations in currency values and the related tax effects according to GAAP will be excluded from such Consolidated Net Income;

(7)	any non-cash deferred tax expense will be excluded from such Consolidated Net Income;

(8)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness shall be excluded;

(9)
any expense or loss arising from any obligation of General Electric to assume, indemnify or reimburse GXS in connection with certain litigation proceedings and other matters under the Recapitalization Agreement will be excluded from such Consolidated Net Income to the extent that any payments required in respect thereof were made by General Electric or its Affiliates (other than GXS and its Subsidiaries) or, if initially made by GXS or its Subsidiaries, to the extent reimbursed by General Electric or its Affiliates to GXS or such Subsidiaries;

(10)	any fees, expenses and other charges incurred in connection with the offering of the Old Notes, this exchange offer or the closing of the Revolving Credit Agreement;

(11)
any non-cash impairment charges resulting from the application of FASB ASC 350, Intangibles—Goodwill and Other, and the amortization of intangibles arising pursuant to FASB ASC 805, Business Combinations, shall be excluded; and

(12)
any non-cash expense realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded.

“Consolidated Subsidiaries” means the Restricted Subsidiaries; provided, however, that the interest of GXS or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an Investment.

“Contingent Liabilities” means, at any time, any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time.

“Continuing Directors” means as of any date or for any period of determination, any member of the Board of Directors of GXS who (i) was a member of such Board of Directors on the first day of such period; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Facility” or “Credit Facilities” means, one or more debt facilities (including, without limitation, the Revolving Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any agreement extending the maturity of, consolidating or otherwise restructuring (including adding subsidiaries of GXS as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by GXS or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate to the trustee, setting forth the Fair Market Value of such Designated Non-cash Consideration and the basis for determining such Fair Market Value.

“Discharge of Priority Lien Obligations” means the occurrence of all of the following:

(1)	termination or expiration of all commitments to extend credit that would constitute Priority Lien Debt;

(2)	payment in full in cash of the principal of and interest and premium (if any) on all Priority Lien Debt (other than any undrawn letters of credit);

(3)
discharge or cash collateralization (at the lower of (A) 105% of the aggregate undrawn amount and (B) the percentage of the aggregate undrawn amount required for release of liens under the terms of the applicable Priority Lien Document) of all outstanding letters of credit constituting Priority Lien Debt; and

(4)	payment in full in cash of all other Priority Lien Obligations that are outstanding and unpaid at the time the Priority Lien Debt is paid in full in cash (other than any Contingent Liabilities).

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 90 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require GXS to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that GXS may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of GXS that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“EBITDA” for any period means Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:

(1)	provision for taxes based on income or profits of GXS and its Consolidated Subsidiaries;

(2)	Consolidated Interest Expense;

(3)	depreciation expense of GXS and its Consolidated Subsidiaries;

(4)	amortization expense (including amortization of goodwill and other intangibles) of GXS and its Consolidated Subsidiaries;

(5)
all other non-cash expenses, charges or losses of GXS and its Consolidated Subsidiaries for such period (including, but not limited to, any such expenses, charges or losses in connection with minority interests in joint ventures and in connection with restructuring activities, whether incurred before or after the date of the indenture), determined on a consolidated basis in accordance with GAAP (excluding any such expense or charge that constitutes an accrual of or a reserve for cash charges for any future period);

(6)	all fees described in clause (7) of the second paragraph under “—Certain Covenants—Transactions with Affiliates”;

(7)	restructuring and integration costs relating to severance and plant closings;

(8)	management, consulting, monitoring and advisory fees owed to the Principals;

(9)	payments made and expenses incurred in connection with the termination of GXS Inc.’s lease and sublease of its global headquarters in Gaithersburg, Maryland;

(10)	any extraordinary, unusual or non-recurring charge or loss;

(11)	fees and expenses paid in connection with any future debt financing or refinancing or repayment and any future acquisition or disposition (whether successful or unsuccessful);

(12)	any restructuring charges,

and minus all non-cash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and minus any extraordinary, unusual or non-recurring gain increasing Consolidated Net Income of such Person for such period.

“Eligible Investments” means (i) direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the option of GXS and (ii) securities representing an interest or interests in money market funds registered under the Investment Company Act of 1940, whose shares are registered under the Securities Act of 1933, investing exclusively in direct obligations of the United States of America.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of GXS by GXS (other than Disqualified Stock and other than to a Subsidiary of GXS or pursuant to a Registration Statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of GXS) or (2) of Equity Interests of a direct or indirect parent entity of GXS (other than to GXS or a Subsidiary of GXS) to the extent that the net proceeds therefrom are contributed to the common equity capital of GXS.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” shall mean (i) zero balance accounts, (ii) accounts used solely to fund current due payroll requirements, (iii) other accounts the balance of which is transferred, pursuant to instructions from the account owner that are not revocable, unless the Obligations have been paid in full or the collateral trustee has consented, at the end of each business day to a Deposit Account (as defined under the UCC) or Securities Account (as defined under the UCC) that is subject to the collateral trustee’s control and (iv) other accounts the maximum daily balance of which does not exceed $50,000 in the aggregate for all domestic accounts.

“Excluded Assets” means, collectively:

(1)
any agreement held by any Grantor that validly prohibits or requires the consent of any Person as a condition to the creation by such Grantor of a Lien thereon, or any agreement held by any Grantor to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC (including Sections 9-406(a), 9-407(a), 9-408(a) and 9-409 of the UCC) or any other applicable requirement of law;

(2)
equipment owned by any Grantor that is subject to a purchase money Lien or a capital lease if the agreement in which such Lien is granted (or in the documentation providing for such capital lease) prohibits or requires the consent of any Person as a condition to the creation of any other Lien on such equipment; provided that such Indebtedness is permitted by clause (4) of the definition of Permitted Debt;

(3)	any joint venture interests;

(4)	Excluded Accounts;

(5)	any Voting Stock of First Tier Foreign Subsidiaries in excess of 65% and any equity interests in any foreign restricted subsidiary that is not at such time a First Tier Foreign Subsidiary;

(6)	any properties and assets of any Foreign Subsidiaries;

(7)
any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, solely to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law; and

(8)
in the event that Rule 3-16 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any governmental agency) of separate audited financial statements of any Affiliate of GXS (other than GXS, Inc. or its successors) due to the fact that such Affiliate’s Capital Stock or other securities secure the notes, and the collateral trust agreement requires the release of the security interests in such Collateral, the Capital Stock or other securities of such affiliate but only to the extent necessary to not be subject to such requirement; provided that such assets shall cease to be Excluded Assets under this paragraph (8), if, and for so long as, the provisions of Rule 3-16 of Regulation S-X no longer apply to the indenture and the notes or in respect thereof and, in such event, the collateral trustee shall be granted a perfected security interest therein, provided, however, that “Excluded Assets” shall not include any proceeds, substitutions or replacements of Excluded Assets (unless such proceeds, substitutions or replacements would constitute Excluded Assets); provided, further, however, that Excluded Assets shall not include, and the security interest granted by GXS and each Grantor shall attach to, such property or assets referred to in clauses (1) through (8) above to the extent that any Grantor grants or permits any Lien on such property or asset to secure any Junior Lien Obligation.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of GXS) received by the GXS after the closing date for the offering of the Old Notes from:

(1)	contribution to its common equity capital, and

(2)
the sale (other than to a Subsidiary of GXS or to any Subsidiary of GXS management equity plan or stock option plan or other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock) of GXS, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Existing Holdings Notes” means the $72.6 million in aggregate principal amount of 14.20% Senior Subordinated Notes due 2017 of GXS Holdings, Inc. outstanding on the date of the indenture, together with any 14.20% Senior Subordinated Notes due 2017 of GXS Holdings issued to pay interest on any other 14.20% Senior Subordinated Notes due 2017 of GXS Holdings.

“Existing Indebtedness” means Indebtedness of GXS and its Restricted Subsidiaries (other than Indebtedness under the Revolving Credit Agreement) in existence on the date of the indenture.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, which, to the extent that any sale, transfer or disposition of assets (or series of related sales, transfers or dispositions) permitted hereunder results in proceeds in excess of $5.0 million, is determined in good faith by the Board of Directors (unless otherwise provided in the indenture).

“First Out Cap” means, as of any date of incurrence, the greater of (1) $35.0 million prior to the consummation of the Acquisition and increasing to $50.0 million following the consummation of the Acquisition or (2) 20% of EBITDA of GXS and its Restricted Subsidiaries for the most recently ended four-quarter period for which internal financial statements are available (calculated on a pro forma basis, with such adjustments as are consistent with the adjustment provisions set forth in the definition of “Consolidated Coverage Ratio”).

“First Out Obligations” means First Out Revolver Debt Obligations and Banking Product Obligations and Hedging Obligations incurred in the ordinary course of business that are secured or are intended to be secured pursuant to the Revolving Credit Agreement.

“First Out Representative” means the administrative agent under the Revolving Credit Agreement, together with its successors in such capacity.

“First Out Revolver Debt” means Priority Lien Debt outstanding under the Revolving Credit Agreement; provided that:

(1)
on or before the date on which such Priority Lien Debt is incurred by GXS or such Guarantor, as applicable, such additional Indebtedness is designated by GXS, in an Officers’ Certificate delivered to the collateral trustee, as “First Out Revolver Debt” for purposes of the Secured Debt Documents (provided that any Priority Lien Debt incurred under the Revolving Credit Facility will be deemed to have been designated as First Out Revolver Debt pursuant to this clause (1) without the requirement of such Officers’ Certificate (or any other notice), if at the time of such incurrence, and including such incurrence, the aggregate Priority Lien Debt outstanding under the Revolving Credit Agreement is less than or equal to $35.0 million prior to the consummation of the Acquisition and increasing to $50.0 million following the consummation of the Acquisition); and

(2)
the aggregate principal amount of such Priority Lien Debt being designated at such time as First Out Revolver Debt pursuant to clause (1) above, together with all other Priority Lien Debt that is at the time outstanding that has previously been designated (or deemed designated) as First Out Revolver Debt pursuant to clause (1) above, does not exceed the First Out Cap (calculated as of the time of such incurrence).

For purposes of this definition, letters of credit and the related reimbursement obligations with respect thereto will be deemed to be incurred on the date the letter of credit is issued and will be deemed to be outstanding and to have an aggregate principal amount equal to the maximum potential liability of GXS and its Subsidiaries thereunder.

“First Out Revolver Debt Obligations” means First Out Revolver Debt and all other Obligations in respect thereof.

“First Tier Foreign Subsidiaries” means any Restricted Subsidiary organized outside the United States that (1) is directly owned by GXS or a Guarantor and (2) generated revenue of greater than $25.0 million in the most recently completed fiscal year ending prior to the date of determination for which financial statements are available.

“Foreign Subsidiary” means any Restricted Subsidiary of GXS that is not organized under the laws of the United States or any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the date of the indenture and without giving effect to any potential application of push-down accounting with respect to Francisco Partners’ and its co-investors’ previous investment in us in 2002.

“Grantors” means GXS, each Guarantor and any other Person (if any) that pledges any Collateral under the Security Documents to secure any Secured Debt Obligation, together in each case with their respective successors.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)
to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or

(2)
entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part ); provided, however, that the term “Guarantee” will not include endorsements of negotiable instruments for collection or deposit in the ordinary course of business.

The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means each of:

(1)	all Wholly-Owned Domestic Subsidiaries on the date of the indenture; and

(2)	any other Domestic Subsidiary of GXS that executes a Subsidiary Guarantee in accordance with the provisions of the indenture; and their respective successors and assigns.

“Hedge Agreement” means any agreement evidencing Hedging Obligations.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, commodity prices or interest rates.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication) the following items if and to the extent that any of them (other than items specified under clause (7) below) would appear as a liability on the balance sheet of such Person, prepared in accordance with GAAP:

(1)	the principal amount of indebtedness of such Person for borrowed money;

(2)	the principal amount of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)
all obligations of such Person in respect of letters of credit, bankers’ acceptances, or other similar instruments (including reimbursement obligations with respect thereto but excluding obligations in respect of letters of credit issued in respect of Trade Payables);

(4)
all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than 12 months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5)	all Capital Lease Obligations of such Person;

(6)
all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person will be the lesser of:

(i)	the Fair Market Value of such asset at such date of determination and

(ii)	the amount of such Indebtedness of such other Persons;

(7)	Hedging Obligations of such Person; and

(8)
all obligations of the type referred to in clauses (1) through (7) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above, at such date; provided, however, that the amount outstanding at any time of any Indebtedness issued with original issue discount will be deemed to be the face amount of such Indebtedness less the remaining unaccreted portion of the original issue discount of such Indebtedness at such time, as determined in accordance with GAAP.

For the avoidance of doubt, Banking Product Obligations do not constitute Indebtedness.

“insolvency or liquidation proceeding” means:

(1)
any case commenced by or against any Grantor under Title 11, U.S. Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of any Grantor, any receivership or assignment for the benefit of creditors relating to any Grantor or any similar case or proceeding relative to any Grantor or its creditors, as such, in each case whether or not voluntary;

(2)
any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to any Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)	any other proceeding of any type or nature in which substantially all claims of creditors of any Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If GXS or any Subsidiary of GXS sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of GXS such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of GXS, GXS will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of GXS’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by GXS or any Subsidiary of GXS of a Person that holds an Investment in a third Person will be deemed to be an Investment by GXS or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Junior Lien” means a Lien granted by a Security Document to the collateral trustee, at any time, upon any property of any Grantor to secure Junior Lien Obligations.

“Junior Lien Cap” means as of any date of determination, the amount of Junior Lien Debt that may be incurred by any Grantor such that, after giving pro forma effect to such incurrence and the application of the net proceeds therefrom the Junior Lien Debt Ratio would be no less than 4.25 to 1.0.

“Junior Lien Debt” means any Indebtedness (including letters of credit and reimbursement obligations with respect thereto but excluding Hedging Obligations) of GXS that is secured on a junior basis to the Priority Lien Debt by a Lien that was permitted to be incurred and so secured under each applicable Secured Debt Document (including any Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace or defease other Junior Lien Debt); provided that:

(a)      on or before the date on which such Indebtedness is incurred by GXS, such Indebtedness is designated by GXS, in an Officers’ Certificate delivered to each Junior Lien Representative, each Priority Lien Representative and the collateral trustee, as “Junior Lien Debt” for the purposes of the indenture and the collateral trust agreement; provided that no Series of Secured Debt may be designated as both Junior Lien Debt and Priority Lien Debt;

(b)      such Indebtedness is governed by an indenture, credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c)      all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Liens to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if GXS delivers to the collateral trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Junior Lien Debt”).

“Junior Lien Debt Ratio” means, as of any date of determination, the ratio of (1) the sum of the aggregate principal amount of Priority Lien Debt, plus the aggregate principal amount of Junior Lien Debt of GXS and its Restricted Subsidiaries as of that date (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of GXS and its Subsidiaries thereunder) to (2) GXS’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments to EBITDA as are consistent with the adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”

“Junior Lien Documents” means, collectively any indenture, credit agreement or other agreement governing each Series of Junior Lien Debt and the security documents related thereto.

“Junior Lien Obligations” means Junior Lien Debt and all other Obligations in respect thereof, together with Hedging Obligations that are secured, or intended to be secured, under the Junior Lien Documents if the provider of such Hedging Obligations has agreed to be bound by the terms of the collateral trust agreement as a holder of Junior Lien Obligations or such provider’s interest in the Collateral is subject to the terms of the collateral trust agreement as a holder of Junior Lien Obligations and if such Hedging Obligations are permitted to be incurred and so secured under each applicable Secured Debt Document.

“Junior Lien Representative” means the trustee, agent or representative of the holders of any Series of Junior Lien Debt who maintains the transfer register for such Series of Junior Lien Debt and (a) is appointed as a Junior Lien Representative (for purposes related to the administration of the security documents) pursuant to the indenture, credit agreement or other agreement governing such Series of Junior Lien Debt, together with its successors in such capacity, and (b) has become a party to the collateral trust agreement by executing a joinder in the form required under the collateral trust agreement.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or sale/leaseback transaction be deemed to constitute a Lien.

“Lien Sharing and Priority Confirmation” means:

(1)
as to any future Series of Priority Lien Debt, the written agreement of the holders of such Series of Priority Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Priority Lien Debt, for the benefit of all holders of Secured Debt and each future Secured Debt Representative:

(a)
that all Priority Lien Obligations will be and are secured equally and ratably by all Priority Liens at any time granted by any Grantor to secure any Obligations in respect of such Series of Priority Lien Debt and that all such Priority Liens will be enforceable by the collateral trustee for the benefit of all holders of Priority Lien Obligations;

(b)
that the holders of Obligations in respect of such Series of Priority Lien Debt are bound by the provisions of the collateral trust agreement, including the provisions relating to the ranking of Priority Liens and the order of application of proceeds from enforcement of Priority Liens; and

(c)
consenting to the terms of the collateral trust agreement and the collateral trustee’s performance of, and directing the collateral trustee to perform its obligations under, the collateral trust agreement and the other Security Documents; and

(2)
as to any Series of Junior Lien Debt, the written agreement of the holders of such Series of Junior Lien Debt, as set forth in the indenture, credit agreement or other agreement governing such Series of Junior Lien Debt, for the benefit of all holders of Secured Debt and each Secured Debt Representative:

(a)
that all Junior Lien Obligations will be and are secured equally and ratably by all Junior Liens at any time granted by any Grantor to secure any Obligations in respect of such Series of Junior Lien Debt and that all such Junior Liens will be enforceable by the collateral trustee for the benefit of all holders of Junior Lien Obligations;

(b)
that the holders of Obligations in respect of such Series of Junior Lien Debt are bound by the provisions of the collateral trust agreement, including the provisions relating to the ranking of Junior Liens and the order of application of proceeds from the enforcement of Junior Liens; and

(c)
consenting to the terms of the collateral trust agreement and the collateral trustee’s performance of, and directing the collateral trustee to perform its obligations under, the collateral trust agreement and the other Security Documents.

“Net Proceeds” means the aggregate cash proceeds received by GXS or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (i) the costs directly related to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, (ii) taxes paid or estimated to be payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts required to be applied to the repayment of Indebtedness, other than Secured Debt Obligations, Secured by a Lien on the asset or assets that were the subject of such Asset Sale, (iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP and (v) any relocation expenses incurred directly as a result of such Asset Sale.

“Non-Recourse Debt” means Indebtedness:

(1)
as to which neither GXS, any Guarantor, nor any Restricted Subsidiary (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly liable as a guarantor or otherwise; and

(2)
no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of GXS, any Guarantor, or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Documents” means the indenture, the notes and the Security Documents.

“Obligations” means all principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable (including post-petition interest whether or not allowable as a claim in any such proceeding) under the documentation governing any Indebtedness.

“Officers’ Certificate” means the officers’ certificate to be delivered upon the occurrence of certain events as set forth in the indenture.

“Permitted Business” means any business of the type engaged in by GXS or its Restricted Subsidiaries as of the date of the indenture or any business reasonably related, ancillary or complementary thereto.

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to GXS’s initial public offering of common stock, by virtue of the Stockholders Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of GXS that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.

“Permitted Investment” means an Investment by GXS or any Restricted Subsidiary:

(1)
in GXS, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, that the primary business of such Restricted Subsidiary is a Permitted Business;

(2)
in another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, GXS or a Restricted Subsidiary; provided, that such Person’s primary business is a Permitted Business;

(3)	in cash or Cash Equivalents;

(4)
in receivables owing to GXS or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, that such trade terms may include such concessionary trade terms as GXS or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)
in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business consistent with industry practice;

(6)	in loans or advances to employees made in the ordinary course of business consistent with industry practice and not exceeding $5.0 million in the aggregate outstanding at anyone time;

(7)	in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to GXS or any Restricted Subsidiary or in satisfaction of judgments;

(8)
in any Person to the extent such Investment represents the noncash portion of the consideration received for an Asset Sale that was made pursuant to and in compliance with the covenant described under “—Certain Covenants—Merger, Consolidation or Sale of Assets” or a transaction not constituting an Asset Sale by reason of the definition thereof;

(9)	that constitutes a Hedging Obligation otherwise permitted under the indenture;

(10)
in securities of any trade creditor or customer received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditor or customer;

(11)	acquired as a result of a foreclosure by GXS or such Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(12)
consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property, in any case, in the ordinary course of business and otherwise in accordance with the indenture;

(13)	consisting of intercompany Indebtedness permitted under the covenants described in “—Certain Covenants—Restrictions on Indebtedness”;

(14)	the consideration for which consists solely of shares of common stock of GXS or any contribution to the capital of GXS;

(15)	consisting of repurchases of the notes;

(16)	consisting of the licensing of intellectual property in the ordinary course of business pursuant to joint marketing arrangements with other Persons;

(17)
consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchasers of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18)	in existence on the date of the indenture;

(19)	in existing joint ventures in the ordinary course of business; and

(20)
in any Person engaged in a Permitted Business having an aggregate Fair Market Value (measured on the date made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding (and measured on the date made and without giving effect to Subsequent changes in value), not to exceed the greater of (a) $15.0 million or (b) 2.5% of Total Assets.

“Permitted Liens” means:

(1)
(a) Priority Liens held by the collateral trustee securing (i)(x) the notes issued on the Issue Date (but not any Additional Notes) and guarantees thereof and (y) First Out Revolver Debt up to the First Out Cap and other First Out Obligations, (ii) additional Priority Lien Debt in an aggregate principal amount (as of the date of incurrence of any Priority Lien and after giving pro forma effect to the application of any net proceeds therefrom), not (together with any Indebtedness referred to in clause (i)) exceeding the Priority Lien Cap, (iii) Permitted Refinancing Indebtedness the proceeds of which are applied to renew, refund, refinance, replace, defease or discharge any Priority Lien Debt or other Priority Lien Obligations and (iv) all other Priority Lien Obligations and (b) Liens pursuant to the escrow agreement securing the Notes;

(2)
Junior Liens held by the collateral trustee securing (a) (i) Junior Lien Debt (including all Permitted Refinancing Indebtedness secured by a Junior Lien permitted by clause (a)(ii) below) in an aggregate principal amount (as of the date of incurrence of such Junior Lien and after giving pro forma effect to the application of any net proceeds therefrom), not exceeding the Junior Lien Cap and (ii) Permitted Refinancing Indebtedness the proceeds of which are applied to renew, refund, refinance, replace, defease or discharge any Junior Lien Debt or other Junior Lien Obligations, and (b) all other related Junior Lien Obligations; provided that all such Junior Liens contemplated by this clause (2) are made junior to the Priority Lien Obligations pursuant to the collateral trust agreement;

(3)	Liens in favor of GXS or any Restricted Subsidiary;

(4)
Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with GXS or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such merger or consolidation;

(5)
Liens on property or assets existing at the time of acquisition of the property or assets by GXS or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition;

(6)
Liens to secure (a) the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business and consistent with industry practice and (b) letters of credit with an aggregate face amount not in excess of $20.0 million and all related reimbursement obligations;

(7)
Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Restrictions on Indebtedness” covering only the assets acquired with such Indebtedness;

(8)	Liens existing on the date of the indenture;

(9)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefore;

(10)
Liens securing Permitted Refinancing Indebtedness where the Liens securing Indebtedness being refinanced were permitted under the indenture (other than Liens incurred pursuant to clauses (1) or (2) above); provided that such new Liens do not extend to any properties or assets that were not subject to Liens securing the Indebtedness being refinanced;

(11)	easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed, as applicable, in the ordinary course of business;

(12)	any interest or title of a lessor under any Capital Lease Obligation;

(13)	Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

(14)	Liens encumbering deposits made to secure statutory, regulatory, contractual or warranty obligations, including rights of offset and set-off;

(15)	leases or subleases granted to others;

(16)	Liens under licensing agreements permitted under the indenture including Liens on intellectual property pursuant to licenses and source code escrow agreements;

(17)	Liens arising from filing Uniform Commercial Code financing statements in connection with leases;

(18)	judgment Liens not giving rise to an Event of Default;

(19)
Liens encumbering property or assets of GXS or a Restricted Subsidiary consisting of carriers, warehousemen, mechanics, materialmen, repairmen and landlords, and other Liens arising by operation of law and incurred in the ordinary course of business and consistent with industry practice for sums that are not overdue or that are being contested in good faith by appropriate proceedings and (if so contested) for which appropriate reserves with respect thereto have been established and maintained on the books of GXS or a Restricted Subsidiary in accordance with GAAP;

(20)
Liens encumbering property or assets of GXS or a Restricted Subsidiary incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, or other forms of governmental insurance or benefits, including any Lien securing letters of credit issued in the ordinary course of business in connection with the foregoing, or to secure performance of bids, tenders, statutory obligations, leases, surety and appeal bonds, and contracts (other than for Indebtedness for borrowed money) entered into in the ordinary course of business and consistent with industry practice;

(21)	bankers’ liens in the nature of rights of setoff arising in the ordinary course of business and consistent with industry practice;

(22)	Liens on the assets of any Foreign Subsidiary to secure Indebtedness incurred pursuant to clause (15) or (18) of the definition of Permitted Debt;

(23)
any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a sale/leaseback transaction); and

(24)	Liens securing obligations that do not constitute Indebtedness for borrowed money in an aggregate face amount not to exceed $15.0 million at any time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of GXS or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of GXS or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)
such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)
such Indebtedness is incurred either by (i) GXS or a Guarantor or (ii) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principals” means Francisco Partners Management, LLC prior to the consummation of the Acquisition and Francisco Partners Management, LLC, Cerberus Partners and Golden Gate Capital following the consummation of the Acquisition.

“Priority Lien” means a Lien granted by a Security Document to the collateral trustee, at any time, upon any property of any Grantor to secure Priority Lien Obligations.

“Priority Lien Cap” means, as of any date of determination, the amount of Priority Lien Debt that may be incurred by any Grantor such that, after giving pro forma effect to such incurrence and the application of the net proceeds therefrom, the Priority Lien Debt Ratio would not exceed 3.5 to 1.0.

“Priority Lien Debt” means:

(1)	the notes initially issued by GXS under the indenture;

(2)
Indebtedness (other than Banking Product Obligations and Hedging Obligations) of GXS under the Revolving Credit Agreement (including, without duplication, letters of credit and reimbursement obligations with respect thereto) that is permitted to be incurred and secured under each applicable Secured Debt Document (or as to which the lenders under the Revolving Credit Agreement obtained an officer’s certificate at the time of incurrence to the effect that such Indebtedness was permitted to be incurred and secured by all applicable Secured Debt Documents); and

(3)
additional notes issued under any indenture or other Indebtedness (including, without duplication, letters of credit and reimbursement obligations with respect thereto but excluding Hedging Obligations) of GXS or any other Grantor that is secured equally and ratably with the notes and the Revolving Credit Agreement in accordance with the terms of the collateral trust agreement by a Lien that is permitted to be incurred and so secured under each applicable Secured Debt Document; provided, in the case of any Indebtedness referred to in this clause (3), that:

(a)
on or before the date on which such Indebtedness is incurred by GXS, such Indebtedness is designated by GXS or any other Grantor, in an Officers’ Certificate delivered to each Priority Lien Representative and the collateral trustee, as “Priority Lien Debt” for the purposes of the Secured Debt Documents; provided that no Series of Secured Debt may be designated as both Junior Lien Debt and Priority Lien Debt;

(b)
the Priority Lien Representative for such Indebtedness executes a joinder in the form required under the collateral trust agreement and such Indebtedness is governed by a credit agreement or other agreement that includes a Lien Sharing and Priority Confirmation; and

(c)
all requirements set forth in the collateral trust agreement as to the confirmation, grant or perfection of the collateral trustee’s Lien to secure such Indebtedness or Obligations in respect thereof are satisfied (and the satisfaction of such requirements and the other provisions of this clause (c) will be conclusively established if GXS delivers to the collateral trustee an Officers’ Certificate stating that such requirements and other provisions have been satisfied and that such Indebtedness is “Priority Lien Debt”).

For the avoidance of doubt, Banking Product Obligations and Hedging Obligations do not constitute Priority Lien Debt, but may constitute Priority Lien Obligations.

“Priority Lien Debt Ratio” means, as of any date of determination, the ratio of the aggregate principal amount of Priority Lien Debt of GXS and its Restricted Subsidiaries outstanding as of that date (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of GXS and its Restricted Subsidiaries thereunder) to GXS’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments to EBITDA as are consistent with the adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”

“Priority Lien Documents” means the indenture, the Revolving Credit Agreement and any other indenture, credit agreement or other agreement governing each series of Priority Lien Debt and the Security Documents.

“Priority Lien Obligations” means (i) the Priority Lien Debt and all other Obligations in respect of Priority Lien Debt, (ii) Hedging Obligations permitted to be incurred under the indenture and secured or intended to be secured pursuant to the Priority Lien Documents, (iii) Banking Product Obligations incurred in the ordinary course of business that are secured or intended to be secured pursuant to the Priority Lien Documents and (iv) each Guarantee by any Grantor of the obligations described in clauses (i), (ii) or (iii) of this definition that is secured equally and ratably with the Notes and the Revolving Credit Agreement by a Priority Lien that is permitted to be incurred and so secured under each applicable Secured Debt Document.

“Priority Lien Representative” means (1) the trustee, (2) the administrative agent under the Revolving Credit Agreement and its successors and assigns or (3) in the case of any other Series of Priority Lien Debt, the trustee, agent or representative of the holders of such Series of Priority Lien Debt who maintains the transfer register for such Series of Priority Lien Debt and is appointed as a representative of the Priority Lien Debt (for purposes related to the administration of the security documents) pursuant to the credit agreement or other agreement governing such Series of Priority Lien Debt.

“Pro Forma Cost Savings” means, with respect to any transaction, for purposes of calculation of the Consolidated Coverage Ratio as of any date, the reduction in net costs and related adjustments that (1) were directly attributable to the transaction and were calculated on a basis that is consistent with Regulation S-X under the Securities Act as then in effect, (2) were actually implemented in connection with or as a result of the transaction within six months after the date of the transaction and prior to the Calculation Date that are supportable and quantifiable by the underlying accounting records or (3) relate to a transaction that GXS reasonably determines to be probable based upon specifically identifiable actions to be taken within one year of the date of the closing of the transaction and, in the case of each of (1), (2) and (3), are described, as provided below, in an Officers’ Certificate, as if all such reductions in costs had been effected as of the beginning of the applicable four-quarter period. Pro Forma Cost Savings described above shall be established by a certificate delivered to the trustee from GXS’s Chief Executive Officer or Chief Financial Officer that outlines the specific actions taken or to be taken and the net cost savings achieved or to be achieved from each such action and, in the case of clause (3) above, that states such savings have been determined in management’s reasonable judgment to be probable based on information then available.

“Qualifying Equity Interests” means Equity Interests of GXS other than Disqualified Stock.

“Related Party” means:

(1)	any controlling stockholder, majority owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)
any trust, corporation, partnership, limited partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of GXS that is not an Unrestricted Subsidiary.

“Revolving Credit Agreement” means the Credit and Guaranty Agreement, dated December 23, 2009, among GXS, the guarantors party thereto, the administrative agent listed therein, and the lenders party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any agreement extending the maturity of, consolidating or otherwise restructuring (including adding subsidiaries of GXS as additional guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

“Sale of a Specified Subsidiary” means any Asset Sale to the extent involving an issuance, sale, lease, conveyance or other disposition of the Capital Stock or other Equity Interests of a Domestic Subsidiary or of a First-Tier Foreign Subsidiary by GXS or a Guarantor.

“Sale of Collateral” means any Asset Sale to the extent involving a sale, lease or other disposition of Collateral.

“Secured Debt” means Priority Lien Debt and Junior Lien Debt.

“Secured Debt Documents” means the Priority Lien Documents and the Junior Lien Documents.

“Secured Debt Lien” means a Lien granted by a Security Document to the collateral trustee, at any time, upon any property of GXS or any Grantor to secure Secured Debt Obligations.

“Secured Debt Obligations” means Priority Lien Obligations and Junior Lien Obligations.

“Secured Debt Representative” means each Junior Lien Representative and each Priority Lien Representative.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of the aggregate principal amount of Secured Debt of GXS and its Restricted Subsidiaries outstanding as of that date (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of GXS and its Subsidiaries thereunder) to GXS’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments to EBITDA as are consistent with the adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”

“Secured Parties” means the holders of Secured Debt Obligations and the Secured Debt Representatives.

“Security Documents” means the collateral trust agreement, each Lien Sharing and Priority Confirmation, and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, collateral agency agreements, control agreements or other grants or transfers for security executed and delivered by any Grantor creating (or purporting to create) a Lien upon Collateral in favor of the collateral trustee, for the benefit of the Secured Parties, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms and the provisions described above under the caption “—Amendment of Security Documents.”

“Series of Junior Lien Debt” means, severally, each issue or series of Junior Lien Debt for which a single transfer register is maintained.

“Series of Priority Lien Debt” means, severally, the notes, the Indebtedness under the Revolving Credit Agreement and any additional notes or other Indebtedness under any other indenture or agreement that constitutes Priority Lien Obligations.

“Series of Secured Debt” means, severally, each Series of Junior Lien Debt and each Series of Priority Lien Debt.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02(w)(1) or (2) of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stockholders Agreement” means the Stockholders Agreement, in the form attached to the Acquisition Agreement as Exhibit D.

“Subsidiary” means, with respect to any specified Person:

(1)
any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)
any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by each Guarantor of GXS’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Total Assets” means the total consolidated assets of GXS and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of GXS then available, after giving pro forma effect for acquisitions or dispositions of Persons, divisions or lines of business that had occurred after such balance sheet date and on or prior to such date of determination.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 15, 2012; provided, however, that if the period from the redemption date to June 15, 2012, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien under the Security Documents on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for the purposes of the provisions hereof or of any Secured Debt Document relating to such perfection, effect of perfection or non-perfection or priority.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means any Subsidiary of GXS that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt, except to the extent any incurrence thereof is permitted above under the caption “—Certain Covenants—Restricted Payments”;

(2)
is not party to any agreement, contract, arrangement or understanding with GXS or any Restricted Subsidiary of GXS unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to GXS or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of GXS or are permitted by the covenant described above under the caption “—Certain Covenants—Transactions with Affiliates”;

(3)
is a Person with respect to which neither GXS nor any of its Restricted Subsidiaries has any direct or indirect obligation (except as permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments”) (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels, of operating results; and

(4)
has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of GXS or any of its Restricted Subsidiaries., except as permitted pursuant to the covenants described above under the caption “—Certain Covenants—Restrictions on Indebtedness” and “—Certain Covenants—Restricted Payments.”

Any designation of a Subsidiary of GXS as an Unrestricted Subsidiary will be evidenced by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements to be an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of GXS as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenants described under the caption “—Certain Covenants—Restrictions on Indebtedness,” GXS will be in default of such covenant. The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of GXS of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenants described under the caption “—Certain Covenants—Restrictions on Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)
the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Domestic Subsidiary” means a Domestic Subsidiary of GXS all of the Capital Stock of which (other than directors’ qualifying shares) is owned by GXS or another Wholly-Owned Domestic Subsidiary of GXS.

THE EXCHANGE OFFER

General

We hereby offer to exchange a like principal amount of Old Notes for any or all outstanding Old Notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal.  We often refer to this offer as the “exchange offer.” You may tender some or all of your outstanding Old Notes pursuant to this exchange offer.

As of the date of this prospectus, $785,000,000 aggregate principal amount of the Old Notes is outstanding.  This prospectus, together with the letter of transmittal, is first being sent to all holders of Old Notes known to us on or about ____________, 2010.  Our obligation to accept Old Notes for exchange pursuant to the exchange offer is subject to certain conditions set forth hereunder.

Purpose and Effect of the Exchange Offer

In connection with the offering of the Old Notes, which was consummated on December 23, 2009, we entered into a registration rights agreement among GXS, the guarantors party thereto and the initial purchasers of the Old Notes, dated December 23, 2009, in which we and the guarantors, to the extent not prohibited by an applicable law or applicable interpretations of the SEC, agreed to:

(1)
cause to be filed an exchange offer registration statement with the SEC covering an offer to holders to exchange the Old Notes for New Notes, with terms substantially identical to Old Notes except that the New Notes would not be subject to restrictions on transfer, registration rights or any increase in annual interest rate for failure to comply with the registration rights agreement, on or prior to 180 days after the closing of the offering of the Old Notes;

(2)	use our commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 270 days after the closing of the Old Notes offering;

(3)	commence the exchange offer promptly after the exchange offer registration statement is declared effective by the SEC; and

(3)
use our commercially reasonable efforts to consummate the exchange offer and issue the New Notes within 30 business days, or longer, if required by applicable securities law, after the registration statement is declared effective by the SEC.

The registration rights agreement provides that, in the event we fail to adhere to the obligations described above, we will be required to pay additional interest on the Old Notes over and above the regular interest on the Old Notes.  Once we complete this exchange offer, we will no longer be required to pay any additional interest on the Old Notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.  Furthermore, each holder of Old Notes that wishes to exchange their Old Notes for New Notes in this exchange offer will be required to make certain written representations as set forth herein.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer.  Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange Old Notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•
When you tender to us Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•
For each $2,000 principal amount of Old Notes (and $1,000 principal amount of Old Notes in excess thereof) surrendered to us in the exchange offer, we will give you $2,000 principal amount of New Notes (and $1,000 principal amount of New Notes in excess thereof). Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•
We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the Old Notes.  We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of Old Notes at their addresses listed in the trustee’s security register with respect to the Old Notes.

•
The exchange offer expires at 12:00 midnight, New York City time, on             , 2010; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open.  The term “expiration date” means             , 2010 or, if extended by us, the latest time and date to which the exchange offer is extended.

•
As of the date of this prospectus, $785,000,000.00 in aggregate principal amount of the Old Notes were outstanding.  The exchange offer is not conditioned upon any minimum principal amount of Old Notes being tendered.

•	Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions that we describe in the section captioned “Conditions to the Exchange Offer” below.

•
We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below.  During any extension, all Old Notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised.  Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•
We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied.  In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•
We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Old Notes promptly.  If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.  Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

•	Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•
Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resales of the New Notes.”

Important rules concerning the exchange offer

You should note that:

•
All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange will be determined by GXS in its sole discretion, which determination shall be final and binding.

•
We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•
We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular Old Notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the exchange offer.  Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular Old Notes either before or after the expiration date shall be final and binding on all parties.

•
Neither GXS, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

If you, as the registered holder of an old security, wish to tender your Old Notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to U.S. Bank National Association at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1)	certificates for Old Notes must be received by the exchange agent along with the letter of transmittal, or

(2)
a timely confirmation of a book-entry transfer of Old Notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date or

(3)	you must comply with the guaranteed delivery procedures described below.

The method of delivery of Old Notes, letters of transmittal and notices of guaranteed delivery is at your election and risk.  If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used.  In all cases, sufficient time should be allowed to assure timely delivery.  No letters of transmittal or Old Notes should be sent to GXS.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes being surrendered for exchange are tendered

(1)	by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or

(2)	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, the Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Notes and with the signature guaranteed.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by GXS, proper evidence satisfactory to GXS of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all Old Notes properly tendered and will issue the New Notes promptly after the expiration of the exchange offer.  See “Conditions to the Exchange Offer” below.  For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for Old Notes, or

•	a timely book-entry confirmation of transfer of Old Notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.

If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing Old Notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged Old Notes without expense to the tendering holder or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged Old Notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus.  Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Old Notes by causing DTC to transfer Old Notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer.  However, the exchange for the Old Notes so tendered will only be made after timely confirmation of book-entry transfer of Old Notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation.  The agent’s message must state that DTC has received an express acknowledgment from the participant tendering Old Notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of Old Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “—Exchange Agent” on or prior to the expiration date.

If your Old Notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your Old Notes or not tender your Old Notes.  Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of Old Notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your Old Notes.  A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

If you are a registered holder of Old Notes and you want to tender your Old Notes but your Old Notes are not immediately available, or time will not permit your Old Notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

(1)	the tender is made through an eligible institution,

(2)
prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

•	the name and address of the holder of Old Notes

•	the amount of Old Notes tendered

•
the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

(3)
the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

You can withdraw your tender of Old Notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.”  Any notice of withdrawal must specify:

•	the name of the person having tendered the Old Notes to be withdrawn

•	the Old Notes to be withdrawn

•	the principal amount of the Old Notes to be withdrawn

•	if certificates for Old Notes have been delivered to the exchange agent, the name in which the Old Notes are registered, if different from that of the withdrawing holder

•
if certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution.

•
if Old Notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties.  Any Old Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn Old Notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the exchange offer, if at any time before the acceptance of Old Notes for exchange or the exchange of the New Notes for Old Notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition.  Our failure at any time to exercise the foregoing rights  shall not be considered a waiver by us of that right.  Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any Old Notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

U.S. Bank National Association, Exchange Agent
150 Fourth Avenue North, 2nd Floor
Nashville, Tennessee 37219
Attn: Wally Jones

Facsimile Transmissions:
(615) 251-0737

To Confirm by Telephone
or for Information:
(615) 251-0733

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates.  We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders.  We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer.  However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $500,000.

Accounting Treatment

We will record the New Notes in our accounting records at the same carrying value as the Old Notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer.  We will capitalize the expenses of this exchange offer and amortize them over the life of the notes.

Transfer Taxes

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the New Notes would in general be freely transferable after the exchange offer without further registration under the Securities Act.  The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of Old Notes who is an “affiliate” of GXS or who intends to participate in the exchange offer for the purpose of distributing the New Notes

(1)	will not be able to rely on the interpretation of the staff of the SEC,

(2)	will not be able to tender its Old Notes in the exchange offer and

(3)
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the Old Notes will represent that:

(1)	it is not our “affiliate”;

(2)	any New Notes to be received by it were acquired in the ordinary course of its business; and

(3)
it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the New Notes.

In addition, in connection with any resales of New Notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the Old Notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of New Notes.

Failure to Exchange

Holders of Old Notes who do not exchange their Old Notes for New Notes under the exchange offer will remain subject to the restrictions on transfer of such Old Notes as set forth in the legend printed on the notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, and otherwise set forth in the confidential offering memorandum distributed in connection with the private offering of the Old Notes.

Shelf Registration Statement

In the event that:

(1)
we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted because if would violate any applicable laws or interpretations of the SEC; or

(2)
any holder of Old Notes notifies us in writing prior to the 20th business day following consummation of the exchange offer that (a) such holder is prohibited by law or SEC policy from participating in the exchange offer, (b) such holder may not resell the New Notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales or (c) such holder is a broker-dealer and owns the Old Notes acquired directly from us or an affiliate of us, then, we have agreed to use commercially reasonable efforts to file with the SEC, on or prior to 30 days following such determination date or request from the holder, as the case may be, a shelf registration statement providing for the sale of all the entitled Old Notes by the holders thereof and cause such shelf registration statement to be declared effective by the SEC on or prior to 90 days following such determination date or request from the holder, as the case may be.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are strongly urged to consult your financial, legal and tax advisors in making your own decision on what action to take.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of Old Notes for New Notes in the exchange offer will not result in any United States federal income tax consequences to holders.  When a holder exchanges an old security for a new security in the exchange offer, the holder will have the same adjusted basis and holding period in the new security as in the old security immediately before the exchange.

Persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of New Notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where Old Notes were acquired as a result of market-making activities or other trading activities.  We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of New Notes received by it in exchange for Old Notes.

We will not receive any proceeds from any sale of New Notes by broker-dealers.

New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions

•	in the over-the-counter market

•	in negotiated transactions

•	through the writing of options on the New Notes or

•	a combination of those methods of resale

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any resale may be made

•	directly to purchasers or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any New Notes.

Any broker-dealer that resells New Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those New Notes may be considered to be an “underwriter” within the meaning of the Securities Act.  Any profit on any resale of those New Notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.  We have agreed to pay all expenses incident to the exchange offer, including the expenses of counsel for trustee, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

Davis Polk & Wardwell LLP, New York, New York will opine for us on whether the New Notes are valid and binding obligations of GXS.

EXPERTS

The consolidated financial statements of GXS Worldwide, Inc. as of December 31, 2008 and 2009, and for each of the years in the three-year period ended December 31, 2009, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Inovis International, Inc. and subsidiaries as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 included in this registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act with respect to our offering of the New Notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the New Notes in the registration statement.  Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the company and the New Notes, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, we are still required under the indenture to furnish the holders of the New Notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.  In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act.  We also maintain an Internet site at http://www.gxs.com.  Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Report of Registered Public Accounting Firm

The Board of Directors
GXS Worldwide, Inc.:

We have audited the accompanying consolidated balance sheets of GXS Worldwide, Inc. and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, comprehensive loss, changes in equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2009.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GXS Worldwide, Inc. and subsidiaries as of December 31, 2008 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

Baltimore, Maryland
March 26, 2010

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2008 and 2009
(Dollars in thousands except per share amounts)

	2008	2009
Assets
Current assets:
Cash and cash equivalents	$47,863	$25,549
Receivables:
Trade, net	69,649	67,614
Other	17,876	22,414
Prepaid expenses and other assets	10,981	12,760
Total current assets	146,369	128,337

Restricted cash	—	227,580
Property and equipment, net	98,128	91,208
Intangible assets, net	23,376	9,970
Goodwill	72,578	75,140
Deferred financing costs	8,925	22,622
Other assets	17,842	19,165

Total Assets	$367,218	$574,022

Liabilities and Equity (Deficit)
Current liabilities:
Current maturities of long-term debt	$48,138	$—
Trade payables	9,484	10,995
Deferred income	29,960	29,914
Accrued expenses and other liabilities	64,203	60,232
Total current liabilities	151,785	101,141

Long-term debt, less current maturities	457,675	766,450
Other liabilities	54,661	45,193
Obligation of GXS Holdings	30,523	—
Total liabilities	$694,644	$912,784

Commitments and Contingencies (notes 11 and 14)

GXS Worldwide, Inc. stockholder’s equity (deficit):
Common stock $1.00 par value, 100 shares authorized, issued
and outstanding	—	—
Additional paid-in capital	$355,702	$357,852
Accumulated deficit	(664,644)	(690,147)
Accumulated other comprehensive loss	(18,753)	(6,707)
Total GXS Worldwide, Inc. stockholder’s equity (deficit)	(327,695)	(339,002)
Non-controlling interest	269	240
Total equity (deficit)	(327,426)	(338,762)

Total Liabilities and Equity (Deficit)	$367,218	$574,022

See accompanying notes to consolidated financial statements

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 2007, 2008 and 2009
(In thousands)

	2007	2008	2009
Revenues	$382,743	$371,634	$350,176

Costs and operating expenses:
Cost of revenues	210,904	203,380	194,234
Sales and marketing	44,883	47,038	43,295
General and administrative	53,981	51,331	46,216
Restructuring and related charges	11,268	5,959	7,549
Asset impairment charges	960	2,974	—
Operating income	60,747	60,952	58,882

Other income (expense):
Loss on extinguishment of debt	(17,493)	—	(9,588)
Interest income	730	415	327
Interest expense	(71,759)	(50,768)	(74,684)
Other expense, net	(1,241)	(2,108)	(1,728)
Income (loss) before income taxes	(29,016)	8,491	(26,791)

Income tax expense (benefit)	3,121	2,945	(1,259)
Net income (loss)	(32,137)	5,546	(25,532)
Less: Net loss attributable to non-controlling interest	(36)	(130)	(29)
Net income (loss) attributable to GXS Worldwide, Inc.	$(32,101)	$5,676	$(25,503)

See accompanying notes to consolidated financial statements

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Loss
Years ended December 31, 2007, 2008 and 2009
(In thousands)

	2007	2008	2009
Net income (loss)	$(32,137)	$5,546	$(25,532)
Unrealized loss on available-for-sale securities	(74)	—	—
Unrealized loss on interest rate swap	—	(10,894)	(1,595)
Reclassification of unrealized loss on interest rate swap	—	—	12,489
Adjustments to pension liabilities	398	2,220	(774)
Foreign currency translation adjustments	2,113	(7,752)	1,926
Comprehensive loss	(29,700)	(10,880)	(13,486)
Less: Comprehensive loss attributable to non-controlling interest	(36)	(130)	(29)
Comprehensive loss attributable to GXS Worldwide, Inc.	$(29,664)	$(10,750)	$(13,457)

See accompanying notes to consolidated financial statements

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Equity (Deficit)
Years Ended December 31, 2007, 2008 and 2009
(In thousands)

	Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Non-controlling interest	Total stockholder’s equity (deficit)
Balance at December 31, 2006	$—	$328,184	$(638,219)	$(4,764)	$435	$(314,364)
Net loss	—	—	(32,101)	—	(36)	(32,137)
Foreign currency translation adjustments	—	—	—	2,113	—	2,113
Other	—	—	—	(74)	—	(74)
Additional minimum pension liability	—	—	—	2,408	—	2,408
Unrecognized actuarial losses and prior service costs related to defined benefit pension plans	—	—	—	(2,010)	—	(2,010)
Capital contribution from GXS Holdings	—	29,322	—	—	—	29,322
Balance at December 31, 2007	—	357,506	(670,320)	(2,327)	399	(314,742)
Net income (loss)	—	—	5,676	—	(130)	5,546
Stock compensation expense	—	125	—	—	—	125
Foreign currency translation adjustments	—	—	—	(7,752)	—	(7,752)
Unrealized loss on interest rate swap	—	—	—	(10,894)	—	(10,894)
Waiver by Francisco Partners of management fee obligation for 2007 and 2008	—	4,000	—	—	—	4,000
Repurchase of GXS Holdings equity	—	(5,000)	—	—	—	(5,000)
Unrecognized actuarial losses and prior service costs related to defined benefit pension plans	—	—	—	2,220	—	2,220
Other	—	(929)	—	—	—	(929)
Balance at December 31, 2008	—	355,702	(664,644)	(18,753)	269	(327,426)
Net loss	—	—	(25,503)	—	(29)	(25,532)
Stock compensation expense	—	150	—	—	—	150
Foreign currency translation adjustments	—	—	—	1,926	—	1,926
Unrealized loss on interest rate swap	—	—	—	(1,595)	—	(1,595)
Reclassification of unrealized loss on interest rate swap	—	—	—	12,489	—	12,489
Waiver by Francisco Partners of management fee obligation for 2009	—	2,000	—	—	—	2,000
Unrecognized actuarial losses and prior service costs related to defined benefit pension plans	—	—	—	(774)	—	(774)
Balance at December 31, 2009	$—	$357,852	$(690,147)	$(6,707)	$240	$(338,762)

See accompanying notes to consolidated financial statements

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2007, 2008 and 2009
(In thousands)

	2007	2008	2009
Cash flows from operating activities:
Net income (loss)	$(32,137)	$5,546	$(25,532)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	56,388	57,318	53,512
Asset impairment charges	960	2,974	—
Deferred income taxes	289	(795)	(3,952)
Loss on extinguishment of debt	12,356	—	9,588
Amortization of deferred financing costs and debt discount	2,836	2,118	3,486
Unrealized loss on interest rate swap	—	—	11,848
Gain on sale of investments	—	(496)	—
Issuance of PIK notes in lieu of interest	4,114	—	—
Stock compensation expense	—	125	150
Accretion of interest on GXS Holdings notes	871	3,974	4,477
Proportionate share of gain (loss) in investee companies and investment write-downs	195	424	—
Changes in operating assets and liabilities, net of effect of business acquisition:
(Increase) decrease in receivables	3,002	9,463	(2,503)
(Increase) decrease in prepaid expense and other assets	1,080	(6,260)	(4,029)
Increase (decrease) in accounts payable	(7,478)	3,109	1,511
Increase (decrease) in deferred income	453	(630)	(46)
Decrease in accrued expenses and other liabilities	(758)	(5,528)	(3,942)
Other	971	603	(1,972)
Net cash provided by operating activities	43,142	71,945	42,596
Cash flows from investing activities:
Purchases of property and equipment	(37,389)	(35,208)	(31,829)
Business acquisitions, net of cash acquired of $1,618 in 2008	—	(8,738)	—
Increase in restricted cash	—	—	(227,580)
Other	—	1,000	—
Net cash used in investing activities	(37,389)	(42,946)	(259,409)
Cash flows from financing activities:
Repayment of short-term borrowings	(28,000)	—	—
Repayment of long-term debt	(541,515)	(3,350)	(505,813)
Proceeds from issuance of long-term debt	510,000	—	766,392
Borrowings under revolving credit facility	23,000	—	45,000
Repayments of borrowings under revolving credit facility	(23,000)	—	(45,000)
Capital contributions from GXS Holdings	29,322	—	—
Issuance (repayment) of obligations of GXS Holdings	25,678	—	(35,000)
Acquisition of GXS Holdings equity securities	—	(5,000)	—
Payment of deferred purchase price for 2008 acquisition	—	—	(6,666)
Payment of financing costs	(14,487)	(61)	(25,427)
Net cash provided by (used in) financing activities	(19,002)	(8,411)	193,486
Effect of exchange rate changes on cash	1,905	(2,145)	1,013
Increase (decrease) in cash and cash equivalents	(11,344)	18,443	(22,314)
Cash and cash equivalents, beginning of year	40,764	29,420	47,863
Cash and cash equivalents, end of year	$29,420	$47,863	$25,549

Supplemental disclosure of non-cash investing and financing activities:

In 2008, Francisco Partners waived $4,000 of advisory fees payable by GXS Holdings for the period from January 1, 2007 through December 31, 2008.  In May 2009, Francisco Partners waived $2,000 of advisory fees payable by GXS Holdings for the period January 1, 2009 through December 31, 2009. Such amounts have been reflected as a non-cash decrease to accrued expenses and other liabilities and increases to additional paid-in capital.

See accompanying notes to consolidated financial statements

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(In thousands, except per share amounts)

(1)  Business and Basis of Presentation

GXS Worldwide, Inc. and subsidiaries (GXS Worldwide or the Company) are primarily engaged in the business of providing transaction management infrastructure products and services that enable companies to electronically exchange essential business documents.  The Company’s services and solutions enable customers to manage mission critical supply chain functions and financial transactions related to the exchange of goods and services.  Customers and their trading partners do business together via GXS Trading Grid®, a globally-accessible, cloud-computing platform specifically designed for B2B e-commerce.  The Company is a wholly owned subsidiary of GXS Holdings, Inc. (GXS Holdings).  GXS Worldwide is a holding company that conducts its operations through its wholly owned subsidiary GXS, Inc. and its domestic and foreign subsidiaries.

In December 2009, the Company executed a definitive merger agreement to acquire Inovis International, Inc. (Inovis), a leading provider of fully integrated B2B services and solutions that manage the flow of critical e-commerce information for global trading communities. The merger (Merger) will allow the Company to continue to grow its customer base in the U.S., broaden its product offering and increase the functionality of its managed service offering. Consummation of the Merger is subject to regulatory approvals. Although there can be no assurance, the company expects to close the Merger in the first half of 2010. Additionally, pursuant to the merger agreement, GXS Holdings could be required to pay a termination fee of $12,500 if the Merger is not consummated.

The Merger will be consummated through the payment of $79,200 in cash to the shareholders of Inovis (subject to certain adjustments based on the closing net balance sheet debt and working capital of Inovis) together with common and preferred shares of a newly formed holding company, resulting in Inovis shareholders having an approximate 28.1% ownership interests in the combined company following consummation. Additionally, the Company will retire Inovis’ bank indebtedness which is expected to be approximately $140,000 at closing. The Company will use the net proceeds held in escrow of $227,580, obtained from the senior secured notes issued in December 2009, to retire the Inovis indebtedness, fund the cash consideration to Inovis shareholders and pay some of the closing costs for the Merger. Any remaining proceeds from escrow will be used for general corporate purposes. All expenditures incurred in connection with the Merger through December 31, 2009 were expensed.

Inovis had total assets of approximately $142,000 and total working capital, excluding current maturities of long-term debt, of $8 million at September 30, 2009. Inovis achieved revenues and operating income of $138 million and $33 million, respectively, for the twelve months ended September 30, 2009. The financial information of Inovis is unaudited.

The Company has retrospectively applied the presentation and disclosure requirements as required by the Financial Accounting Standard Board’s Accounting Standards Codification Subtopic 810-10 (previously FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51), to the 2007 and 2008 consolidated financial statements, in addition to adopting the standard in 2009.  The impacts of the standard on the Company’s consolidated financial statements are to reclassify noncontrolling interests as a component of consolidated equity and to identify earnings attributable to noncontrolling interests reported as part of consolidated earnings.

(2)  Summary of Significant Accounting Policies

(a)  Consolidation

The consolidated financial statements represent the consolidation of all companies in which the Company directly or indirectly has a majority ownership interest and controls the operations. All significant intercompany transactions and balances have been eliminated in consolidation. Investments in companies in which the Company has an ownership interest of 50% or less but can exercise significant influence over the investee’s operations and policies are accounted for under the equity method of accounting. The Company uses the cost method to account for investments where it holds less than a 20% ownership interest and where it cannot exercise significant influence over the investee’s operations and policies. At the end of each reporting period, the Company assesses the fair value of its investments to determine if any impairment has occurred. To the extent the Company’s carrying value exceeds

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)

the estimated fair value and the loss is considered to be an other than temporary decline, the Company records an impairment charge.

(b)  Foreign Currency

The financial statements of most subsidiaries located outside of the United States are measured using the local currency as the functional currency. Assets, including goodwill, and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resulting translation gains and losses are included as a separate component of other comprehensive income (loss) included in equity (deficit). Gains and losses from transactions in foreign currency are included in the consolidated statements of operations within other expense, net.

(c)  Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consist primarily of overnight interest bearing deposits.

(d)  Revenue Recognition

The Company generates revenues from three principal sources:

Transaction Processing — The Company earns recurring transaction processing fees from facilitating the exchange of business documents among its customers’ computer systems and those of their trading partners. Such revenues are generally based on a per transaction fee or monthly minimum charge and are recognized in the period in which the related transactions are processed. Revenue on contracts with monthly, quarterly or annual minimum transaction levels is recognized based on the greater of actual transactions or the specified contract minimum amounts.

Software Licensing — The Company earns revenue from the licensing of software applications that facilitate and automate the exchange of information among disparate business systems and applications. Such revenues are recognized when the license agreement is signed, the license fee is fixed and determinable, delivery has occurred, and collection is considered probable. Revenue from licensing software that requires significant customization and modification or where services are otherwise considered essential to the functionality of the software are recognized using the percentage of completion method, based on the costs incurred in relation to the total estimated costs of the contract. Revenue from hosted software applications are recognized ratably over the hosting period unless the customer has the contractual right to take possession of the software without significant penalty and it is feasible for the customer to use the software with its own hardware or contract with another party unrelated to the Company to host the software.

Professional Services and Software Maintenance — Professional services are generally conducted under time and material contracts and revenue is recognized as the related services are provided. Software maintenance revenue is deferred and recognized on a straight-line basis over the life of the related maintenance period, which is typically one year.

For arrangements with more than one element of revenue, the Company allocates revenue to each component based on vendor specific objective evidence (VSOE) of fair value. VSOE for software maintenance is based on contractual renewal rates. Professional services are separately priced and are based on standard hourly rates determined by the nature of the service and the experience of the professional performing the service.

The Company also defers direct costs associated with implementation of long-term customer contracts to the extent such costs can be recovered through guaranteed contract revenues.  The unamortized balance of these costs as of December 31, 2008 and 2009 were $15,325 and $14,403, respectively, and are included in other non-current assets in the consolidated balance sheets.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)
(e)  Property and Equipment

Property and equipment are stated at cost. Depreciation on computer equipment and software is calculated on straight-line and accelerated methods over the estimated useful lives of the assets of three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Property and equipment includes costs related to the development of internal use software. During the years ended December 31, 2007, 2008 and 2009, the Company capitalized costs related to the development of internal use software of $24,780, $21,606 and $16,961, respectively.  Such amounts include capitalized interest of $1,257, $1,038 and $829 for the years ended December 31, 2007, 2008 and 2009, respectively.

(f)   Goodwill

The Company tests goodwill and intangible assets with indefinite useful lives for impairment at least annually or whenever there is a change in events or circumstances which may indicate impairment. As of December 31, 2008 and 2009, the Company had goodwill in the amount of $72,578 and $75,140, respectively.  During 2008 and 2009, the Company completed impairment testing and determined that goodwill was not impaired.

(g)  Capitalized Software Costs

Costs incurred in the development of software sold externally are charged to expense until technological feasibility has been established. The Company uses the working model method to establish technological feasibility. Accordingly, the Company does not capitalize costs as there is generally a short period of time between the date technological feasibility is achieved and the date when the product is available for general release.

(h)  Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset is not deemed to be recoverable, the impairment to be recognized is the extent by which the carrying amount of the asset exceeds the fair value of the asset less selling costs. Assets to be disposed of are reported at the lower of the carrying amount or fair value less selling costs.

(i)  Comprehensive Loss

Comprehensive loss consists of net income (loss) plus the unrealized gains and losses on available-for-sale securities, changes in the accumulated foreign currency translation adjustments, unrecognized gains and losses related to the Company’s defined benefit pension obligations and unrecognized losses on derivative instruments accounted for as cash flow hedges.

Accumulated other comprehensive loss consisted of the following at December 31, 2008 and 2009:

	2008	2009
Unrealized loss on interest rate swap	$(10,894)	$—
Additional minimum pension liability	(197)	(971)
Foreign currency translation adjustments	(7,662)	(5,736)
Accumulated other comprehensive loss	$(18,753)	$(6,707)

(j)  Research and Development

Research and development costs are expensed as incurred. Research and development costs amounted to $7,927, $8,709 and $6,904 for the years ended December 31, 2007, 2008 and 2009, respectively.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)
(k)  Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax liabilities are recorded for the impact of positions taken on income tax returns which management believes are not more likely than not to be sustained on tax audit.  Interest expense accrued on such unrecognized tax benefits and income tax penalties are recognized through income tax expense.

(l)  Derivative Instruments

Derivative instruments are recognized on the consolidated balance sheets at their fair value and changes in the fair value are recognized in income, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of any changes in fair value is recorded temporarily in equity, and then recognized in income along with the related effects of the hedged items. Any ineffective portion of hedges is reported in income as it occurs.

The Company entered into an interest rate swap agreement with a bank in 2008.  The interest rate swap had been designated as a cash flow hedge.  The unrecognized loss for the cash flow hedge included in accumulated other comprehensive loss at December 31, 2008 was reclassified into interest expense during 2009, as the Company retired all variable rate debt in December, 2009.  The fair value of the interest rate swap was determined using pricing models developed based on the LIBOR swap rate and other observable inputs, adjusted to reflect non performance risk of both the counterparty and the Company.  The Company considers the interest rate swap to be included within Level 2 of the fair value hierarchy established by U.S. GAAP, as its fair value is measured primarily utilizing observable market based inputs.  During the year ended December 31, 2007, the Company did not hold any derivative instruments.

(m)  Stock Option Plan

As discussed in note 12, GXS Holdings has issued stock options to employees of the Company.  Compensation costs relating to share-based payment transactions are recognized in the consolidated statements of operations based upon the fair value of the award over the applicable service period.

(n)  Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, receivables, an interest rate swap and long-term debt. Generally, the carrying amounts of current assets and liabilities approximate fair value because of the short-term maturity of these instruments. As of December 31, 2009, the Company’s long-term debt was trading close to the issue price so the Company considers the fair value to approximate the book value. The fair value of the Company’s interest rate swap is discussed further in note 8.

(o)  Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with U.S. GAAP. Actual results could differ from those estimates. Significant estimates used in preparing the consolidated financial statements include recovery of long-lived assets, valuation of receivables and valuation of deferred tax assets. In addition, estimates are required to recognize revenue for software arrangements with multiple deliverables and to assess the stage at which software development costs should be capitalized.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)
(p)  Reclassifiications

Certain amounts in the consolidated financial statements for the years ended December 31, 2007 and 2008 have been reclassified to conform to the current year presentation.

(q)  Recently Released Accounting Standards

In September 2009, the FASB issued Accounting Standards Update (ASU) 2009-13 (previously Emerging Issues Task Force (EITF) Issue No. 08-1, Revenue Arrangements with Multiple Deliverables). ASU 2009-13 supersedes EITF No. 00-21 and addresses criteria for separating the consideration in multiple-element arrangements. ASU 2009-13 will require companies to allocate the overall consideration to each deliverable by using a best estimate of the selling price of individual deliverables in the arrangement in the absence of vendor-specific objective evidence or other third-party evidence of the selling price. ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption will be permitted. Management is currently evaluating the potential impact, if any, of the adoption of ASU 2009-13 on the Company’s consolidated results of operations and financial condition.

(3)  Revenues and Receivables

No single customer contributed more than 10% of revenues in 2007, 2008 or 2009.

As of December 31, 2009, the Company had operations in 19 countries. Receivables from customers in foreign countries were $34,419 and $38,127 at December 31, 2008 and 2009, respectively.  Revenues generated by the Company’s foreign subsidiaries were $198,332, $187,536 and $180,626 for the years ended December 31, 2007, 2008 and 2009, respectively. Of such amount, the United Kingdom generated revenues of $61,490, $50,329 and $38,384 for the years ended December 31, 2007, 2008 and 2009, respectively.  No other country generated more than 10% of the Company’s revenues.

The allowance for doubtful accounts and sales allowances was $13,333 and $14,217 at December 31, 2008 and 2009,  respectively.

(4)  Related Party Transactions

The Company has an agreement with Francisco Partners, the controlling shareholder of GXS Holdings, under which the Company has agreed to pay to Francisco Partners a fee of $2,000 annually plus expenses for financial advisory and consulting services. The expense related to the management fee amounted to $2,000 for each of the years ended December 31, 2007, 2008 and 2009.  In 2008, Francisco Partners waived $4,000 of fees earned for the years ending December 31, 2007 and 2008, respectively.  In 2009, Francisco Partners waived $2,000 of fees earned during the year ended December 31, 2009. Such amounts were recorded as credits to additional paid-in capital in the consolidated statements of changes in equity (deficit).  The Company reimbursed Francisco Partners for incurred expenses of $413, $82 and $59 for the years ended December 31, 2007, 2008 and 2009, respectively.

(5)  Property and Equipment

Property and equipment consisted of the following as of December 31:

	2008	2009
Computer equipment and furniture	$264,692	$249,125
Computer software	292,949	287,216
Leasehold improvements	17,219	18,673
	574,860	555,014
Less accumulated depreciation and amortization	476,732	463,806
Total	$98,128	$91,208

Depreciation and amortization expense related to property and equipment was $36,351, $37,467 and $38,407 for the years ended December 31, 2007, 2008 and 2009.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)

The carrying value of the property and equipment held outside the United States at December 31, 2008 and 2009 was $10,482 and $8,867, respectively.

(6)  Goodwill and Other Acquired Intangible Assets

The following represents a summary of changes in goodwill for the years ended December 31:

	2008	2009
Beginning of the year	$71,911	$72,578
Additions–Interchange Serviços S.A.	4,437	23
Foreign currency translation	(3,770)	2,539
End of the year	$72,578	$75,140

On December 30, 2008, the Company acquired all of the capital stock of Interchange Serviços  S.A. (Interchange) for consideration of $19,772.  Interchange is a provider of electronic data interchange and related services to customers located in Brazil.  The aggregate purchase price, including transaction costs, exceeded the estimated fair value of the net tangible assets and identifiable intangible assets acquired by $4,437.  This amount was allocated to goodwill.

Other acquired intangible assets, which are generally amortized over five years, consisted of the following at December 31:

	2008	2009
Customer relationships	$96,243	$97,875
Trademarks	1,783	2,145
Other acquired intangible assets	4,222	4,581
	102,248	104,601
Less accumulated amortization	78,872	94,631
Total	$23,376	$9,970

The weighted average amortization periods are five years for customer relationships and other acquired intangible assets; while trademarks have an indefinite useful life.

The Company recorded an impairment charge of $2,917 in 2008 relating to the intangible assets acquired in the UDEX Holdings Limited (UDEX) business combination through asset impairment charges in the consolidated statement of operations.

Amortization expense related to intangible assets was $20,037, $19,851 and $15,105 for the years ended December 31, 2007, 2008 and 2009.  Estimated future annual amortization expense is approximately $1,779 for 2010 and each of the three succeeding fiscal years.

(7)  Long-Term Debt and Obligations of GXS Holdings

Long-term debt consisted of the following at December 31:

	2008	2009
Senior secured notes, net of unamortized debt discount of $18,550	$—	$766,450
Revolving credit facility	—	—
2007 credit facility:
First lien term loan	330,813	—
Second lien term loan	175,000	—
Total debt	505,813	766,450
Less current maturities on long-term debt	48,138	—
Long-term debt	$457,675	$766,450

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)
Senior Secured Notes

On December 23, 2009, the Company issued $785,000 of senior secured notes (the Senior Secured Notes) with an original issue discount of approximately $18,608. Net proceeds from issuance were used to retire all of the outstanding debt under the 2007 Credit Facility, $35,000 of GXS Holdings outstanding subordinated notes and pay debt issue costs.  Under terms of the indenture, the Company placed $227,580 in an escrow account to fund the pending merger with Inovis. The indenture provides that if the closing of the Merger does not occur on or before June 7, 2010, the Company will be required to redeem $230,000 in aggregate principal amount of the Senior Secured Notes then outstanding, at a redemption price equal to the sum of (a) the initial offering price, plus (b) a premium of 1.0% of the notes to be redeemed, plus (c) accrued and unpaid interest on the notes to be redeemed.

The Senior Secured Notes bear interest rate at an annual rate of 9.75%, with interest payable on June 15 and December 15 each year, commencing on June 15, 2010.  The Senior Secured Notes mature on June 15, 2015 and are guaranteed on a senior secured basis by all of the Company’s existing and future wholly-owned domestic subsidiaries and all other domestic subsidiaries that guarantee the Company’s other indebtedness; and in certain circumstances are secured by an interest granted on substantially all of the Company’s properties and assets. The Senior Secured Notes contain covenants that among other things, restrict the Company’s ability to pay dividends, redeem stock, or make certain distributions or payments or investments, incur indebtedness, create liens on the collateral, merge, consolidate or sell assets, and enter into transactions with affiliates.

Revolving Credit Facility

On December 23, 2009, the Company entered into a $50,000 revolving credit facility.  Borrowings under the facility are subject to a rate per annum equal to the greatest of (i) the Prime Rate in effect, (ii) the Federal Funds Rate plus a margin of 0.5%, and (iii) 3.0% plus a margin of 4.5%. The facility is limited to $35,000 prior to the Merger. The revolving credit facility is used by the Company, among other things, to fund its working capital needs, back letters of credit and for general corporate purposes. The Company’s ability to borrow additional monies in the future under the revolving credit facility is subject to certain conditions, including compliance with certain covenants beginning with the fiscal quarter ending March 31, 2010. As of December 31, 2009, the Company had outstanding letters of credit of $11,661 and additional available borrowings of $23,389 under the revolving credit facility.

2007 Credit Facility

On October 5, 2007, the Company entered into a new first lien credit agreement (the First Lien Agreement) and a second lien credit agreement (the Second Lien Agreement and together with the First Lien Agreement, the 2007 Credit Facility). Proceeds from the 2007 Credit Facility together with a capital contribution from GXS Holdings and cash resources were used to retire all amounts under the 2005 Credit Facility and the Company’s outstanding Senior Subordinated Notes.  The First Lien Agreement consisted of a $335,000 term credit facility (the First Lien Facility) and a $50,000 revolving credit facility.  The Second Lien Agreement consisted of a $175,000 term credit facility (the Second Lien Facility).

In April 2009, the Company agreed with the lenders to amend the First and Second Lien Agreements and modified certain financial covenants to less restrictive levels. In connection with the amendment of the First Lien Agreement, the Company agreed to, among other things, (i) a prepayment of $25,000 of outstanding indebtedness, (ii) an increase in the quarterly principal payments to $3,000 beginning September 30, 2009 and (iii) a 0.75% annual fee on the unused portion of the revolving credit facility under the First Lien Agreement. In addition, the interest rates per annum applicable to borrowings outstanding under the First Lien Agreement were modified such that, at the Company’s option, the rate would be either (a) an alternate base rate, as defined in the First Lien Agreement, plus 4.75% per annum or (b) LIBOR plus 5.75% per annum. The interest rates applicable to amounts outstanding under the Second Lien Agreement after the effective date of the amendment were modified that, at the Company’s option, the rate would be either (a) an alternate base rate, as defined in the Second Lien Agreement, plus 9.25% per annum or (b) LIBOR plus 10.25% per annum. Both the First and Second Lien Agreement amendments provided that the alternate base rate could not be less than 4.50% and LIBOR could not be less than 3.50% regardless of the actual market rate. In connection with consummation of the amendments, the Company paid a commitment fee of

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)

approximately $1,200. All amounts outstanding under the 2007 Credit Facility were retired upon issuance of the Senior Secured Notes.

2005 Credit Facility

On July 29, 2005, the Company entered into a first lien credit agreement and a second lien credit agreement (collectively, the 2005 Credit Facility).  The first lien credit agreement consisted of (a) a $300,000 term credit facility and (2) a $50,000 revolving credit facility.  The second lien credit agreement consisted of a $100,000 term credit facility. The interest rates per annum applicable to amounts outstanding under the first lien credit agreement and the revolving credit facility were, at the Company’s option, either (a) an alternate base rate, as defined in the agreement, plus 4% per annum or (b) LIBOR plus 5% per annum.  The interest rates applicable to amounts outstanding under the second lien credit agreement were, at the Company’s option, either (a) an alternate base rate, as defined in agreement, plus 8.25% per annum or (b) LIBOR plus 9.25% per annum.

The 2005 Credit Facility also required compliance with certain financial covenants.  As of December 31, 2006, the Company was not in compliance with certain of the financial covenants.  However, the Company paid approximately $3,000 in fees in March 2007 and obtained amendments to the loan agreement covenants and waivers as to the noncompliance.  The Company amortized $612 of the fees as a charge to interest expense through October 5, 2007 and charged the balance to loss on extinguishment of debt in the consolidated statement of operations upon completion of the 2007 Credit Facility.  All amounts outstanding under the 2005 Credit Facility were retired in connection with the execution of the 2007 Credit Facility.

Senior Subordinated Notes

On July 29, 2005, the Company executed a second supplemental indenture (the Supplemental Indenture) amending the $400,000 of senior subordinated reset notes due 2009 (the Subordinated Notes) to fix the interest rate at 12% per annum from September 27, 2003 through July 29, 2005, 14% per annum until July 29, 2006 and 15% per annum thereafter with varying amounts payable in kind and in cash each year.  Interest expense on the increasing rate Subordinated Notes was recognized using the interest method.  During the year ended December 31, 2007, interest of $4,114 was paid-in-kind through the issuance of additional notes. In connection with the execution of the Supplemental Indenture, the Company also redeemed $80,000 aggregate principal amount of the Subordinated Notes at a redemption price equal to 100% of the principal amount, plus unpaid interest and paid a fee of $1,755.

On October 5, 2007, the Company retired all of the Subordinated Notes in the amount of $168,642, with proceeds from the 2007 Credit Facility and cash resources, including a capital contribution from GXS Holdings.

Obligations of GXS Holdings

On October 5, 2007, GXS Holdings issued $55,000 of subordinated notes due September 30, 2017. The notes bear interest at 14.2%, all payable in additional debt securities with the same terms and conditions as the subordinated notes. The Company has not guaranteed nor pledged any of its assets to secure the notes.  The entire proceeds from these subordinated notes were used to fund a capital contribution to the Company which was used, in part, to repay the 2005 Credit Facility and the Subordinated Notes which were refinanced in connection with the closing of the 2007 Credit Facility.

The Company repaid $35,000 of the outstanding subordinated notes in December 2009 with a portion of the proceeds from the issuance of the Senior Secured Notes.  As a result, the Company has included the proportionate amount of GXS Holding’s debt that was repaid in its consolidated financial statements since the date of issuance in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 73, Push Down of Debt.

Other Information

The Company expects that cash flows from foreign operations will be required to meet its domestic debt service requirements. The Company expects to generate cash flows from its foreign operations from the sale of network and processing resources, software licenses and software maintenance contracts. However, there is no assurance that the foreign subsidiaries will generate sufficient cash flow or that the laws in foreign jurisdictions will not change to limit collections on these sales or increase the tax burden on the collections.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)

Interest paid for the years ended December 31, 2007, 2008 and 2009 was $62,920, $48,098 and $60,569, respectively.

Deferred financing costs are being amortized over the life of the debt using a method that approximates the interest method.  Amortization expense for the years ended December 31, 2007, 2008 and 2009 was $2,836, $2,118 and $2,126 respectively.

(8)  Financial Instruments

On May 2, 2008, the Company entered into an interest rate swap agreement with Société Générale, New York Branch, with a notional amount of $255,000 to partially hedge exposure to fluctuations in interest rates.  This agreement has a three-year term.  The provisions of this agreement provide that the Company pay Société Générale a fixed rate of 3.5% and Société Générale pay the Company a variable rate equal to three-month LIBOR.

On December 23, 2009, the interest rate swap agreement was novated from Société Générale to Rabo Capital Services, Inc.  The provisions of the novation agreement provide that the Company will pay Rabo Capital Services, Inc. a fixed rate of 3.86%. Rabo Capital Services, Inc. will pay the Company a variable rate equal to three-month LIBOR. The fair value of the interest rate swap was $10,894 and $11,848 as of December 31, 2008 and 2009, respectively, and was recorded in other liabilities in the consolidated balance sheets.

The interest rate swap had previously been designated as a cash flow hedge, and was utilized to manage the Company’s exposure related to changes in the three month LIBOR rate associated with its variable-rate 2007 Credit Facility.  As the hedged future forecasted transactions (variable interest payments on the 2007 Credit Facility) were no longer probable of occurring upon the repayment and extinguishment of the 2007 Credit Facility in December 2009, the effective portion of the hedge was reclassified out of accumulated other comprehensive loss into interest expense.  During the course of 2009, $12,489 was reclassified out of accumulated other comprehensive loss into interest expense.  In addition, changes in the fair value of the interest rate swap are now recorded through interest expense, and the decrease in fair value of the interest rate swap of $954 was recorded through interest expense in 2009.

(9)  Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following as of December 31:

	2008	2009
Employee compensation and benefits	$14,326	$11,316
Other taxes accrued	5,479	6,340
Accrued interest	9,596	3,777
Restructuring	4,833	4,553
Accrued network management credits	1,734	2,275
Estimated Interchange pre-acquisition tax contingency	11,278	15,043
Payments due to former stockholders of Interchange, net of discount	4,426	5,940
Other	12,531	10,988
Total	$64,203	$60,232

Other long-term liabilities consisted of the following as of December 31:

	2008	2009
Pension and related benefits	$16,420	$18,227
Restructuring	11,177	8,076
Deferred income taxes	5,448	1,330
Accrued network management credits	4,372	483
Fair value of interest rate swap	10,894	11,848
Payments due to former stockholders of Interchange, net of discount	3,962	1,115
Other	2,388	4,114
Total	$54,661	$45,193

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)
(10)  Income Taxes

The following represents the components of the provisions for income taxes for the years ended December 31:

	2007	2008	2009
Current income taxes (benefit):
Federal	$—	$—	$—
State	(246)	206	137
Foreign	3,078	3,534	2,556
	2,832	3,740	2,693
Deferred income taxes (benefit):
Federal	620	319	649
State	133	69	140
Foreign	(464)	(1,183)	(4,741)
	289	(795)	(3,952)
Total	$3,121	$2,945	$(1,259)

Income (loss) before income taxes attributable to the Company’s foreign locations was $2,809, ($5,807) and ($494) for 2007, 2008 and 2009, respectively.  Income taxes paid were $2,718, $3,244 and $2,463 for 2007, 2008 and 2009, respectively.

A reconciliation of the effective rate of the provision for income taxes to the statutory rate is as follows:

	2007	2008	2009
Statutory U.S. Federal income tax (benefit) rate	(35.0%)	35.0%	(35.0%)
Increase (reduction) in rate resulting from:
State and local tax	(0.4%)	3.2%	1.0%
Foreign taxes, including results of examinations and carrybacks	(8.1%)	31.9%	(23.6%)
U.S. tax on branch earnings	2.0%	(10.3%)	2.6%
Changes in valuation allowance	49.1%	(28.7%)	46.0%
Other	3.2%	3.6%	4.3%
Income tax expense (benefit)	10.8%	34.7%	(4.7)%

Deferred income tax balances reflect the impact of temporary differences between the carrying amount of assets and liabilities and their tax bases and are stated at tax rates expected to be in effect when taxes are actually paid or recovered.  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are as follows:

	2008	2009
Deferred tax assets:
Accrued and other liabilities	$22,421	$28,679
Domestic net operating loss carryforwards	168,536	184,405
Foreign net operating loss carryforwards	13,889	20,646
Tax credit carryforwards	1,348	1,351
Unrealized loss on investment	1,044	1,044
Intangible assets and goodwill	163,658	145,352
Property and equipment	1,050	2,928
Other	4,090	6,571
Gross deferred tax assets	376,036	390,976
Valuation allowance	(349,297)	(361,621)
Net deferred tax assets	26,739	29,355

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)
	2008	2009
Deferred tax liabilities:
Property and equipment	24,093	21,220
Intangible assets	3,167	3,840
Undistributed earnings of foreign subsidiaries	2,364	2,371
Gross deferred tax liabilities	29,624	27,431
Net deferred tax (liabilities) assets	$(2,885)	$1,924

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in this assessment. Management believes the Company will achieve profitable operations in future years that will enable the Company to recover the benefit of its net deferred tax assets.  However, the Company presently does not have sufficient objective evidence to support management’s belief and, accordingly, has established a valuation allowance of $361,621 for its U.S. and certain foreign net deferred tax assets as required by U.S. GAAP.  During the years ended December 31, 2008 and 2009, the Company changed its valuation allowances by $9,664 and $12,324 respectively. The recording of this valuation does not affect the Company’s ability to utilize this asset should the Company generate future taxable income.

As of December 31, 2009, the Company has gross U.S. net operating loss carryforwards of approximately $437,935 for federal tax purposes which will expire between 2022 and 2029. In addition, the Company has gross foreign net operating loss carryforwards of approximately $63,716 with varying expiration dates. The Company also has gross U.S. net operating loss carryforwards of approximately $34,364 acquired in a prior business acquisition which will expire between 2015 and 2022.  Use of these acquired net operating loss carry forwards is subject to the ownership change provisions of the Internal Revenue Code.

The Company has recognized a deferred tax liability of approximately $2,371 for the undistributed earnings of its foreign operations that arose in 2009 and prior years because management expects those unremitted earnings to be repatriated and become taxable to the Company in the foreseeable future.

In addition, the Company’s Indian subsidiary is subject to potential assessments by Indian tax authorities in the district of Bangalore over the application of certain transfer pricing policies in connection with transactions between GXS India and the Company (including its subsidiaries). GXS India has received assessment orders from the Indian tax authorities alleging that the transfer price applied to intercompany transactions was not appropriate. GXS India has started appeal procedures and anticipates a settlement with the tax authorities. The Company has provided for the anticipated financial exposure to this matter, which is not expected to be material.  Management is not aware of any other tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits would significantly decrease or increase within the next twelve months. During 2009, there were no material changes to the liability for uncertain tax positions. As of December 31, 2009, the accruals for the payment of tax-related interest and penalties were not material.

(11)  Lease and Other Commitments

The Company is a lessee under various noncancellable operating lease arrangements for office space and equipment having terms expiring on various dates.

As of December 31, 2009, future minimum lease payments and future contractual sublease rentals are as follows:

Year	Future Minimum Lease Payments	Future Contractual Sublease Rentals
2010	$13,028	$2,122
2011	11,845	3,750
2012	12,524	3,841

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)
Year	Future Minimum Lease Payments	Future Contractual Sublease Rentals
2013	12,387	3,978
2014	5,720	1,344
2015 and beyond	21,676	—
	$77,180	$15,035

Rent expense for operating leases was $16,131, $14,338 and $14,475 for the years ended December 31, 2007, 2008 and 2009, respectively.

The Company has entered into several multi-year software maintenance agreements with third-party vendors. These agreements provide for payments of $597 in 2010.

(12)  Pension and Other Retirement Benefits

The Company sponsors a number of defined contribution and defined benefit plans which cover a substantial portion of the Company’s employees in various countries around the world, the most material of which is in Germany.  Pension expense for these plans for the years ended December 31, 2007, 2008 and 2009 was $1,335, $2,566 and $2,167 respectively.

The following table sets forth the benefit obligation for the Company’s German unfunded defined benefit pension plan as of December 31, 2008 and 2009 and amounts recognized in the consolidated balance sheets:

	2008	2009
Projected benefit obligation	$16,327	$17,419
Plan assets	—	—
Unfunded status	$16,327	$17,419
The unfunded status is reflected in the consolidated financial statements as follows:
Accrued expenses and other liabilities	$752	$772
Other liabilities	15,575	16,647
Accumulated other comprehensive loss:
Unrecognized prior service cost	(659)	(636)
Unrecognized actuarial loss	(122)	(442)

The Plan’s benefit obligation was determined using a discount rate of 5.8% for 2008 and 2009, a pension rate increase of 1.75% for 2008 and 2009 and a compensation rate increase of 2.0% for 2008 and 2009.  The Plan’s estimated future benefits payments are approximately $794 in 2010, $815 in 2011, $830 in 2012, $865 in 2013 and $899 in 2014.  The expected amortization expense in 2010 of amounts included in accumulated comprehensive loss at December 31, 2009 is approximately $40.

The Company’s defined benefit plan in the Philippines had an unfunded benefit obligation of $300 and $920 at December 31, 2008 and 2009, respectively.   As of December 31, 2009 the plan has an unrecognized actuarial gain of $87 which is included in other comprehensive loss.

(13)  Stock Option Plan

GXS Holdings sponsors a stock option plan that provides for the grant of stock options and certain other types of stock-based compensation awards to employees, directors and consultants of the Company. The plan provides for the grant of awards to acquire up to 18,636 shares of GXS Holdings common stock.

A summary of common stock options granted, forfeited and outstanding for the years ended December 31, 2007, 2008 and 2009 is as follows:

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)
	2007	2008	2009
Outstanding at beginning of year	10,294	13,917	11,901
Granted	4,937	4,749	2,324
Exercised	—	—	—
Forfeited	(1,314)	(6,765)	(2,170)
Outstanding at the end of the year	13,917	11,901	12,055

Options granted prior to September 1, 2004 vest in various amounts over periods of up to eight years. The options granted on or after September 1, 2004 vest 25% on the first anniversary of the grant date.  Thereafter, these options vest at a rate of 1/36 per month over the three-year period following the first anniversary of the grant date. The options are generally not exercisable until an initial public offering or seven years from the date of grant. Upon exercise of the options, GXS Holdings has the right to repurchase the common stock for the lower of fair market value or the exercise price following termination of employment for cause or for fair market value following termination for other than cause. This repurchase right terminates upon the earlier of an initial public offering, which raises proceeds of at least $75,000, or twelve months from the date of termination of employment. Fair market value is determined by the closing price of the stock on the last date before determination, if publicly traded.  Otherwise, fair market value is determined by a committee of the board of directors.  All options have been granted with an exercise price of $0.50 per share. As of December 31, 2009, 7,136 of the options were vested.  The fair value of options granted to purchase common stock was determined using the Black-Scholes model.  The compensation expense with respect to options granted in 2007 was not material.  The estimated fair value of options granted in 2008 was $522. The estimated fair value of options granted in 2009 was $74.

Stock appreciation rights granted in 2008 are fully vested. These stock appreciation rights are exercisable in the event of a change in control or initial public offering of GXS Holdings or certain other liquidity events in defined amounts based upon the fair market value of GXS Holdings outstanding capital stock at the time of the liquidity event.

(14)  Contingencies

The Company is subject to various legal proceedings and claims, which arise in the ordinary course of its business, none of which management believes are likely to have a material adverse effect on the Company’s financial position or results of operations.

(15)  Restructurings

During the past several years, the Company has undertaken a series of expense reducing initiatives in order to restructure certain activities in response to changing business requirements.

In 2007, the Company incurred approximately $11,268 in restructuring and related charges, including $6,754 as a result of the reduction of approximately 100 positions. The majority of the remaining charges relate to adjustments to estimates of facility exit costs at facilities no longer used by the Company as part of restructuring programs announced in previous years.

In 2008, the Company incurred approximately $5,959 in restructuring and related charges, including approximately $3,335 as a result of management restructuring actions including the reduction of approximately 15 positions.  The remaining changes relate to facility exit costs at facilities no longer used by the Company as part of restructuring programs announced in previous years.

In 2009, the Company incurred approximately $7,549 in restructuring and related charges, including approximately $4,582 as a result of management restructuring actions, including the reduction of approximately 92 positions.  The remaining charges relate to facility exit costs at facilities no longer used by the Company as part of restructuring programs announced in previous years.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)

The amounts recorded in 2007, 2008 and 2009 are net of amounts the Company expects to receive from subleasing vacated space, primarily at its previous corporate headquarters. The facility charge was determined by discounting the net future cash obligation of the existing lease less anticipated rental receipts to be received from existing and potential subleases. As of December 31, 2009, $10,442 of the facilities restructuring obligations are associated with the Company’s previous global headquarters.  In March 2010, the Company relocated to a new facility.  The Company’s previous headquarters is subleased for the remaining term of the outstanding lease, which ends in 2014.

The following is a summary of the Company’s restructuring activities and the related obligations for the years ended December 31, 2007, 2008 and 2009:

	Severance	Facilities	Total
Balance as of December 31, 2006	$539	$18,501	$19,040
Restructuring expense	6,754	4,514	11,268
Payments and other adjustments	(6,907)	(5,405)	(12,312)
Balance as of December 31, 2007	386	17,610	17,996
Restructuring expense	3,335	2,624	5,959
Payments and other adjustments	(2,799)	(5,146)	(7,945)
Balance as of December 31 , 2008	922	15,088	16,010
Restructuring expense	4,582	2,967	7,549
Payments and other adjustments	(5,355)	(5,575)	(10,930)
Balance as of December 31, 2009	$149	$12,480	$12,629

The current portion of the above obligations totaled $4,833 and $4,553 at December 31, 2008 and 2009, respectively, and is included in accrued expenses and other liabilities on the consolidated balance sheets. The long-term portion of the above obligations totaled $11,177 and $8,076 for 2008 and 2009, respectively, and is included in other liabilities on the consolidated balance sheets.

(16)   Asset Impairment

During the year ended December 31, 2009, the Company did not record any impairment charges.  During the years ended December 31, 2007 and 2008, the Company recorded impairment charges of $960 and $2,974, respectively.  The impairment charges of $960 and $57 during the years ended December 31, 2007 and 2008, respectively, related to certain internal-use software projects not completed.  The Company also recorded an impairment charge of $2,917 in 2008 relating to the intangible assets acquired in the UDEX acquisition.

(17)   Acquisitions

On December 30, 2008, GXS Tecnologia da Informação (Brasil) Ltda., the Company’s wholly owned subsidiary, acquired all of the capital stock of Interchange for $19,772, including transaction costs of $467.  The Company paid $9,889 on December 30, 2008 and $6,666 ($4,944 at December 31, 2008 exchange rates) on December 30, 2009. An additional payment of $6,594 ($4,944 at December 31, 2008 exchange rates) is due on December 30, 2010 and a post closing adjustment of $1,028 was paid in May 2009.  Interchange is a provider of electronic data interchange and related services to customers located in Brazil.  The Company acquired Interchange to expand the Company’s presence in Brazil and enable it to offer additional integration opportunities to global businesses seeking to expand their operations in Latin America.

A summary of the estimated purchase price and the related allocation follows. Identifiable intangible assets principally consist of customer relationships and commercial agreements and will be amortized over periods of up to five years.

Cash	$9,889
Transaction costs	467
Post closing adjustment	1,028

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)

Deferred payment, net of debt discount of $1,499	8,388
$19,772

Cash	1,618
Other current assets	3,639
Property and equipment	4,882
Other non current assets	159
Due from seller	11,278
Deferred tax asset	635
Estimated fair value of liabilities assumed	(3,344)
Estimated pre-acquisition tax contingency	(11,278)
Identifiable intangible assets	7,746
Goodwill	4,437
$19,772

The Company identified a pre acquisition tax contingency for which the sellers have provided a full indemnification.  The Company has accrued the estimated liability of $15,043 ($11,278 at December 31, 2008 exchange rates) and recorded an equal amount as a receivable from the seller, which is classified as other receivables in the consolidated balance sheets.  The consolidated statement of operations for 2008 does not include any results of Interchange as the acquisition was consummated on the last business day of the year.

(18)   Other Expense, net

Details of other expense, net for the years ended December 31, 2007, 2008 and 2009 is shown on the following page.

	2007	2008	2009
Gain (loss) on foreign currency transactions, net	$(1,688)	$(1,685)	$1,785
Unrealized loss on marketable security	(236)	—	—
Investment gains and losses	195	804	—
Realized gain on marketable security	—	116	—
Professional and advisory fees	—	(1,481)	(3,799)
Other, net	488	138	286
	$(1,241)	$(2,108)	$(1,728)

Professional and advisory fees incurred in 2009 include approximately $2,636 of professional fees relating to our pending merger with Inovis and $750 of advisory fees related to the Company’s debt structure. Professional and advisory fees incurred in 2008 include approximately $781 related to a potential acquisition that was not completed and $700 related to the Company’s debt structure.

(19)   Supplemental Condensed Consolidated Financial Information

The Senior Secured Notes are guaranteed by each of the Company’s United States subsidiaries (the Subsidiary Guarantors).  The guarantees are full, unconditional and joint and several. The Subsidiary Guarantors are each wholly owned by the Company.  The ability of the Company’s subsidiaries to make cash distributions and loans to the Company and Subsidiary Guarantors is not expected to be significantly restricted.  The following supplemental financial information sets forth, on a consolidating basis, balance sheets, statements of operations and comprehensive income (loss), and statements of cash flows for the Company, Subsidiary Guarantors and the Company’s non-guarantor subsidiaries.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidating Balance Sheet
December 31, 2008
(In thousands)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$24,671	$23,192	$—	$47,863
Receivables	277	33,409	53,839	—	87,525
Other current assets	—	5,813	5,168	—	10,981
Advances to subsidiaries	—	516,574	167,267	(683,841)	—
Total current assets	277	580,467	249,466	(683,841)	146,369
Investments in subsidiaries	219,957	18,324	—	(238,281)	—
Property and equipment, net	—	90,243	7,885	—	98,128
Goodwill, net	—	56,705	15,873	—	72,578
Other noncurrent assets	—	15,748	25,470	—	41,218
Deferred financing costs	8,925	—	—	—	8,925
Total Assets	$229,159	$761,487	$298,694	$(922,122)	$367,218
Liabilities and Equity (Deficit)
Current liabilities:
Current maturities of long-term debt	$48,138	$—	$—	$—	$48,138
Trade payables	—	6,335	3,149	—	9,484
Other current liabilities	9,624	35,905	48,634	—	94,163
Advances from affiliates	—	473,817	210,024	(683,841)	—
Total current liabilities	57,762	516,057	261,807	(683,841)	151,785
Long-term debt and obligations of GXS Holdings less current maturities	488,198	—	—	—	488,198
Other liabilities	10,894	25,473	18,294	—	54,661
Total liabilities	556,854	541,530	280,101	(683,841)	694,644
Equity (Deficit)
Stockholder’s equity (deficit) GXS Worldwide Inc.	(327,695)	219,957	18,324	(238,281)	(327,695)
Non-controlling interest	—	—	269	—	269
Total equity (deficit)	(327,695)	219,957	18,593	(238,281)	(327,426)
Total Liabilities and Equity (Deficit)	$229,159	$761,487	$298,694	$(922,122)	$367,218

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidating Balance Sheet
December 31, 2009
(In thousands)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$12,983	$12,566	$—	$25,549
Receivables	—	33,946	56,082	—	90,028
Other current assets	—	2,459	10,301	—	12,760
Advances to subsidiaries	—	504,773	198,220	(702,993)	—
Total current assets	—	554,161	277,169	(702,993)	128,337
Restricted cash	—	227,580	—	—	227,580
Investments in subsidiaries	421,238	4,284	—	(425,522)	—
Property and equipment, net	—	84,196	7,012	—	91,208
Goodwill, net	—	57,371	17,769	—	75,140
Other noncurrent assets	—	13,641	15,494	—	29,135
Deferred financing costs	22,622	—	—	—	22,622
Total Assets	$443,860	$941,233	$317,444	$(1,128,515)	$574,022
Liabilities and Equity (Deficit)
Current liabilities:
Trade payables	$950	$6,548	$3,497	$—	$10,995
Other current liabilities	3,614	37,823	48,709	—	90,146
Advances from affiliates	—	465,977	237,016	(702,993)	—
Total current liabilities	4,564	510,348	289,222	(702,993)	101,141
Long-term debt less current maturities	766,450	—	—	—	766,450
Other liabilities	11,848	9,647	23,698	—	45,193
Total liabilities	782,862	519,995	312,920	(702,993)	912,784
Equity (Deficit)
Stockholder’s equity (deficit) GXS Worldwide Inc.	(339,002)	421,238	4,284	(425,522)	(339,002)
Non-controlling interest	—	—	240	—	240
Total equity (deficit)	(339,002)	421,238	4,524	(425,522)	(338,762)
Total liabilities and equity (deficit)	$443,860	$941,233	$317,444	$(1,128,515)	$574,022

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidating Statement of Operations and Comprehensive Income (Loss)
Year ended December 31, 2007
(In thousands)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenues	$—	$303,067	$220,174	$(140,498)	$382,743
Costs and operating expenses	—	250,515	199,751	(140,498)	309,768
Restructuring and related charges	—	7,049	4,219	—	11,268
Asset impairment charges	—	960	—	—	960

Operating income	—	44,543	16,204	—	60,747
Other income (expense), net	(90,126)	14,673	(14,310)	—	(89,763)

Income (loss) before income taxes	(90,126)	59,216	1,894	—	(29,016)
Provision for income taxes	—	507	2,614	—	3,121

Income (loss) before equity in income (loss) of subsidiaries	(90,126)	58,709	(720)	—	(32,137)
Equity in income (loss) of subsidiaries	57,989	(720)	—	(57,269)	—

Net income (loss)	(32,137)	57,989	(720)	(57,269)	(32,137)
Unrealized loss on marketable equity securities	—	—	(74)	—	(74)
Additional minimum pension liability	—	—	398	—	398
Foreign currency translation adjustments	—	—	2,113	—	2,113
Dividends from subsidiaries	—	4,525	—	(4,525)	—

Comprehensive income (loss)	(32,137)	62,514	1,717	(61,794)	(29,700)
Less: Comprehensive loss attributable to non-controlling interest	—	—	(36)	—	(36)
Comprehensive income (loss) attributable to GXS Worldwide, Inc.	$(32,137)	$62,514	$1,753	$(61,794)	$(29,664)

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidating Statement of Operations and Comprehensive Income (Loss)
Year ended December 31, 2008
(In thousands)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenues	$—	$306,439	$213,428	$(148,233)	$371,634
Costs and operating expenses	—	249,498	200,484	(148,233)	301,749
Restructuring and related charges	—	3,607	2,352	—	5,959
Asset impairment charges	—	—	2,974	—	2,974

Operating income	—	53,334	7,618	—	60,952
Other income (expense), net	(52,345)	14,444	(14,560)	—	(52,461)

Income (loss) before income taxes	(52,345)	67,778	(6,942)	—	8,491
Provision for income taxes	—	594	2,351	—	2,945

Income (loss) before equity in income (loss) of subsidiaries	(52,345)	67,184	(9,293)	—	5,546
Equity in income (loss) of subsidiaries	57,891	(9,293)	—	(48,598)	—

Net income (loss)	5,546	57,891	(9,293)	(48,598)	5,546
Adjustments to pension liabilities	—	2,220	—	—	2,220
Unrealized loss on interest rate swap	(10,894)	—	—	—	(10,894)
Foreign currency translation adjustments	—	—	(7,752)	—	(7,752)
Dividends from subsidiaries	—	1,285	—	(1,285)	—

Comprehensive income (loss)	(5,348)	61,396	(17,045)	(49,883)	(10,880)
Less: Comprehensive loss attributable to non-controlling interest	—	—	(130)	—	(130)
Comprehensive income (loss) attributable to GXS Worldwide, Inc.	$(5,348)	$61,396	$(16,915)	$(49,883)	$(10,750)

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidating Statement of Operations and Comprehensive Income (Loss)
Year ended December 31, 2009
(In thousands)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenues	$—	$277,944	$199,693	$(127,461)	$350,176
Costs and operating expenses	—	221,744	189,462	(127,461)	283,745
Restructuring and related charges	—	3,489	4,060	—	7,549

Operating income	—	52,711	6,171	—	58,882
Other income (expense), net	(73,737)	(1,796)	(10,140)	—	(85,673)

Income (loss) before income taxes	(73,737)	50,915	(3,969)	—	(26,791)
Income tax expense (benefit)	—	3,437	(4,696)	—	(1,259)

Income (loss) before equity in income (loss) of subsidiaries	(73,737)	47,478	727	—	(25,532)
Equity in income (loss) of subsidiaries	48,205	727	—	(48,932)	—

Net income (loss)	(25,532)	48,205	727	(48,932)	(25,532)
Adjustments to pension liabilities	—	(774)	—	—	(774)
Reclassification of unrealized loss on interest rate swap to earnings	10,894	—	—	—	10,894
Foreign currency translation adjustments	—	—	1,926	—	1,926
Dividends from subsidiaries	—	5,865	—	(5,865)	—

Comprehensive income (loss)	(14,638)	53,296	2,653	(54,797)	(13,486)
Less: Comprehensive loss attributable to non-controlling interest	—	—	(29)	—	(29)
Comprehensive income (loss) attributable to GXS Worldwide, Inc.	$(14,638)	$53,296	$2,682	$(54,797)	$(13,457)

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidating Statement of Cash Flows
Year ended December 31, 2007
(In thousands)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(32,137)	$57,989	$(720)	$(57,269)	$(32,137)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	—	50,102	6,286	—	56,388
Asset impairment charges	—	960	—	—	960
Deferred income taxes	—	1,583	(1,294)	—	289
Loss on extinguishment of debt	12,356	—	—	—	12,356
Amortization of deferred financing costs	2,836	—	—	—	2,836
Issuance of PIK notes in lieu of interest	4,114	—	—	—	4,114
Accretion of interest on obligations of GXS Holdings	871	—	—	—	871
Equity in net (income) loss of subsidiaries	(57,989)	720	—	57,269	—
Changes in operating assets and liabilities, net	88,951	(77,087)	(14,399)	—	(2,535)
Net cash provided by (used in) operating activities	19,002	34,267	(10,127)	—	43,142

Cash flows for investing activities:
Purchases of property and equipment	—	(35,895)	(1,494)	—	(37,389)
Net cash used in investing activities	—	(35,895)	(1,494)	—	(37,389)

Cash flows from financing activities:
Repayment of long-term debt	(569,515)	—	—	—	(569,515)
Proceeds from long-term debt issuances	510,000	—	—	—	510,000
Borrowings under revolving credit facility	23,000	—	—	—	23,000
Repayments under revolving credit facility	(23,000)	—	—	—	(23,000)
Issuance of borrowings by GXS Holdings	25,678	—	—	—	25,678
Capital contributions from GXS Holdings, Inc.	29,322	—	—	—	29,322
Payment of financing costs	(14,487)	—	—	—	(14,487)
Net cash used in financing activities	(19,002)	—	—	—	(19,002)

Effect of exchange rate changes on cash	—	—	1,905	—	1,905

Decrease in cash and cash equivalents	—	(1,628)	(9,716)	—	(11,344)
Cash and cash equivalents, beginning of year	—	12,911	27,853	—	40,764
Cash and cash equivalents, end of period	$—	$11,283	$18,137	$—	$29,420

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidating Statement of Cash Flows
Year ended December 31, 2008
(In thousands)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$5,546	$57,891	$(9,293)	$(48,598)	$5,546
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	50,927	6,391	—	57,318
Gain on sale of investments	—	(116)	(380)	—	(496)
Asset impairment charges	—	—	2,974	—	2,974
Deferred income taxes	—	388	(1,183)	—	(795)
Stock compensation expense	—	125	—	—	125
Amortization of deferred financing costs	2,118	—	—	—	2,118
Accretion of interest on obligations of GXS Holdings	3,974	—	—	—	3,974
Equity in net (income) loss of subsidiaries	(57,891)	9,293	—	48,598	—
Changes in operating assets and liabilities, net	54,664	(71,204)	17,721	—	1,181
Net cash provided by operating activities	8,411	47,304	16,230	—	71,945

Cash flows for investing activities:
Purchases of property and equipment	—	(34,228)	(980)	—	(35,208)
Purchase of Interchange, net of cash acquired of $1,618	—	—	(8,738)	—	(8,738)
Other	—	312	688	—	1,000
Net cash used in investing activities	—	(33,916)	(9,030)	—	(42,946)

Cash flows from financing activities:
Repayment of long-term debt	(3,350)	—	—	—	(3,350)
Payment for repurchase of GXS Holding preferred stock	(5,000)	—	—	—	(5,000)
Payment of financing costs	(61)	—	—	—	(61)
Net cash used in financing activities	(8,411)	—	—	—	(8,411)

Effect of exchange rate changes on cash	—	—	(2,145)	—	(2,145)

Increase in cash and cash equivalents	—	13,388	5,055	—	18,443
Cash and cash equivalents, beginning of year	—	11,283	18,137	—	29,420
Cash and cash equivalents, end of period	$—	$24,671	$23,192	$—	$47,863

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidating Statement of Cash Flows
Year ended December 31, 2009
(In thousands)

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(25,532)	$48,205	$727	$(48,932)	$(25,532)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	36,578	16,934	—	53,512
Deferred income taxes	—	(789)	(4,741)	—	(3,952)
Stock compensation expense	—	150	—	—	150
Write-off of deferred financing costs	9,588	—	—	—	9,588
Unrealized loss on interest rate swap	11,848	—	—	—	11,848
Accretion of interest on obligations of GXS Holdings	4,477	—	—	—	4,477
Amortization of deferred financing costs	3,486	—	—	—	3,486
Equity in net (income) loss of subsidiaries	(48,205)	(727)	—	48,932	—
Changes in operating assets and liabilities, net	71,766	(55,022)	(27,725)	—	(10,981)
Net cash provided by operating activities	27,428	29,973	(14,805)	—	42,596

Cash flows for investing activities:
Increase in restricted cash	(227,580)	—	—	—	(227,580)
Purchases of property and equipment	—	(34,995)	3,166	—	(31,829)
Net cash used in investing activities	(227,580)	(34,995)	3,166	—	(259,409)

Cash flows from financing activities:
Repayment of long-term debt	(505,813)	—	—	—	(505,813)
Proceeds from long-term debt issuance	766,392	—	—	—	766,392
Borrowings under revolving credit facility	45,000	—	—	—	45,000
Repayment of borrowings under revolving credit facility	(45,000)	—	—	—	(45,000)
Payment of financing costs	(25,427)	—	—	—	(25,427)
Repayment of obligations of GXS Holdings	(35,000)	—	—	—	(35,000)
Payment of deferred purchase price	—	(6,666)	—	—	(6,666)
Net cash provided by (used in) financing activities	200,152	(6,666)	—	—	193,486

Effect of exchange rate changes on cash	—	—	1,013	—	1,013

Decrease in cash and cash equivalents	—	(11,688)	(10,626)	—	(22,314)
Cash and cash equivalents, beginning of year	—	24,671	23,192	—	47,863
Cash and cash equivalents, end of period	$—	$12,983	$12,566	$—	$25,549

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheet
March 31, 2010
(Dollars in thousands except per share amounts)
(Unaudited)

Assets
Current:
Cash and cash equivalents	$35,975
Receivables:
Trade, net	61,413
Other	22,140
Prepaid expenses and other assets	13,631
Total current assets	133,159
Restricted cash	227,583
Property and equipment, net	92,547
Intangible assets, net	9,235
Goodwill	74,151
Deferred financing costs	21,692
Other assets	19,532
Total Assets	$577,899
Liabilities and Equity (Deficit)
Current:
Trade payables	$10,488
Deferred income	28,526
Accrued expenses and other liabilities	75,471
Total current liabilities	114,485
Long-term debt	767,126
Other liabilities	45,843
Total liabilities	927,454
GXS Worldwide, Inc. stockholder's equity (deficit):
Common stock $1.00 par value, 100 shares authorized, issued and outstanding	—
Additional paid-in capital	358,393
Accumulated deficit	(700,787)
Accumulated other comprehensive loss	(7,372)
Total GXS Worldwide, Inc. stockholder’s equity (deficit)	(349,766)
Non-controlling interest	211
Total equity (deficit)	(349,555)
Total Liabilities and Equity (Deficit)	$577,899

See accompanying notes to condensed consolidated financial statements

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
Three months ended March 31,
(In thousands)
(Unaudited)

	2009	2010
Revenues	$83,846	$84,686
Costs and operating expenses:
Cost of revenues	49,507	44,056
Sales and marketing	10,708	11,481
General and administrative	13,554	13,337
Restructuring and related charges	420	286
Operating income	9,657	15,526
Other income (expense):
Interest income	64	39
Interest expense	(11,840)	(22,221)
Other expense, net	(1,723)	(3,337)
Loss before income taxes	(3,842)	(9,993)
Income tax expense	497	676
Net loss	(4,339)	(10,669)
Less: Net income (loss) attributable to non-controlling interest	8	(29)
Net loss attributable to GXS Worldwide, Inc.	$(4,347)	$(10,640)

See accompanying notes to condensed consolidated financial statements

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Loss
Three months ended March 31,
(In thousands)
(Unaudited)

	2009	2010

Net loss	$(4,339)	$(10,669)
Unrealized loss on interest rate swap	(1,448)	—
Foreign currency translation adjustments	(71)	(665)
Comprehensive loss	(5,858)	(11,334)
Less: Comprehensive income (loss) attributable to non-controlling interest	8	(29)
Comprehensive loss attributable to GXS Worldwide, Inc.	$(5,866)	$(11,305)

See accompanying notes to condensed consolidated financial statements

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Consolidated Statement of Changes in Equity (Deficit)
Three months ended March 31, 2010
(In thousands)
(Unaudited)

	Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Non-controlling interest	Total equity (deficit)
Balance at December 31, 2009	$—	$357,852	$(690,147)	$(6,707)	$240	$(338,762)
Net loss	—	—	(10,640)	—	(29)	(10,669)
Stock compensation expense	—	41	—	—	—	41
Waiver of payment by Francisco Partners of 1st quarter management fee	—	500	—	—	—	500
Foreign currency translation adjustments	—	—	—	(665)	—	(665)
Balance at March 31, 2010	$—	$358,393	$(700,787)	$(7,372)	$211	$(349,555)

See accompanying notes to condensed consolidated financial statements

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Three months ended March 31,
(In thousands)
(Unaudited)

	2009	2010
Cash flows from operating activities:
Net loss	$(4,339)	$(10,669)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14,883	8,555
Deferred income taxes	77	143
Amortization of deferred financing costs and debt discount	767	1,847
Unrealized gain on interest rate swap	—	(1,042)
Stock compensation expense	40	41
Accretion of interest on obligations of GXS Holdings	1,084	—
Changes in operating assets and liabilities, net of effect of business acquisition:
Decrease in receivables	12,022	6,475
Increase in prepaid expenses and other assets	(240)	(454)
Decrease in trade payables	(2,113)	(507)
Decrease in deferred income	(1,487)	(1,388)
Increase (decrease) in accrued expenses and other liabilities	(8,023)	16,448
Other	521	660
Net cash provided by operating activities	13,192	20,109
Cash flows from investing activities:
Purchases of property and equipment	(6,571)	(9,091)
Increase in restricted cash	—	(3)
Net cash used in investing activities	(6,571)	(9,094)
Cash flows from financing activities:
Repayment of long-term debt	(838)	—
Payment of financing costs	—	(50)
Net cash used in financing activities	(838)	(50)
Effect of exchange rate changes on cash	(641)	(539)
Increase in cash and cash equivalents	5,142	10,426
Cash and cash equivalents, beginning of year	47,863	25,549
Cash and cash equivalents, end of period	$53,005	$35,975

See accompanying notes to condensed consolidated financial statements

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements
(In thousands, except per share amounts)
(Unaudited)

(1)  Business and Basis of Presentation

GXS Worldwide, Inc. and its subsidiaries (GXS Worldwide or the Company) are primarily engaged in the business of providing transaction management infrastructure products and services that enable companies to electronically exchange essential business documents.  The Company’s services and solutions enable customers to manage mission critical supply chain functions and financial transactions related to the exchange of goods and services.  Customers and their trading partners do business together via GXS Trading Grid®, a globally-accessible, cloud-computing platform specifically designed for B2B e-commerce.  The Company is a wholly owned subsidiary of GXS Holdings, Inc. (GXS Holdings).

In December 2009, GXS Holdings executed a definitive merger agreement to acquire Inovis International, Inc. (Inovis), a leading provider of fully integrated B2B services and solutions that manage the flow of critical e-commerce information for global trading communities.  The merger (the Merger) will allow the Company to continue to grow its customer base in the U.S., broaden its product offering and increase the functionality of its managed service offering.  Consummation of the Merger is subject to regulatory approvals.  Although there can be no assurance, the Company expects to close the Merger in the second quarter of 2010. Additionally, pursuant to the merger agreement, GXS Holdings could be required to pay a termination fee of up to $12,500 if the Merger is not consummated.

The Merger will be consummated through the payment of $79,200 in cash to the shareholders of Inovis (subject to certain adjustments based on the closing net balance sheet debt and working capital of Inovis) together with common and preferred shares of a newly formed holding company, resulting in Inovis shareholders having an approximate 28.1% ownership interest in the combined company following consummation. Additionally, the Company will retire Inovis’ bank indebtedness which is expected to be approximately $140,000 at closing.  The Company will use the net proceeds held in escrow of $227,580, obtained from the senior secured notes issued in December 2009, to retire the Inovis indebtedness, fund the cash consideration to Inovis shareholders and pay some of the closing costs for the Merger. Remaining proceeds, if any, from escrow will be used for general corporate purposes. All expenditures incurred in connection with the Merger through March 31, 2010 were expensed.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) for interim financial information.  Accordingly, these financial statements do not include all of the information and notes required by U.S. GAAP for complete financial statements.  In the opinion of management, the unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the financial position and results of operations.

Interim results for the three-month period ended March 31, 2010 are not necessarily indicative of the results that may be expected for a full fiscal year.  For further information, refer to the consolidated financial statements and notes thereto for the year ended December 31, 2009, not included herein.

(2)  Summary of Significant Accounting Policies

(a)  Consolidation

The consolidated financial statements represent the consolidation of all companies in which the Company directly or indirectly has a majority ownership interest and controls the operations. All significant intercompany transactions and balances have been eliminated in consolidation. Investments in companies in which the Company has an ownership interest of 50% or less but can exercise significant influence over the investee’s operations and policies are accounted for under the equity method of accounting. The Company uses the cost method to account for investments where it holds less than a 20% ownership interest and where it cannot exercise significant influence over the investee’s operations and policies. At the end of each reporting period, the Company assesses the fair value of its investments to determine if any impairment has occurred. To the extent the Company’s carrying value exceeds

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)
(Unaudited)

the estimated fair value and the loss is considered to be other than a temporary decline, the Company records an impairment charge.

(b)  Foreign Currency

The financial statements of most subsidiaries located outside of the United States are measured using the local currency as the functional currency. Assets, including goodwill, and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average monthly rates of exchange. The resulting translation gains and losses are included as a separate component of other comprehensive income (loss). Gains and losses from transactions in foreign currency are included in the condensed consolidated statements of operations within other expense, net.

(c)  Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. Cash equivalents consist primarily of overnight interest bearing deposits.

(d)  Revenue Recognition

The Company generates revenues from three principal sources:

Transaction Processing — The Company earns recurring transaction processing fees from facilitating the exchange of business documents among its customers’ computer systems and those of their trading partners. Such revenues are generally based on a per transaction fee or monthly minimum charge and are recognized in the period in which the related transactions are processed. Revenue on contracts with monthly, quarterly or annual minimum transaction levels is recognized based on the greater of actual transactions or the specified contract minimum amounts.

Software Licensing — The Company earns revenue from the licensing of software applications that facilitate and automate the exchange of information among disparate business systems and applications. Such revenues are recognized when the license agreement is signed, the license fee is fixed and determinable, delivery has occurred, and collection is considered probable. Revenue from licensing software that requires significant customization and modification or where services are otherwise considered essential to the functionality of the software are recognized using the percentage of completion method, based on the costs incurred in relation to the total estimated costs of the contract. Revenue from hosted software applications are recognized ratably over the hosting period unless the customer has the contractual right to take possession of the software without significant penalty and it is feasible for the customer to use the software with its own hardware or contract with another party unrelated to the Company to host the software.

Professional Services and Software Maintenance — Professional services are generally conducted under time and material contracts and revenue is recognized as the related services are provided. Software maintenance revenue is deferred and recognized on a straight-line basis over the life of the related maintenance period, which is typically one year.

For arrangements with more than one element of revenue, the Company allocates revenue to each component based on vendor specific objective evidence (VSOE) of fair value. VSOE for software maintenance is based on contractual renewal rates. Professional services are separately priced and are based on standard hourly rates determined by the nature of the service and the experience of the professional performing the service.

The Company also defers direct costs associated with implementation of long-term customer contracts to the extent such costs can be recovered through guaranteed contract revenues.  The unamortized balance of those costs as of March 31, 2010 were $14,837, and are included in other non-current assets in the condensed consolidated balance sheet.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)
(Unaudited)

(e)  Comprehensive Loss

Comprehensive loss consists of net loss adjusted for increases and decreases affecting accumulated other comprehensive loss in stockholder’s equity that are excluded from the determination of net loss

Accumulated other comprehensive loss at March 31, 2010 consisted of the following:

Additional minimum pension liability	$(971)
Foreign currency translation adjustments	(6,401)
Accumulated other comprehensive loss	$(7,372)

(f)  Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Income tax liabilities are recorded for the impact of positions taken on income tax returns which management believes are not likely to be sustained on tax audit.  Interest expense accrued on such unrecognized tax benefits and income tax penalties are recognized through income tax expense.

The expected effective income tax rate for the three months ended March 31, 2009 and 2010 differs from the federal statutory rate of 35% principally as a result of state income taxes, differing rates in foreign jurisdictions and the effect of losses in the United States and foreign jurisdictions for which no income tax benefit has been recognized.

(g)  Derivative Instruments

Derivative instruments are recognized on the consolidated balance sheets at their fair value and changes in the fair value are recognized in income, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of any changes in fair value is recorded temporarily in equity, and then recognized in income along with the related effects of the hedged items. Any ineffective portion of hedges is reported in income as it occurs.

The Company determined the fair value of its interest rate swap using pricing models developed based on the LIBOR swap rate and other observable inputs, adjusted to reflect non performance risk of both the counterparty and the Company.  The Company considers the interest rate swap to be included within Level 2 of the fair value hierarchy established by U.S. GAAP, as its fair value is measured primarily utilizing observable market based inputs.

(h)  Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, receivables, an interest rate swap and long-term debt. Generally, the carrying amounts of current assets and liabilities approximate fair value because of the short-term maturity of these instruments. As of March 31, 2010, the Company’s long-term debt was trading close to the issue price so the Company considers the fair value to approximate the book value. The fair value of the Company’s interest rate swap is discussed further in note 6.

(i)  Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these condensed consolidated financial statements in conformity with U.S. GAAP. Actual results could differ from those estimates. Significant estimates used in preparing the condensed consolidated financial statements include recovery of

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)
(Unaudited)

long-lived assets, valuation of receivables and valuation of deferred tax assets. In addition, estimates are required to recognize revenue for software arrangements with multiple deliverables and to assess the stage at which software development costs should be capitalized.

(j)  Recently Released Accounting Standards

In September 2009, the FASB issued Accounting Standards Update (ASU) 2009-13 (previously Emerging Issues Task Force (EITF) Issue No. 08-1, Revenue Arrangements with Multiple Deliverables). ASU 2009-13 supersedes EITF No. 00-21 and addresses criteria for separating the consideration in multiple-element arrangements. ASU 2009-13 will require companies to allocate the overall consideration to each deliverable by using a best estimate of the selling price of individual deliverables in the arrangement in the absence of vendor-specific objective evidence or other third-party evidence of the selling price. ASU 2009-13 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and early adoption will be permitted. Management is currently evaluating the potential impact, if any, of the adoption of ASU 2009-13 on the Company’s consolidated results of operations and financial condition.

(3)  Allowance for Doubtful Accounts and Sales Allowances

The allowances for doubtful accounts and sales allowances were $14,210 at March 31, 2010.

(4)  Related Party Transactions

The Company has an agreement with Francisco Partners, the controlling shareholder of GXS Holdings, under which the Company has agreed to pay to Francisco Partners a fee of $2,000 annually plus expenses for financial advisory and consulting services. The expense related to the management fee amounted to $500 for each of the three months ended March 31, 2009 and 2010.    In 2009, Francisco Partners waived $2,000 of fees earned during the year ended December 31, 2009 and $2,000 for fees to be earned in 2010. Such amounts were recorded as credits to additional paid-in capital in the condensed consolidated statements of changes in equity (deficit).

(5)  Long-Term Debt

Long-term debt at March 31, 2010 consisted of the following:

Senior secured notes	$785,000
Less unamortized discount	17,874
Long-term debt	$767,126

Senior Secured Notes

On December 23, 2009, the Company issued $785,000 of senior secured notes (the Senior Secured Notes) with an original issue discount of approximately $18,608. Net proceeds from issuance were used to retire all of the outstanding debt under the 2007 Credit Facility, $35,000 of GXS Holdings outstanding subordinated notes and pay debt issue costs.  Under terms of the indenture, the Company placed $227,580 in an escrow account to fund the Merger. The indenture provides that if the closing of the Merger does not occur on or before June 7, 2010, the Company will be required to redeem $230,000 in aggregate principal amount of the Senior Secured Notes then outstanding, at a redemption price equal to the sum of (a) the initial offering price, plus (b) a premium of 1.0% of the notes to be redeemed, plus (c) accrued and unpaid interest on the notes to be redeemed.

The Senior Secured Notes bear interest at an annual rate of 9.75%, with interest payable on June 15 and December 15 each year, commencing on June 15, 2010.  The Senior Secured Notes mature on June 15, 2015 and are guaranteed on a senior secured basis by all of the Company’s existing and future wholly-owned domestic subsidiaries and all other domestic subsidiaries that guarantee the Company’s other indebtedness; and in certain circumstances are secured by an interest granted on substantially all of the Company’s properties and assets. The Senior Secured Notes contain covenants that among other things, restrict the Company’s ability to pay dividends,

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)
(Unaudited)

redeem stock, or make certain distributions or payments or investments, incur indebtedness, create liens on the collateral, merge, consolidate or sell assets, and enter into transactions with affiliates.

Revolving Credit Facility

On December 23, 2009, the Company entered into a $50,000 revolving credit facility.  Borrowings under the facility are subject to a rate per annum equal to the greatest of (i) the Prime Rate in effect, (ii) the Federal Funds Rate plus a margin of 0.5%, and (iii) 3.0% plus a margin of 4.5%. The facility is limited to $35,000 prior to the Merger. The revolving credit facility is used by the Company, among other things, to fund its working capital needs, back letters of credit and for general corporate purposes. The Company’s ability to borrow additional monies in the future under the revolving credit facility is subject to certain conditions, including compliance with certain covenants beginning with the fiscal quarter ending March 31, 2010. As of March 31, 2010, the Company had outstanding letters of credit of $11,661 and additional available borrowings of $23,389 under the revolving credit facility.

2007 Credit Facility

On October 5, 2007, the Company entered into a new first lien credit agreement (the First Lien Agreement) and a second lien credit agreement (the Second Lien Agreement and together with the First Lien Agreement, the 2007 Credit Facility). Proceeds from the 2007 Credit Facility together with a capital contribution from GXS Holdings and cash resources were used to retire all amounts under the 2005 Credit Facility and the Company’s outstanding Senior Subordinated Notes.  The First Lien Agreement consisted of a $335,000 term credit facility (the First Lien Facility) and a $50,000 revolving credit facility.  The Second Lien Agreement consisted of a $175,000 term credit facility (the Second Lien Facility).

In April 2009, the Company agreed with the lenders to amend the First and Second Lien Agreements and modified certain financial covenants to less restrictive levels. In connection with the amendment of the First Lien Agreement, the Company agreed to, among other things, (i) a prepayment of $25,000 of outstanding indebtedness, (ii) an increase in the quarterly principal payments to $3,000 beginning September 30, 2009 and (iii) a 0.75% annual fee on the unused portion of the revolving credit facility under the First Lien Agreement. In addition, the interest rates per annum applicable to borrowings outstanding under the First Lien Agreement were modified such that, at the Company’s option, the rate would be either (a) an alternate base rate, as defined in the First Lien Agreement, plus 4.75% per annum or (b) LIBOR plus 5.75% per annum. The interest rates applicable to amounts outstanding under the Second Lien Agreement after the effective date of the amendment were modified that, at the Company’s option, the rate would be either (a) an alternate base rate, as defined in the Second Lien Agreement, plus 9.25% per annum or (b) LIBOR plus 10.25% per annum. Both the First and Second Lien Agreement amendments provided that the alternate base rate could not be less than 4.50% and LIBOR could not be less than 3.50% regardless of the actual market rate. In connection with consummation of the amendments, the Company paid a commitment fee of approximately $1,200. All amounts outstanding under the 2007 Credit Facility were retired upon issuance of the Senior Secured Notes and the 2007 Credit Facility was terminated.

Obligations of GXS Holdings

On October 5, 2007, GXS Holdings issued $55,000 of subordinated notes due September 30, 2017. The notes bear interest at 14.2%, all payable in additional debt securities with the same terms and conditions as the subordinated notes. The Company has not guaranteed nor pledged any of its assets to secure the notes.  The entire proceeds from these subordinated notes were used to fund a capital contribution to the Company which was used, in part, to repay the debt which was refinanced in connection with the closing of the 2007 Credit Facility.

The Company repaid $35,000 of the outstanding subordinated notes in December 2009 with a portion of the proceeds from the issuance of the Senior Secured Notes.  In the three months ended March 31, 2009, interest expense incurred related to the GXS Holdings debt and included in the Company’s consolidated statements of operations was $1,084.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)
(Unaudited)

Other Information

The Company expects that cash flows from foreign operations will be required to meet its domestic debt service requirements. The Company expects to generate cash flows from its foreign operations from the sale of network and processing resources, software licenses and software maintenance contracts. However, there is no assurance that the foreign subsidiaries will generate sufficient cash flow or that the laws in foreign jurisdictions will not change to limit collections on these sales or increase the tax burden on the collections.

(6)  Financial Instruments

The Company has an interest rate swap agreement with Rabo Capital Services, Inc with a notional amount of $255,000.  The provisions of the agreement provide that the Company will pay Rabo Capital Services, Inc. a fixed rate of 3.86%. Rabo Capital Services, Inc. will pay the Company a variable rate equal to three-month LIBOR. The fair value of the interest rate swap was $10,806 as of March 31, 2010 and was recorded in other liabilities in the condensed consolidated balance sheet.

The interest rate swap had previously been designated as a cash flow hedge, and was utilized to manage the Company’s exposure related to changes in the three month LIBOR rate associated with its variable-rate 2007 Credit Facility.  As the hedged future forecasted transactions (variable interest payments on the 2007 Credit Facility) were no longer probable of occurring upon the repayment and extinguishment of the 2007 Credit Facility in December 2009, the effective portion of the hedge was reclassified out of accumulated other comprehensive loss into interest expense in December 2009.  In addition, changes in the fair value of the interest rate swap are now recorded through interest expense, and the change in fair value of the interest rate swap of $1,042 was recorded as a reduction to interest expense in the three months ended March 31, 2010.

(7)  Contingencies

The Company is subject to various legal proceedings and claims, which arise in the ordinary course of its business, none of which management believes are likely to have a material adverse effect on the Company’s financial position or results of operations.

(8)  Restructurings

During the past several years, the Company has undertaken a series of expense reducing initiatives in order to restructure certain activities in response to changing business requirements.

During the first three months of 2009, the Company incurred approximately $420 in restructuring and related charges, including approximately $1,008 as a result of management restructuring actions offset by adjustments to facility reserves previously recorded.

During the first three months of 2010, the Company incurred approximately $286 in restructuring and related charges, including approximately $274 as a result of management restructuring actions.  The remaining charges relate to facility exit costs at facilities no longer used by the Company as part of restructuring programs announced in previous years.

A roll-forward of the restructuring activities is as follows:

	Severance	Facilities	Total
Balance as of December 31 , 2009	$149	$12,480	$12,629
Restructuring expense	274	12	286
Payments and other adjustments	(328)	(1,020)	(1,348)
Balance as of March 31, 2010	$95	$11,472	$11,567

The current portion of the above obligations totaled $4,328 at March 31, 2010, and is included in accrued expenses and other liabilities in the condensed consolidated balance sheet. The long-term portion of the above

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements – (Continued)
(In thousands, except per share amounts)
(Unaudited)

obligations totaled $7,239 at March 31, 2010 and is included in other liabilities in the condensed consolidated balance sheet.

(9)  Subsequent Events

On June 2, 2010 the Merger with Inovis was consummated, In connection with the Merger, (i) the outstanding shares and stock options of Inovis were exchanged for (a) an aggregate of $104.8 million in cash consideration (subject to certain adjustments based on the closing working capital of Inovis) and (b) shares of GXS Group, Inc. (previously known as Griris Holding Company, Inc.) common stock and preferred stock with an estimated preliminary value of $63.0 million and (ii) the outstanding shares and stock options of Holdings were exchanged for shares of GXS Group, Inc. common stock and preferred stock. This resulted in Inovis’s and Holdings’ equity holders owning approximately 28.3% and 71.7%, respectively, of the equity of GXS Group, Inc. as of the closing of the Merger.

 (10)  Supplemental Condensed Consolidated Financial Information

The Senior Secured Notes are guaranteed by each of the Company’s United States subsidiaries (the Subsidiary Guarantors).  The guarantees are full, unconditional and joint and several. The Subsidiary Guarantors are each wholly owned by the Company.  The ability of the Company’s subsidiaries to make cash distributions and loans to the Company and Subsidiary Guarantors is not expected to be significantly restricted.  The following supplemental financial information sets forth, on a consolidating basis, balance sheets, statements of operations and comprehensive income (loss), and statements of cash flows for the Company, Subsidiary Guarantors and the Company’s non-guarantor subsidiaries.

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidating Balance Sheet
March 31, 2010
(In thousands)
(Unaudited)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$16,244	$19,731	$—	$35,975
Receivables	—	33,551	50,002	—	83,553
Other current assets	—	5,675	7,956	—	13,631
Advances to subsidiaries	—	497,541	184,060	(681,601)	—
Total current assets	—	553,011	261,749	(681,601)	133,159
Restricted cash	—	227,583	—	—	227,583
Investments in subsidiaries	433,122	14,533	—	(447,655)	—
Property and equipment, net	—	86,169	6,378	—	92,547
Goodwill, net	—	57,371	16,780	—	74,151
Other noncurrent assets	—	13,730	15,037	—	28,767
Deferred financing costs	21,692	—	—	—	21,692
Total Assets	$454,814	$952,397	$299,944	$(1,129,256)	$577,899
Liabilities and Equity (Deficit)
Current liabilities:
Trade payables	$3,625	$3,913	$2,950	$—	$10,488
Other current liabilities	23,023	34,549	46,425	—	103,997
Advances from affiliates	—	458,275	223,326	(681,601)	—
Total current liabilities	26,648	496,737	272,201	(681,601)	114,485
Long-term debt	767,126	—	—	—	767,126
Other liabilities	10,806	22,538	12,499	—	45,843
Total liabilities	804,580	519,275	285,200	(681,601)	927,454
Equity (Deficit)
Stockholder’s equity (deficit) GXS Worldwide Inc.	(349,766)	433,122	14,533	(447,655)	(349,766)
Non-controlling interest	—	—	211	—	211
Total equity (deficit)	(349,766)	433,122	14,744	(447,655)	(349,555)
Total Liabilities and Equity (Deficit)	$454,814	$952,397	$299,944	$(1,129,256)	$577,899

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)
Three months ended March 31, 2009
(In thousands)
(Unaudited)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenues	$—	$72,230	$46,403	$(34,787)	$83,846
Costs and operating expenses	—	59,567	48,989	(34,787)	73,769
Restructuring and related charges	—	170	250	—	420
Operating income (loss)	—	12,493	(2,836)	—	9,657
Other income (expense), net	(12,038)	1,808	(3,269)	—	(13,499)
Income (loss) before income taxes	(12,038)	14,301	(6,105)	—	(3,842)
Income tax expense	—	18	479	—	497
Income (loss) before equity in income (loss) of subsidiaries	(12,038)	14,283	(6,584)	—	(4,339)
Equity in income (loss) of subsidiaries	7,699	(6,584)	—	(1,115)	—
Net income (loss)	(4,339)	7,699	(6,584)	(1,115)	(4,339)
Unrealized loss on interest rate swap	(1,448)	—	—	—	(1,448)
Foreign currency translation adjustments	—	—	(71)	—	(71)
Dividends from subsidiaries	—	422	—	(422)	—
Comprehensive income (loss)	(5,787)	8,121	(6,655)	(1,537)	(5,858)
Less: Comprehensive income attributable to non-controlling interest	—	—	8	—	8
Comprehensive income (loss) attributable to GXS Worldwide, Inc.	$(5,787)	$8,121	$(6,663)	$(1,537)	$(5,866)

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)
Three months ended March 31, 2010
(In thousands)
(Unaudited)

	Parent	Guarantors	Non Guarantors	Eliminations	Consolidated
Revenues	$—	$68,349	$49,678	$(33,341)	$84,686
Costs and operating expenses	—	55,212	47,003	(33,341)	68,874
Restructuring and related charges	—	142	144	—	286
Operating income	—	12,995	2,531	—	15,526
Other income (expense), net	(24,517)	464	(1,466)	—	(25,519)
Income (loss) before income taxes	(24,517)	13,459	1,065	—	(9,993)
Income tax expense	—	136	540	—	676
Income (loss) before equity in income (loss) of subsidiaries	(24,517)	13,323	525	—	(10,669)
Equity in income (loss) of subsidiaries	13,848	525	—	(14,373)	—
Net income (loss)	(10,669)	13,848	525	(14,373)	(10,669)
Foreign currency translation adjustments	—	—	(665)	—	(665)
Comprehensive income (loss)	(10,669)	13,848	(140)	(14,373)	(11,334)
Less: Comprehensive loss attributable to non-controlling interest	—	—	(29)	—	(29)
Comprehensive income (loss) attributable to GXS Worldwide, Inc.	$(10,669)	$13,848	$(111)	$(14,373)	$(11,305)

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidating Statement of Cash Flows
Three months ended March 31, 2009
(In thousands)
(Unaudited)

	Parent	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(4,339)	$7,699	$(6,584)	$(1,115)	$(4,339)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	12,959	1,924	—	14,883
Deferred income taxes	—	—	77	—	77
Stock compensation expense	—	40	—	—	40
Amortization of deferred financing costs	767	—	—	—	767
Equity in net (income) loss of subsidiaries	(7,699)	6,584	—	1,115	—
Changes in operating assets and liabilities, net	12,109	(24,925)	14,580	—	1,764
Net cash provided by operating activities	838	2,357	9,997	—	13,192
Cash flows for investing activities:
Purchases of property and equipment	—	(6,571)	—	—	(6,571)
Net cash used in investing activities	—	(6,571)	—	—	(6,571)
Cash flows from financing activities:
Repayment of long-term debt	(838)	—	—	—	(838)
Net cash used in financing activities	(838)	—	—	—	(838)
Effect of exchange rate changes on cash	—	—	(641)	—	(641)
Increase (decrease)in cash and cash equivalents	—	(4,214)	9,356	—	5,142
Cash and cash equivalents, beginning of year	—	24,671	23,192	—	47,863
Cash and cash equivalents, end of period	$—	$20,457	$32,548	$—	$53,005

GXS WORLDWIDE, INC. AND SUBSIDIARIES
Condensed Consolidating Statement of Cash Flows
Three months ended March 31, 2010
(In thousands)
(Unaudited)

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Cash flows from operating activities:
Net income (loss)	$(10,669)	$13,848	$525	$(14,373)	$(10,669)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	—	7,358	1,197	—	8,555
Deferred income taxes	—	—	143	—	143
Stock compensation expense	—	41	—	—	41
Unrealized gain on interest rate swap	(1,042)	—	—	—	(1,042)
Amortization of deferred financing fees and debt discount	1,847	—	—	—	1,847
Equity in net (income) loss of subsidiaries	(13,848)	(525)	—	14,373	—
Changes in operating assets and liabilities, net	23,762	(8,367)	5,839	—	21,234
Net cash provided by operating activities	50	12,355	7,704	—	21,109
Cash flows for investing activities:
Increase in restricted cash	—	(3)	—	—	(3)
Purchases of property and equipment	—	(9,091)	—	—	(9,091)
Net cash used in investing activities	—	(9,094)	—	—	(9,094)
Cash flows from financing activities:
Payment of financing costs	(50)	—	—	—	(50)
Net cash used in financing activities	(50)	—	—	—	(50)
Effect of exchange rate changes on cash	—	—	(539)	—	(539)
Increase in cash and cash equivalents	—	3,261	7,165	—	10,426
Cash and cash equivalents, beginning of year	—	12,983	12,566	—	25,549
Cash and cash equivalents, end of period	$—	$16,244	$19,731	$—	$35,975

Report of Independent Auditors

To the Board of Directors and
Stockholders of Inovis International, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' deficit and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Inovis International, Inc. and its subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
June 8, 2010

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2008 and 2009
(In thousands, except share and per share amounts)

	2008	2009
Assets
Current assets:
Cash	$26,934	$17,446
Accounts receivable, net	16,529	17,470
Deferred tax assets	2,050	1,909
Prepaid expenses and other current assets	2,830	3,979
Total current assets	48,343	40,804
Property and equipment, net	6,713	5,404
Goodwill	33,803	37,379
Intangible assets, net	53,118	45,983
Deferred tax assets	17,819	10,612
Other assets	749	515
Total assets	$160,545	$140,697
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,162	$3,525
Accrued expenses	10,801	8,264
Deferred revenue	23,798	22,990
Current maturities of debt	26,608	137,938
Current portion of capital lease obligations	769	19
Total current liabilities	65,138	172,736
Capital lease obligations, less current portion	8	17
Long-term debt, less current maturities	136,725	—
Deferred tax liabilities	1,542	1,396
Other noncurrent liabilities	207	630
Total liabilities	203,620	174,779
Commitments and contingencies (Note 15)
Stockholders’ deficit:
Common stock:
Class L, $.00001 par value; 25,000,000 shares authorized; 2,815,318 shares issued and outstanding	—	—
Class A, $.00001 par value; 225,000,000 shares authorized; 26,468,781 shares issued and outstanding	—	—
Class B, $.00001 par value; 25,000,000 shares authorized; 504,283 shares issued and outstanding	—	—
Class C, $.00001 par value; 25,000,000 shares authorized; 568,254 shares issued and outstanding	—	—
Additional paid-in capital	278	278
Cumulative translation adjustment	(5,729)	(4,390)
Accumulated deficit	(37,624)	(29,970)
Total stockholders’ deficit	(43,075)	(34,082)
Total liabilities and stockholders’ deficit	$160,545	$140,697

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Years Ended December 31, 2007, 2008 and 2009
(In thousands)

	2007	2008	2009
Revenue:
Software licenses	$11,220	$8,394	$6,236
Maintenance	31,277	30,109	27,873
Services	95,189	101,138	102,963
Total revenue	137,686	139,641	137,072
Costs and operating expenses:
Cost of revenue	31,843	30,858	34,417
Selling and marketing	17,045	18,650	15,561
Research and development	17,542	19,281	16,708
General and administrative	24,081	25,761	24,984
Depreciation and amortization	11,562	12,547	11,152
Noncash charge associated with services agreement (Note 15)	2,078	—	—
Merger and acquisition activities	138	51	1,129
Restructuring charge	—	—	698
Total costs and operating expenses	104,289	107,148	104,649
Operating income	33,397	32,493	32,423
Interest income	1,690	359	40
Interest expense	(21,208)	(15,243)	(19,164)
Income before income taxes	13,879	17,609	13,299
Provision for income taxes	4,451	6,327	4,853
Net income	$9,428	$11,282	$8,446

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Deficit and Comprehensive Income
December 31, 2008 and 2009

(In thousands, except share and per share amounts)

	Common stock
	Class L		Class A		Class B		Class C
	Shares	Par value	Shares	Par value	Shares	Par value	Shares	Par value	Additional paid-in capital	Cumulative translation adjustment	Accumulated deficit	Total stockholders’ deficit
Balances at December 31, 2006	2,815,318	$—	26,468,781	$—	504,283	$—	568,254	$—	$278	$(863)	$(58,334)	$(58,919)
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	—	9,428	9,428
Translation adjustments	—	—	—	—	—	—	—	—	—	(378)	—	(378)
Comprehensive income												9,050
Balances at December 31, 2007	2,815,318	—	26,468,781	—	504,283	—	568,254	—	278	(1,241)	(48,906)	(49,869)
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	—	11,282	11,282
Translation adjustments	—	—	—	—	—	—	—	—	—	(4,488)	—	(4,488)
Comprehensive income												6,794
Balances at December 31, 2008	2,815,318	—	26,468,781	—	504,283	—	568,254	—	278	(5,729)	(37,624)	(43,075)
Cumulative effect related to the adoption of accounting guidance for uncertain tax positions	—	—	—	—	—	—	—	—	—	—	(792)	(792)
Comprehensive income:
Net income	—	—	—	—	—	—	—	—	—	—	8,446	8,446
Translation adjustments	—	—	—	—	—	—	—	—	—	1,339	—	1,339
Comprehensive income												9,785
Balances at December 31, 2009	2,815,318	$—	26,468,781	$—	504,283	$—	568,254	$—	$278	$(4,390)	$(29,970)	$(34,082)

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years Ended December 31, 2007, 2008 and 2009
(In thousands)

	2007	2008	2009
Cash flows from operating activities:
Net income	$9,428	$11,282	$8,446
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,562	12,547	11,152
Amortization of deferred financing costs	1,136	1,235	2,533
Interest paid-in kind on long-term debt	—	—	1,212
Net loss on the disposal or sale of property and equipment	9	374	—
Provision for doubtful accounts	1,604	1,532	2,290
Provision for deferred income taxes	4,145	5,259	3,741
Changes in assets and liabilities:
Increase in accounts receivable	(488)	(1,834)	(3,037)
(Increase) decrease in prepaid expenses and other current assets	3,245	1,338	(83)
Decrease in other assets	363	76	417
Increase (decrease) in accounts payable, accrued expenses and other liabilities	1,801	(2,831)	(2,577)
Increase (decrease) in deferred revenue	460	1,111	(1,081)
Net cash provided by operating activities	33,265	30,089	23,013
Cash flows from investing activities:
Maturities of short-term investments	7,611	—	—
Maturities of certificates of deposit in restricted cash	1,200	358	—
Purchases of property and equipment	(2,467)	(3,321)	(2,317)
Capitalization of internal use software costs	(2,194)	—	—
Proceeds from the sale of property and equipment	1	2	—
Proceeds from collections of note receivable	500	700	—
Cash paid for acquired businesses, net of cash acquired of $5,893	(20,894)	—	—
Net cash used in investing activities	(16,243)	(2,261)	(2,317)
Cash flows from financing activities:
Repayments of principal borrowed under term loans	(21,208)	(17,959)	(26,608)
Repayments of note payable	(365)	(191)	—
Payments of debt issuance costs	(358)	—	(3,364)
Repayments of capital lease obligations	(1,680)	(1,363)	(765)
Net cash used in financing activities	(23,611)	(19,513)	(30,737)
Effect of exchange rate changes on cash	(75)	(1,375)	553
Net increase (decrease) in cash	(6,664)	6,940	(9,488)
Cash:
Beginning of period	26,658	19,994	26,934
End of period	$19,994	$26,934	$17,446
Supplemental disclosure of cash flow information:
Cash paid for interest	$18,852	$14,241	$15,154
Cash paid for income taxes	$297	$925	$1,410
Noncash investing and financing activities:
Purchases of property and equipment through capital leases	$171	$—	$38
Fair value of assets acquired, net of cash acquired	$28,402	$—	$—
Liabilities assumed in acquired business	$7,508	$—	$—

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
(Dollars in thousands)

1.  Nature of the Business

Inovis International, Inc. and subsidiaries (the “Company”) is a global provider of business community management solutions that enable companies in various industries to improve the flow of information across their trading community. The Company has a comprehensive suite of software and services that provide data transformation, connectivity, and synchronization. The Company provides an array of hosted service offerings that include comprehensive trading community management, real-time business activity monitoring, and exception management capabilities. The Inovis Catalogue™ product, containing over 100 million unique items, is the leading data synchronization application for the retail industry, allowing over 4,800 companies and retailers to access the most current product data available in the retail market segments.

The Company was incorporated in the state of Delaware on June 17, 2002. The Company’s headquarters office is in Alpharetta, Georgia, a suburb of Atlanta. The Company maintains its primary operations in the United States of America and the United Kingdom. During the year ended December 31, 2008, the Company opened three offices in the Asia Pacific region in order to better serve its customers with operations in that region.

On December 7, 2009, GXS Worldwide, Inc. (“GXS”) and the Company announced that they signed a definitive agreement to merge. The merger closed on June 2, 2010. Upon closing of the merger, the Company became a wholly-owned subsidiary of GXS.

2.  Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) in the United States of America.  These consolidated financial statements include the accounts of Inovis International, Inc. and all of its subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The Company has made estimates and assumptions that affect the reported amounts of revenue, expenses, assets and liabilities and disclosure of contingent assets and liabilities to prepare these financial statements in conformity with GAAP. Actual results could differ from estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash or cash equivalents. At December 31, 2007, the Company had restricted cash of $358, designated for future bonus payments, the final portion of which was made in February 2008.

Concentration of Credit Risk and Significant Customers

Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Substantially all of the Company’s cash is deposited in various accounts with one financial institution in amounts above the federally insured limit.

The Company generates a significant portion of revenue from licensing products and selling services to retail and manufacturing companies based predominately in the United States of America, the United Kingdom and Canada. Events that affect these industries or geographic regions, including economic conditions, increased competition, and consolidation and reorganization activities, could adversely affect the Company’s business, financial position and results of operations. The Company does not require collateral from its customers.  At December 31, 2007, 2008 and 2009 and for the years then ended, no individual customer accounted for 10 percent or more of gross accounts receivable or total revenue.

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)
Fair Value of Financial Instruments

The carrying values of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and debt included in the accompanying consolidated balance sheet approximate their fair values principally due to the short-term maturities of these instruments.

Accounts Receivable

Accounts receivable includes amounts billed to customers and unbilled amounts of revenue earned in advance of billings. Unbilled receivables represent amounts recorded for services provided that for contractual or timing purposes the Company is not able to bill.  Unbilled receivables are generally expected to be billed and collected within 30-60 days.  Accounts receivable are recorded at the invoiced amount or the earned amount and do not bear interest. The Company has established a discount allowance for estimated billing adjustments and an allowance for estimated amounts that it will not collect. Provisions for billing adjustments are reported as a reduction of revenue and provisions for uncollectible amounts as a component of general and administrative expense. Specific accounts are reviewed for collectability based on circumstances known to the Company at the date of its financial statements. In addition, reserves are maintained based on historical billing adjustments and write-offs. These estimates, which management reviews quarterly, are based on historical discounts, concessions and write-offs, customer concentrations, customer credit-worthiness, current economic trends and changes in customer payment terms. Accounts receivable are charged off against the allowance when management estimates it is probable the receivable will not be recovered.

Deferred Financing Costs

Costs paid in connection with the origination or modification of loans, principally composed of bank and legal fees, are capitalized and amortized as a component of interest expense over the term of the related loan. Deferred financing costs, net of amortization, are included in other current assets and other assets.

Property and Equipment

Property and equipment is reported at original acquisition cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Property and equipment held under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the related asset.  Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.  Repairs and maintenance costs are expensed as incurred.

Internal Use Software

The Company expenses costs incurred in the preliminary project planning stage, and thereafter, capitalizes costs associated with developing or obtaining internal use software. Maintenance and training costs are expensed as incurred. Capitalized costs are amortized over the estimated useful lives of the internal use software, which range from three to five years.

Internal software costs of $2,194, $0 and $0, respectively, was capitalized during the years ended December 31, 2007, 2008 and 2009, respectively. Internal use software costs are included in intangible assets.

Goodwill

The Company records goodwill and other intangible assets in connection with the acquisition of businesses accounted for using the purchase method.  The Company performs an impairment test of goodwill at least once annually or upon the occurrence of a triggering event. The impairment test requires the Company to compare the aggregate carrying value of net assets and liabilities to their aggregate fair value. If the carrying value exceeds the fair value, the Company would be required to determine the amount of goodwill impairment, if any, through a detailed fair value analysis of each of the assets (excluding goodwill). If any impairment was indicated as a result of the annual test, the Company would record an impairment charge as part of income from operations.  There was no impairment of goodwill based upon the results of the Company’s annual impairment tests as of December 31, 2008 and 2009.

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)

Other Long-Lived Assets

The recoverability of long-lived assets is evaluated whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability should be assessed by comparing their carrying value to the undiscounted estimated future cash flows expected to be derived from such assets. If such evaluation indicated a potential impairment, the Company would use discounted cash flows to measure fair value in determining the amount by which other long-lived assets should be reduced.

Identifiable intangible assets are amortized over their estimated useful lives using the straight-line method, which approximates the projected utility of such assets based upon the information available. Intangible assets that are determined to have an indefinite useful life are not amortized until their useful life is determined to be no longer indefinite. The Company evaluates the remaining useful life of any intangible asset that is not being amortized each reporting period to determine whether events and circumstances continue to support an indefinite useful life. If an intangible asset that is not being amortized is subsequently determined to have a finite useful life, that intangible asset shall then be amortized prospectively over its estimated remaining useful life and accounted for in the same manner as other intangible assets that are subject to amortization. There was no impairment of long-lived assets during the years ended December 31, 2008 and 2009.

Revenue Recognition

The Company has three principle categories of revenue: (1) software license revenue; (2) maintenance revenue; and (3) services revenue. Software license revenue is derived from fees charged for software licenses sold to end users and resellers on a term or perpetual basis. Maintenance revenue is derived from fees charged for customer support and software upgrade services provided when and if available to end users. Services revenue is derived from transaction-based and subscription fees charged for value-added network (“VAN”) offerings; Inovis Catalogue™; on-demand software applications; managed services and fees charged for implementation, education and consulting services.

The Company recognizes revenue from perpetual software licenses upon execution of a contract and completion of delivery obligations, provided that no uncertainties regarding customer acceptance exist and collection of the related receivable is probable.  Revenue is recognized from term software licenses, whereby the customer has the right to use the software for a specified term, generally twelve months, ratably over the term of the license agreement.  The Company uses the residual method to recognize revenue when a license agreement includes one or more elements to be delivered at a future date and vendor specific objective evidence (“VSOE”) of the fair value of all undelivered elements exists.  The fair value of undelivered elements is determined based on historical evidence of stand-alone sales of these elements to third parties. Under the residual method, the Company defers revenue equal to the fair value of the undelivered elements and recognizes the remaining portion of the arrangement fee as revenue. Software revenue also includes royalties due to the Company under distribution agreements with third parties. Royalty fees are recognized as revenue when the Company’s products are sold to end users by the distributor.  Revenue from support and maintenance services is recognized ratably over the contractual period.  Payments for support and maintenance fees are generally made in advance and are nonrefundable. Transaction-based revenue includes both access and usage charges and is recognized as incurred.  Subscription revenue generated from hosting, on-demand and managed services contracts is recognized ratably over the contractual period as the services are provided. Revenue from implementation, education and consulting services is recognized as the related services are performed.

Deferred revenue represents the liability for advance billings to and collections from customers for services not yet provided, including principally maintenance fees, term license fees and annual fees for VAN and on-demand software offerings.

Software Development Costs

The Company expenses research and development expenditures incurred to establish technological feasibility of computer software products in the period incurred.  Based upon the Company’s software development process, technological feasibility is established upon the completion of a working model.  Costs incurred between completion of a working model and the point at which the computer software product is ready for general release have been

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)

insignificant; accordingly, no software development costs were capitalized during the years ended December 31, 2007, 2008 and 2009.

Amortization of purchased technology is calculated based upon the greater of: (1) an amount determined by the net realizable value at the balance sheet date, or (2) an amount computed on a straight-line basis with reference to the expected life cycle of the Company’s products.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes under which deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carry forwards. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which management expects those temporary differences to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the statement of income in the period that includes the enactment date. Each year, management assesses whether or not a valuation allowance is required to reduce the deferred income tax assets to the level at which management believes it is more likely than not that the tax benefits will be realized. The Company’s deferred income tax assets were not reduced by a valuation allowance at December 31, 2008 and 2009.

The Company recognizes and measures benefits for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained upon audit, including resolution of any related appeals or litigation processes. For tax positions that are more likely than not of being sustained upon audit, the second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. Significant judgment is required to evaluate uncertain tax positions. The Company evaluates its uncertain tax positions on an annual basis. The Company’s evaluations are based upon a number of factors, including changes in facts or circumstances, changes in tax law, correspondence with tax authorities during the course of audits and effective settlement of audit issues. Changes in the recognition or measurement of uncertain tax positions could result in material increases or decreases in our income tax expense in the period in which the Company makes the change, which could have a material impact on the Company’s effective tax rate and operating results.

We recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2009, accrued interest and penalties related to uncertain tax positions were immaterial.

Stock Compensation

The Company maintains certain stock compensation plans that provide for the granting of incentive and nonstatutory stock options and restricted stock awards to employees, directors, officers and consultants or advisors. Most of the accounting and disclosure requirements do not apply to the Company due to certain unique features associated with the Company’s stock option plans, including most notably a restriction on when options may be exercised. Stock options that are vested may be exercised only if (1) Inovis is sold or (2) an initial public offering of Inovis stock occurs.

Due to the restriction on when stock options can be exercised, there is no measurement date for the stock options that have been granted. Accordingly, the Company is not able to calculate or report compensation expense until any stock options are exercised upon one of these events.

Reserve for Loss Contingencies

When a loss contingency exists, the Company is required to evaluate the likelihood that a future event or events will confirm the loss. A company must accrue for a loss contingency by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements, and that the amount of loss can be reasonably estimated.

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)

Advertising Costs

The cost of advertising and promotional materials is expensed as incurred.  The cost of advertising and promotional materials was  $635, $825 and $763 for the years ended December 31, 2007, 2008 and 2009, respectively.

Foreign Currency

The Company translates the financial statements of its foreign subsidiaries into U.S. dollars at current exchange rates, except for revenues and expenses, which are translated at average exchange rates during each reporting period. Net exchange gains or losses resulting from the translation of assets and liabilities are recorded as a component of accumulated other comprehensive loss in stockholders’ deficit. The Company recorded net foreign currency transaction losses of $175 during the year ended December 31, 2007. During the years ended December 31, 2008 and 2009, the Company recorded net foreign currency transaction gains of $244 and $208, respectively.

Comprehensive Income

The Company reports total changes in equity resulting from revenue, expenses, and gains and losses, including those that do not affect the accumulated deficit. For the years ended December 31, 2007, 2008 and 2009, activity in comprehensive income was comprised of: (1) net income and (2) foreign currency translation adjustments.

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board, or FASB, issued the FASB Accounting Standards Codification (“Codification”), which is the single source of authoritative nongovernmental U.S. GAAP. The Codification became effective for interim and annual reporting periods ending after September 15, 2009. All existing accounting standards are superseded. All other accounting literature not included in the Codification is nonauthoritative. The Codification only changed the way the Company references financial accounting standards; it did not change or alter existing GAAP.

In October 2009, the FASB issued updated guidance that amends existing revenue recognition accounting pronouncements that have multiple element arrangements. This updated guidance provides accounting principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. This new approach is effective for fiscal years beginning after June 15, 2010 and may be applied retrospectively or prospectively for new or materially modified arrangements. In addition, early adoption is permitted. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.

In October 2009, the FASB issued updated guidance related to certain arrangements that contain software elements, which amends revenue recognition to exclude tangible products that include software and non-software components that function together to deliver the product’s essential functionality. This updated guidance will be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Earlier application is permitted as of the beginning of a company’s fiscal year provided the company has not previously issued financial statements for any period within that year. An entity shall not elect early application of this update unless it also elects early application of the update related to multiple element arrangements. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.

3.  Acquisitions

BetweenMarkets, Inc.

On October 31, 2007, the Company acquired 100 percent of the outstanding shares of BetweenMarkets, Inc. (“BMI”). BMI, previously based in Austin, Texas, provides on-demand trading partner applications that enable vendors and retailers to improve trading partner compliance and that help vendors and retailers reduce costs deductions most commonly referred to as “chargeback avoidance.” BMI’s applications include a robust framework of rules that can be used in many industries, offering Inovis flexibility in the deployment of the BMI products and services.  Management believes the integration between BMI’s applications and the high volumes of trading partner

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)

transactions processed through the Company’s solutions will enable customers to improve transaction quality and compliance across their trading partner communities, while reducing supply chain data errors, penalties and chargebacks. The aggregate purchase price was $6,987, including direct acquisition costs of $362. The direct acquisition costs include transaction fees of $130 paid to certain of the Company’s Shareholder Advisors as further described in Note 18.

The following table summarizes the allocation of the purchase price:

	Allocation	Weighted Average Amortization Period (Years)
Net tangible liabilities acquired	$(385)
Acquired technology	1,902	7.00
Customer relationships	54	2.00
Goodwill	5,416
Net assets acquired	$6,987

The Company did not assume BMI’s accounts payable, accrued expenses, debt or any other known obligations as of the date of acquisition.

Freeway Commerce Limited

On August 1, 2007, the Company acquired 100 percent of the outstanding shares of Freeway Commerce Limited (“Freeway”). Freeway, based in Preston, England, specializes in delivery of electronic data interchange software and electronic trading systems in the United Kingdom under the brand name Spectrum™. Freeway was acquired to expand the Company’s presence in Europe and to help deliver strategic managed services, hosting and business community management capabilities to companies in the United Kingdom. The aggregate purchase price was $19,800 including direct acquisition costs of $692. The direct acquisition costs include transaction fees of $382 paid to certain of the Company’s Shareholder Advisors as further described in Note 18.

The following table summarizes the allocation of the purchase price:

	Preliminary Allocation	2008 Adjustment	Final Allocation	Weighted Average Amortization Period (Years)
Net tangible assets acquired	$1,012	$(157)	$855
Acquired technology	3,564	—	3,564	5.60
Customer relationships	4,940	—	4,940	9.00
Tradenames	832	—	832	5.00
Intangible assets, not subject to amortization	319	—	319
Goodwill	9,133	157	9,290
Net assets acquired	$19,800	$—	$19,800

During the year ended December 31, 2008, an adjustment was made to the preliminary purchase price allocation as a result of new information about tax attributes that existed as of the date of the respective acquisition.

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)

4.  Accounts Receivable

Accounts receivable are summarized as follows:

	December 31,
	2008	2009
Trade accounts receivable	$18,206	$18,934
Unbilled receivables	42	127
	18,248	19,061
Less: allowance for doubtful accounts	(1,719)	(1,591)
	$16,529	$17,470

5.   Note Receivable

The Company received a promissory note receivable of $2,000 as part of the total proceeds for the sale of a legacy QRS business unit on December 31, 2004. Principal and interest at 6.00 percent per annum were payable to the Company in quarterly installments through December 31, 2008. The note was paid off in full as of December 31, 2008.

6.  Property and Equipment

Property and equipment are summarized as follows:

	Estimated	December 31,
	Useful Lives	2008	2009
Computer equipment and software	3-5 Years	$15,491	$14,712
Furniture and fixtures	7 Years	1,784	1,811
Telecommunications equipment	5 Years	765	776
Leasehold improvements	(lesser of lease term or useful life)	1,672	1,604
		19,712	18,903
Less: accumulated depreciation and amortization		(12,999)	(13,499)
		$6,713	$5,404

At December 31, 2008 and 2009, property and equipment under capital leases had a cost basis of $3,042 and $171, respectively, and accumulated depreciation of $2,633 and $135, respectively.

Depreciation of property and equipment for the years ended December 31, 2007, 2008 and 2009 was $3,654, $4,261 and $3,453, respectively, including depreciation of property and equipment under capital leases of $1,251, $1,014 and $398, respectively.

7.  Goodwill and Other Intangible Assets

The changes in the carrying value of goodwill for the years ended December 31, 2008 and 2009 are as follows:

	2008	2009
Beginning of the year	$36,116	$33,803
Adoption of accounting guidance for uncertain tax positions	—	2,906
Adjustment for income taxes	157	—
Foreign currency translation	(2,470)	670
End of the year	$33,803	$37,379

During the year ended December 31, 2008, certain adjustments were made to deferred income tax assets as a result of new information about tax attributes that existed as of the date of the respective acquisition.

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)

Intangible assets are summarized as follows:

	December 31, 2008
	Weighted Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Amortized intangible assets
Software developed for internal use	4.74	$4,168	$(1,547)	$2,621
Acquired technology	8.75	24,926	(10,147)	14,779
Customer relationships	14.63	50,090	(15,407)	34,683
Trade names and trademarks	6.44	2,129	(1,321)	808
Total	8.64	$81,313	$(28,422)	$52,891
Unamortized intangible assets
Trade names and trademarks		$227

	December 31, 2009
	Weighted Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Amortized intangible assets
Software developed for internal use	4.74	$4,168	$(2,357)	$1,811
Acquired technology	8.72	25,182	(13,219)	11,963
Customer relationships	14.60	50,390	(19,026)	31,364
Trade names and trademarks	5.99	1,290	(695)	595
Total	8.51	$81,030	$(35,297)	$45,733
Unamortized intangible assets
Trade names and trademarks		$250

Intangible asset amortization expense for the years ended December 31, 2007, 2008 and 2009 was $7,908, $8,286 and $7,699, respectively, including amortization of purchased technology of $3,741, $3,391 and $2,997, respectively. Estimated aggregate amortization expense of intangible assets for each of the following five years is approximately: $7,631 in 2010, $7,514 in 2011, $6,469 in 2012, $4,736 in 2013 and $4,325 in 2014.

The gross carrying amounts of certain intangible assets are impacted by certain balances denominated in foreign currencies. These balances are translated into U.S. dollars at the exchange rate in effect at the balance sheet date.

8.  Accrued Expenses

Accrued expenses are summarized as follows:

	December 31,
	2008	2009
Payroll, benefits and related liabilities	$4,035	$2,403
Deferred lease obligation	1,547	1,638
Interest	988	1,275
Income, sales and other taxes	2,205	1,472
Other operating fees and expenses	2,026	1,476
	$10,801	$8,264

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)
9.  Restructuring Charge

On September 10, 2009, the Company terminated 38 employees as part of a plan to reduce current and future operating costs. In connection with the reduction in force, the Company incurred severance costs of $698. All of the severance costs were paid as of December 31, 2009.

10.  Debt

Long-term debt is summarized as follows:

	2008	2009
First-lien term loan	$73,333	$46,726
Second-lien term loan	90,000	91,212
Total debt	163,333	137,938
Less: current maturities of long-term debt	(26,608)	(137,938)
	$136,725	$—

Term Loans and Line of Credit

On November 15, 2004, the Company established a senior-secured credit facility, which, as amended on December 5, 2005, consists of (1) a $5,000 first-lien revolving credit facility, (2) a $125,000 first-lien term loan, and (3) a $90,000 second-lien term loan (collectively, the “2005 Borrowing Agreement”).

The Company makes scheduled principal repayments of $1,042 per month against the outstanding principal balance under the first-lien term loan. In addition, during 2009, the Company made two additional principal repayments of $3,500 each pursuant to an amendment of the first-lien term loan on May 5, 2009, discussed below. Each year the Company is required to make an additional mandatory principal repayment if it achieves “Excess Cash Flows”, measured on an annual basis, as defined in the credit facility agreement. In April 2007, April 2008 and April 2009, the Company made additional mandatory principal repayments of $8,708, $5,459 and $7,108, respectively, based on its achievement of “Excess Cash Flows” during the years ended December 31, 2006, 2007 and 2008, respectively. Likewise, the Company was required to make an additional mandatory principal repayment of $3,585 on May 5, 2010 for Excess Cash Flows achieved during the year ended December 31, 2009.

On May 5, 2009, the Company amended the 2005 Borrowing Agreement to reset certain of the financial and non-financial covenants, increase the margin added to the base rates of interest, and schedule two additional first-lien principal payments of $3,500 each due on July 1, 2009 and October 1, 2009. The Company paid $1,305 to the lenders in connection with this amendment. The fees were capitalized as deferred financing costs and are being amortized as a component of interest expense from May 5, 2009 through the respective dates of maturity for the first-lien and second-lien term loans.

On November 13, 2009, the Company further amended the 2005 Borrowing Agreement to extend the maturity date of its first-lien term loan 120 days from November 15, 2009 to March 15, 2010 and to again reset certain of the financial and non-financial covenants. The Company paid $2,059 to the lenders in connection with this amendment, including a prepaid arrangement fee of $1,120. Except for the prepaid arrangement fee, the fees were capitalized as deferred financing costs and are being amortized as a component of interest expense from November 13, 2009 through the respective dates of maturity, as amended, for the first-lien and second-lien term loans.  The Company may apply the prepaid arrangement fee to any long-term refinancing of the first-lien term loan with the current lender, subject to certain conditions. Until the Company elects to refinance its first-lien term loan with the existing lender, these costs have been deferred and not amortized. The prepaid arrangement fee is non-refundable.

Interest on the term loans and the revolving credit facility is calculated on the daily balance at a per annum rate equal to a base rate plus a predetermined margin and paid on a monthly basis. For the $125,000 first-lien term loan, the Company has the option to periodically select the base rate from the lower of the lender’s prime rate or LIBOR. The base rate for the $90,000 second-lien term loan is LIBOR. Interest rate elections may be set for a period not to exceed three months. At December 31, 2009, the weighted average cash interest rates effective for the $125,000 first-lien term loan and the $90,000 second-lien term loan were 8.53 percent per annum and 14.00 percent per annum, respectively. The $90,000 second-lien term loan also accrues interest paid-in kind at 2.00 percent per

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)

annum. The Company is further obligated to pay a fee on the unused revolving credit facility on the first day of each fiscal quarter equal to 0.25 percent per annum times the maximum revolver amount then in effect, less the average daily balance of outstanding advances in the preceding quarter.

Interest expense associated with the term loans for the years ended December 31, 2007, 2008 and 2009 was as follows:

	2007	2008	2009
Interest accrued on term loans	$19,851	$13,889	$16,585
Amortization of deferred financing costs	1,136	1,235	2,533
Total	$$20,987	$$15,124	$$19,118

Borrowings under the term loans and the revolving line of credit are collateralized by substantially all of the Company’s assets. Borrowings outstanding under the $90,000 second-lien term loan are subordinate to those outstanding under the $125,000 first-lien term loan. The 2005 Borrowing Agreement, as amended, requires the Company to maintain certain financial and nonfinancial covenants. Noncompliance with any covenant specified in the 2005 Borrowing Agreement would qualify as an event of default whereby the lenders would have rights to call all outstanding borrowings due and payable. At December 31, 2009, the Company was in compliance with all financial and nonfinancial covenants.  There was no outstanding borrowing under the revolving credit facility as of December 31, 2008 and 2009.

The total amount of long-term debt outstanding under the 2005 Borrowing Agreement at December 31, 2008 was $163,333. The current portion of long-term debt at December 31, 2008 was based on the principal repayments made or scheduled to be made in 2009, as amended on November 13, 2009.

For additional information about the Company’s 2005 Borrowing Agreement, see Note 19.

Note Payable

In May 2006, the Company originated a note payable with interest at 6.15 percent per annum to a vendor for $730 to finance the purchase of internal use software and related services. The note was repaid in full as of June 1, 2008.

11.  Common Stock

At June 20, 2002, the date of the Company’s inception, the board of directors authorized two classes of common stock:  Class L common stock (“Class L”) having a par value of $.00001 per share and Class A common stock (“Class A”) having a par value of $.00001 per share.  The board of directors has authorized the Company to issue up to 80,000 shares of Class L common stock and 920,000 shares of Class A common stock.  At June 20, 2002, the Company issued 25,000 shares of Class L stock and 225,000 shares of Class A stock in exchange for $40,000.

In October 2002, the board of directors approved a distribution to the holders of Class L and Class A common stock totaling $18,275 (the “2002 Distribution”). The 2002 Distribution was comprised of a return of capital of $14,807 and $2,000 to the holders of Class L and Class A common stock, respectively, and all aggregate unpaid yield of $1,468 to holders of the Class L common stock. The return of capital was paid from additional paid in capital and the aggregate unpaid yield was paid from the realized and unrealized earnings of Inovis.

In February 2003, the board of directors approved a fifty-for-one stock split of Class L and A common stock.  Authorized shares of Class L and Class A common stock were thereby increased to 25,000,000 and 225,000,000, respectively.   Concurrent with this stock split, the board of directors authorized two new classes of common stock:  Class B common stock (“Class B”) par value of $.00001 per share and Class C common stock (“Class C”) par value of $.00001 per share. The board of directors has authorized the Company to issue up to 25,000,000 shares of both Class B common stock and Class C common stock.

On April 30, 2003, the Company sold the following shares of common stock in exchange for a promissory note totaling $73:  714,195 shares of Class A common stock, 285,678 shares of Class B common stock, and 384,951

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)

shares of Class C common stock.  The principal balance of the note along with accrued interest of $10 was repaid in January 2006.

In December 2005, using proceeds from the term loans under the 2005 Borrowing Agreement, the board of directors approved a distribution to holders of Class L and Class A common stock totaling $107,140 (the “2005 Distribution”). The 2005 Distribution was comprised of a return of capital of $25,734 and $2,631 to the holders of Class L and Class A common stock, respectively, all aggregate unpaid yield of $10,859 to holders of the Class L common stock and an additional distribution of $67,917 to the holders of Class L and Class A common stock. The return of capital was paid from additional paid in capital and the remaining distribution, including the aggregate unpaid yield, was paid from the realized and unrealized earnings of the Company.

The Class L, Class A, Class B and Class C common stock have the following characteristics:

Voting

Each share of the Class L, Class A, Class B and Class C common stock is entitled to one vote and the holders of each class of common stock shall vote together as a single class.

Distributions

The holders of each class of common stock are also entitled to receive distributions whenever funds are legally available based on the following priority:  (1) the holders of Class L common shall receive all or a portion of any distribution equal to the aggregate unpaid yield, calculated on a quarterly basis at an annual rate of 12.00 percent of the sum of the unreturned original cost of the Class L shares plus any previous quarter’s unpaid yield;  (2) after the preferential distribution has been made in regards to the aggregate unpaid yield, the holders of the Class L common stock shall receive the aggregate original cost of the outstanding shares of Class L shares, adjusted for any distribution;  (3) after the preferential distribution has been made to the Class L holders, the holders of Class L and Class A, as a group, shall be entitled to receive the portion of a distribution until and to the extent a three times target return has been achieved, calculated as three times the primary stockholders’ aggregate investment in the shares; (4) after the Class L and Class A preferential distributions have been made, the holders of Class L, Class A and Class B common, as a group, shall be entitled to receive all or a portion of a distribution until and to the extent a five times target return has been achieved, calculated as five times each holder’s aggregate investment in the shares; and  (5) after the Class L, Class A and Class B preferential distributions have been made in full, the holders of each class of common shares shall be entitled to receive any remaining distribution ratably based upon the number of shares held by each holder. Following the 2005 Distribution, there is no aggregate unpaid yield.

The Company’s ability to make any distribution or declare or pay any dividends is limited by the terms and conditions of the 2005 Borrowing Agreement.

12.  Stock Purchase and Option Plans

In May 2004, the board of directors adopted the 2004 Stock Purchase and Option Plan (the “2004 Plan”) and later amended the plan in January 2005 to increase the number of Class A shares available for issuance. The 2004 Plan provides for the granting of incentive and nonstatutory stock options and restricted stock awards to employees, directors, officers and consultants or advisors.  The number of shares of common stock issued under the 2004 Plan, as amended, is not to exceed, in the aggregate, 6,705,525 Class A Shares, 1,653,500 Class B Shares, 1,833,500 Class C Shares and 68,950 Class L Shares.  Incentive stock options are required to have an exercise price of not less than 100 percent of the fair market value of the Company’s common stock on the date of grant, although the Company has not issued any incentive stock options under this plan. The 2004 Plan expires on February 27, 2014.

The board of directors adopted the 2003 Stock Purchase and Option Plan (the “2003 Plan”) in February 2003.  The 2003 Plan provided for the granting of incentive and nonstatutory stock options and restricted stock awards to employees, directors, officers and consultants or advisors.  Incentive stock options were required to have an exercise price of not less than 100 percent of the fair market value of the Company’s common stock on the date of grant, although the Company did not issue any incentive stock options under this plan.  No additional grants can be made under the 2003 Plan after March 1, 2004, the effective date of the 2004 Plan. Most of the options issued under the 2003 Plan and the 2004 Plan (the “Inovis Stock Plans”) have a vesting schedule of four years; however, pursuant to

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)

an amendment of the Inovis Stock Option plans on December 22, 2008, as discussed in the following paragraph, vested stock options are only exercisable upon a specific liquidation event.

In October 2004, the United States Congress added to the Internal Revenue Code Section 409A, which governs all deferred compensation arrangements, broadly defined. If a deferred compensation arrangement, like the Inovis Stock Plans, were to fail to satisfy strict new requirements under Section 409A by the end of 2008, then the option holder (taxpayer) would be subject to a 20% excise tax, in addition to ordinary rates, on option income. On December 22, 2008, the Company amended the Inovis Stock Plans with the intent that any options issued under the Inovis Stock Plans would be exempt from Section 409A. As a result of the amendment, the stock options issued under the Inovis Stock Plans have no maximum life and are exercisable only if (1) Inovis is sold or (2) an initial public offering of Inovis stock occurs.

Due to the restriction on when stock options can be exercised, there is no measurement date for the stock options that have been granted. Accordingly, the Company is not able to calculate or report compensation expense until any stock options are exercised. As of December 31, 2009, no options outstanding under the Inovis Stock Plans were exercisable.

Option activity under the Inovis Stock Plans is summarized as follows:

	Year ended December 31, 2007		Year ended December 31, 2008		Year ended December 31, 2009
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Outstanding - beginning of period	5,383,436	$1.10	4,761,425	$1.11	4,433,421	$1.05
Granted	443,000	1.90	180,000	1.90	1,075,000	1.00
Exercised	—	—	—	—	—	—
Cancelled	(1,065,011)	1.42	(508,004)	1.86	(1,508,947)	1.33
Outstanding - end of period	4,761,425	$1.11	4,433,421	$1.05	3,999,474	$0.93
Exercisable - end of period	2,983,613	$0.98	—	$—	—	$—

The following table summarizes information about stock options outstanding under the Inovis Stock Plans as of December 31, 2009:

	Options outstanding
Exercise price	Number outstanding	Weighted- average exercise price
$0.09 — $0.10	602,457	$0.10
$0.74 — $1.00	2,887,356	0.96
$1.43 — $1.51	375,123	1.44
$1.90	56,500	1.90
$3.25	78,038	3.25
	3,999,474	0.93

As discussed previously in this Note, stock options issued under the Inovis Stock Plans have no maximum life and are exercisable only if (1) Inovis is sold or (2) an initial public offering of the Company’s stock occurs. Accordingly, as of December 31, 2009, no options outstanding under the Inovis Stock Plans were exercisable.

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)

13.  Income Taxes

The provision for income taxes for the years ended December 31, 2007, 2008 and 2009 is as follows:

	2007	2008	2009
Current provision for income taxes	$306	$1,068	$1,112
Deferred provision for income taxes	4,145	5,259	3,741
	$4,451	$6,327	$4,853

The difference between the statutory federal income tax rate and the Company’s effective income tax rate applied to income before income taxes for the years ended December 31, 2007, 2008 and 2009 is as follows:

	2007	2008	2009
Provision for income taxes at the federal statutory rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	1.3%	2.7%	1.1%
Impact of tax rate reduction	(2.7%)	(0.7%)	0.1%
Other permanent differences	(1.0%)	(0.8%)	(0.2%)
Impact of foreign earnings	(0.6%)	(0.3%)	0.5%
Provision for income taxes at the effective tax rate	32.1%	35.9%	36.5%

Differences between financial accounting and tax bases of assets and liabilities giving rise to deferred tax assets and liabilities as of December 31, 2008 and 2009 are as follows:

	December 31,
	2008	2009
Deferred tax assets:
Net operating losses	$23,764	$19,144
Research and development and other credits	5,393	1,927
Allowance for doubtful accounts and billing adjustments	632	580
Capitalized research and development	4,122	3,199
Property and equipment	102	224
Other accruals	1,418	1,432
	35,431	26,506
Deferred tax liabilities:
Property and equipment	(1)	(2)
Intangible assets	(17,103)	(15,380)
	(17,104)	(15,382)
	$18,327	$11,124

Certain historical acquisitions of the Company each constituted a significant change in ownership as defined under Section 382 of the Internal Revenue Code.  Pursuant to the provisions of Section 382, the Company’s ability to utilize certain acquired net operating loss and tax credit carryforwards is limited. The Company estimates that federal net operating losses available for future use are approximately $65,000 and $52,000 as of December 31, 2008 and 2009, respectively. The expiration dates of the net operating losses vary between the years of 2018 and 2025.  Based on its current estimate of future taxable income, management believes the Company will be able to utilize these deferred tax assets; therefore, no valuation allowance has been recorded. However, if in future periods the Company experiences significantly less taxable income than projected, management may determine that a valuation allowance is necessary, which could result in a significant charge to income.

We are subject to income taxes in both the U.S. and numerous foreign jurisdictions. Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. We establish reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)

taxes will be due. These reserves are established when we believe that certain positions might be challenged despite our belief that our tax return positions are fully supportable. We adjust these reserves in light of changing facts and circumstances, such as the outcome of tax audits. The provision for income taxes includes the impact of reserve provisions and changes to reserves that we considered appropriate.

In June 2006, the FASB established a single model to address accounting for uncertain tax positions. This guidance clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. This pronouncement also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. Upon adoption as of January 1, 2009, the Company decreased its net deferred tax assets by $2,731, increased its accumulated deficit by $792, increased goodwill by $2,906 and recorded a liability of $967. The Company has elected to treat any penalties or interest incurred as a result of uncertain tax positions as a component of tax expense. Within twelve months of the reporting date, we do not expect any material changes to unrecognized tax benefits.

The reconciliation of our tax contingencies is as follows:

Year ended December 31, 2009
Balance at beginning of year	$—
Additions for tax positions of prior years	4,411
Reduction for tax positions of prior years	(613)
Lapse of statute of limitations	(2)
Balance at end of year	$3,796

As of December 31, 2009, accrued interest and penalties related to uncertain tax positions were immaterial.

While management believes the Company has adequately provided for all tax positions, amounts asserted by taxing authorities could materially differ from the Company’s accrued positions as a result of uncertain and complex application of tax regulations. Additionally, the recognition and measurement of certain tax benefits includes estimates and judgment by management and inherently includes subjectivity. Accordingly, additional provisions on tax-related matters could be recorded in the future as revised estimates are made or the underlying matters are settled or otherwise resolved.

The tax years 2006, 2007, 2008 and 2009 remain open to examination by the major taxing jurisdictions to which the Company is subject. In addition, net operating loss carryforwards from the years 1999, 2000 and 2001 are subject to examination because these loss years intervene with the open years.

14.  Employee Benefit Plans

The Company has a defined contribution savings plan that was established under Section 401(k) of the Internal Revenue Code for the benefit of its employees in the United States who meet minimum age and service requirements. The savings plan allows participants to defer a portion of their annual compensation on a pre-tax basis.  Any corporate contributions to the plan are made at the discretion of the board of directors.  During the years ended December 31, 2007, 2008 and 2009, the Company contributed $847, $881 and $853, respectively, to the 401(k) savings plan.

In addition, the Company sponsors a number of defined contribution plans for employees who work outside of the United States. Contributions related to these plans were $210, $519 and $477 for the years ended December 31, 2007, 2008 and 2009, respectively.

15.  Commitments and Contingencies

Future minimum lease payments under noncancelable operating leases with an initial or remaining term in excess of one year and contractual minimum payments under services and advisory arrangements at December 31, 2009 are as follows:

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)
Years ending December 31,	Operating Leases	Services Agreements	Advisory Agreements
2010	$3,569	$1,918	$650
2011	3,200	592	650
2012	2,894	—	650
2013	2,609	—	650
2014	1,873	—	623
Thereafter	74	—	—
	$14,219	$2,510	$3,223

Operating Leases

The Company leases office space and certain office equipment under noncancelable operating leases, which expire at various dates through 2015.  Total rent expense under these leases was $3,944, $3,824 and $3,432, respectively, for the years ended December 31, 2007, 2008 and 2009. The Company recorded sublease income of $93, $0 and $0 during the years ended December 31, 2007, 2008 and 2009, respectively.

For office leases that contain rent holidays or scheduled rent increases, rent expense is recorded on a straight-line basis over the term of the office lease. The difference between the minimum monthly lease payments and rent expense is recorded as a deferred lease obligation and reported in accrued expenses. At December 31, 2008 and 2009, the deferred lease obligation was $1,547 and $1,638, respectively.

Service Agreements

Service agreements include minimum contractual payments for technology services under services agreement the Company has with Mentora Group, Inc. (“Mentora”), a software functional and performance testing and hosting services company. Mentora provides managed application hosting services and infrastructure services associated with the Company’s data centers in Atlanta, Georgia and Allen, Texas. Mentora is a related party as described in Note 18.

In August 2004, the Company entered into an arrangement with a third-party provider for equipment and hosting services that supported its VAN offerings. In August 2007, the services arrangement was amended such that the services provided would be limited solely to maintaining a disaster recovery site to support the Company’s VAN offerings in the event of a fail over. A portion of the fees that the Company paid for hosting services under this agreement was recorded as an operating expense on a straight-line basis over the term of the agreement. The difference between the hosting service expenses recorded using the straight-line method and the contractual cash payments resulted in a deferred charge. The hosting services fees that the Company was required to pay decreased significantly as a result of the amendment. As a result, the Company wrote-off the remaining portion of the deferred charge, which is reflected as a noncash charge of $2,078 in the year ended December 31, 2007. This service agreement expired in July 2009, after the Company moved its disaster recovery operations from the service provider’s facility to the Company’s data center in Allen, Texas.

Advisory Agreements

Advisory agreements represent obligations to the Company’s primary stockholders for advisory services, which are discussed further in Note 18.

Litigation

During the year ended December 31, 2006, management became aware of patent infringement allegations made against certain of the Company’s software technology. Management believes these allegations are without merit. The Company has and will continue to vigorously defend itself against these allegations; however, the Company has incurred and expects to continue incurring legal fees in the process of litigating this matter. This matter is currently before the district court of Delaware; although presently, management can not anticipate a date at which this matter will be resolved. At December 31, 2008 and 2009, the Company had an accrual of $355 and $354, respectively, for estimated future legal costs associated with litigation of this matter.

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)

Guarantee

In connection with the sale of one of the QRS business units in March 2005, the Company assigned an office lease to the acquirer. As such, the acquirer assumed full and complete liability under all of the terms, covenants, provisions and agreements contained in the lease through November 30, 2010, the expiration date of the lease. In order to obtain the landlord’s consent to the assignment, the Company was required to guarantee the full and timely performance of all payment obligations under the lease. Minimum remaining lease payments as of December 31, 2009 were approximately $833 in total. Through the date of this report, the Company has not been required to make any payment as guarantor of the lease.

16.  Capital Leases

The Company has entered into various agreements to lease office equipment, computer software and computer equipment that meet the requirements for capitalization. The table below summarizes the future minimum lease payments associated with capital lease obligations at December 31, 2009:

Years ending December 31,
2010	$21
2011	14
2012	4
39
Less: portion representing interest	(3)
$36

17.  Geographic Information

The primary form of internal reporting is aligned with the Company’s product and service offerings; accordingly, the Company operates in a single business segment. The following table presents revenue by geographic region based on the country of invoice origin and total long-lived assets, including property and equipment, goodwill and other intangible assets and other assets, by geographic region based on the location of the assets.

	North America	Other Geographic Areas	Total
Year ended December 31, 2007
Revenue from external customers	$128,231	$9,455	$137,686
Total long-lived assets	90,162	19,223	109,385
Year ended December 31, 2008
Revenue from external customers	$125,218	$14,423	$139,641
Total long-lived assets	81,378	13,005	94,383
Year ended December 31, 2009
Revenue from external customers	$123,962	$13,110	$137,072
Total long-lived assets	76,185	13,096	89,281

18.  Related Parties

The Company receives certain executive, management and other advisory services from its primary stockholders, GGC Administration, LLC (“GGC”), Cerberus Partners, L.P. (“Cerberus”), and Parallax Capital Partners, LLC (“Parallax”) (collectively, the “Stockholder Advisors”).  According to the terms of the advisory agreements, the Company is required pay the investors a quarterly service fee in advance of each calendar quarter plus any out of pocket expenses incurred in connection with these services during the previous calendar quarter.  The advisory agreements also require the Company to pay GGC and Cerberus a transaction fee in connection with the consummation of each transaction resulting in a change in control, acquisition, divestiture or financing in an amount equal to 1.00 percent of the aggregate value of each transaction. These agreements expire on November 15, 2014. During the years ended December 31, 2007, 2008 and 2009, the Company recorded approximately $750, $809 and $802, respectively, of expenses related to these quarterly service fees, which included reimbursements for out of

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements – (Continued)
(Dollars in thousands)

pocket expenses totaling $100, $159 and $152,  respectively. Additionally, during the year ended December 31, 2007, the Company paid GGC and Cerberus transaction fees in the aggregate amount of $512 for the two business acquisitions consummated in that year. For accounting purposes, these transaction fees paid to the Company’s Stockholder Advisors were capitalized as part of the direct cost of the related acquisitions, as discussed in Note 3. At December 31, 2008 and 2009, the Company owed the Stockholder Advisors $0 and $44.

During each of the years ended December 31, 2007, 2008 and 2009, the Company incurred board of directors’ fees totaling $350. At December 31, 2008 and 2009, the Company owed board of directors’ fees of $175.

The Company’s chief operating officer is an investor in Mentora. He was formerly the chairman of the board and chief executive officer of Mentora. Since October 2006, the Company has entered into various agreements with Mentora for managed application hosting services and infrastructure services associated with the Company’s primary and back up data centers, as discussed in Note 15. During the years ended December 31, 2007, 2008 and 2009, the Company paid $986, $1,124 and $1,959, respectively, to Mentora for services and equipment under these agreements.  At December 31, 2008 and 2009, the Company owed Mentora $168 and $205.

Through February 2010, the Company leased a portion of its office space from another global software company in which GGC is also a primary investor. The rent that the Company paid to this related party is less than the Company would have paid to an independent third party. Rental payments for this office space increased by approximately 60% per annum in 2010 when the rental arrangement with this related party expired. During the years ended December 31, 2007, 2008 and 2009, the Company paid this related party rental fees of $304, $255 and $287, respectively. Also, during the year ended December 31, 2007, the Company entered into a strategic alliance with this same related party under which the Company granted to it a non-exclusive, worldwide license to market and distribute certain of the Company’s product offerings. License and support fees are to be paid to the Company pursuant to the terms of the agreement after any products are resold to end users. During the years ended December 31, 2007, 2008 and 2009, the Company received fees of and $0 and $9 and $0, respectively, under this arrangement. At December 31, 2009, the Company was owed $31 for fees due under this arrangement.

19.  Subsequent Events

On March 15, 2010, the Company amended the 2005 Borrowing Agreement to extend the maturity dates of its first-lien and second-lien term loans to June 15, 2010 and August 31, 2010, respectively. The Company paid $911 to the lenders in connection with this amendment. Those fees were capitalized as deferred financing costs and are being amortized as a component of interest expense from March 15, 2010 through the respective dates of maturity, as amended, for the first-lien and second-lien term loans.

Following the amendment, the Company is required to continue repaying the first-lien term loan on the first day of each month beginning on April 1, 2010 in the amount of $1,042 through June 15, 2010, at which time the Company will be required to make a balloon payment of $36,844. The entire $90,000 second-lien term loan, together with interest “paid-in kind” of $2,451, is due on August 31, 2010.

Subsequent to closing the merger with GXS, the principal and accrued interest on the 2005 Borrowing Agreement was paid in full.

The Company’s management has evaluated all subsequent events up to June 8, 2010 for subsequent events requiring recognition or disclosure in the financial statements.

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	December 31, 2009	March 31, 2010
		(unaudited)
Assets
Current assets:
Cash	$17,446	$17,980
Accounts receivable, net	17,470	15,101
Deferred tax assets	1,909	1,902
Prepaid expenses and other current assets	3,979	4,172
Total current assets	40,804	39,155
Property and equipment, net	5,404	4,791
Goodwill	37,379	36,983
Intangible assets, net	45,983	43,809
Deferred tax assets	10,612	10,021
Other assets	515	522
Total assets	$140,697	$135,281
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$3,525	$1,472
Accrued expenses	8,264	7,436
Deferred revenue	22,990	22,964
Current maturities of debt	137,938	135,269
Current portion of capital lease obligations	19	13
Total current liabilities	172,736	167,154
Capital lease obligations, less current portion	17	14
Deferred tax liabilities	1,396	1,320
Other noncurrent liabilities	630	605
Total liabilities	174,779	169,093
Stockholders’ deficit:
Common stock	—	—
Additional paid-in capital	278	278
Cumulative translation adjustment	(4,390)	(5,142)
Accumulated deficit	(29,970)	(28,948)
Total stockholders’ deficit	(34,082)	(33,812)
Total liabilities and stockholders’ deficit	$140,697	$135,281

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
Three Months Ended March 31, 2009 and 2010
(Unaudited)
(In thousands)

	2009	2010
Revenue:
Software licenses	$1,279	$1,059
Maintenance	6,984	6,631
Services	25,045	24,236
Total revenue	33,308	31,926
Costs and operating expenses:
Cost of revenue	8,375	8,328
Selling and marketing	3,934	3,736
Research and development	4,474	4,072
General and administrative	6,455	5,649
Depreciation and amortization	2,837	2,618
Merger and acquisition activities	3	187
Total costs and operating expenses	26,078	24,590
Operating income	7,230	7,336
Interest income	15	9
Interest expense	(2,813)	(5,447)
Income before income taxes	4,432	1,898
Provision for income taxes	1,764	876
Net income	$2,668	$1,022

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statement of Stockholders’ Deficit and Comprehensive Income
Three Months Ended March 31, 2010
(Unaudited)
(In thousands)

	Common Stock	Additional paid-in stock	Cumulative translation adjustment	Accumulated deficit	Total stockholders’ deficit
Balances at December 31, 2009	$—	$278	$(4,390)	$(29,970)	$(34,082)
Comprehensive income:
Net income	—	—	—	1,022	1,022
Translation adjustments	—	—	(752)	—	(752)
Comprehensive income					270
Balances at March 31, 2010	$—	$278	$(5,142)	$(28,948)	$(33,812)

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Three Months Ended March 31, 2009 and 2010
(Unaudited)
(In thousands)

	2009	2010
Cash flows from operating activities:
Net income	$2,668	$1,022
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,837	2,618
Amortization of deferred financing costs	309	824
Interest paid-in kind on long-term debt	—	457
Provision for doubtful accounts	627	453
Provision for deferred income taxes	1,764	876
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(472)	1,870
Increase in prepaid expenses and other current assets	(924)	(124)
(Increase) decrease in other assets	72	(307)
Decrease in accounts payable, accrued expenses and other liabilities	(4,053)	(2,368)
Increase in deferred revenue	1,147	172
Net cash provided by operating activities	3,975	5,493
Cash flows from investing activities:
Purchases of property and equipment	(1,435)	(562)
Net cash used in investing activities	(1,435)	(562)
Cash flows from financing activities:
Repayments of long-term debt	(3,125)	(3,125)
Payments of deferred financing costs	—	(911)
Repayments of capital lease obligations	(369)	(10)
Net cash used in financing activities	(3,494)	(4,046)
Effect of exchange rate changes on cash	(122)	(351)
Net increase (decrease) in cash	(1,076)	534
Cash:
Beginning of period	26,934	17,446
End of period	$25,858	$17,980

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements
(Dollars in thousands)
(Unaudited)

1.  Nature of the Business

Inovis International, Inc. and subsidiaries (the “Company”) is a global provider of business community management solutions that enable companies in various industries to improve the flow of information across their trading community. The Company has a comprehensive suite of software and services that provide data transformation, connectivity, and synchronization. The Company provides an array of hosted service offerings that include comprehensive trading community management, real-time business activity monitoring, and exception management capabilities. The Inovis Catalogue™ product, containing over 100 million unique items, is the leading data synchronization application for the retail industry, allowing over 4,800 companies and retailers to access the most current product data available in the retail market segments.

The Company was incorporated in the state of Delaware on June 17, 2002. The Company’s headquarters office is in Alpharetta, Georgia, a suburb of Atlanta. The Company maintains its primary operations in the United States of America and the United Kingdom and has customer support offices in the Asia Pacific region.

On December 7, 2009, GXS Worldwide, Inc. (“GXS”) and the Company announced that they signed a definitive agreement to merge. The acquisition closed on June 2, 2010. Upon closing of the merger, the Company became a wholly owned subsidiary of GXS.

2.  Summary of Significant Accounting Policies

Basis of Presentation

The Company has prepared the accompanying unaudited condensed consolidated financial statements in accordance with generally accepted accounting principles (“GAAP”) in the United States of America.  Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been condensed or omitted in accordance with such rules and regulations. Management believes that the disclosures presented in these financial statements are adequate to make the information presented not misleading. The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. In management’s opinion, all adjustments and eliminations, consisting only of normal recurring adjustments necessary to present fairly the Company’s financial position as of March 31, 2010, its results of operations for the three months ended March 31, 2009 and 2010, and its cash flows for the three months ended March 31, 2009 and 2010, have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year. You should read the accompanying unaudited interim financial information in conjunction with the Company’s annual consolidated financial statements as of and for the year ended December 31, 2009.

These condensed consolidated financial statements include the accounts of Inovis International, Inc. and all of its subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.

The Company’s management has evaluated all subsequent events up to June 21, 2010 for subsequent events requiring recognition or disclosure in the financial statements.

Recently Issued Accounting Pronouncements

In October 2009, the FASB issued updated guidance that amends existing revenue recognition accounting pronouncements that have multiple element arrangements. This updated guidance provides accounting principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. This new approach is effective for fiscal years beginning after June 15, 2010 and may be applied retrospectively or prospectively for new or materially modified arrangements. In addition, early adoption is permitted. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements – (Continued)
(Dollars in thousands)
(Unaudited)

In October 2009, the FASB issued updated guidance related to certain arrangements that contain software elements, which amends revenue recognition to exclude tangible products that include software and non-software components that function together to deliver the product’s essential functionality. This updated guidance will be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Earlier application is permitted as of the beginning of a company’s fiscal year provided the company has not previously issued financial statements for any period within that year. An entity shall not elect early application of this update unless it also elects early application of the update related to multiple element arrangements. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.

3.  Accounts Receivable

Accounts receivable are summarized as follows:

	December 31, 2009	March 31, 2010
Trade accounts receivable	$18,934	$16,618
Unbilled receivables	127	135
	19,061	16,753
Less: allowance for doubtful accounts	(1,591)	(1,652)
	$17,470	$15,101

4.  Goodwill and Other Intangible Assets

The changes in the carrying value of goodwill for the three months ended March 31, 2010 are as follows:

Balance as of December 31, 2009	$37,379
Foreign currency translation	(396)
Balance as of March 31, 2010	$36,983

Intangible assets are summarized as follows:

	December 31, 2009
	Weighted Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Amortized intangible assets
Software developed for internal use	4.74	$4,168	$(2,357)	$1,811
Acquired technology	8.72	25,182	(13,219)	11,963
Customer relationships	14.60	50,390	(19,026)	31,364
Trade names and trademarks	5.99	1,290	(695)	595
Total	8.51	$81,030	$(35,297)	$45,733
Unamortized intangible assets
Trade names and trademarks		$250

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements – (Continued)
(Dollars in thousands)
(Unaudited)

	March 31, 2010
	Weighted Average Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net
Amortized intangible assets
Software developed for internal use	4.74	$4,168	$(2,559)	$1,609
Acquired technology	8.74	25,031	(13,897)	11,134
Customer relationships	14.62	50,181	(19,862)	30,319
Trade names and trademarks	5.99	1,220	(709)	511
Total	8.52	$80,600	$(37,027)	$43,573
Unamortized intangible assets
Trade names and trademarks		$236

Intangible asset amortization expense for the three months ended March 31, 2009 and 2010 was $1,919 and $1,902, respectively, including amortization of purchased technology of $739 and $749, respectively. Estimated aggregate amortization expense of intangible assets for the remainder of 2010 and each of the following five years ending December 31 is approximately: $5,676 remaining in 2010, $7,451 in 2011, $6,418 in 2012, $4,706 in 2013, $4,299 in 2014, and $2,905 in 2015.

The gross carrying amounts of intangible assets are impacted by certain balances denominated in foreign currencies. These balances are translated into U.S. dollars at the exchange rate in effect at the balance sheet date.

5.  Debt

Debt is summarized as follows:

	December 31, 2009	March 31, 2010
First-lien term loan	$46,726	$43,600
Second-lien term loan	91,212	91,669
Total	$137,938	$135,269

On November 15, 2004, the Company established a senior-secured credit facility, which, as amended on December 5, 2005, consists of (1) a $5,000 first-lien revolving credit facility, (2) a $125,000 first-lien term loan, and (3) a $90,000 second-lien term loan (collectively, the “2005 Borrowing Agreement”).

On March 15, 2010, the Company amended the 2005 Borrowing Agreement to extend the maturity dates of its first-lien and second-lien term loans to June 15, 2010 and August 31, 2010, respectively. The Company paid $911 to the lenders in connection with this amendment. Those fees were capitalized as deferred financing costs and are being amortized, together with previously deferred financing costs, as a component of interest expense from March 15, 2010 through the respective dates of maturity, as amended, for the first-lien and second-lien term loans.

On May 5, 2010, the Company was required to make an additional mandatory principal repayment of $3,585 for Excess Cash Flows achieved during the year ended December 31, 2009. The Company is required to continue repaying the first-lien term loan on the first day of each month beginning on April 1, 2010 in the amount of $1,042 through June 15, 2010, at which time the Company will be required to make a balloon payment of $36,844. The entire $90,000 second-lien term loan, together with interest “paid-in kind” of $2,451, is due on August 31, 2010.

At March 31, 2010, the weighted average interest rates effective for the $125,000 first-lien term loan and the $90,000 second-lien term loan were 8.53 percent per annum and 16.00 percent per annum (including 2.00 percent per annum paid-in kind), respectively. The Company is also obligated to pay an unused credit fee on the first day of each fiscal quarter equal to 0.25 percent per annum times the maximum revolver amount then in effect, less the average daily balance of outstanding advances in the preceding quarter.

INOVIS INTERNATIONAL, INC. AND SUBSIDIARIES
Notes to the Condensed Consolidated Financial Statements – (Continued)
(Dollars in thousands)
(Unaudited)

Interest expense associated with the term loans for the three months ended March 31, 2009 and 2010 was as follows:

	2009	2010
Interest accrued on term loans	$2,481	$4,621
Amortization of deferred financing costs	309	824
Total	$2,790	$5,445

The carrying values of the Company’s debt including in the accompanying balance sheets appropriates its fair values due to the short-term maturities of the underlying borrowings. At March 31, 2010, the Company was in compliance with all financial and nonfinancial covenants. There was no outstanding borrowing under the revolving credit facility as of March 31, 2010.

Subsequent to closing the merger with GXS, the principal and accrued interest on the 2005 Borrowing Agreement was paid in full.

6.  Contingencies

During the year ended December 31, 2006, management became aware of patent infringement allegations made against certain of the Company’s software technology. Management believes these allegations are without merit. The Company has and will continue to vigorously defend itself against these allegations; however, the Company has incurred and expects to continue incurring legal fees in the process of litigating this matter. This matter is currently before the district court of Delaware; although presently, management can not anticipate a date at which this matter will be resolved. At both December 31, 2009 and March 31, 2010, the Company had an accrual of $354 for estimated future legal costs associated with litigation of this matter.

The Company is subject to various other legal proceedings and claims, which arise in the ordinary course of its business and none of which management believes is likely to result in any material losses to the Company.

7.  Income Taxes

In June 2006, the FASB established a single model to address accounting for uncertain tax positions.  This guidance clarifies the accounting for income taxes by prescribing a minimum recognition threshold a tax position is required to meet before being recognized in the financial statements.  This pronouncement also provides guidance on derecognition, measurement classification, interest and penalties, accounting in interim periods, disclosure and transition.  Upon adoption as of January 1, 2009, the Company decreased its net deferred tax assets by $2,731, increased its accumulated deficit by $792, increased goodwill by $2,906 and recorded a liability of $967 related to uncertain tax positions.  The Company has elected to treat any penalties or interest incurred as a result of uncertain tax positions as a component of tax expense.

While management believes the Company has adequately provided for all tax positions, amounts asserted by taxing authorities could materially differ from the Company’s accrued positions as a result of uncertain and complex application of tax regulations. Additionally, the recognition and measurement of certain tax benefits includes estimates and judgment by management and inherently includes subjectivity.  Accordingly, additional provisions on tax-related matters could be recorded in the future as revised estimates are made or the underlying matters are settled or otherwise resolved.

Included in the unrecognized tax benefits as of March 31, 2010 is approximately $3,750 of tax benefits that, if recognized, would affect the effective tax rate.  The Company had approximately $40 of accrued interest and penalties recorded as of March 31, 2010. The tax years 2005 through 2009 remain open to examination by the United States Federal and state taxing jurisdictions in which the Company files returns.  The Company does not anticipate a material change to the amount of unrecognized tax positions within the next 12 months.

The expected effective income tax rate for the three months ended March 31, 2009 and 2010 differs from the federal statutory rate of 35% principally as a result of state income taxes and differing rates in foreign jurisdictions.

GXS Worldwide, Inc.
Offer to Exchange
9.75% Senior Secured Notes due 2015
for
9.75% New Senior Secured Notes due 2015

Until      , 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PROSPECTUS

     , 2010.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to GXS Worldwide, Inc..  The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  Section 9.01 of GXS Worldwide, Inc.’s Bylaws provides for indemnification by GXS Worldwide, Inc. of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.  GXS Worldwide, Inc.’s Certificate of Incorporation provides for such limitation of liability.

GXS Worldwide, Inc. maintains standard policies of insurance under which coverage is provided to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and to GXS Worldwide, Inc. with respect to payments which may be made by GXS Worldwide, Inc. to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The Registration Rights Agreement filed as Exhibit 4.2 to this Registration Statement provides for indemnification of directors and officers of GXS Worldwide, Inc. by the initial purchasers against certain liabilities.

Item 21.  Exhibits and Financial Statement Schedules

Exhibit No.	Document
3.1	Certificate of Incorporation of GXS Worldwide, Inc. (formerly known as GXS Corporation)
3.2	Bylaws of GXS Worldwide, Inc. (formerly known as GXS Corporation)
3.3	Second Amended and Restated Certificate of Incorporation of GXS, Inc. (formerly known as Global Exchange Services, Inc.)
3.4	Second Amended and Restated Bylaws of GXS, Inc. (formerly known as Global Exchange Services, Inc.)
3.5	Certificate of Incorporation of GXS International, Inc. (formerly known as Geis International, Inc.)
3.6	Bylaws of GXS International, Inc. (formerly known as Geis International, Inc.)
3.7	Certificate of Incorporation of GXS Investments, Inc. (formerly known as Geis Holdings, Inc.)
3.8	Bylaws of GXS Investments, Inc. (formerly known as Geis Holdings, Inc.)
3.9	Amended and Restated Certificate of Incorporation of HAHT Commerce, Inc. (formerly known as GXS January, Inc.)
3.10	Bylaws of HAHT Commerce, Inc.
4.1	Indenture, dated as of December 23, 2009, among GXS Worldwide, Inc., the guarantors listed therein, U.S. Bank National Association, as trustee and Wilmington Trust FSB, as collateral trustee
4.2	Registration Rights Agreement, dated December 23, 2009, among GXS Worldwide, Inc, the guarantors listed therein and the initial purchasers listed therein
5.1	Opinion of Davis Polk & Wardwell LLP with respect to the New Notes
10.1
Credit and Guaranty Agreement, dated as of December 23, 2009, among GXS Worldwide, Inc., as borrower; certain subsidiaries of GXS Worldwide, Inc., as guarantors; various lenders, Wells Fargo Foothill, Inc., Barclays Capital, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners; Barclays Capital and J.P. Morgan Securities Inc., as co-syndication agents; Citigroup Global Markets Inc., as documentation agent; and Wells Fargo Foothill, Inc., as administrative agent

Exhibit No.	Document
10.2	Pledge and Security Agreement, dated as of December 23, 2009, among GXS Worldwide, Inc.; the subsidiaries party thereto, as grantors; and Wilmington Trust FSB, as collateral trustee
10.3
Collateral Trust Agreement, dated as of December 23, 2009, among GXS Worldwide, Inc.; Wells Fargo Foothill, Inc., as administrative agent under the Revolving Credit Agreement; U.S. Bank National Association, as Trustee under the Indenture; and Wilmington Trust FSB, as collateral trustee

10.4
Agreement and Plan of Merger, dated as of December 7, 2009, among GXS Holdings, Inc., Inovis International, Inc., Griris Holding Company, Inc., Iris Merger Sub, Inc, Greyhound Merger Sub, Inc., and, with respect to Articles II, IX and X only, CCG Investment Fund, L.P. and Cerberus Institutional Partners, L.P., as Iris Stockholder Representative

10.5	Amendment to Agreement and Plan, dated as of December 17, 2009, to the Agreement and Plan of Merger, dated as of December 7, 2009
10.6
Stockholder Agreement, dated as of June 2, 2010, among GXS Group, Inc, (i) Global Acquisition LLC, a Delaware limited liability company; (ii) (a) CCG Investment Fund, L.P., a Delaware limited partnership, CCG Associates – QP, LLC, a Delaware limited liability company, CCG Investment Fund – AI, LP, a Delaware limited partnership, CCG AV, LLC – Series A, a Delaware limited liability company, CCG AV, LLC – Series C, a Delaware limited liability company, and CCG CI, LLC, a Delaware limited liability company; (iii) Cerberus Institutional Partners (Americas), L.P., a limited partnership and Cerberus Institutional Partners (Americas), L.P., a limited partnership and (iv) any other Person who hereinafter becomes a party hereto

10.7	Management Agreement, dated as of June, 2010, by and among GXS Group, Inc. and Francisco Partners Management, LLC
10.8	GXS Holdings, Inc. Stock Incentive Plan
10.9	Employment Agreement, dated as of September 30, 2002, by and among GXS, Inc. (formerly known as Global eXchange Services, Inc.), GXS Holdings, Inc. and Steven Scala
10.10	Employment Agreement, dated as of November 17, 2007, by and between GXS, Inc., and Robert Segert
10.11	Employment Agreement, dated March 28, 2005, by and between GXS, Inc. and Robert Patrick
10.12	Employment Agreement, dated November 11, 2008, by and between GXS, Inc. and George Schulze
10.13	Purchase Agreement, dated October 5, 2007, between GXS Holdings, Inc. and General Electric Capital Corporation
10.14	Amendment to Purchase Agreement, dated January 14, 2010, between GXS Holdings, Inc. and General Electric Capital Corporation
12	Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of the Company
23.1	Consent of Davis Polk & Wardwell LLP (contained in their opinion filed as Exhibit 5.1)
23.2	Consent of KPMG LLP*
23.3	Consent of PricewaterhouseCoopers LLP*
24	Power of Attorney (included on signature page)
25	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Clients*
99.4	Form of Letter to Nominees*
99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

* Filed herewith

Item 22.  Undertakings

(a)  The undersigned hereby undertakes:

(1)  To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)  The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)  The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction , and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, GXS Worldwide, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on July 27, 2010.

GXS WORLDWIDE, INC.

By:	/s/ Robert Segert
	Name:	Robert Segert
	Title:	Director, President and Chief Executive Officer

By:	/s/ John Duvall
	Name:	John Duvall
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	City, State	Date

*	Director, President & Chief Executive Officer	Gaithersburg, MD	July 27, 2010
Robert Segert

*	Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer	Gaithersburg, MD	July 27, 2010
John Duvall

*	Chairman of the Board	Gaithersburg, MD	July 27, 2010
David Stanton

*	Director	Gaithersburg, MD	July 27, 2010
David Golob

*	Director	Gaithersburg, MD	July 27, 2010
John McKenna

*	Director	Gaithersburg, MD	July 27, 2010
Venkat Mohan

*	Director	Gaithersburg, MD	July 27, 2010
Carl Wilson

* By:	/s/ Robert Segert
/s/ John Duvall
Attorneys-in-fact

GUARANTORS SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, GXS, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on July 27, 2010.

GXS, INC.
By:	/s/ Robert Segert
	Name:	Robert Segert
	Title:	President and Chief Executive Officer
By:	/s/ John Duvall
	Name:	John Duvall
	Title:	Director, Senior Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Duvall, his or her true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned.  This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney.  For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	City, State	Date
/s/ Robert Segert	President & Chief Executive Officer	Gaithersburg, MD	July 27, 2010
Robert Segert
/s/ John Duvall	Director, Senior Vice President, Chief Financial Officer, Treasurer & Principal Accounting Officer	Gaithersburg, MD	July 27, 2010
John Duvall
/s/ David Goldberg	Director	Gaithersburg, MD	July 27, 2010
David Goldberg

Pursuant to the requirements of the Securities Act of 1933, GXS International, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on July 27, 2010.

GXS International, Inc.
By:	/s/ Pieter Wittenberg
	Name:	Pieter Wittenberg
	Title:	President
By:	/s/ John Duvall
	Name:	John Duvall
	Title:	Director, Treasurer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Duvall, his or her true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned.  This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney.  For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	City, State	Date
/s/ Pieter Wittenberg	President	Gaithersburg, MD	July 27, 2010
Pieter Wittenberg
/s/ John Duvall	Director, Treasurer and Principal Accounting Officer	Gaithersburg, MD	July 27, 2010
John Duvall
/s/ David Goldberg	Director	Gaithersburg, MD	July 27, 2010
David Goldberg

Pursuant to the requirements of the Securities Act of 1933, GXS Investments, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on July 27, 2010.

GXS Investments, Inc.
By:	/s/ John Duvall
	Name:	John Duvall
	Title:	Director, President, Treasurer and Principal Accounting Officer
By:	/s/ Steven Scala
	Name:	Steven Scala
	Title:	Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Duvall, his or her true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned.  This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney.  For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	City, State	Date
/s/ John Duvall	Director, President, Treasurer and Principal Accounting Officer	Gaithersburg, MD	July 27, 2010
John Duvall
/s/ Steven Scala	Vice President	Gaithersburg, MD	July 27, 2010
Steven Scala
/s/ David Goldberg	Director	Gaithersburg, MD	July 27, 2010
David Goldberg

Pursuant to the requirements of the Securities Act of 1933, HAHT Commerce, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on July 27, 2010.

HAHT Commerce, Inc.
By:	/s/ Robert Segert
	Name:	Robert Segert
	Title:	President and Chief Executive Officer
By:	/s/ John Duvall
	Name:	John Duvall
	Title:	Director, Treasurer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Duvall, his or her true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned.  This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney.  For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities, in the locations and on the dates indicated.

Signature	Title	City, State	Date
/s/ Robert Segert	President & Chief Executive Officer	Gaithersburg, MD	July 27, 2010
Robert Segert
/s/ John Duvall	Director, Treasurer and Principal Accounting Officer	Gaithersburg, MD	July 27, 2010
John Duvall
/s/ David Goldberg	Director	Gaithersburg, MD	July 27, 2010
David Goldberg

SCHEDULE OF SUBSIDIARY REGISTRANTS

Exact Name of Registrant As Specified in Its Charter

GXS, INC.
GXS INTERNATIONAL, INC.
GXS INVESTMENTS, INC.
HAHT COMMERCE, INC.

GXS Worldwide, Inc. and Subsidiaries
Schedule ll
Valuation and Qualifying Accounts
As of and for Each of the Three Years Ended
December 31, 2007, 2008 and 2009
(in thousands)

Column A	Column B	Column C Additions		Column D	Column E
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts- describe	Deductions- describe	Balance at end of period
Allowances for doubtful
accounts and sales				171(b)
allowance – 2009	$13,333	850	111(a)	(248)(c)	$14,217

Allowances for doubtful
accounts and sales				(286)(b)
allowance – 2008	$10,354	641	2,633(a)	(9)(c)	$13,333

Allowances for doubtful
accounts and sales				133(b)
allowance – 2007	$9,642	298	474(a)	(193)(c)	$10,354

(a) Charges to sales allowance recorded through revenue.

(b) Impact of foreign exchange.

(c) Bad debt write-offs, net of recoveries.

EXHIBIT INDEX

Exhibit No.	Document
3.1	Certificate of Incorporation of GXS Worldwide, Inc. (formerly known as GXS Corporation)
3.2	Bylaws of GXS Worldwide, Inc. (formerly known as GXS Corporation)
3.3	Second Amended and Restated Certificate of Incorporation of GXS, Inc. (formerly known as Global Exchange Services, Inc.)
3.4	Second Amended and Restated Bylaws of GXS, Inc. (formerly known as Global Exchange Services, Inc.)
3.5	Certificate of Incorporation of GXS International, Inc. (formerly known as Geis International, Inc.)
3.6	Bylaws of GXS International, Inc. (formerly known as Geis International, Inc.)
3.7	Certificate of Incorporation of GXS Investments, Inc. (formerly known as Geis Holdings, Inc.)
3.8	Bylaws of GXS Investments, Inc. (formerly known as Geis Holdings, Inc.)
3.9	Amended and Restated Certificate of Incorporation of HAHT Commerce, Inc. (formerly known as GXS January, Inc.)
3.10	Bylaws of HAHT Commerce, Inc.
4.1	Indenture, dated as of December 23, 2009, among GXS Worldwide, Inc., the guarantors listed therein, U.S. Bank National Association, as trustee and Wilmington Trust FSB, as collateral trustee
4.2	Registration Rights Agreement, dated December 23, 2009, among GXS Worldwide, Inc, the guarantors listed therein and the initial purchasers listed therein
5.1	Opinion of Davis Polk & Wardwell LLP with respect to the New Notes
10.1
Credit and Guaranty Agreement, dated as of December 23, 2009, among GXS Worldwide, Inc., as borrower; certain subsidiaries of GXS Worldwide, Inc., as guarantors; various lenders, Wells Fargo Foothill, Inc., Barclays Capital, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint bookrunners; Barclays Capital and J.P. Morgan Securities Inc., as co-syndication agents; Citigroup Global Markets Inc., as documentation agent; and Wells Fargo Foothill, Inc., as administrative agent

10.2	Pledge and Security Agreement, dated as of December 23, 2009, among GXS Worldwide, Inc.; the subsidiaries party thereto, as grantors; and Wilmington Trust FSB, as collateral trustee
10.3
Collateral Trust Agreement, dated as of December 23, 2009, among GXS Worldwide, Inc.; Wells Fargo Foothill, Inc., as administrative agent under the Revolving Credit Agreement; U.S. Bank National Association, as Trustee under the Indenture; and Wilmington Trust FSB, as collateral trustee

10.4
Agreement and Plan of Merger, dated as of December 7, 2009, among GXS Holdings, Inc., Inovis International, Inc., Griris Holding Company, Inc., Iris Merger Sub, Inc, Greyhound Merger Sub, Inc., and, with respect to Articles II, IX and X only, CCG Investment Fund, L.P. and Cerberus Institutional Partners, L.P., as Iris Stockholder Representative

10.5	Amendment to Agreement and Plan, dated as of December 17, 2009, to the Agreement and Plan of Merger, dated as of December 7, 2009
10.6
Stockholder Agreement, dated as of June 2, 2010, among GXS Group, Inc, (i) Global Acquisition LLC, a Delaware limited liability company; (ii) (a) CCG Investment Fund, L.P., a Delaware limited partnership, CCG Associates – QP, LLC, a Delaware limited liability company, CCG Investment Fund – AI, LP, a Delaware limited partnership, CCG AV, LLC – Series A, a Delaware limited liability company, CCG AV, LLC – Series C, a Delaware limited liability company, and CCG CI, LLC, a Delaware limited liability company; (iii) Cerberus Institutional Partners (Americas), L.P., a limited partnership and Cerberus Institutional Partners (Americas), L.P., a limited partnership and (iv) any other Person who hereinafter becomes a party hereto

10.7	Management Agreement, dated as of June, 2010, by and among GXS Group, Inc. and Francisco Partners Management, LLC
10.8	GXS Holdings, Inc. Stock Incentive Plan
10.9	Employment Agreement, dated as of September 30, 2002, by and among GXS, Inc. (formerly known as Global eXchange Services, Inc.), GXS Holdings, Inc. and Steven Scala

Exhibit No.	Document
10.10	Employment Agreement, dated as of November 17, 2007, by and between GXS, Inc., and Robert Segert
10.11	Employment Agreement, dated March 28, 2005, by and between GXS, Inc. and Robert Patrick
10.12	Employment Agreement, dated November 11, 2008, by and between GXS, Inc. and George Schulze
10.13	Purchase Agreement, dated October 5, 2007, between GXS Holdings, Inc. and General Electric Capital Corporation
10.14	Amendment to Purchase Agreement, dated January 14, 2010, between GXS Holdings, Inc. and General Electric Capital Corporation
12	Computation of Ratio of Earnings to Fixed Charges
21	Subsidiaries of the Company
23.1	Consent of Davis Polk & Wardwell LLP (contained in their opinion filed as Exhibit 5.1)
23.2	Consent of KPMG LLP*
23.3	Consent of PricewaterhouseCoopers LLP*
24	Power of Attorney (included on signature page)
25	Statement of Eligibility of U.S. Bank National Association, as Trustee, on Form T-1
99.1	Form of Letter of Transmittal*
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Clients*
99.4	Form of Letter to Nominees*
99.5	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

* Filed herewith